EXHIBIT 1


IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

        ----------------------------------x
                                          :
        In re:                            :
                                          :     Chapter 11
        VERSATEL TELECOM INTERNATIONAL    :     Case No. 02-13003 (RDD)
        N.V.,                             :
                                          :
                                Debtor.   :
        ----------------------------------x


                   DEBTOR'S FIRST AMENDED DISCLOSURE STATEMENT
                           FOR PLAN OF REORGANIZATION
                   UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND
                         PRELIMINARY LISTING PROSPECTUS
                               DATED JULY 26, 2002


-------------------------------------------------------------------------------
                           365,412,390 ORDINARY SHARES

                               91,364,747 WARRANTS
-------------------------------------------------------------------------------

          Application will be made to list the Ordinary Shares and Warrants on the Official Segment of the Stock Market of Euronext Amsterdam N.V. in The Netherlands. This Disclosure Statement also constitutes a preliminary listing prospectus for the purposes of the Listing and Issuing Rules of Euronext Amsterdam N.V. This Disclosure Statement and preliminary listing prospectus does not constitute an offer, or an invitation by or on behalf of Versatel to subscribe for any of the Ordinary Shares and Warrants in violation of Netherlands law.

          The Debtor's U.S. legal advisor is Shearman & Sterling. They can be contacted at:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York 10022
                           (212) 848-4000
                           Attn:  Douglas P. Bartner, Esq.
                                  Andrew V. Tenzer, Esq.

          The Debtor's special Dutch legal advisor is Stibbe. They can be contacted at:

                           Stibbe
                           Stawinskylaan 2001
                           1077 ZZ Amsterdam
                           P.O. Box 75640
                           1070 AP Amsterdam
                           The Netherlands
                           Attn:  Fons Leijten, Esq.

                           DESCRIPTION OF THIS VOLUME

          On June 19, 2002, Versatel Telecom International N.V., a public company with limited liability organized under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands ("Versatel" or the "Debtor"), became a debtor in possession under chapter 11 of title 11, United States Code (the "Bankruptcy Code"). On the same date, the District Court of Amsterdam granted Versatel a provisional moratorium of payments (surseance van betaling) (the "Dutch Proceeding") under article 213 et seq. of the Faillissementswet (the "Dutch Bankruptcy Code") and a supervisory judge (rechter-commissaris) and Louis Deterink, as administrator (bewindvoerder) (the "Administrator") were appointed.

          The Debtor has proposed a plan of reorganization under chapter 11 of the Bankruptcy Code (the "Plan"), a copy of which is attached hereto as Exhibit
A. A plan of composition (the "Dutch Plan") has been proposed for the Debtor in the Dutch Proceeding, a copy of which is attached hereto as Exhibit B. The consummation of the Plan and the restructuring of the Debtor contemplated thereby is conditioned upon, among other things, the ratification of the Dutch Plan in the Dutch Proceeding.

          THIS VOLUME CONTAINS THE DISCLOSURE STATEMENT FOR THE PLAN, WHICH IS REQUIRED TO BE DISTRIBUTED TO CERTAIN PARTIES PURSUANT TO THE BANKRUPTCY CODE. THIS DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") ALSO SERVES AS A PRELIMINARY PROSPECTUS PURSUANT TO THE LISTING AND ISSUING RULES (FONDSENREGLEMENT) OF EURONEXT AMSTERDAM N.V. IN THE NETHERLANDS ("EURONEXT AMSTERDAM"). WHERE APPROPRIATE, THE TERM "DISCLOSURE STATEMENT" SHALL ALSO MEAN PRELIMINARY PROSPECTUS. REFERENCE HEREIN TO "WE" OR "OUR" ARE REFERENCES TO VERSATEL. NO DISCLOSURE STATEMENT OR SIMILAR DOCUMENT IS REQUIRED TO BE DISTRIBUTED IN THE DUTCH PROCEEDING.

          Versatel confirms that, to the best of its knowledge and having made all reasonable inquiries, the information contained in this Disclosure Statement is true and accurate in all material respects, and that, to the best of the knowledge and belief of Versatel, there are no other facts, the omission of which would, in the context of any offering, make any statement in this Disclosure Statement misleading in any material respect. Versatel is responsible for the accuracy and completeness of the information contained in this Disclosure Statement.


          No person is authorized to give any information or to make any representation in connection with the distribution of ordinary shares and warrants other than as contained in this Disclosure Statement and, if given or made, such information or representation must not be relied upon as having been authorized by Versatel. Neither the delivery of this Disclosure Statement at any time nor any distribution made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Versatel since the date hereof or that the information set forth herein is correct as of any date subsequent to the date hereof.

          The information contained on the Versatel website address mentioned in this Disclosure Statement, other than the Disclosure Statement itself, is not information intended to be incorporated herein by reference or otherwise. No reliance should be placed on any such information and Versatel does not accept any liability (in contract or tort, in negligence or otherwise, except in the case of its own fraud) for any loss suffered as a result of any reliance placed on, or use made of, any such information in connection with the distribution of ordinary shares and warrants as set out in this Disclosure Statement.

          Each person receiving this Disclosure Statement acknowledges that (i) such person has been afforded an opportunity to request from Versatel, and to review, all additional information considered by it to be necessary to verify the accuracy of, or to supplement, the information contained herein and (ii) no person has been authorized to give any information or to make any representation concerning Versatel or the ordinary shares and the warrants other than as contained in this Disclosure Statement and, if given or made, any such information or representation should not be relied upon as having been authorized by Versatel.

          See Article XV. -- "Risk Factors" in this Disclosure Statement for a description of certain factors relating to the ordinary shares and the warrants distributed hereunder.

          This Disclosure Statement includes forward-looking statements relating to our business. Such forward-looking statements can often be identified by the use of forward-looking terminology such as "believe", "expect", "may", "are expected to", "should", "would be", "seek" or "anticipate" or similar expressions or comparable terminology, or by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

          o the impact of the Plan and the Dutch Plan (defined above) on our financial condition and results of operations, whether or not the Plan or the Dutch Plan is successful;

          o anticipated trends and conditions in our industry, including regulatory reforms and the liberalization of telecommunications services across Europe;

          o the impact of the recent slowdown in economic activity generally, and in the telecommunications industry in particular, on our business;

          o         our ability to compete, both nationally and internationally;

          o         our intention to introduce new products and services;

          o         our expectation of the competitiveness of our services;

          o         the anticipated development of our network; and

          o our expectation of the impact of this development on our revenue potential, cost basis and margins.

          In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this Disclosure Statement might not occur. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws and regulations, including the Rules and Regulations of Euronext Amsterdam.

          Our financial statements are prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). As of January 1, 2000, we have published our financial statements in euro. Prior to that date we published our financial statements in Dutch Guilders. We have restated the financial statements and other financial data presented herein for the periods prior to January 1, 2000 in euro using the fixed conversion rate of NLG 2.20371 per (euro)1.00 established with the implementation of the third stage of Monetary Union.

          References to "euro" or "(euro)" are to the currency of The Netherlands, and references to "U.S. dollars" or "$" are to United States dollars. References to "Dutch Guilders" or "NLG" are to the former currency of The Netherlands.

          For the convenience of the reader, this Disclosure Statement contains translations of certain euro amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the euro amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of euro amounts into U.S. dollars have been made at (euro)1.00 per $0.8901, based on the noon buying rate in The City of New York for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York (the "noon buying rate") on December 31, 2001.

          UNLESS OTHERWISE INDICATED AS EUROS OR OTHER CURRENCY, ALL MONETARY AMOUNTS USED OR REFERENCED HEREIN OR IN THE PLAN ARE UNITED STATES DOLLAR AMOUNTS.

                    DESCRIPTION OF THE PLAN OF REORGANIZATION

          Holders of the following series of notes issued by Versatel are entitled to vote on the Plan and the Dutch Plan, as more fully described herein:


       SERIES                                 CUSIP AND ISIN NUMBER
       --------------------------------------------------------------------
       $225,000,000 13 1/4% Senior            CUSIP 925301 AB9
       Notes due 2008                         ISIN US925301 AB92
       --------------------------------------------------------------------
       $150,000,000 13 1/4% Senior            CUSIP 925301 AG8
       Notes due 2008                         ISIN US925301 AG89
       --------------------------------------------------------------------
       $180,000,000 11 7/8% Senior            CUSIP 925301 AH6
       Dollar Notes due 2009                  ISIN US925301 AH62
       --------------------------------------------------------------------
       (euro)120,000,000 11 7/8%              CUSIP 925301 AJ2
       Senior Euro Notes due 2009             ISIN US925301 AJ29
       --------------------------------------------------------------------
       (euro)300,000,000 11 1/4%              CUSIP 925301 AM5
       Senior Notes due 2010                  ISIN XS0117010438
                                              ISIN XS0109727791 (Rule 144A)
                                              ISIN XS0109727445 (Reg. S)
       --------------------------------------------------------------------
       (euro)300,000,000 4% Senior            CUSIP 050686989 (Rule 144A)
       Convertible Notes due 2004             CUSIP 020550927 (Reg. S)
                                              ISIN XS0105468424 (Rule 144A)
                                              ISIN XS0105468341 (Reg. S)
       --------------------------------------------------------------------
       (euro)360,000,000 4% Senior            CUSIP 225520022 (Rule 144A)
       Convertible Notes due 2005             CUSIP 215520024 (Reg. S)
                                              ISIN XS0109727288 (Rule 144A)
                                              ISIN XS0109726710 (Reg. S)
       --------------------------------------------------------------------

          A summary of the consideration under the Plan to be paid to Holders of Allowed 13 1/4% High Yield Note Claims (Class 4), Allowed 11 7/8% U.S. Dollar High Yield Note Claims (Class 5), Allowed 11 7/8% Euro High Yield Note Claims (Class 6), Allowed 11 1/4% High Yield Note Claims (Class 7), Allowed 2004 Convertible Note Claims (Class 8), and Allowed 2005 Convertible Note Claims (Class 9) is set forth in the chart below. Holders of Notes (defined below) holding their Notes (defined below) through Euroclear or Clearstream will receive ordinary shares ("Ordinary Shares"), and Holders of Notes (defined below) holding their Notes (defined below) through DTC will ultimately receive American Depositary Shares ("ADSs") representing Ordinary Shares allocated, in respect of Distributions of shares of Common Stock (as defined below) made on account of their Allowed Note Claims. Each ADS represents twelve Ordinary Shares. ADSs are evidenced by American Depositary Receipts ("ADRs") on a one-for-one basis.

                            SUMMARY OF DISTRIBUTIONS

----------------------------------------------------------------------------------------------------------
                                   SECURITY                                                DISTRIBUTION
----------------------------------------------------------------------------------------------------------
                          INITIAL PRINCIPAL
                               AMOUNT                                                              ORDINARY
INITIAL PRINCIPAL AMOUNT     OUTSTANDING         CURRENCY       COUPON    MATURITY       CASH       SHARES
------------------------  -----------------      --------       ------    --------     --------     ------
                                            HIGH YIELD NOTES

    $225 million            $215 million       U.S. dollars     13 1/4%     2008          $228.44   233.77
    $150 million            $150 million       U.S. dollars     13 1/4%     2008          $228.44   233.77
    $180 million            $177 million       U.S. dollars     11 7/8%     2009          $252.24   233.77
    (euro)120 million       (euro)113 million       Euro        11 7/8%     2009     (euro)252.24   203.45
    (euro)300 million       (euro)300 million       Euro        11 1/4%     2010     (euro)222.50   203.45
                                           CONVERTIBLE NOTES
    (euro)300 million       (euro)300 million       Euro         4%         2004     (euro)183.90   234.37
    (euro)360 million       (euro)360 million       Euro         4%         2005     (euro)172.61   234.37

          The estimated recoveries of the Holders of each series of Notes are as follows:

          o Holders of the $225,000,000 13 1/4% Senior Notes due 2008 and the $150,000,000 13 1/4% Senior Notes due 2008
                (collectively, the "13 1/4% High Yield Notes") will receive in the aggregate $83,380,600 in cash and 85,326,050 Ordinary Shares, with approximately $231,336,413 of associated value. ESTIMATED AGGREGATE PERCENTAGE RECOVERY OF ALLOWED 13 1/4% HIGH YIELD CLAIMS: 85.2%.*

          o Holders of the $180,000,000 11 7/8% Senior Dollar Notes due 2009 (the "11 7/8% U.S. Dollar High Yield Notes") will receive in the aggregate $44,646,480 in cash and 41,377,290 Ordinary Shares, with approximately $112,182,316 of associated value. ESTIMATED AGGREGATE PERCENTAGE RECOVERY OF ALLOWED 11 7/8% U.S. DOLLAR HIGH YIELD NOTE CLAIMS: 84.3%.*

          o Holders of the(euro)120,000,000 11 7/8% Senior Euro Notes due 2009 (the "11 7/8% Euro High Yield Notes") will receive in the aggregate (euro)28,503,120 in cash and 22,989,850 Ordinary Shares, with approximately (euro)65,521,073 of associated value. ESTIMATED AGGREGATED PERCENTAGE RECOVERY OF ALLOWED
                11 7/8% EURO HIGH YIELD NOTE CLAIMS: 79.2%.*

          o Holders of the (euro)300,000,000 11 1/4% Senior Notes due 2010 (the "11 1/4% High Yield Notes") will receive in the aggregate (euro)66,750,000 in cash and 61,035,000 Ordinary Shares, with approximately (euro)173,949,750 of associated value. ESTIMATED AGGREGATE PERCENTAGE RECOVERY OF ALLOWED 11 1/4% HIGH YIELD NOTE CONVERTIBLE NOTE CLAIMS: 78.3%.*

          o Holders of the (euro)300,000,000 4% Senior Convertible Notes due 2004 (the "2004 Convertible Notes") will receive in the aggregate (euro)55,170,000 in cash and 70,311,000

------------------------
* These calculations are based on values set forth in Article XIII. -- "Valuation Analysis" of this Disclosure Statement.

                Ordinary Shares, with approximately (euro)200,386,350 of associated value. ESTIMATED AGGREGATE PERCENTAGE RECOVERY OF ALLOWED CONVERTIBLE NOTE CLAIMS: 76.5%.*

          o Holders of the (euro)360,000,000 4% Senior Convertible Notes due 2005 (the "2005 Convertible Notes" and, together with the 2004 Convertible Notes, the "Convertible Notes") will receive in the aggregate (euro)62,139,600 in cash and 84,373,200 Ordinary Shares, with approximately
                (euro)240,463,620 of associated value. ESTIMATED AGGREGATE PERCENTAGE RECOVERY OF ALLOWED CONVERTIBLE NOTE CLAIMS:
                76.2%.*

          The warrants issued in connection with the issuance of the 13 1/4% High Yield Notes (the "High Yield Warrants") that are issued and outstanding immediately prior to the Effective Date, will remain issued and outstanding as of the Effective Date.

          THE TREATMENT OF NOTE CLAIMS DESCRIBED ABOVE, WHICH IS SET FORTH IN
SECTION 3.4 OF THE PLAN, IS INTENDED TO BE CONSISTENT WITH THE "CONSIDERATION" AND "ALLOCATION" DESCRIBED IN THE TERM SHEET ATTACHED AS EXHIBIT A TO THE PLAN (THE "TERM SHEET"). TO THE EXTENT THERE IS ANY DISCREPANCY BETWEEN THE TREATMENT OF NOTE CLAIMS AS SET FORTH IN SECTION 3.4 OF THE PLAN AND THE "CONSIDERATION" AND THE "ALLOCATION" DESCRIBED IN THE TERM SHEET, THE TERM SHEET SHALL GOVERN.

          See Section II.A. -- "Summary of Distributions Under the Plan and the Dutch Plan -- Distributions on Account of Allowed Note Claims."

          IF YOU ARE A BENEFICIAL HOLDER (A "HOLDER") ON THE VOTING RECORD DATE OF ONE OR MORE OF VERSATEL'S 13 1/4% HIGH YIELD NOTES, 11 7/8% U.S. DOLLAR HIGH YIELD NOTES, 11 7/8% EURO HIGH YIELD NOTES, 11 1/4% HIGH YIELD NOTES (COLLECTIVELY REFERRED TO HEREINAFTER AS THE "HIGH YIELD NOTES"), OR CONVERTIBLE NOTES (THE CONVERTIBLE NOTES, TOGETHER WITH THE HIGH YIELD NOTES, ARE COLLECTIVELY REFERRED TO HEREINAFTER AS THE "NOTES", AND THE HOLDERS OF THE NOTES ARE REFERRED TO HEREINAFTER AS THE "NOTEHOLDERS"), YOU ARE ENTITLED TO VOTE ON THE PLAN AND THE DUTCH PLAN AND SHOULD HAVE RECEIVED A BALLOT FOR VOTING ON THE PLAN (A "BALLOT") AND NOTICE OF, AND A POWER OF ATTORNEY FOR VOTING ON, THE DUTCH PLAN (A "PROXY") AT A MEETING OF CREDITORS TO BE HELD IN THE DUTCH PROCEEDING. THE PROXY HAS A DUAL PURPOSE: TO SUBMIT YOUR CLAIM WITH THE ADMINISTRATOR IN THE DUTCH PROCEEDING AND TO CAST YOUR VOTE ON THE DUTCH PLAN.

------------------------
* These calculations are based on values set forth in Article XIII. -- "Valuation Analysis" of this Disclosure Statement.

          IF YOU ARE A BENEFICIAL HOLDER ON THE VOTING RECORD DATE OF ORDINARY SHARES OR ADSs ("ADSs"AND, TOGETHER WITH THE ORDINARY SHARES, ARE COLLECTIVELY REFERRED TO HEREINAFTER AS THE "COMMON STOCK") OF VERSATEL, YOU ARE ENTITLED TO VOTE ON THE PLAN, BUT NOT ON THE DUTCH PLAN.

          GENERAL UNSECURED CREDITORS OF VERSATEL ARE ALSO ENTITLED TO VOTE ON THE DUTCH PLAN, BUT NOT ON THE PLAN. SUCH CREDITORS SHOULD RECEIVE A SEPARATE NOTICE OF, AND A PROXY FOR FILING AND VOTING ON THE DUTCH PLAN AT, A MEETING OF CREDITORS TO BE HELD IN THE DUTCH PROCEEDING. IF YOU ARE A NOTEHOLDER ON THE VOTING RECORD DATE, PLEASE BE ADVISED THAT THE SUBMISSION OF A DULY COMPLETED PROXY FORM TO ACCEPT OR REJECT THE DUTCH PLAN ALSO CONSTITUTES A PROOF OF CLAIM IN THE DUTCH PROCEEDING, PROVIDED THE PROXY IS RECEIVED ON OR BEFORE AUGUST 26, 2002.

          UNDER THE PLAN, EACH SERIES OF NOTES HAS BEEN CLASSIFIED IN A CLASS OF CLAIMS, BASED ON THE DISTRIBUTION TO BE MADE TO HOLDERS OF NOTES IN SUCH SERIES UNDER THE PLAN. SEPARATE BALLOTS HAVE BEEN DISTRIBUTED TO HOLDERS OF NOTES AND TO EACH IDENTIFIABLE HOLDER OF COMMON STOCK IN EACH CLASS ENTITLED TO VOTE ON THE PLAN AND/OR THE DUTCH PLAN. AS A RESULT, YOU MAY HAVE RECEIVED MORE THAN ONE BALLOT. THE INSTRUCTIONS FOR COMPLETING BALLOTS ARE SET FORTH IN THIS DISCLOSURE STATEMENT AND ALSO ARE ATTACHED TO EACH BALLOT, ALL OF WHICH SHOULD BE REVIEWED IN THEIR ENTIRETY PRIOR TO COMPLETING A BALLOT FOR THE PLAN AND A PROXY FOR THE DUTCH PLAN.

          IF YOU BELIEVE YOU ARE ENTITLED TO VOTE ONE OR MORE CLAIMS OR COMMON STOCK INTERESTS UNDER THE PLAN BUT DID NOT RECEIVE A BALLOT WITH RESPECT TO SUCH CLAIM OR COMMON STOCK INTEREST, PLEASE CONTACT THE DEBTOR'S BALLOT AGENT:

                                      D.F. KING & CO., INC.
                                      77 WATER STREET, 20th FLOOR
                                      NEW YORK, NEW YORK 10005
                                      Attn: FRAN BEKESH
                                      (212) 269-5500

-------------------------------------------------------------------------------
                            DEBTOR'S RECOMMENDATION:

THE DEBTOR BELIEVES THAT CONFIRMATION OF THE PLAN AND RATIFICATION OF THE DUTCH PLAN ARE IN THE BEST INTERESTS OF THE DEBTOR'S CREDITORS AND EQUITY HOLDERS AND THAT THE PLAN AND THE DUTCH PLAN SHOULD BE CONFIRMED AND RATIFIED. THE DEBTOR STRONGLY RECOMMENDS THAT ALL CREDITORS AND EQUITY HOLDERS WHO ARE ENTITLED TO VOTE ON THE PLAN AND/OR THE DUTCH PLAN, AS THE CASE MAY BE, VOTE TO ACCEPT THE PLAN AND/OR THE DUTCH PLAN.
-------------------------------------------------------------------------------

          ALL PROJECTED RECOVERIES OF HOLDERS OF ALLOWED CLAIMS AND COMMON STOCK INTERESTS SET FORTH IN THE PLAN AND THIS DISCLOSURE STATEMENT ARE BASED ON THE TRANSACTIONS DESCRIBED HEREIN. ALL SUCH RECOVERIES ARE MERELY PROJECTED RECOVERIES, BASED ON THE ASSUMPTIONS WHICH ARE SET FORTH HEREIN. TO THE EXTENT THAT ACTUAL RESULTS VARY FROM THE ASSUMPTIONS, RECOVERIES MAY VARY FROM THE PROJECTIONS. A SUMMARY OF THE RECOVERIES OF HOLDERS OF THE NOTES AND SHARES OF COMMON STOCK ARE SET FORTH IN SECTIONS II.A. AND II.B. RESPECTIVELY.

          The information contained herein has been prepared by the Debtor in good faith, based upon information available to it. All historical financial information for the Debtor was compiled from the books and records of the Debtor. The Debtor believes that this Disclosure Statement complies with the requirements of the Bankruptcy Code.

          ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS AS DEFINED IN THE PLAN.

          The statements contained in this Disclosure Statement are made as of the date hereof, unless another time is specified herein, and delivery of this Disclosure Statement shall not imply that there has been no change in the facts set forth herein since the date of this Disclosure Statement and the date the materials relied on in preparation of this Disclosure Statement were compiled.

          This Disclosure Statement may not be relied on for any purpose other than to determine how to vote on the Plan and on the Dutch Plan and as a preliminary prospectus pursuant to the Listing and Issuing Rules of Euronext Amsterdam for the shares and the warrants to be issued pursuant to the Plan and the Dutch Plan. Nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtor or any other party, or be deemed conclusive advice on the tax or other legal effects of the reorganization on holders of claims or equity interests.

          The description of the Plan contained in this Disclosure Statement is intended as a summary only and is qualified in its entirety by reference to the Plan itself. If any inconsistency exists between the Plan and this Disclosure Statement, the terms of the Plan are controlling.



                                           Versatel Telecom International N.V.

                                TABLE OF CONTENTS

                                                                           PAGE


I.   INTRODUCTION.............................................................1
     A.       Purpose of Disclosure Statement and Plan........................1
     B.       Committees Organized Prior to Commencement of Chapter 11 Case...1
              1.       Ad Hoc Committee.......................................1
              2.       Voting Agreement Group.................................2
     C.       General Information.............................................2
     D.       Voting on the Plan..............................................3
     E.       Confirmation Hearing............................................6
     F.       Miscellaneous...................................................6

II.  SUMMARY OF DISTRIBUTIONS UNDER THE PLAN AND THE DUTCH PLAN...............7
     A.       Distributions on Account of Allowed Note Claims.................8
              1.       Aggregate Amounts of Cash and Ordinary Shares
                       Distributed to Holders of Allowed Note Claims..........8
              2.       Allocation of Cash and Ordinary Shares to Holders
                       of Notes by Class......................................8
     B.       Distributions on Account of Allowed Common Stock Interests.....11
              1.       Retention of Shares of Common Stock by Holders of
                       Common Stock Interests (Class 10).....................11
              2.       Distribution of Warrants to Holders of Common
                       Stock Interests.......................................11
     C. Distributions on Account of Allowed Secured Claims (Class 1), Allowed Other Priority Claims (Class 2) and Allowed
              General Unsecured Claims (Class 3).............................11

III. DEVELOPMENT OF THE PLAN AND RELATED TRANSACTIONS........................12
     A.       Background of the Restructuring................................12
              1.       Description of Versatel and Its Long-term Debt........12
              2.       Operational Restructuring.............................12
              3.       Efforts to Restructure Its Balance Sheet..............13
     B.       Development of the Restructuring...............................13
              1.       Filing of Exchange Offer and Consent Solicitation
                       Registration Statement with the SEC on Form F-4.......13
              2.       Agreement with the Ad Hoc Committee...................13
              3.       Agreement with Voting Agreement Group.................14
              4.       Agreement with GE Capital.............................15

IV.  OVERVIEW OF CHAPTER 11 CASE.............................................15
     A.       First Day Orders...............................................15
     B.       Schedules and Statements of Financial Affairs..................16

V.   THE PLAN................................................................16

     A.       Administrative Priority Tax Claims.............................16
              1.       Administrative Claims.................................16
              2.       Priority Tax Claims...................................17
     B.       Classification of Claims and Common Stock Interests............17
              1.       Claims Against and Common Stock Interests in the
                       Debtor................................................19
     C.       Treatment of Claims and Common Stock Interests.................20
              1.       Treatment of Claims Against and Common Stock
                       Interests in the Debtor...............................20
     D.       Means for Implementation of The Plan...........................25
              1.       Cancellation of Notes and Instruments.................25
              2.       Corporate Governance, Directors and Officers, and
                       Corporate Action......................................25
              3.       Sources of Cash for Plan Distribution.................26
              4.       Elimination of Classes................................26
              5.       Payment of Cash.......................................26
              6.       Issuance of New Common Stock..........................27
              7.       Issuance of Warrants..................................27
              8.       GE Capital Senior Secured Facility....................27
              9.       Listing of the New Common Stock and Warrants..........27
              10.      High Yield Warrants and Options.......................27
              11.      Jacmel Shares.........................................28
              12.      GE Capital Warrants...................................28
     E.       Distributions Under the Plan...................................28
              1.       Distribution for Allowed Claims and Allowed Common
                       Stock Interests.......................................28
              2.       Distribution by the Reorganized Debtor; Distributions
                       with Respect to Debt Securities.......................28
              3.       Delivery and Distributions and Undeliverable or
                       Unclaimed Distributions...............................29
              4.       Distribution Record Date..............................31
              5.       Setoffs and Recoupments...............................31
              6.       Surrender of Cancelled Instruments or Securities......31
              7.       Lost, Stolen, Mutilated or Destroyed Debt
                       Securities............................................32
              8.       Fractional Cents......................................32
              9.       Fractional Shares of Common Stock of the
                       Reorganized Debtor....................................33
              10.      Manner of Cash Payment Under Plan of Reorganization...33
              11.      Procedures for Treating and Resolving Disputed Claims
                       and Disputed Common Stock Interests...................33
     F.       Conditions Precedent to Confirmation and Consummation of
              the Plan.......................................................35
              1.       Conditions Precedent to Confirmation..................35
              2.       Conditions Precedent to Consummation..................35
              3.       Waiver of Conditions..................................36
              4.       Effect of Nonoccurrence of Conditions to
                       Consummation..........................................36
     G.       Legal Effect of Confirmation of the Plan.......................36
              1.       Releases..............................................36
              2.       Preservation of Rights of Action......................37

              3.       Exculpation...........................................38
              4.       Injunction............................................38
     H.       Discharge of Debtor............................................39
     I.       Continued Corporate Existence and Vesting of Assets in the
              Reorganized Debtor.............................................39
     J.       Other Provisions...............................................40
              1.       Executory Contracts...................................40
              2.       Modification of Plan; and Revocation or Withdrawal
                       of Plan...............................................41
              3.       Retention of Jurisdiction.............................41

VI.  POST-EFFECTIVE FINANCING................................................43

VII. CAPITAL STOCK OF VERSATEL...............................................45
     A.       Share Capital..................................................45
     B.       Ordinary Shares................................................46
     C.       Preference Shares A............................................47
     D.       Preference Shares B............................................47
     E.       Priority Share.................................................48
     F.       Dividends......................................................48
     G.       Delegation of the Power to Issue Shares........................48
     H.       Reduction of Share Capital.....................................49
     I.       Changes in the Rights of Shareholders..........................49
     J.       Limitations on the Right to Own Shares.........................49
     K.       Warrants.......................................................49
              1.       Exercise..............................................49
              2.       Adjustments...........................................50
     L.       Antitakeover Provisions........................................50
              1.       Preference Shares.....................................50
              2.       Priority Share........................................51
     M.       American Depositary Receipts...................................52
              1.       Share Dividends and Other Distributions...............52
              2.       Deposit, Withdrawal and Cancellation..................54
              3.       Voting Rights.........................................54
              4.       Fees and Expenses.....................................55
              5.       Payment of Taxes......................................56
              6.       Reclassifications, Recapitalizations and Mergers......56
              7.       Amendment and Termination.............................56
              8.       Limitations on Obligations and Liability to ADR
                       Holders...............................................57
              9.       Requirements for Depositary Actions...................58
              10.      Prerelease of ADRs....................................58
              11.      Reports and Other Communications......................59
              12.      Inspection of Transfer Books..........................59

VIII. VOTING PROCEDURES AND REQUIREMENTS.....................................60
      A.       Ballots.......................................................60
      B.       Parties Entitled to Vote on the Plan..........................60
      C.       Votes Required for Class Acceptance of the Plan...............61

      D.       Procedures for Voting.........................................62
               1.       Ballot Agent.........................................62
               2.       Voting Instructions..................................63
               3.       Counting of Ballots and Master Ballots for
                        Determining Acceptance of the Plan...................64
      E.       Cramdown of the Plan..........................................65
      F.       Confirmation Hearing..........................................65

IX.   DUTCH PROCEEDING.......................................................66
      A.       Introduction..................................................66
      B.       Effects of Surseance..........................................66
      C.       Voting........................................................67
               1.       Ordinary Creditors' Claims...........................67
               2.       Procedures for Voting................................68
               3.       Votes Required for Acceptance of Dutch Plan..........68
               4.       Non-Acceptance of Dutch Plan.........................69
      D.       Conditions of Ratification of the Dutch Plan..................69
      E.       Legal Effect of Ratification of the Dutch Plan................70

X.    GENERAL INFORMATION ON VERSATEL........................................70
      A.       The Debtor....................................................70
      B.       The Business..................................................71
      C.       Business Strategy.............................................73
      D.       The Versatel Network..........................................74
               1.       Service Platforms....................................75
               2.       Network Management...................................75
      E.       Versatel Internet.............................................76
      F.       Zon...........................................................76
      G.       Products and Services.........................................76
               1.       Business Products and Services Offerings.............76
               2.       Carrier Products and Services........................78
               3.       Residential Products and Services....................78
      H.       Sales and Marketing...........................................79
      I.       Customers.....................................................80
      J.       Customer Service..............................................81
      K.       Billing and Information Systems...............................81
      L.       Competition...................................................81
      M.       Regulation....................................................83
               1.       European Union.......................................83
               2.       The Netherlands......................................85
               3.       Belgium..............................................86
               4.       Germany..............................................88
      N.       Intellectual Property.........................................89
      O.       Legal Proceedings.............................................89
      P.       Organizational Structure......................................90
      Q.       Property, Plant and Equipment.................................91
               1.       Network Infrastructure...............................91

               2.       Properties...........................................91
      R.       Management....................................................91
               1.       Management Board.....................................92
               2.       Supervisory Board....................................92
               3.       Executive Board......................................92
               4.       Biographies..........................................93
               5.       Board Practices......................................96
               6.       Transactions with Members of the Supervisory
                        Board, the Executive Board and the Management
                        Board................................................98
               7.       Compensation of Directors and Executive Officers.....99
               8.       Share Ownership......................................99
               9.       Stock Option Plans..................................100
               10.      Major Shareholders and Obligations to Disclose
                        Holdings............................................102
               11.      IPO Lock-up Agreements..............................104
      S.       Employees....................................................105

XI.   MARKET AND TRADING INFORMATION........................................106
      A.       Share Price Information......................................106
      B.       Market Prices of the Notes...................................107

XII.  FINANCIAL INFORMATION.................................................109
      A.       Selected Consolidated Financial Information..................109
      B.       Capitalization...............................................111
      C.       Use of Proceeds..............................................112

XIII. VALUATION ANALYSIS....................................................112

XIV.  LIQUIDATION ANALYSIS..................................................114
      A.       Summary Comparative Recovery Rates Chart.....................115
      B.       Estimate of Proceeds Analysis................................116
               1.       Notes to Estimate of Proceeds Analysis..............117
      C.       Distribution Analysis........................................118
               1.       General Assumptions.................................119
      D.       Management's Projections.....................................120

XV.   RISK FACTORS..........................................................122
      A.       Certain U.S. Bankruptcy Law Considerations...................122
               1.       Negative Public Perception..........................122
               2.       Classification and Treatment of Claims and
                        Common Stock Interests..............................122
               3.       Methods of Solicitation.............................123
               4.       Failure to Satisfy Voting Requirement...............123
               5.       Non-Confirmation or Delay of Confirmation of
                        the Plan............................................123
               6.       Nonconsensual Confirmation -- "Cramdown"............124
               7.       Risk of Nonoccurrence of the Effective Date.........124
               8.       Certain Risks of Non-Confirmation...................124
               9.       Alternatives to Confirmation and Consummation
                        of the Plan.........................................126

               10.      Discrepancies Between Bankruptcy Court and
                        Dutch Proceeding....................................126
      B.       Certain Dutch Proceeding Considerations......................127
               1.       It is uncertain how the Dutch Court will apply
                        the Dutch Bankruptcy Act to the Debtor..............127
               2.       The Debtor's creditors may not approve the Dutch
                        Plan, which may lead to the Debtor's liquidation....127
               3.       The Dutch Court may decide not to ratify the
                        Dutch Plan, which may lead to the Debtor's
                        liquidation.........................................127
               4.       The Dutch Plan may be delayed and/or jeopardized
                        if any of the Debtor's creditors appeal against ratification of the Dutch Plan or if the Debtor appeals against a refusal by the Dutch Court to
                        ratify the Dutch Plan...............................128
               5.       Some of the Debtor's creditors may request
                        dissolution of the Dutch Plan, which may lead
                        to the Debtor's bankruptcy..........................128
      C.       Factors Affecting the Value of the Securities to Be Issued
               Under the Plan...............................................129
               1.       An investment in shares involves significantly
                        different risks from an investment in notes.........129
               2.       The price of the Debtor's shares is likely to
                        be very volatile....................................129
               3.       The Debtor's negative equity status could affect
                        trading prices of its shares........................129
               4. The price of the Debtor's Ordinary Shares may be depressed upon the expiration of lock-up agreements that it has with some of its
                        shareholders........................................130
               5.       The filing of the Chapter 11 Case by the Debtor
                        with the Bankruptcy Court may result in a
                        suspension of trading of its Ordinary Shares
                        and/or a delisting of its ADSs......................130
               6.       Antitakeover provisions could delay or prevent a
                        change in control...................................130
               7.       Under Netherlands corporate law the Debtor may
                        be required to remove its shareholders' right
                        to elect its supervisory board......................131
               8. The Debtor's shareholders have delegated their authority to issue additional Shares to the
                        Debtor's management board until May 14, 2005,
                        which could result in a dilution of your interest
                        in the Debtor.......................................132
               9.       It is unlikely that dividends will be paid in
                        the foreseeable future..............................132
               10.      The Debtor will need to obtain additional
                        capital in order to fund its operations and to
                        expand its operations to take advantage of business
                        opportunities.......................................132
               11. If the Debtor successfully completes this restructuring, it will have to pay corporate income tax sooner than if it had not completed
                        this restructuring..................................132
      D.       Risks Relating to the Debtor.................................133
               1.       General.............................................133

XVI.  CERTAIN OTHER LEGAL CONSIDERATIONS....................................133
      A.       Section 1145 of the Bankruptcy Code..........................133

XVII. CERTAIN TAX CONSIDERATIONS............................................133
      A.       U.S. Federal Income Tax Considerations.......................133

               1.       United States Taxation..............................133
               2.       The Plan............................................135
               3.       Acquisition Premium.................................142
               4.       Warrants............................................146
      B.       Dutch Tax Considerations.....................................148
               1.       Netherlands Taxation................................148
               2.       Netherlands Taxation of Versatel....................157

XVIII.CONFIRMATION..........................................................158
      A.       Confirmation Hearing.........................................158
      B.       Requirements for Confirmation................................158
      C.       Cramdown.....................................................158
      D.       Plan Meets Requirements for Confirmation.....................159
               1.       Best Interests of Creditors -- Liquidation Analysis.159
               2.       Feasibility of the Plan.............................160
      E.       Alternatives to Confirmation and Consummation of the Plan....160
               1.       Liquidation Under Chapter 7 or Chapter 11...........160
               2.       Alternative Plans of Reorganization.................161
      F.       Ratification -- Dutch Proceeding.............................161

XIX.  OTHER INFORMATION.....................................................163
      A.       General Listing Information..................................163
      B.       Experts......................................................164



EXHIBIT A       -   Debtor's First Amended Plan of Reorganization under Chapter
                    11 of the Bankruptcy Code, dated July 26, 2002

EXHIBIT B       -   Dutch Plan of Composition, dated June 19, 2002

EXHIBIT C       -   Articles of Association of Versatel Telecom International
                    N.V. dated May 14, 2002 (unofficial translation)

EXHIBIT D       -   Versatel's Annual Report on Form 20-F for the fiscal year
                    ended December 31, 2001 filed with the SEC on March 29, 2002
                    (the "2001 Annual Report on Form 20-F")

EXHIBIT E       -   Versatel's Form 6-K filed with the SEC on May 15, 2002,
                    including its quarterly financial information for the quarter ended March 31, 2002

EXHIBIT F       -   Versatel's Annual Report on Form 20-F for the fiscal year
                    ended December 31, 2000 filed with the SEC on March 30, 2001
                    (the "2000 Annual Report on Form 20-F")

                                I. INTRODUCTION

A.        PURPOSE OF DISCLOSURE STATEMENT AND PLAN

          This Disclosure Statement has been prepared pursuant to section 1125 of the Bankruptcy Code on behalf of the Debtor, and describes the terms and provisions of the Plan in the Debtor's case under chapter 11 of the Bankruptcy Code pending before the United Stated Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). Capitalized terms used but not defined in this Disclosure Statement shall have the meanings assigned to such terms in the Plan.

          On July 30, 2002, after notice and a hearing, the Bankruptcy Court approved the Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable hypothetical reasonable investors typical of the Holders of Claims against and Common Stock Interests in each Class voting on the Plan to make an informed judgment as to whether to reject or accept the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

          On June 19, 2002, the District Court of Amsterdam gave directions as to the filing of claims with the Administrator and the convening of meetings of Versatel's creditors for the purposes of considering and, if thought fit, approving the Dutch Plan.

          THE DEBTOR BELIEVES THAT THE PLAN AND THE DUTCH PLAN PROVIDE FOR THE BEST POSSIBLE RECOVERIES TO ITS CREDITORS AND EQUITY HOLDERS. THEREFORE, THE DEBTOR BELIEVES THAT ACCEPTANCE OF THE PLAN AND THE DUTCH PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CLAIMS AND COMMON STOCK INTERESTS AND RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN AND THE DUTCH PLAN.

B.        COMMITTEES ORGANIZED PRIOR TO COMMENCEMENT OF CHAPTER 11 CASE

          1.        AD HOC COMMITTEE

          Prior to the commencement of its Chapter 11 Case, the Debtor engaged in discussions regarding a financial restructuring with an unofficial ad hoc committee of bondholders (the "Ad Hoc Committee"), on its own and through its respective advisors. The members of the Ad Hoc Committee have executed a Lock-up Agreement dated March 21, 2002 (the "Lock-up Agreement") with the Debtor. The Ad Hoc Committee has informed the Debtor that as of March 21, 2002, they collectively held approximately 34% of the outstanding principal amount of the Notes. The Ad Hoc Committee is part of a wider informal group of Noteholders that, as of March 21, 2002, is understood to have collectively held approximately 74% of the outstanding principal amount of the Notes. The following entities comprise the Ad Hoc Committee: J.P. Morgan Whitefriars (U.K.), GS High Yield Investments, L.L.C., CSFB Global Opportunities Advisers, L.L.C., Elliot International, L.P., Highberry Limited and The Liverpool Limited Partnership. The Ad Hoc Committee has retained Bingham McCutchen LLP (f/k/a Bingham Dana LLP) ("Bingham McCutchen"), 8-10 Mansion House Place, London EC4N 8LB, United

Kingdom, as its U.S. legal advisors, van Doorne, Jachthavenweg 121, P.O. Box 75265, 1070 AG Amsterdam, The Netherlands, as its Dutch legal advisors, and Lazard Brothers & Co. Limited ("Lazard") as its financial advisors.

          2.        VOTING AGREEMENT GROUP

          Prior to the commencement of this Chapter 11 Case the Debtor entered into a voting agreement, dated June 19, 2002 (the "Voting Agreement"), with each member of the Ad Hoc Committee and certain other Noteholders (collectively, the "Voting Agreement Group"). The Voting Agreement Group, as of June 19, 2002, collectively held more than 65% of the outstanding principal amount of the Notes. The Noteholders who are party to the Voting Agreement have agreed, among other things, to the extent they are Holders of Claims, to vote in favor of the Plan and the Dutch Plan on the condition that, among other things, such plans contain the terms and conditions set forth in such Voting Agreement. The Debtor believes the Plan and the Dutch Plan satisfy all such conditions and that the Ad Hoc Committee and the Voting Agreement Group support the Plan and the Dutch Plan.

C.        GENERAL INFORMATION

          IF THE PLAN BECOMES EFFECTIVE, THEN THE LEGAL, EQUITABLE AND CONTRACTUAL RIGHTS OF HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS AGAINST THE DEBTOR WILL NOT BE IMPAIRED UNDER THE PLAN. THE DEBTOR ANTICIPATES THAT ALL SUCH CLAIMS WILL BE PAID IN FULL PURSUANT TO THE PLAN. HOLDERS OF SUCH CLAIMS ARE NOT ENTITLED TO VOTE ON AND ARE DEEMED TO HAVE ACCEPTED THE PLAN. HOLDERS OF GENERAL UNSECURED CLAIMS AGAINST THE DEBTOR ARE GENERALLY PERMITTED TO VOTE ON THE DUTCH PLAN AT, OR BY PROXY TO, THE MEETING OF CREDITORS TO BE HELD IN THE DUTCH PROCEEDING.

          EACH HOLDER OF A CLAIM OR EQUITY INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD READ THE DISCLOSURE STATEMENT, THE EXHIBITS TO THE DISCLOSURE STATEMENT, THE PLAN AND THE DUTCH PLAN IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN AND THE DUTCH PLAN.

          ALL EXHIBITS OR SCHEDULES TO THE DISCLOSURE STATEMENT ARE ANNEXED HERETO AND SUPPLEMENTED WITH CERTAIN ADDITIONAL MATERIALS. EXCEPT TO THE EXTENT THAT THE PLAN OR THE DUTCH PLAN IS AMENDED TO DELETE ONE OR MORE OF THE EXHIBITS THERETO, THE FINAL EXHIBITS TO THE DISCLOSURE STATEMENT AND PLAN WILL BE FILED WITH THE BANKRUPTCY COURT NO LATER THAN SEVEN (7) DAYS PRIOR TO THE VOTING DEADLINE. ALL EXHIBITS OR SCHEDULES TO THIS DISCLOSURE STATEMENT OR THE PLAN MAY BE INSPECTED AT THE OFFICE OF THE BANKRUPTCY COURT DURING NORMAL COURT HOURS. CREDITORS AND EQUITY HOLDERS MAY OBTAIN COPIES OF THE EXHIBITS AND SCHEDULES TO THE DISCLOSURE STATEMENT AND THE PLAN, ONCE FILED, AT VERSATEL'S WEBSITE FOUND AT WWW.VERSATEL.COM OR UPON WRITTEN REQUEST ONLY TO THE FOLLOWING ADDRESS:

                     SHEARMAN & STERLING
                     599 Lexington Avenue
                     New York, New York 10022
                     Attn:  Brooke L. Gibson
                     Facsimile:  (212) 848-7179
                     Email:  bgibson@shearman.com

          SUMMARIES OF PROVISIONS OF THE PLAN AND ALL OTHER STATEMENTS MADE IN THE DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE DUTCH PLAN, THE OTHER EXHIBITS AND SCHEDULES HERETO AND THERETO AND ANY OTHER DOCUMENTS REFERENCED HEREIN OR THEREIN. THE DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

D.        VOTING ON THE PLAN

          Pursuant to the provisions of the Bankruptcy Code, only classes of claims or equity interests that are "impaired" and that are not deemed to have accepted or rejected the Plan under section 1126 of the Bankruptcy Code are entitled to vote to accept or reject a plan. As set forth in section 1124 of the Bankruptcy Code, a class is "impaired" by the plan if the legal, equitable or contractual rights attaching to the claims or equity interests of that class are modified. See Section VIII.B. -- "Voting Procedures and Requirements -- Parties Entitled to Vote on the Plan."

          Holders of Class 1 (Allowed Secured Claims), Class 2 (Other Priority Claims) and Class 3 (General Unsecured Claims) against the Debtor are not impaired under the Plan and therefore are conclusively deemed to have accepted the Plan. The Holders of Claims in Class 4 (13 1/4% High Yield Note Claims), Class 5 (11 7/8% U.S. Dollar High Yield Note Claims), Class 6 (11 7/8% Euro High Yield Note Claims), Class 7 (11 1/4% High Yield Note Claims), Class 8 (2004 Convertible Note Claims), Class 9 (2005 Convertible Note Claims) and Holders of Common Stock Interests in Class 10 (Common Stock Interests), are impaired under the Plan (the "Impaired Classes") and the Holders of Claims and Common Stock Interests in the Impaired Classes are entitled to vote to accept or reject the Plan.

         The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization under section 1129(a) of the Bankruptcy Code that each impaired class of claims or equity interests accept the plan, subject to the exceptions set forth in Section VIII.E. -- "Voting Procedures and Requirements -- Cramdown of the Plan." For a discussion of the consequences of a non-consensual confirmation of the Plan, see Section VIII.E. -- "Voting Procedures and Requirements -- Cramdown of the Plan." The Bankruptcy Code defines "acceptance" of a plan by (a) a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the holders of allowed claims in that class who cast ballots to accept or reject a plan and (b) a class of equity interests as acceptance by holders of at least two-thirds in amount of allowed equity interests in that class who cast ballots to accept or reject a plan. For a complete description of the requirements for acceptance of the Plan, see Section VIII.C. -- "Voting Procedures and Requirements -- Votes Required for Class Acceptance of the Plan."

          The Plan also provides that the Debtor will seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, notwithstanding the nonacceptance of the Plan by Holders of Common Stock Interests (Class 10), provided that such Class votes to reject the Plan. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of the plan by one or more impaired classes of claims or equity interests. Under that section, a plan of reorganization may be confirmed by the U.S. Bankruptcy Court if, among other things, it does not discriminate unfairly and is fair and equitable with respect to the nonaccepting class. For a discussion of the consequences of a nonconsensual confirmation of the Plan, see Section VIII.E. -- "Voting Procedures and Requirements -- Cramdown of the Plan."

          In addition, the Debtor is trying to ensure that the economic effects of the Dutch Plan are materially the same as the economic effects of the Plan, to the extent permitted under Netherlands law. Distributions under both the Plan and the Dutch Plan will be coordinated. In order for the Dutch Plan to be approved, 66?% of the admitted (by the supervising judge) and recognized (by the administrator) ordinary creditors of the Debtor representing 75% in value of the admitted and recognized claims must vote in favor of the Dutch Plan. Thereafter, the ratification of the Dutch Plan by the District Court of Amsterdam will be sought. See Article IX. -- "Dutch Proceeding."

          If a Holder of a Claim or a Common Stock Interest has Claims or Common Stock Interests in more than one Class, such Holder of a Claim or a Common Stock Interest may receive multiple Ballots. If you receive more than one Ballot, you should assume that each Ballot is for a separate Claim or Common Stock Interest and should complete and return each Ballot you receive.

          If you are a Holder of a Note Claim in Class 4, 5, 6, 7, 8 or 9 you are entitled to vote on both the Plan and the Dutch Plan with respect to your Note Claim. Please be aware that the voting procedure for completing your Ballot to accept or reject the Plan will be separate and different from the voting procedure for completing your Proxy to accept or reject the Dutch Plan. The instructions for voting on each of the Plan and the Dutch Plan will be included in your solicitation package.

          If you are a Holder of a Common Stock Interest in Class 10 you are entitled only to vote on the Plan and not the Dutch Plan with respect to your Common Stock Interests. Instructions for completing your Ballot to accept or reject the Plan will be included in your solicitation package.

          After carefully reviewing this Disclosure Statement, including the Exhibits, each Holder of a Claim or a Common Stock Interest in the Impaired Classes entitled to vote should vote using the Ballot and/or Proxy it receives in its solicitation package and return such Ballot and/or Proxy in accordance with its instructions. If you are a beneficial holder but not a record holder and received your Ballot and/or Proxy from a broker, bank, or other nominee or holder's proxy holder or agent (collectively, "Nominees") who holds Notes on your behalf, please return your Ballot and/or Proxy to your Nominee in accordance with the instructions received with your Ballot and/or Proxy.

          If you have any questions about the Disclosure Statement, the Plan and/or the Dutch Plan, the procedure for voting, or if you did not receive a Ballot and/or Proxy, received a damaged Ballot and/or Proxy or you lost your Ballot and/or Proxy, please call D.F. King & Co., Inc. at 212-269-5500.

          ANY BALLOTS RECEIVED THAT DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR THAT INDICATE BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN, WILL NOT BE COUNTED FOR PURPOSES OF TABULATING VOTES FOR THE PLAN. THE HOLDERS OF CLAIMS OR COMMON STOCK INTERESTS WHO FAIL TO VOTE ON THE PLAN ARE NOT COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN.

          ANY PROXIES RECEIVED THAT DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE DUTCH PLAN, OR WHICH INDICATE BOTH AN ACCEPTANCE AND REJECTION OF THE DUTCH PLAN, WILL BE COUNTED AS A VOTE AGAINST THE DUTCH PLAN. THE HOLDERS OF CLAIMS WHO FILE A PROOF OF CLAIM IN THE DUTCH PROCEEDING BUT FAIL TO VOTE WILL BE COUNTED AS A VOTE AGAINST THE DUTCH PLAN.

          THE BALLOTS PROVIDE FOR HOLDERS OF CLAIMS AND COMMON STOCK INTERESTS ENTITLED TO VOTE ON THE PLAN TO INDICATE THEIR CONSENT TO CERTAIN RELEASES OF NON-DEBTOR THIRD PARTIES, INCLUDING OFFICERS AND DIRECTORS OF THE DEBTOR. YOU WILL BE DEEMED TO HAVE CONSENTED TO THE RELEASES OF SUCH NON-DEBTOR THIRD PARTIES, AS PROVIDED IN SECTION 10.3 OF THE PLAN AND AS DESCRIBED IN SECTION V.G.1. BEGINNING ON PAGE 36 OF THIS DISCLOSURE STATEMENT, UNLESS YOU CHECK THE BOX ON YOUR BALLOT INDICATING YOUR REJECTION OF SUCH PROPOSED RELEASES. THE BALLOTS PROVIDE EACH HOLDER OF A CLAIM OR A COMMON STOCK INTEREST ENTITLED TO VOTE WITH THE CHOICE OF OPTING OUT OF SUCH RELEASE.

          TO BE COUNTED IN THE SOLICITATION WITH RESPECT TO THE PLAN, YOUR BALLOT MUST BE SIGNED AND RECEIVED BY THE BALLOT AGENT (EITHER FROM YOU OR YOUR NOMINEE IN ACCORDANCE WITH THE INSTRUCTIONS TO THE BALLOT) BY 5:00 P.M. PREVAILING EASTERN TIME ON OR BEFORE AUGUST 30, 2002, THE VOTING DEADLINE. ONLY ORIGINALLY SIGNED BALLOT/PROXIES WILL BE COUNTED (COPIES WILL NOT BE ACCEPTED). FOR A FURTHER DESCRIPTION OF THE VOTING PROCEDURES WITH RESPECT TO THE U.S. PLAN, SEE SECTION VIII.D. "VOTING PROCEDURES AND REQUIREMENTS -- PROCEDURES FOR VOTING,"

          TO BE COUNTED IN THE SOLICITATION WITH RESPECT TO THE DUTCH PLAN, YOU MUST SUBMIT A CLAIM TO THE ADMINISTRATOR BY AUGUST 26,

2002, WITH CERTAIN LIMITED EXCEPTIONS (SEE SECTION IX.A. -- "DUTCH PROCEEDING -- INTRODUCTION"). IF YOU HAVE SUBMITTED A TIMELY CLAIM WITH THE ADMINISTRATOR, YOU MAY VOTE EITHER BY PROXY OR BY ATTENDING THE DUTCH VOTING MEETING (AS DEFINED BELOW). IF YOU HAVE SUBMITTED A DULY COMPLETED PROXY FORM TO ACCEPT OR REJECT THE DUTCH PLAN, WHICH WILL ALSO CONSTITUTE A CLAIM IN THE DUTCH PROCEEDING, YOUR PROXY MUST BE SIGNED AND RECEIVED BY THE COMPANY'S DUTCH COUNSEL, STIBBE (IN ACCORDANCE WITH THE INSTRUCTIONS TO THE PROXY) ON OR BEFORE AUGUST 26, 2002. FOR A FURTHER DESCRIPTION OF THE DUTCH VOTING PROCEDURES, SEE SECTION IX.C. -- "DUTCH PROCEEDING -- VOTING."

E.        CONFIRMATION HEARING

          The Bankruptcy Court has scheduled the hearing to consider the confirmation of the Plan for September 5, 2002 (the "Confirmation Hearing") before The Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, 6th Floor, Courtroom 610, New York, NY 10004-1408, at 2:00 p.m. prevailing Eastern Time. The Bankruptcy Court has directed that objections, if any, to the confirmation of the Plan be served and filed on or before 4:00 p.m. prevailing Eastern Time on August 30, 2002. See Section VIII.F. -- "Voting Procedures and Requirements -- Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of an adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

F.        MISCELLANEOUS

          This Disclosure Statement, the Plan attached as Exhibit A (and the other exhibits, schedules and appendices hereto and thereto), the accompanying forms of Ballot and the related materials delivered together herewith are being furnished by the Debtor to the Holders of Claims against and Common Stock Interests in the Debtor entitled to vote, pursuant to sections 1125(a) and 1126 of the Bankruptcy Code, in connection with the solicitation by the Debtor of votes to accept or reject, the Plan (and the transactions contemplated thereby, as described herein) (the "Solicitation").

          THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY HOLDER OF A CLAIM AGAINST OR COMMON STOCK INTEREST IN THE DEBTOR DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH ITS OWN ADVISERS.

          THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND THE DUTCH PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED; SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THOSE DOCUMENTS. ALTHOUGH THE DEBTOR

HAS MADE EVERY EFFORT TO BE ACCURATE, EACH HOLDER OF A CLAIM OR COMMON STOCK INTEREST SHOULD REVIEW THE PLAN AND THE DUTCH PLAN, AS THE CASE MAY BE, AND THE OTHER EXHIBITS IN THEIR ENTIRETY BEFORE CASTING A BALLOT AND/OR COMPLETING A PROXY.

          SEE ARTICLE XV. -- "RISK FACTORS" OF THIS DISCLOSURE STATEMENT, FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.

          All statements contained in this Disclosure Statement are made as of the date hereof unless otherwise specified.

          All exhibits to this Disclosure Statement are incorporated into and are a part of this Disclosure Statement as if fully set forth herein.

II.       SUMMARY OF DISTRIBUTIONS UNDER THE PLAN AND THE DUTCH PLAN

          The primary transaction contemplated by the Plan and the Dutch Plan is the restructuring of the debt represented by the Notes. Pursuant to the Plan and the Dutch Plan, each Holder of Notes will receive a combination of cash and shares of Common Stock of reorganized Versatel on account of their Allowed Note Claims. Holders of Notes holding their Notes through Euroclear or Clearstream will receive Ordinary Shares, and Holders of Notes holding their Notes through DTC will ultimately receive ADSs, in respect of Distributions of shares of Common Stock made on account of their Allowed Note Claims. Holders of Common Stock Interests will retain their Common Stock Interests under the Plan; however, all outstanding Common Stock Interests will be diluted as a result of Distributions to be made to Holders of Allowed Note Claims such that as of the Effective Date (as defined in the Plan) existing Holders of Common Stock Interests will in the aggregate hold 20% of the equity of reorganized Versatel (as further diluted by the exercise of any Warrants, GE Capital Warrants, issued and outstanding options pursuant to the Stock Option Plans, or High Yield Warrants, and the Jacmel Shares, as described in the paragraph below). In addition, Holders of Common Stock Interests will receive one Warrant for each Ordinary Share held, or each Ordinary Share underlying an ADS held, by such Holder. For every four and eight-tenths (4.8) Warrants held by such Holder of Common Stock Interests, such Holder will be entitled to receive, during a period of two years from issuance of such Warrants, one (1) share of Common Stock upon the exercise of such Warrants, at an exercise price of (euro)1.50 per share. Holders of Ordinary Shares will receive Warrants for Ordinary Shares ("Ordinary Share Warrants"), and Holders of ADSs will receive Warrants for ADSs ("ADS Warrants"), in respect of Distributions of Warrants made on account of their Allowed Common Stock Interests. Each ADS represents twelve Ordinary Shares. ADSs are evidenced by American Depositary Receipts ("ADRs") on a one-for-one basis.

          The Debtor's issued and outstanding Common Stock as of the Effective Date will be subject to dilution after the Effective Date by the exercise of any Warrants, see Section II.B.2. -- "Warrants", the exercise of any GE Capital Warrants, to the extent issued, see Article VI. -- "Post-Effective Financing", the Jacmel Shares, see Section X.R.6. -- "General Information on Versatel -- Transactions with Members of the Supervisory Board, the Executive Board and the Management Board", the exercise of any issued and outstanding options pursuant to the Stock

Option Plans, see Section X.R.9. -- "General Information on Versatel -- Stock Option Plans", or pursuant to any future stock option plan, and the exercise of any High Yield Warrants, see footnote 1 to Section X.R.10. -- "General Information on Versatel -- Major Shareholders and Obligations to Disclose Holdings -- Major Shareholders." On the Effective Date, there will be 19,034,322 Ordinary Shares underlying all the issued and outstanding Warrants, 3,063,309 Ordinary Shares underlying all issued and outstanding options, and 708,502 Ordinary Shares underlying all issued and outstanding High Yield Warrants. In addition, to the extent the Jacmel Shares are issued, and the GE Warrants are issued and exercised, an additional 700,000 and 16,567,046 Ordinary Shares respectively, will be issued and outstanding after the Effective Date. If all of these Ordinary Shares described above are issued and outstanding after the Effective Date, they will comprise 8.1% of the equity of the Reorganized Debtor on a fully diluted basis.

A.        DISTRIBUTIONS ON ACCOUNT OF ALLOWED* NOTE CLAIMS

          The treatment of Note Claims set forth in Section 3.4 of the Plan, and summarized below, is intended to be consistent with the "Consideration" and "Allocation" described in the Term Sheet attached as Exhibit A to the Plan (the "Term Sheet"). To the extent there is any discrepancy between the treatment of Note Claims as set forth in Section 3.4 of the Plan and the "Consideration" and the "Allocation" described in the Term Sheet, the Term Sheet shall govern.

1. AGGREGATE AMOUNTS OF CASH AND ORDINARY SHARES DISTRIBUTED TO HOLDERS OF ALLOWED NOTE CLAIMS

          AN AGGREGATE OF $128,027,080, (EURO)212,562,720 AND 365,412,390
ORDINARY SHARES WILL BE DISTRIBUTED TO HOLDERS OF ALLOWED NOTE CLAIMS IF THE PLAN IS CONFIRMED AND THE DUTCH PLAN IS RATIFIED.

2.        ALLOCATION OF CASH AND ORDINARY SHARES TO HOLDERS OF NOTES BY CLASS

          A summary of the Distributions to Holders of 13 1/4% High Yield Note Claims (Class 4), 11 7/8% U.S. DollAr High Yield Note Claims (Class 5), 11 7/8% Euro High Yield Note Claims (Class 6), 11 1/4% High Yield Note Claims (Class 7), 2004 Convertible Note Claims (Class 8) and 2005 Convertible Note Claims (Class
9) under the Plan are set forth below:


-------------------------
*       For purposes of the Dutch Plan, "Allowed" means admitted and recognized.

                    a.        13 1/4% High Yield Note Claims (Class 4)

          Each Holder of an Allowed 13 1/4% High Yield Note Claim will receive the following consideration for every $1,000 in principal amount of 13 1/4% High Yield Notes beneficially owned:


                                         SECURITY                                         CONSIDERATION
       ------------------------------------------------------------------------------    ------------------
                              PRINCIPAL AMOUNT                                                     ORDINARY
       PRINCIPAL AMOUNT         OUTSTANDING       CURRENCY        COUPON      MATURITY    CASH      SHARES
       --------------------   ----------------   ------------     -------     --------   -------   --------
       $225 million........   $215 million       U.S. dollars     13 1/4%       2008     $228.44    233.77
       $150 million........   $150 million       U.S. dollars     13 1/4%       2008     $228.44    233.77



          THE AGGREGATE CONSIDERATION TO BE DISTRIBUTED TO HOLDERS OF 13 1/4% HIGH YIELD NOTE CLAIMS IS $83,380,600 AND 85,326,050 ORDINARY SHARES.

                    b.        11 7/8% U.S. Dollar High Yield Note Claims (Class
                              5)

          Each Holder of an Allowed 11 7/8% U.S. Dollar High Yield Note Claim will receive the following consideration for every $1,000 in principal amount of 11 7/8% U.S. Dollar High Yield Notes beneficially owned:


                                         SECURITY                                         CONSIDERATION
       ------------------------------------------------------------------------------    ------------------
                              PRINCIPAL AMOUNT                                                     ORDINARY
       PRINCIPAL AMOUNT         OUTSTANDING       CURRENCY        COUPON      MATURITY    CASH      SHARES
       --------------------   ----------------   ------------     -------     --------   -------   --------
       $180 million........    $177 million      U.S. dollars     11 7/8%       2009     $252.24    233.77



          THE AGGREGATE CONSIDERATION TO BE DISTRIBUTED TO HOLDERS OF 11 7/8% U.S. DOLLAR HIGH YIELD NOTE CLAIMS IS $44,646,480 AND 41,377,290 ORDINARY SHARES.

                    c.        11 7/8% Euro High Yield Note Claims (Class 6)

          Each Holder of an Allowed 11 7/8% Euro High Yield Note Claim will receive the following consideration for every (euro)1,000 in principal amount of 11 7/8% Euro High Yield Notes beneficially owned:


                                         SECURITY                                         CONSIDERATION
       ------------------------------------------------------------------------------    ------------------
                              PRINCIPAL AMOUNT                                                     ORDINARY
       PRINCIPAL AMOUNT         OUTSTANDING       CURRENCY        COUPON      MATURITY    CASH      SHARES
       --------------------   ----------------   ------------     -------     --------   -------   --------
       (euro)120 million.....(euro)113 million      Euro          11 7/8%      2009   (euro)252.24  203.45


          THE AGGREGATE CONSIDERATION TO BE DISTRIBUTED TO HOLDERS OF 11 7/8% EURO HIGH YIELD NOTE CLAIMS IS (EURO)28,503,120 AND 22,989,850 ORDINARY SHARES.

                    d.        11 1/4% High Yield Note Claims (Class 7)

         Each Holder of an Allowed 11 1/4% High Yield Note Claim will receive the following consideration for every (euro)1,000 in principal amount of 11 1/4% High Yield Notes beneficially owned:


                                         SECURITY                                         CONSIDERATION
       ------------------------------------------------------------------------------    ------------------
                              PRINCIPAL AMOUNT                                                      ORDINARY
       PRINCIPAL AMOUNT         OUTSTANDING       CURRENCY        COUPON      MATURITY    CASH       SHARES
       --------------------   ----------------   ------------     -------     --------   -------    --------
       (euro)300 million..... (euro)300 million     Euro          11 1/4%       2010   (euro)222.50 203.45



                    THE AGGREGATE CONSIDERATION TO BE DISTRIBUTED TO HOLDERS OF 11 1/4% HIGH YIELD NOTE CLAIMS IS (EURO)66,750,000 AND 61,035,000 ORDINARY SHARES.

                    e.        2004 Convertible Note Claims (Class 8)

          Each Holder of an Allowed 2004 Convertible Note Claim will receive the following consideration for every (euro)1,000 in initial principal amount of 2004 Convertible Notes beneficially owned:


                                         SECURITY                                           CONSIDERATION
       ------------------------------------------------------------------------------    --------------------
                              PRINCIPAL AMOUNT                                                       ORDINARY
       PRINCIPAL AMOUNT         OUTSTANDING       CURRENCY        COUPON      MATURITY    CASH         SHARES
       --------------------   ----------------   ------------     -------     --------   -------      --------
       (euro)300 million......(euro)300 million     Euro            4%          2004    (euro)183.90   234.37


                    THE AGGREGATE CONSIDERATION TO BE DISTRIBUTED TO HOLDERS OF 2004 CONVERTIBLE NOTE CLAIMS IS (EURO)55,170,000 AND 70,311,000 ORDINARY SHARES.

                    f.        2005 Convertible Note Claims (Class 9)

          Each Holder of an Allowed 2005 Convertible Note Claim will receive the following consideration for every (euro)1,000 in initial principal amount of 2005 Convertible Notes beneficially owned:


                                         SECURITY                                           CONSIDERATION
       ------------------------------------------------------------------------------    --------------------
                              PRINCIPAL AMOUNT                                                       ORDINARY
       PRINCIPAL AMOUNT         OUTSTANDING       CURRENCY        COUPON      MATURITY    CASH         SHARES
       --------------------   ----------------   ------------     -------     --------   -------      --------
       (euro)360 million..... (euro)360 million     Euro            4%          2005   (euro)172.61    234.37


                  THE AGGREGATE CONSIDERATION TO BE DISTRIBUTED TO HOLDERS OF 2005 CONVERTIBLE NOTE CLAIMS IS (EURO)62,139,600 AND 84,373,200 ORDINARY SHARES.

B.        DISTRIBUTIONS ON ACCOUNT OF ALLOWED COMMON STOCK INTERESTS

          1. RETENTION OF SHARES OF COMMON STOCK BY HOLDERS OF COMMON STOCK INTERESTS (CLASS 10)

          Holders of Allowed Common Stock Interests will retain their existing Common Stock Interests under the Plan; however, all outstanding Common Stock Interests will be diluted as a result of distributions to be made to Holders of Allowed Claims in Class 4, Class 5, Class 6, Class 7, Class 8 and Class 9 such that as of the Effective Date Holders of Common Stock Interests will in the aggregate hold 20% of the equity (subject to further dilution as set forth in the second paragraph of Article II. above).

          2.        DISTRIBUTION OF WARRANTS TO HOLDERS OF COMMON STOCK
                    INTERESTS

          In addition, Holders of Common Stock Interests will receive one Warrant for each Ordinary Share held by such Holder of Common Stock Interests. For every 4.8 Warrants held by such Holder of Common Stock Interests, such Holder of Common Stock Interests will be entitled to receive, during a period of two years from issuance of such Warrants, one Ordinary Share of the Reorganized Debtor at an exercise price of (euro)1.50 per share. Such Ordinary Shares, when issued and paid for, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all liens, charges and security interests. The Warrants, when exercised, will constitute approximately 4% (subject to further dilution as set forth in the second paragraph of Article
II. above) of the equity of the Reorganized Debtor. The Warrants will be governed by Netherlands law. See Section VII.K. -- "Capital Stock of Versatel -- Warrants."

C. DISTRIBUTIONS ON ACCOUNT OF ALLOWED SECURED CLAIMS (CLASS 1), ALLOWED OTHER PRIORITY CLAIMS (CLASS 2) AND ALLOWED GENERAL UNSECURED CLAIMS (CLASS 3)

          Pursuant to the terms of the Plan, Holders of Claims in Class 1 will receive one of the following alternative treatments at the election of the Debtor in respect of their Claims: (a) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof will be unaltered by the Plan, (b) the Debtor will surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or any further recourse against the Debtor or Reorganized Debtor, or (c) such Claim will be otherwise treated in any other manner such that Class 1 will not be impaired pursuant to section 1124 of the Bankruptcy Code.

          Pursuant to the terms of the Plan, Holders of Claims in Classes 2 and 3 will receive one of the following alternative treatments at the election of the Debtor in respect of their Claims: (a) the legal equitable and contractual rights to which such Claim entitles the Holder thereof will be left unaltered by the Plan, (b) to the extent due and owing on the Effective Date, such Claim will be paid in full on or as soon as reasonably practicable after the Effective Date, or to the extent not due and owing on the Effective Date, such Claim will be paid in the ordinary course of business in accordance with the terms thereof, or (c) such Claim will otherwise be treated in any manner such that the Class in which it is classified under the Plan will not be impaired pursuant to section 1124 of the Bankruptcy Code.

III.      DEVELOPMENT OF THE PLAN AND RELATED TRANSACTIONS

A.        BACKGROUND OF THE RESTRUCTURING

          1.        DESCRIPTION OF VERSATEL AND ITS LONG-TERM DEBT

          Founded in 1995, Versatel has grown rapidly since its inception by proving high-quality, competitively priced telecommunications, data and Internet services in its target market of The Netherlands, Belgium and northwest Germany. Versatel started as a switchless reseller of voice telecommunications services in The Netherlands. In 1998, Versatel started the build-out of its broadband fiber network designed to provide local access to its customers throughout its target market.

          As of March 31, 2002, Versatel had completed the construction of approximately 2,029 kilometers of fiber-ready duct for the Benelux overlay sections. Versatel had also completed the construction of 60 business park rings, 28 city rings and 76 "near overlay sections" as of March 31, 2002. Additionally, as of March 31, 2002, Versatel had a total local access extension of 1,554 kilometers in Benelux and 755 kilometers in Germany. As of March 31, 2002, Versatel had over 79,000 business customers and 1,267 employees.

          To finance the build-out of its network and the growth of its operations, Versatel raised over (euro)1.7 billion in debt and (euro)1.0 billion in equity in a series of capital markets transactions in the last four years. In May 1998, it issued $225,000,000 13 1/4% Senior Notes due 2008 and in December 1998 it issued $150,000,000 13 1/4% Senior Notes due 2008. In July 1999,
concurrently with its initial public offering, it issued $180,000,000 11 7/8% Senior Dollar Notes due 2009 and (euro)120,000,000 11 7/8% Senior Euro Notes due 2009. In December 1999, it issued (euro)300,000,000 4% Senior Convertible Notes due 2004, and, in March 2000, Versatel issued (euro)300,000,000 11 1/4% Senior Notes due 2010 and (euro)360,000,000 4% Senior Convertible Notes due 2005.

          2.        OPERATIONAL RESTRUCTURING

          Although Versatel's revenues increased from (euro)8.6 million for the year ended December 31, 1997 to (euro)255.7 million for the year ended December 31, 2001, it continued to incur significant operating losses. AS of December 31, 2001, Versatel had an accumulated deficit of (euro)1,039.7 million. For the year ended December 31, 2001, Versatel had a loss from operating activities of
(euro)222.8 million and negative Adjusted EBITDA (which consists of earnings
(loss) before interest expense, income taxes, depreciation, amortization, stock based compensation, tax penalties, restructuring expense, extraordinary items, results from investments and foreign exchange gain (loss)) of (euro)64.3 million. Versatel incurred (euro)184.1 million of annual interest expense in the year ended December 31, 2001. For the year ended December 31, 2000, Versatel had a loss from operating activities of (euro)257.0 million and negative Adjusted EBITDA of (euro)158.5 million. For the year ended December 31, 1999, Versatel had a loss from operating activities of (euro)96.3 million and negative Adjusted EBITDA of (euro)57.4 million. Versatel expects to continue to incur significant further operating losses for the foreseeable future.

          In order to bring operating expenses further in line with revenues and eliminate its need for external financing, Versatel took certain measures during 2001 to restructure its operations including, among other things, multiple reductions in its work force and a significant reduction in its cash burn rate through increased control over capital expenditure and operating costs. In March of 2001, it announced its first operational restructuring under which it reduced its workforce in The Netherlands and Germany by approximately 300 employees. In September 2001, Versatel announced its second operational restructuring under which it reduced its workforce in Belgium by approximately 100 employees.

          3.        EFFORTS TO RESTRUCTURE ITS BALANCE SHEET

          Despite such measures, however, Versatel still anticipated that significant additional financing would be necessary to meet its debt service requirements and fund its operations beyond the first quarter of 2004. As a result, and in light of the deteriorating global capital markets, Versatel began to explore options to restructure its balance sheet with the assistance of its financial advisors, Lehman Brothers, Inc. and Morgan Stanley & Co. Limited, and legal advisors, Shearman & Sterling and Stibbe.

B.        DEVELOPMENT OF THE RESTRUCTURING

          1. FILING OF EXCHANGE OFFER AND CONSENT SOLICITATION REGISTRATION STATEMENT WITH THE SEC ON FORM F-4

          On October 12, 2001, Versatel filed an exchange offer and consent solicitation registration statement on Form F-4 (the "Registration Statement") with the SEC. Pursuant to the Registration Statement, the Holders of Versatel's outstanding High Yield Notes and Convertible Notes would be offered a combination of cash and shares of Common Stock in exchange for such Notes. In addition, Versatel sought consent from the Holders of its Notes to amend the Indentures governing the High Yield Notes and the terms and conditions of the Convertible Notes. Such amendments would eliminate substantially all of the restrictive covenants under the Indentures and would enhance Versatel's future operating flexibility. Versatel engaged Lehman Brothers, Inc. and Morgan Stanley & Co. Limited to act as dealer managers for the exchange offer (the "Dealer Managers").

          Shortly after the filing of the Registration Statement, the Ad Hoc Committee was formed and informed Versatel that the proposed terms of the exchange offer were not acceptable to them and certain other Noteholders. The Ad Hoc Committee, comprised at the time of six major institutional Noteholders, engaged Lazard to act as its financial advisor and Bingham McCutchen to act as its legal advisor. Thereafter, Versatel, advised by the Dealer Managers, commenced formal negotiations with the Ad Hoc Committee, its counsel and Lazard.

          2.        AGREEMENT WITH THE AD HOC COMMITTEE

          On March 21, 2002, Versatel reached an agreement with the members of the Ad Hoc Committee following extensive negotiations with such Noteholders. The agreement reached with the Ad Hoc Committee contemplated that, Versatel would increase the consideration offered to its Noteholders in the Registration Statement. In addition, the agreement provided that if Versatel would not receive tenders of at least 99% in aggregate principal amount of outstanding Notes in the exchange offer, but would have received sufficient affirmative votes to confirm and obtain ratification by the Dutch Court of the Dutch Plan to be filed as part of a suspension of payments procedure (surseance van betaling) in The Netherlands, Versatel would seek to effect its financial restructuring by filing a request for suspension of payments with the Dutch Court. In addition, in such a case, Versatel would also consider commencing a Chapter 11 Case in the Bankruptcy Court seeking confirmation of the Plan, but not without also commencing the Dutch Proceeding. The members of the Ad Hoc Committee entered into the Lock-up Agreement with Versatel to support the exchange offer, the consent solicitation, the Dutch Plan and the Plan, and pursuant to which each Noteholder party thereto agreed, among other things, to certain restrictions on trading activities with respect to Notes beneficially held by such Noteholder. However, under the Lock-up Agreement, the members of the Ad Hoc Committee were not obligated to tender their Notes in the exchange offer or vote in favor of the Plan or the Dutch Plan. Members of the Ad Hoc Committee subsequently entered into a supplemental agreement dated June 19, 2002 (the "Supplemental Agreement") with Versatel pursuant to which each Noteholder party thereto agreed, among other things, to supplement and amend certain terms of the Lock-up Agreement.

          Each holder of Notes who signed the Lock-up Agreement is entitled to terminate the Lock-up Agreement, as amended, under certain circumstances, including if:

          a. the Dutch Court has not ratified the Dutch Plan within 150 days following the date of commencement of a suspension of payments procedure or the U.S. Bankruptcy Court has not confirmed or approved the Plan within 120 days following the date of commencement of a chapter 11 proceeding;

          b. Versatel disclaims in writing its intention to, or any of its senior management shall publicly state that Versatel will not, pursue the financial restructuring;

          c. there shall occur a material adverse change with respect to Versatel's financial position;

          d. Versatel breaches or fails to satisfy any of the material terms or conditions of the Lock-up Agreement; and

          e. either (i) the Dutch Plan is not ratified at the meeting of creditors in respect thereof or (ii) the Dutch Plan is not ratified by the Dutch Court and the Dutch Court's failure to ratify the Dutch Plan is final and nonappealable.

          3.        AGREEMENT WITH VOTING AGREEMENT GROUP

          On March 28, 2002, Versatel filed Amendment No. 1 to the Registration Statement to reflect the terms of the revised offer based upon the agreement that it had reached with the Ad Hoc Committee. After the filing of Amendment No. 1 to the Registration Statement, Versatel was informed by the SEC that it would conduct a full review of the Registration Statement, a change from its original "no review" position in October 2001. Versatel subsequently experienced further delays in the SEC review process. Versatel concluded that, within the rapidly deteriorating telecom market, it needed to complete its financial restructuring as soon as possible and that any prolonged uncertainty could seriously hurt its business.

         On June 19, 2002, the Voting Agreement Group, the members of the Ad Hoc Committee and certain other Noteholders entered into the Voting Agreement pursuant to which each Noteholder party thereto agreed, among other things, to vote all of the Notes beneficially owned by such Noteholder, or for which it had investment authority or discretion with respect to a beneficial interest in, in favor of the Plan and the Dutch Plan; provided that the treatment of Note Claims under the Plan and the Dutch Plan would be consistent with the terms of the term sheet (the "Term Sheet") attached as Exhibit A to, and also part of, the Voting Agreement. The treatment of Note Claims set forth in Section 3.4 of the Plan is intended to be consistent with the "Consideration" and "Allocation" described in the Term Sheet. To the extent there is any discrepancy between the treatment of Note Claims as set forth in Section 3.4 of the Plan and the "Consideration" and the "Allocation" described in the Term Sheet, the Term Sheet shall govern. The Voting Agreement does not prohibit Noteholders who are party to the Voting Agreement from selling or transferring their Notes.

          4.        AGREEMENT WITH GE CAPITAL

          On June 6, 2002, Versatel entered into a binding commitment letter (the "Commitment Letter") with GE Capital Structured Finance Group Limited ("GE Capital") pursuant to which GE Capital has agreed to provide Versatel with a senior secured credit facility (the "GE Capital Facility") in the amount of
(euro)150 million, conditioned upon, among other things, satisfactory completion of due diligence, satisfactory documentation, approval by GE Capital senior management and the consummation of the Plan and the Dutch Plan. As of the date of this Disclosure Statement, the Commitment Letter will expire on August 15, 2002 unless further extended by both parties. The GE Capital Facility will be used to fund capital expenditures, working capital requirements and other general corporate purposes of Versatel following the consummation of the Plan. No definitive documentation in respect of the GE Capital Facility has been entered into as of the date of this Disclosure Statement. Versatel believes that the financing arrangement contemplated by the Commitment Letter would provide the Company with sufficient liquidity to fully fund its operations. See Article
VI. -- "Post-Effective Financing."

                        IV. OVERVIEW OF CHAPTER 11 CASE

A.        FIRST DAY ORDERS

          Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and equity holders. The principal goals of chapter 11 are to permit the rehabilitation of the debtor and provide for equality of treatment of similarly situated creditors. To further these goals, the filing of a voluntary petition for relief under chapter 11 gives rise to an automatic stay of all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 Case or that otherwise interfere with the debtor's property or business.

          Soon after commencing its Chapter 11 Case, the Debtor obtained relief in the form of various "first day orders" from the Bankruptcy Court as to various matters, certain of which are described below.

         These matters include orders approving (i) enforcement of the automatic stay and utility protection provisions of the Bankruptcy Code, (ii) the maintenance of certain bank accounts, (iii) the maintenance of certain investments and prepetition investment practices, (iv) the retention of Shearman & Sterling as the Debtor's counsel for this Chapter 11 Case and of Stibbe as the Debtor's special Dutch counsel, (v) the retention of Deloitte & Touche Accountants and Deloitte & Touche Belastingadviseurs as auditors and tax advisors to the Debtor, respectively, and (vi) the establishment of procedures for interim compensation of professionals. It should be noted that further requirements may have to be met in the Dutch Proceeding in order to execute these orders.

B.        SCHEDULES AND STATEMENTS OF FINANCIAL AFFAIRS

          On June 19, 2002, the Debtor filed Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, as amended, modified or supplemented, the "Schedules and Statements") with the Bankruptcy Court. Among other things, the Schedules and Statements set forth the Claims of known creditors against each of the Debtor as of the Petition Date, based upon the Debtor's books and records.

                                  V. THE PLAN

          The following summary is a brief overview of the Plan and is qualified in its entirety by reference to the full text of the Plan and the more detailed information contained elsewhere in this Disclosure Statement. Capitalized terms used but not defined in this Article V have the meanings ascribed to them in the Plan.

          NOTHING IN THE PLAN SHALL RELIEVE THE DEBTOR FROM COMPLIANCE WITH THE LAWS OF THE NETHERLANDS TO THE EXTENT THAT ANY AUTHORIZATION PROVIDED THEREIN IS NOT ENFORCEABLE UNDER SUCH LAWS.

A.        ADMINISTRATIVE PRIORITY TAX CLAIMS

          1.        ADMINISTRATIVE CLAIMS

          Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Allowed Administrative Claim shall be paid by the Debtor in full, in Cash or other consideration owing with respect to such Administrative Claim, or as otherwise agreed between the holder of such Administrative Claim and the Reorganized Debtor, in such amounts as are incurred in the ordinary course of business by the Debtor, or in such amounts as such Administrative Claim is Allowed (a) on or as soon as reasonably practicable after the later of the Effective Date and thirty (30) days after the date upon which there is a Final Order allowing such Administrative Claim or (b) such other terms as may be agreed upon between the holder of such Administrative Claim and the Debtor.

          All final applications for Professional Fees for services rendered in connection with the Chapter 11 Case prior to the Effective Date shall be filed with the Bankruptcy Court not later than thirty (30) days after the Effective Date.

          The Reorganized Debtor shall deposit the Cash Reserve in an interest-bearing account three (3) days prior to the Effective Date, to be used exclusively to make Distributions on account of all Allowed Professional Fees which are due and payable as of the Effective Date. To the extent the Cash Reserve is insufficient to cover the amount of all Allowed Professional Fees, the Distribution of such Cash Reserve to the Professionals shall in no way limit the remaining amounts owed to the Professionals in respect of their Allowed Professional Fees.

          All Indenture Trustee Claims shall be paid by the Debtor in full, in Cash, on the Effective Date; provided, however, that if the Debtor disputes any Indenture Trustee Claim and such dispute is not resolved, then such disputed Indenture Trustee Claim shall be submitted to the Bankruptcy Court for final resolution. Any such disputed Indenture Trustee Claim shall not prevent confirmation of the Plan, the occurrence of the Effective Date or consummation of the Plan.

          2.        PRIORITY TAX CLAIMS

          Each Allowed Priority Tax Claim shall be paid by the Debtor in full, in Cash, upon the latest of (a) the Effective Date, (b) thirty (30) days after the date upon which there is a Final Order allowing such Allowed Priority Tax Claim, (c) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Case had not been commenced and (d) as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtor; provided, however, that (i) the Debtor may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim on the Effective Date, make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the Debtor and the applicable governmental unit or as determined by the Bankruptcy Court and (ii) in the event an Allowed Priority Tax Claim may also be classified as an Allowed Secured Claim, the Debtor may, at its option, elect to treat such Allowed Priority Tax Claim as an Allowed Secured Claim.

B.        CLASSIFICATION OF CLAIMS AND COMMON STOCK INTERESTS

          Section 1123(a)(1) of the Bankruptcy Code requires a plan of reorganization to designate classes of claims and classes of equity interests. The Plan segregates the various Claims against, and Common Stock Interests in, the Debtor into Classes with respect to each Debtor.

          The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim or equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests of such class. The Debtor believes that all Claims and Common Stock Interests have been appropriately classified in the Plan.

          To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtor would seek
(i) to modify the Plan to provide for whatever reasonable classification might be required for confirmation and (ii) to use the acceptances received from any Holder of Claims pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such Holder ultimately is deemed to be a member.

Any such reclassification of Holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan adversely affects the treatment of a Holder of Claims or Common Stock Interests and requires resolicitation, the Debtor will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims or Common Stock Interests pursuant to this solicitation will constitute a consent to the Plan's treatment of such Holder regardless of the Class of which such Holder is ultimately deemed to be a member.

          The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or equity interest of a particular class unless the Holder of a particular claim or equity interest agrees to a less favorable treatment of its claim or equity interest. The Debtor believes that it has complied with such requirement of equal treatment.

          Only Classes that are impaired (as defined under section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan, unless the Class is deemed to have rejected the Plan. As a general matter, a class of claims or equity interests is considered to be "unimpaired" under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the holders of such claims or equity interests. Under the Bankruptcy Code, holders of unimpaired claims or equity interests under a plan or reorganization are conclusively presumed to have accepted the plan. Holders of claims or equity interests that do not receive or retain anything under a plan of reorganization are deemed to have rejected the plan. Any Class of Claims or Common Stock Interests that has no members as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Common Stock Interest, or a Claim or Common Stock Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes.

          The categories of Claims and Common Stock Interests listed below classify Claims and Common Stock Interests for all purposes, including voting, confirmation and Distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Common Stock Interest shall be deemed classified in a particular Class only to the extent that the Claim or Common Stock Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Common Stock Interest qualifies within the description of such different Class. A Claim or Common Stock Interest is in a particular Class only to the extent that such Claim or Common Stock Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. "Allowed" means, with reference to any Claim or Common Stock Interest, any Claim or Common Stock Interest, or the portion of a Claim or Common Stock Interest, against any Debtor (a) proof of which was filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order or (ii) if an objection has been interposed, to the extent such Claim or Common Stock Interest has been allowed (whether in whole or in part) by a Final Order, (b) if no proof of claim was so filed, has been listed by a Debtor in its Schedules as liquidated in an amount and not disputed or contingent as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order,
(ii) any objection has been settled, waived, withdrawn or denied by a Final Order, or (iii) if an objection has been interposed, to the extent such Claim or Common Stock Interest has been allowed by a Final Order, (c) which Claim arises from the recovery of property under section 550 or 553 of the Bankruptcy Code and is allowed in accordance with section 502(h) of the Bankruptcy Code, (d) which Claim or Common Stock Interest is allowed under the Plan or (e) which Claim or Common Stock Interest is allowed by a Final Order; provided, however, that, with reference to any Claim or Common Stock Interest, the term "Allowed" for purposes of distribution under the Plan shall not include, unless otherwise specified in the Plan, interest on such Claim from the Petition Date; provided further that the Allowed amounts of Note Claims shall be as provided in the Plan.

          The Plan separately classifies General Unsecured Claims against the Debtor because this Class largely comprises trade creditors. Any impairment of these Claims could be detrimental to the ability of the Debtor and its operating companies to obtain essential trade credit and could substantially impair the ability of the Debtor and its operating companies to do business with trade creditors whose goods and services are essential for the Debtor and its operating companies. Accordingly, General Unsecured Claims are unimpaired under the Plan.

          The classification of Claims and Common Stock Interests pursuant to the Plan is as follows:

          1.        CLAIMS AGAINST AND COMMON STOCK INTERESTS IN THE DEBTOR

                    a.        Class 1--Secured Claims

                    b.        Class 2--Other Priority Claims

                    c.        Class 3--General Unsecured Claims

                    d.        Class 4--13 1/4% High Yield Note ClaIMS

                    e.        Class 5--11 7/8% U.S. Dollar High Yield Note
                              Claims

                    f.        Class 6--11 7/8% Euro High Yield Note Claims

                    g.        Class 7--11 1/4% High Yield Note Claims

                    h.        Class 8--2004 Convertible Note Claims

                    i.        Class 9--2005 Convertible Note Claims

                    j.        Class 10--Common Stock Interests

C.        TREATMENT OF CLAIMS AND COMMON STOCK INTERESTS

          The treatment of Note Claims set forth in Section 3.4 of the Plan is intended to be consistent with the "Consideration" and "Allocation" described in the Term Sheet, attached as Exhibit A to the Plan (the "Term Sheet"). To the extent there is any discrepancy between treatment of Note Claims as set forth in
Section 3.4 of the Plan and the "Consideration" and "Allocation" described in the Term Sheet, the Term Sheet shall govern. New Common Stock distributed to Holders of Note Claims pursuant to the Plan or held by shareholders as of the Effective Date is subject to dilution by the exercise of any Warrants, GE Capital Warrants, issued and outstanding options pursuant to the Stock Option Plans, or pursuant to any future stock option plan, High Yield Warrants, and the Jacmel Shares, as described in Article II. The treatment of Claims against and Common Stock Interests in the Debtor pursuant to Section 3.4 of the Plan is as follows:

          1.        TREATMENT OF CLAIMS AGAINST AND COMMON STOCK INTERESTS IN
                    THE DEBTOR

                    a.        Class 1--Secured Claims

                              i. Treatment: Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Secured Claim against the Debtor will receive one of the following alternative treatments, at the election of the Debtor:

                                        A.        the legal, equitable and
                                                  contractual rights to which
                                                  such Claim entitles the Holder
                                                  thereof will be unaltered by
                                                  the Plan;

                                        B.        the Debtor will surrender all
                                                  collateral securing such Claim
                                                  to the Holder thereof, without
                                                  representation or warranty by
                                                  or any further recourse
                                                  against the Debtor or
                                                  Reorganized Debtor; or

                                        C.        such Claim will be otherwise
                                                  treated in any other manner
                                                  such that Class 1 will not be
                                                  impaired pursuant to section
                                                  1124 of the Bankruptcy Code.

                                        Any default, other than as specified in
                                        section 365(b)(2) of the Bankruptcy
                                        Code, with respect to any Allowed
                                        Secured Claim against the Debtor that
                                        existed immediately prior to the filing
                                        of the Chapter 11 Case will be deemed
                                        cured upon the Effective Date.

                              ii. Voting: Class 1 is not impaired. The Holders of Secured Claims against the Debtor are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

                    b.        Class 2--Other Priority Claims

                              i.        Treatment: Unless the Holder of an
                                        Allowed Other Priority Claim and the
                                        Debtor agree to a different treatment,
                                        each Holder of an Allowed Other Priority
                                        Claim against the Debtor will receive
                                        one of the following alternative
                                        treatments, at the election of the
                                        Debtor:

                                        A.        to the extent then due and
                                                  owing on the Effective Date,
                                                  such Claim will be paid in
                                                  full in Cash or other
                                                  consideration owing with
                                                  respect to such Claim or as
                                                  otherwise agreed between the
                                                  Claim Holder and the Debtor by
                                                  the Reorganized Debtor;

                                        B.        to the extent not due and
                                                  owing on the Effective Date,
                                                  such Claim will be paid in
                                                  full in Cash or other
                                                  consideration owing with
                                                  respect to such Claim or as
                                                  otherwise agreed between the
                                                  Claim Holder and the
                                                  Reorganized Debtor by the
                                                  Reorganized Debtor when and as
                                                  such Claim becomes due and
                                                  owing in the ordinary course
                                                  of business in accordance with
                                                  the terms thereof; or

                                        C.        such Claim will be otherwise
                                                  treated in any manner such
                                                  that Class 2 shall not be
                                                  impaired pursuant to section
                                                  1124 of the Bankruptcy Code.

                                        Any default, other than as specified in
                                        section 365(b)(2) of the Bankruptcy
                                        Code, with respect to any Allowed Other
                                        Priority Claim against the Debtor that
                                        existed immediately prior to the filing
                                        of the Chapter 11 Case will be deemed
                                        cured upon the Effective Date.

                              ii. Voting: Class 2 is not impaired. The Holders of Other Priority Claims against the Debtor are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code
                                        and are not entitled to vote to accept
                                        or reject the Plan.

                    c.        Class 3--General Unsecured Claims

                              i. Treatment: Unless the Holder of such Allowed Claim and the Debtor agree to a different treatment, each Holder of an Allowed General Unsecured Claim against the Debtor will receive one of the following alternative treatments, at the election of the Debtor:

                                        A.        to the extent then due and
                                                  owing on the Effective Date,
                                                  such Claim will be paid in
                                                  full in Cash or other
                                                  consideration owing with
                                                  respect to such Claim or as
                                                  otherwise agreed between the
                                                  Claim Holder and the Debtor by
                                                  the Reorganized Debtor in
                                                  accordance with the terms
                                                  thereof;

                                        B.        to the extent not due and
                                                  owing on the Effective Date,
                                                  such Claim will be paid in
                                                  full in Cash or other
                                                  consideration owing with
                                                  respect to such Claim or as
                                                  otherwise agreed between the
                                                  Claim Holder and the
                                                  Reorganized Debtor by the
                                                  Reorganized Debtor when and as
                                                  such Claim becomes due and
                                                  owing in the ordinary course
                                                  of business in accordance with
                                                  the terms thereof; or

                                        C.        such Claim will be otherwise
                                                  treated in any other manner
                                                  such that Class 3 shall not be
                                                  impaired pursuant to section
                                                  1124 of the Bankruptcy Code.

                                        Any default, other than as specified in
                                        section 365(b)(2) of the Bankruptcy
                                        Code, with respect to any General
                                        Unsecured Claim against the Debtor that
                                        existed immediately prior to the filing
                                        of the Chapter 11 Case shall be deemed
                                        cured upon the Effective Date.

                              ii. Voting: Class 3 is not impaired. The Holders of General Unsecured Claims against the Debtor are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

                    d.        Class 4--13 1/4% High Yield Note Claims

                              i. Treatment: The 13 1/4% High Yield Note Claims shall be deemed Allowed in the aggregate amount of $369,434,750. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed 13 1/4% High Yield Note Claim will receive, in full satisfaction of each $1,000 of such Allowed 13 1/4% High Yield Note Claim plus interest accrued and unpaid thereon through the Petition Date, $228.44 in cash and 233.77 shares of New Common Stock, representing in the aggregate 18.7% of the equity in the Reorganized Debtor.

                              ii. Voting: Class 4 is impaired, and the Holders of Allowed 13 1/4% High Yield Note Claims are entitled to vote to accept or reject the Plan.

                    e.        Class 5--11 7/8% U.S. Dollar High Yield Note
                              Claims

                              i. Treatment: The 11 7/8% U.S. Dollar High Yield Note Claims will be deemed Allowed in the aggregate amount of $185,933,190. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed 11 7/8% U.S. Dollar High Yield Note Claim will receive, in full satisfaction of each $1,000 of such Allowed 11 7/8% U.S. Dollar High Yield Note Claim plus interest accrued and unpaid thereon through the Petition Date, $252.24 in cash and 233.77 shares of New Common Stock, representing in the aggregate 9.1% of the equity in the Reorganized Debtor.

                              ii. Voting: Class 5 is impaired, and the Holders of Allowed 11 7/8% U.S. Dollar High Yield Note Claims are entitled to vote to accept or reject the Plan.

                    f.        Class 6--11 7/8% Euro High Yield Note Claims

                              i. Treatment: The 11 7/8% Euro High Yield Note Claims shall be deemed Allowed in the aggregate amount of
                                        (euro)118,703,110. On or as soon as
                                        reasonably practicable after the
                                        Effective Date, each Holder of an
                                        Allowed 11 7/8% Euro High Yield Note
                                        Claim will receive, in full satisfaction of each(euro)1,000 of such Allowed 11 7/8% Euro High Yield Note Claim plus interest accrued and unpaid thereon through the Petition Date,(euro)252.24 in cash and 203.45 shares of New Common Stock, representing in the aggregate 5.0% of the equity in the Reorganized Debtor.

                              ii. Voting: Class 6 is impaired, and the Holders of Allowed 11 7/8% Euro High Yield Note Claims are entitled to vote to accept or reject the Plan.

                    g.        Class 7--11 1/4% High Yield Note Claims

                              i. Treatment: The 11 1/4% High Yield Note Claims will be deemed Allowed in the aggregate amount of (euro)307,314,000. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed 11 1/4% High Yield Note Claim will receive, in full satisfaction of each of(euro)1,000 of such Allowed 11 1/4% High Yield Note Claim plus interest accrued and unpaid thereon through the Petition Date,(euro)222.50 in cash and
                                        203.45 shares of New Common Stock,
                                        representing in the aggregate 13.4% of
                                        the equity in the Reorganized Debtor.

                              ii. Voting: Class 7 is impaired, and the Holders of Allowed 11 1/4% High Yield Note Claims are entitled to vote to accept or reject the Plan.

                    h.        Class 8--2004 Convertible Note Claims

                              i. Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Convertible Note Claim will receive, for each(euro)1,000 in initial principal amount of Convertible Notes Claim held by such Holder of an Allowed Convertible Note Claim,(euro)183.90 in cash and
                                        234.37 shares of New Common Stock,
                                        representing in the aggregate 15.4% of
                                        the equity in the Reorganized Debtor, in full satisfaction of such Allowed Convertible Note Claim.

                              ii. Voting: Class 8 is impaired, and the Holders of Allowed Convertible Note Claims are entitled to vote to accept or reject the Plan.

                    i.        Class 9--2005 Convertible Note Claims

                              i. Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Convertible Note Claim shall receive, for each(euro)1,000 in initial principal amount of Convertible Notes held by sucH Holder of an Allowed Convertible Note Claim plus interest accrued and unpaid thereon through the Petition
                                        Date,(euro)172.61 in cash and 234.37
                                        shares of New Common Stock, representing in the aggregate 18.5% of the equity in the Reorganized Debtor, in full satisfaction of such Allowed Convertible Note Claim.

                              ii. Voting: Class 9 is impaired, and the Holders of Allowed Convertible Note Claims are entitled to vote to accept or reject the Plan.

                    j.        Class 10--Common Stock Interests

                              i. Treatment: On the Effective Date, each Holder of a Common Stock Interest will retain its Common Stock Interest in the Debtor, except that all outstanding Common Stock Interests shall be diluted, as a result of Distributions of shares of New Common Stock to be made on or as soon as reasonably practicable after the Effective Date to Holders of Allowed Claims in Class 4, Class 5, Class 6, Class 7, Class 8 and Class 9 such that, as of the time of such Distributions in accordance with the Plan, Holders of Common Stock Interests will in the aggregate hold Common Stock Interests representing in the aggregate 20% of the equity of the Reorganized Debtor on the Effective Date. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Common Stock Interest will receive one (1)

                                        Warrant for each one (1) share of Common
                                        Stock held. For every four and
                                        eight-tenths (4.8) Warrants held, such
                                        Holders will be entitled to receive one
                                        (1) share of New Common Stock of the
                                        Reorganized Debtor.

                              ii. Voting: Class 10 is impaired, and the Holders of Common Stock Interests are entitled to vote to accept or reject the Plan.

D.        MEANS FOR IMPLEMENTATION OF THE PLAN

          1.        CANCELLATION OF NOTES AND INSTRUMENTS

          Pursuant to Section 5.2 of the Plan, on the Effective Date, except to the extent provided otherwise in the Plan, including, but not limited to,
Section 7.2 of the Plan, and provided that the treatments provided for therein and the distributions contemplated by Article VIII. of the Plan are made, (1) all notes, instruments, certificates, guaranties and other documents evidencing
(a) the High Yield Notes and (b) the Convertible Notes and (2) any Indenture or Convertible Notes Agency Agreement relating to any of the foregoing, including, without limitation, the Indentures and Convertible Notes Agency Agreement will be cancelled and deemed terminated, as permitted by section 1123(a)(5)(f) of the Bankruptcy Code.

          2.        CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE
                    ACTION

                    a.        Amended Articles of Association

          Pursuant to Section 5.3(a) of the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor shall amend the Articles of Association at Versatel's civil law notary in accordance with Netherlands law to increase its authorized share capital in sufficient amount to provide for Distributions pursuant to the terms and conditions of the Plan. The amendment to the Articles of Association to increase the share capital of the Reorganized Debtor has been authorized by a general meeting of the shareholders on May 2, 2002, subject to a successful capital restructuring either through an exchange offer, or a Bankruptcy Case or through a Dutch Bankruptcy Case contemporaneous with a Chapter 11 Case. On and after the Effective Date, the Reorganized Debtor may amend and restate its Amended Articles of Association and other constituent documents as permitted by Netherlands law.

                    b.        Directors and Officers of Reorganized Debtor

          Pursuant to Section 5.3(b) of the Plan, subject to any requirement of the Bankruptcy Court's approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the supervisory directors and the managing director of the Reorganized Debtor will be the supervisory directors and the managing director immediately prior to the Effective Date. On the Effective Date, the supervisory directors and the managing director designated by the Debtor prior to the Confirmation Date will serve as supervisory directors and the managing director of the Reorganized Debtor. Pursuant to section 1129(a)(5), the Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the supervisory board of the Reorganized Debtor (which persons shall have been designated by the Debtor), and, to the extent such Person is an insider, the nature of any compensation for such

Person. After the Effective Date, the Reorganized Debtor shall call a meeting of the shareholders to install the new members of the supervisory board in accordance with the terms and conditions of the Lock-up Agreement. The classification and composition of the supervisory board of the Reorganized Debtor will be consistent with the Articles of Association, as amended from time to time. Each such supervisory director and managing director will serve from and after the Effective Date pursuant to the terms of the Articles of Association, the bylaws of the supervisory board and Netherlands companies law, as applicable.

                    c.        Corporate Action

          Pursuant to Section 5.3(c) of the Plan, on the Effective Date, all actions contemplated by the Plan, including, but not limited to those set forth in Section 5.6 of the Plan, will be authorized and approved in all respects (subject to the provisions of the Plan), to the extent required by Netherlands law. All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan in the name of and on behalf of the Reorganized Debtor will be deemed to have occurred and will be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor. On and after the Effective Date, the appropriate officers of the Reorganized Debtor and members of the board of directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor.

          3.        SOURCES OF CASH FOR PLAN DISTRIBUTION

          Pursuant to Section 5.4 of the Plan, all Cash necessary for the Reorganized Debtor to make Distributions will be obtained from existing Cash balances, the operations of the Debtor or Reorganized Debtor, or post-Effective Date borrowing under other available facilities of the Debtor or Reorganized Debtor. The Reorganized Debtor may also make such payments using Cash received from their subsidiaries from advances or dividends from its subsidiaries in the ordinary course.

          4.        ELIMINATION OF CLASSES

          Pursuant to Section 5.5 of the Plan, any Class that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Common Stock Interest, or a Claim or Common Stock Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, will be deemed deleted from the Plan for all purposes.

          5.        PAYMENT OF CASH

         Pursuant to Section 5.6 of the Plan, on or as soon as practicable after the Effective Date, the Reorganized Debtor will pay, in accordance with the terms of the Plan, Cash to Holders of the Note Claims. The payment of Cash by the Reorganized Debtor is authorized by the Plan without the need for any further corporate action.

          6.        ISSUANCE OF NEW COMMON STOCK

          Pursuant to Section 5.7 of the Plan, as of the Effective Date, the Reorganized Debtor shall be authorized, without any further corporate action, to
(a) execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) in connection with the shares of New Common Stock and (b) issue for Distribution pursuant to the terms and conditions of the Plan, shares of New Common Stock to each Holder of an Allowed Note Claim in accordance with the treatment provided for such Allowed Note Claim set forth in Section 3.4 of the Plan. In accordance with Netherlands law, the issuance of additional shares of New Common Stock for Distribution pursuant to the Plan has been authorized by a general meeting of the shareholders on May 2, 2002, subject to a successful capital restructuring either through an exchange offer, a Dutch Proceeding or through a Dutch Proceeding contemporaneous with a Chapter 11 Case. Payment of the nominal value of the shares of New Common Stock to be issued to each Holder of an Allowed Note Claim shall take place by means of a set-off against the amount of the Allowed Note Claim without effect on, or prejudice to the treatment of Note Claims set forth in the Plan, or the consideration offered in the Dutch Plan.

          7.        ISSUANCE OF WARRANTS

          Pursuant to Section 5.8 of the Plan, as of the Effective Date, the Reorganized Debtor shall be authorized, without any further corporate action, to
(a) execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) in connection with the Warrants and (b) issue for Distribution, pursuant to the terms and conditions of the Plan, Warrants to each Holder of an Allowed Common Stock Interest in accordance with the treatment provided for such Allowed Common Stock Interest in Section 3.4 of the Plan. In accordance with Netherlands law, the issuance of Warrants for distribution pursuant to the Plan has been authorized by a general meeting of shareholders on May 2, 2002, subject to a successful capital restructuring either through an exchange offer, a Dutch Proceeding, or through a Dutch Proceeding contemporaneous with a Chapter 11 Case. See Section VII.K. -- "Capital Stock of Versatel -- Warrants."

          8.        GE CAPITAL SENIOR SECURED FACILITY

          Pursuant to Section 5.9 of the Plan, as of the Effective Date, the Reorganized Debtor shall be authorized, without further corporate action, to execute and deliver all agreements, documents and instruments (and all exhibits, schedules and annexes thereto) in connection with the GE Capital Senior Secured Facility. See Article VI. -- "Post-Effective Financing."

          9.        LISTING OF THE NEW COMMON STOCK AND WARRANTS

          The Debtor will use its best efforts to apply to list the New Common Stock (except for the American Depositary Shares in respect thereof) and Warrants on Euronext Amsterdam.

          10.       HIGH YIELD WARRANTS AND OPTIONS

          As of the Effective Date, all High Yield Warrants and Options issued and outstanding immediately before the Effective Date will remain issued and outstanding.

          11.       JACMEL SHARES

          As of the Effective Date, the Reorganized Debtor will be authorized, without further corporate action, to issue, and to execute and deliver all agreements, documents and instruments (and exhibits, schedules and annexes thereto) in connection with the issuance of, the Jacmel Shares as soon as is possible after the Effective Date.

          12.       GE CAPITAL WARRANTS

          As of the Effective Date, the Reorganized Debtor will be authorized, without further corporate action, to issue, and to execute and deliver all agreements, documents and instruments (and exhibits, schedules and annexes thereto) in connection with the issuance of, the GE Capital Warrants.

E.        DISTRIBUTIONS UNDER THE PLAN

          1.        DISTRIBUTION FOR ALLOWED CLAIMS AND ALLOWED COMMON STOCK
                    INTERESTS

                    a. Pursuant to Section 7.1(a) of the Plan, except as otherwise provided in Article VII of the Plan or as may be ordered by the Bankruptcy Court, Distributions to be made on the Effective Date on account of Allowed Claims and Allowed Common Stock Interests that are Allowed and due and owing as of the Effective Date and are entitled to receive Distributions under the Plan shall be made on the Effective Date or as soon as practicable thereafter, but not later than (i) 180 calendar days following the Effective Date on account of all Note Claims and (ii) 120 calendar days for all other Claims.

                    b. Pursuant to Section 7.1(b) of the Plan, beginning on the date that is 30 calendar days after the end of the calendar quarter following the Effective Date and 30 calendar days after the end of each calendar quarter thereafter (to the extent that such day is a Business Day or, if not, on the next succeeding Business Day), Distributions shall also be made, pursuant to Section 8.3 of the Plan, to Holders of Disputed Claims in any such Class whose Disputed Claims were Allowed during the preceding calendar quarter. Such quarterly Distributions shall be in the full amount that the Plan provides for Allowed Claims in the applicable quarter.

          2. DISTRIBUTION BY THE REORGANIZED DEBTOR; DISTRIBUTIONS WITH RESPECT TO DEBT SECURITIES

          Pursuant to Section 7.2 of the Plan, the Reorganized Debtor may designate an entity or entities to serve or may serve themselves as Disbursing Agents to make all Distributions. Notwithstanding the provisions of Article V of the Plan regarding the cancellation of the Indentures and the Convertible Notes Agency Agreements, the Indentures and the Convertible Notes Agency Agreements shall continue in effect to the extent necessary to allow the Reorganized Debtor to receive and make Distributions on account of the Notes. Each Indenture Trustee and Disbursing Agent providing services related to Distributions to the Holders of

Allowed Claims on account of the Notes, shall be entitled to seek reasonable compensation from the Reorganized Debtor for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services (including fees and expenses of counsel). If the Reorganized Debtor disputes any such Claim for compensation and such dispute is not resolved, then such dispute shall be submitted to the Bankruptcy Court for resolution.

          3. DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

                    a.        Delivery of Distributions in General

          Pursuant to Section 7.3(a) of the Plan, distributions to Holders of Allowed Claims or Common Stock Interests shall be made at the address of the Holder of such Claim or Common Stock Interest as indicated in the records of the Debtor or the Disbursing Agent. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable Distributions, Distributions to Holders of Note Claims shall be made to the Indenture Trustees under the respective Indentures and the Convertible Notes Agent under the respective Convertible Notes Agency Agreements for further Distribution to the Holders of the Note Claims. Distributions shall be made in accordance with the provisions of the applicable Indenture, Convertible Notes Agency Agreement, loan agreement or analogous instrument or agreement and the provisions of this Plan, and Distributions will be made to Holders of record as of the Distribution Record Date.

                    b.        Unclaimed Distributions

                              i. Cash Distributions. Pursuant to Section 7.3(b)(i) of the Plan, an Unclaimed Cash Distribution shall be any Distribution made to the Holder of an Allowed Claim including, in the case of check or other instrument, the proceeds thereof that
                                        (i) are returned to the Reorganized
                                        Debtor as undeliverable or because
                                        delivery thereof is not accepted, or
                                        (ii) in the case of a Distribution made
                                        in the form of a check or other
                                        instrument, is not negotiated. Any
                                        Unclaimed Cash Distribution shall, until such time, if ever, be retained by the Reorganized Debtor which may commingle such funds with their other funds; provided, however, that any Holder of an Allowed Claim that does not claim an Unclaimed Cash Distribution within the later of one (1) year after the Effective Date or one (1) year after such check or other instrument was issued by the Reorganized Debtor shall not participate in any further Distribution and shall be forever barred from asserting any such Claim against the Reorganized Debtor (or any of its subsidiaries) or its property. Any Cash held for Distribution on account of such Holder's Claim and any accumulated income thereon shall be property of the Reorganized Debtor, free and clear of any restrictions thereon. Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim other than by reviewing its books and records (including any proofs of claim filed against the Debtor). Within thirty
                                        (30) days after the end of each fiscal
                                        quarter (to the extent that such day is
                                        a Business Day, or if not, on the next
                                        succeeding Business Day), the
                                        Reorganized Debtor shall distribute all
                                        such previously Unclaimed Cash
                                        Distributions that became deliverable
                                        during the preceding fiscal quarter.

                              ii. Distribution Other than Cash. Pursuant to Section 7.3(b)(ii) of the Plan, if any Holder of an Allowed Note Claim or Common Stock Interests entitled to a Distribution of the shares of New Common Stock or Warrants cannot be located on the Effective Date, such Distributions shall not be issued by the Debtor but shall be reserved by the Debtor instead. If such person is located within one (1) year of the Effective Date, such Distribution shall be issued by the Debtor and distributed to such person. If such person cannot be located within one (1) year of the Effective Date, any such Distributions shall not be issued by the Debtor and shall no longer be reserved on behalf of such Holder, and such Holder shall not participate in any further Distributions, and shall be forever barred from asserting any such Note Claim against, or Common Stock Interest in, the Reorganized Debtor, or its property, as applicable; provided, however, that nothing contained in this Plan shall require the Reorganized Debtor to attempt to locate such person.

                              iii.      Notice of Unclaimed Distributions.
                                        Pursuant to Section 7.3(b)(iii) of the
                                        Plan, from time to time, the Reorganized
                                        Debtor shall file a list of unclaimed
                                        Distributions with the Court.

                              iv.       Tax Provision. Pursuant to Section
                                        7.3(b)(iv) of the Plan, in accordance
                                        with section 1146(c) of the Bankruptcy
                                        Code, the issuance, transfer or other
                                        exchange of a security, or the making or delivery of an instrument of transfer under the Plan will not be taxed under any U.S. law imposing a stamp tax, transfer tax, or similar tax or fee. However, the issuance, transfer or other exchange of a security under the Plan may be subject to tax consequences under Netherlands law. See Section XVII.B. -- "Certain Tax Considerations -- Dutch Tax Considerations". Any federal, state or local withholding taxes or amounts required to be withheld under applicable U.S. law will be deducted from Distributions hereunder. If a withholding tax is so required under applicable U.S. law, all Entities holding Claims or Common Stock Interests will be required to provide any information necessary to effect the withholding of such taxes.

          4.        DISTRIBUTION RECORD DATE

          Pursuant to Section 7.4 of the Plan, as of the close of business on the Distribution Record Date, the transfer registers for the Notes, as maintained by the Debtor, the Indenture Trustees, the Convertible Notes Agents, or their respective agents, shall be closed, and the transfer of Notes, or any interest therein, will be prohibited. Moreover, neither the Reorganized Debtor nor the Indenture Trustees shall have any obligation to recognize the transfer of any Notes occurring after the Distribution Record Date for purposes of distributing hereunder, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

          5.        SETOFFS AND RECOUPMENTS

          Pursuant to Section 7.5 of the Plan, the Reorganized Debtor may, but will not be required to, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim, except for any Allowed Note Claim, and the Distributions on account of such Claim (before any Distribution is made on account of such Claim), the Claims, rights and Causes of Action of any nature that the Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such Holder.

          6.        SURRENDER OF CANCELLED INSTRUMENTS OR SECURITIES

                    a. Pursuant to Section 7.6(a) of the Plan, as a condition precedent to receiving any Distribution on account of an Allowed Claim evidenced by the instruments, securities or other documentation cancelled pursuant to Article V of the Plan, the Holder or the applicable Indenture Trustee of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtor or the applicable Indenture Trustee or Convertible Notes Agent unless waived in writing by the Reorganized Debtor.

                    b. Pursuant to Section 7.6(b) of the Plan, each Holder or the applicable Indenture Trustee of a Note Claim will tender its Notes relating to such Claim to the Reorganized Debtor or the applicable Indenture Trustee in accordance with written instructions to be provided to such Holders or the applicable Indenture Trustee by the Reorganized Debtor or the applicable Indenture Trustee or Convertible Notes Agent as promptly as practicable following the Effective Date. Such instructions will specify that delivery of such Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Notes with letter of transmittal (the "Letter of Transmittal") in accordance with such instructions. All surrendered Notes will be marked as cancelled and surrendered to the Reorganized Debtor or the applicable Indenture Trustee so marked. Pending satisfaction of these conditions, the Debtor shall reserve the shares of Common Stock of the Reorganized Debtor to be delivered under the Plan on behalf of the respective Holders.

                    c. Pursuant to Section 7.6(c) of the Plan, if Notes are registered in the name of a person other than the person signing the Letter of Transmittal, in order to be validly tendered, the Notes, tendered must be endorsed or accompanied by properly completed power of authority. Holders of Notes, who are not Holders of record should:

                              i. obtain a properly completed Letter of Transmittal (or facsimile thereof) from the record holder and include with the Letter of Transmittal a properly completed and duly executed instrument of assignment or endorsement, with signature guaranteed by an Eligible Institution, with respect to such Notes from the record holder, or

                              ii. effect a record transfer of their Notes prior to delivery of the Letter of Transmittal.

                    d. Pursuant to Section 7.6(d) of the Plan, any Holder of Notes that fails to surrender or is deemed to have failed to surrender the applicable Notes required to be tendered thereunder within one year after the Effective Date will have its Claim for a Distribution on account of such Notes discharged and will be forever barred from asserting any such Claim against the Reorganized Debtor or its respective property.

          7.        LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES

          Pursuant to Section 7.7 of the Plan, in addition to any requirements under the Indentures, or any related agreement, any Holder of a Claim evidenced by Notes that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Notes deliver to the Reorganized Debtor: (i) evidence reasonably satisfactory to the Reorganized Debtor of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be reasonably required by the Reorganized Debtor to hold the Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with Article VIII of the Plan by a Holder of a Note Claim, such Holder will, for all purposes under the Plan, be deemed to have surrendered such note, debenture or bond.

          8.        FRACTIONAL CENTS

          Pursuant to Section 7.8 of the Plan, when any payment of a fraction of a eurocent or dollarcent otherwise would be called for, the actual payment will reflect a rounding of such fraction to the nearest whole eurocent or dollarcent (rounding down in the case of .50 or less and rounding up in the case of more than .51).

          9.        FRACTIONAL SHARES OF COMMON STOCK OF THE REORGANIZED DEBTOR

          Pursuant to Section 7.9 of the Plan, when any issuance of a fraction of a share of Common Stock of the Reorganized Debtor would otherwise be called for, the actual issuance shall reflect a rounding down of such fraction to the nearest whole number of such fraction.

          10.       MANNER OF CASH PAYMENT UNDER PLAN OF REORGANIZATION

         Pursuant to Section 7.10 of the Plan, at the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

          11. PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS AND DISPUTED COMMON STOCK INTERESTS

                    a. Characterization of Disputed Claims and Disputed Common Stock Interests

          Pursuant to Section 8.1 of the Plan, in accordance with subsection 1111(a) of the Bankruptcy Code, a proof of claim is deemed filed under section 501 of the Bankruptcy Code if that claim or interest is included in the Schedules filed under section 521(1) or 1106(a)(2) of the Bankruptcy Code and is deemed filed in the amount listed on the Schedules, except if the claim or interest is scheduled as disputed, contingent, or unliquidated. Such a disputed, contingent, or unliquidated claim or interest must be asserted by its Holder, or an Indenture Trustee representing such Holder, by the filing of a proof of claim or interest. If a proof of claim or interest is not filed, the claim or interest may be deemed to be barred or disallowed. Any Administrative Claim that is not timely filed in accordance with Section 2.1 of the Plan shall be barred.

          The Note Claims are deemed filed in the aggregate amounts listed on the Schedules, and Holders of such Claims do not need to file proofs of claim in the Chapter 11 Case.

                    b. Prosecution of Objections to Claims and Common Stock Interests

          Pursuant to Section 8.2 of the Plan, from and after the Effective Date, the Reorganized Debtor may settle or compromise any Disputed Claim or Disputed Common Stock Interests without approval of the Bankruptcy Court and will have the exclusive authority to file objections, contest, settle, compromise, withdraw or litigate to judgment objections to Claims and Common Stock Interests. Any objections to Claims and Common Stock Interests (other than Claims and Common Stock Interests Allowed by the Plan) shall be filed by the latest of (i) one hundred twenty (120) days after the Effective Date or (ii) such later date as may be fixed by the Bankruptcy Court. Notwithstanding anything herein to the contrary, the Debtor and the Reorganized Debtor have accepted, and neither the Debtor, the Reorganized Debtor nor any other party in interest shall be entitled or permitted to object to, the aggregate respective Allowed amounts of the Note Claims, as each such Allowed amount is specified in Sections 3.5(d)(i), 3.5(e)(i), 3.5(f)(i), 3.5(g)(i) and 3.5(h)(i) of the Plan,
respectively.

                    c.        Estimation of Claims

          Pursuant to Section 8.3 of the Plan, the Debtor (and, from and after the Effective Date, the Reorganized Debtor) may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor (and, from and after the Effective Date, the Reorganized Debtor) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court, except that from and after the Effective Date the Reorganized Debtor may compromise, settle or resolve any such Claims without further Bankruptcy Court approval.

                    d. Payments and Distributions on Disputed Claims and Disputed Common Stock Interests

          Pursuant to Section 8.4 of the Plan, notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no partial payments and no partial Distributions will be made with respect to a Disputed Claim or Disputed Common Stock Interest until the resolution of such disputes by settlement or Final Order. Subject to the provisions of Article VIII of the Plan, as soon as practicable after a Disputed Claim or a Disputed Common Stock Interest becomes an Allowed Claim or Allowed Common Stock Interest, the Holder of such Allowed Claim or Allowed Common Stock Interest will receive all payments and Distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) or an Allowed Common Stock Interest(s) and a Disputed Common Stock Interest(s) will receive the appropriate payment or Distribution on the Allowed Claim(s) or Allowed Common Stock Interest(s), although, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no payment or Distribution will be made on the Disputed Claim(s) or Disputed Common Stock Interest(s) until such dispute is resolved by settlement or Final Order. Unless otherwise ordered by the Bankruptcy Court, neither the Debtor nor the Reorganized Debtor will be obligated to establish any reserves in respect of any Disputed Claim. The Reorganized Debtor shall, however, be required to establish sufficient reserves in respect of all Disputed Common Stock Interests such that the aggregate Distributions (whether in New Common Stock or in Warrants) in respect of all Common Stock Interests when Allowed shall not exceed the percentage limitation described in Section 3.4(j)(k) of the Plan.

                    e.        Dutch Plan

          Pursuant to Section 8.5 of the Plan, nothing in the Plan will limit the rights of Versatel or the Administrator to contest any claim asserted against Versatel in the Dutch Proceeding.

F.        CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

          1.        CONDITIONS PRECEDENT TO CONFIRMATION

          Pursuant to Section 9.1 of the Plan, the confirmation of the Plan is subject to the condition precedent that the Bankruptcy Court will have approved and entered the Confirmation Order on the docket for the Chapter 11 Case in form and substance reasonably satisfactory to the Debtor and the Ad Hoc Committee.

          2.        CONDITIONS PRECEDENT TO CONSUMMATION

          Pursuant to Section 9.2 of the Plan, it is a condition to consummation of the Plan that the following conditions have been satisfied or waived pursuant to the provisions of Section 9.3 of the Plan:

                    a. the form of Warrant Agreement and the forms of Warrant Agent Agreements shall have been finalized and filed with the Bankruptcy Court prior to the Confirmation of the Plan;

                    b. ten days shall have passed since the entry of the Confirmation Order, and the Confirmation Order shall have become a Final Order;

                    c. cash and New Common Stock shall have been distributed to the Indenture Trustees or Convertible Notes Agents, as applicable, for the benefit of the Holders of Note Claims, in each case in accordance with Sections 3.5(d), 3.5(e), 3.5(f), 3.5(g), 3.5(h), and 3.5(i) of the Plan.

                    d. all conditions to the effectiveness of the Dutch Plan will have been satisfied or waived in accordance with the terms thereof;

                    e. all authorizations, consents and regulatory approvals required (if any) in connection with the effectiveness of the Plan and the Dutch Plan shall have been obtained;

                    f. all applicable Dutch and U.S. laws and regulations (if any) in connection with the effectiveness of the Plan and the Dutch Plan shall have been complied with; and

                    g. all other actions and documents necessary to implement the provisions of the Plan and the Dutch Plan on the Effective Date have been, respectively, effected or duly executed and delivered.

          3.        WAIVER OF CONDITIONS

          Pursuant to Section 9.3 of the Plan, the Debtor, may, with the consent of the Ad Hoc Committee, waive any of the conditions precedent to consummation of the Plan set forth in Section 9.2 of the Plan at any time, without any other notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

          4.        EFFECT OF NONOCCURRENCE OF CONDITIONS TO CONSUMMATION

          Pursuant to Section 9.4 of the Plan, if the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Common Stock Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor or any other party, in any respect.

G.        LEGAL EFFECT OF CONFIRMATION OF THE PLAN

          1.        RELEASES

          Pursuant to Section 10.3 of the Plan, in consideration of the contributions of certain parties to the facilitation and implementation of the Chapter 11 Case, including, but not limited to, the waiver by certain parties (or their affiliates) of rights against the Debtor, the Plan provides for certain waivers, exculpations, releases and injunctions.

                    a. Except as otherwise expressly provided in subsection (d) or otherwise herein or in the Confirmation Order, on the Effective Date, in consideration for, or as part of the treatment accorded to, the Holders of Claims under the Plan, each Holder of a Claim in Class 1, Class 2, Class 3, Class 4, Class 5, Class 6, Class 7, Class 8 and Class 9 and each Holder of a Common Stock Interest in Class 10, the Debtor and the Reorganized Debtor shall be deemed to have (i) released all rights, Causes of Action and Claims, in law or equity, whether based on tort, fraud, contract or otherwise, which they, individually or collectively, theretofore or thereafter possessed or may possess against any D&O Releasee, the members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, in each case only with respect to the Released Liabilities of such D&O Releasee, the members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, and (ii) forever covenanted with each D&O Releasee, the members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, not to sue, assert any Claim against or otherwise seek recovery from, any D&O Releasee, the members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, whether based upon tort, fraud, contract or otherwise, in connection only with any Released Liabilities of a D&O Releasee, the members of the Ad Hoc Committee and members of the Voting Agreement Group and their officers, directors, employees, attorneys, financial advisors, agents and representatives, except that with respect to (i) and (ii) of Section 10.3(a) of the Plan, the Reorganized Debtor shall have the right to review and object to any Claims (including raising any affirmative defenses thereto) asserted by any D&O Releasee and settle or litigate to Final Order the allowance or disallowance, in whole or in part, of any such Claim.

                    b. Except as otherwise expressly provided herein or in the Confirmation Order, on the Effective Date, in consideration for, or as part of the treatment accorded to, the D&O Releasees under the Plan, each D&O Releasee shall be deemed to have (i) released all rights, Causes of Action and Claims, in law or equity, whether based on tort, fraud, contract or otherwise, which they, individually or collectively, theretofore or thereafter possessed or may possess against the Debtor, the Reorganized Debtor, the Ad Hoc Committee and the Voting Agreement Group and each member thereof, and any Holder of a Claim or Common Stock Interest, in each case only with respect to the Released Liabilities of such Holder of a Claim or Common Stock Interest and (ii) forever covenanted with the Debtor, the Reorganized Debtor, the Ad Hoc Committee and the Voting Agreement Group and each member thereof, and each Holder of a Claim or Common Stock Interest not to sue, assert any claim against or otherwise seek recovery from, the Debtor, the Reorganized Debtor, the Ad Hoc Committee and the Voting Agreement Group and each member thereof, or any Holder of a Claim or Common Stock Interest, whether based upon tort, fraud, contract or otherwise, in connection only with any Released Liabilities of a Holder of a Claim or a Common Stock Interest.

                    c. No release under Section 10.3(a) of the Plan shall be deemed to have been given by or to be effective with respect to any Holder of a Claim in Class 4, Class 5, Class 6, Class 7, Class 8 or Class 9, or Holder of a Common Stock Interest in Class 10 who submitted a Ballot which is duly marked to indicate that such Holder is not granting such release.

          2.        PRESERVATION OF RIGHTS OF ACTION

          Pursuant to Section 10.4 of the Plan, except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor will retain and may exclusively enforce any claims, rights and Causes of Action that the Debtor or Estate may hold against any Person or Entity. The Reorganized Debtor may pursue such retained Claims, Rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. On the Effective Date, the Reorganized Debtor shall be deemed to waive and release any claims, rights or Causes of Action arising under sections 544, 547, 548, 549, 550 and 551 of the Bankruptcy Code or otherwise arising under the Bankruptcy Code held by the Reorganized Debtor against any Person or Entity.

          3.        EXCULPATION

         Pursuant to Section 10.5 of the Plan, none of the Debtor, the Reorganized Debtor, the Disbursing Agents, the Indenture Trustees, the members of the Ad Hoc Committee and the Voting Agreement Group, nor any of their respective current or former members, partners, officers, directors, employees, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons) will have or incur any liability to any Holder of any Claim or Common Stock Interest for any act or omission in connection with, or arising out of the Debtor's restructuring, the Plan, the Chapter 11 Case, the Disclosure Statement, the Dutch Plan, the Plan Documents, the Lock-up Agreement, the Supplemental Agreement, the Voting Agreement, the solicitation of votes for, and the pursuit of, confirmation of this Plan and the ratification of the Dutch Plan, the consummation of the Plan and the Dutch Plan, or the administration of the Plan and the Dutch Plan or the property to be distributed under the Plan and the Dutch Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties are entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan and the Dutch Plan.

          4.        INJUNCTION

          Pursuant to Section 10.6 of the Plan, except as otherwise provided in the Plan, the Confirmation Order will provide, among other things, that:

                    a. all Entities who have held, hold or may hold claims against or Common Stock Interests in the Debtor are, with respect to those Claims and Common Stock Interests, permanently enjoined, on and after the Effective Date, from (i) asserting, commencing or continuing in any manner any action against the Debtor or Reorganized Debtor, any action against any of the assets of the Debtor or Reorganized Debtor, and any other or further Claim or Common Stock Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, (ii) the enforcement, attachment, collection or recovery, by any manner or means, of any judgment, award or decree or order against the Debtor or Reorganized Debtor,
                              (iii) creating, perfecting or enforcing any Lien of any kind against the Debtor or Reorganized Debtor, (iv) asserting any setoff, right of subrogation or recoupments of any kind against any obligation due the Debtor or Reorganized Debtor, and (v) any action, in any manner, in any place whatsoever, that does not conform or comply with the Plan;

                    b. all Entities including, without limitation, all Holders of Claims or Common Stock Interests, regardless of whether they accept the Plan, are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, Common Stock Interest, interest, obligation, debt, right, remedy or liability released or to be released pursuant to Article X of the Plan or limited by the exculpation provisions of Section
                              10.5 (to the extent of such limitation) of the Plan; and

                    c. unless otherwise provided, all other injunctions or stays provided for in the Chapter 11 Case (but not provided for in the Plan) pursuant to section 105 or 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date will remain in full force and effect until the Effective Date.

H.        DISCHARGE OF DEBTOR

          Pursuant to Section 10.1 of the Plan, except as otherwise expressly provided in the Plan or in the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, (1) the rights afforded in the Plan and the treatment of all Claims and Common Stock Interests therein will be in exchange for and in complete satisfaction, discharge and release of Claims and Common Stock Interests of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtor, the Reorganized Debtor, the Estate, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Common Stock Interests in, the Debtor will be satisfied, discharged and released in full and (3) all Entities will be precluded from asserting against the Reorganized Debtor, its successor or its assets or properties any other or further Claims or Common Stock Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Any Holder of a Claim or Common Stock Interest receiving a Distribution under the Plan releases the Debtor, the Reorganized Debtor and the Estate from any and all Claims, Causes of Action and other assertions of liability arising on or prior to the Petition Date that it has or may have against the Debtor.

I.        CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED
          DEBTOR

          Pursuant to Section 5.1 of the Plan, the Debtor will, as the Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of The Netherlands, and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable law. Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate of the Debtor and any property acquired by the Debtor or the Reorganized Debtor under the Plan, will vest in the Reorganized Debtor free and clear of all Claims, Liens, charge or other encumbrances and interests (but only to the extent provided in the Plan and the Dutch Plan). On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Common Stock Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in Article V of the Plan shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Case.

J.        OTHER PROVISIONS

          1.        EXECUTORY CONTRACTS

          Pursuant to Section 6.1 of the Plan, under the Bankruptcy Code, the Debtor may assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" has been determined to be a contract under which a material performance (other than solely the payment of money) remains to be made by each party. Prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtor (including, without limitation, all engagement letters or other agreements between the Debtor and the professional advisors to the Ad Hoc Committee) will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by Final Order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court before commencement of the Confirmation Hearing as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Article VII of the Plan will revest in, and be fully enforceable by, the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law. The Debtor's ability to reject executory contracts or unexpired leases may be limited by Netherlands law, and it is possible that any effort by the Debtor to reject an executory contract or unexpired lease may be limited or prohibited by Netherlands law. It is presently anticipated that the Debtor will not seek to reject any executory contracts or unexpired leases during its Chapter 11 Case.

          Pursuant to Section 6.2 of the Plan, all proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court by the earlier of the time set by any Final Order rejecting such executory contract or unexpired lease or within thirty (30) days after the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such times will be forever barred from assertion against the Debtor, the Reorganized Debtor, or any of their respective Estates and property unless otherwise ordered by the Bankruptcy Court or provided for in the Plan. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Unsecured Claims subject to the provisions of Article III of the Plan, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

          2.        MODIFICATION OF PLAN; AND REVOCATION OR WITHDRAWAL OF PLAN

                    a.        Modification of Plan

          Pursuant to Section 12.3 of the Plan, the Debtor reserves the right to alter, amend or modify the Plan with the consent of the Ad Hoc Committee prior to the entry of the Confirmation Order, provided that any such alteration, amendment or modification does not materially adversely change the treatment of any creditor who has not accepted in writing such alteration, amendment or modification. After the entry of the Confirmation Order, the Debtor or Reorganized Debtor, as the case may be, and after the Effective Date, only the Reorganized Debtor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, provided that any such alteration, amendment or modification does not materially adversely change the treatment of any creditor who has not accepted in writing such alteration, amendment or modification.

                    b.        Revocation or Withdrawal of Plan

          Pursuant to Section 12.4 of the Plan, the Debtor reserves the right to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if the Effective Date does not occur, then the Plan will be deemed null and void, and of no force or effect.

          3.        RETENTION OF JURISDICTION

          Pursuant to Section 11.1 of the Plan, notwithstanding the entry of the Confirmation Order, the Bankruptcy Court will retain such jurisdiction as legally permissible, including, without limitation, jurisdiction to:

                    a. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Common Stock Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Common Stock Interests;

                    b. grant or deny any applications by Professionals for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

                    c. resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to
                              Article VII of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                    d. ensure that distributions to Holders of Allowed Claims or Allowed Common Stock Interests are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article VI.E. of the Plan;

                    e. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

                    f. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, including, but not limited to, modification or amendment thereof pursuant to
                              Section 12.3 of the Plan, and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

                    g. resolve any case, controversies, suits or disputes that may arise in connection with the interpretation or enforcement of the Plan or any Entity's obligations incurred in connection with the Plan;

                    h. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;

                    i. resolve any case, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

                    j. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                    k. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

                    l. enter an order or final decree concluding the Chapter 11 Case;

                    m. resolve disputes concerning any Disputed Claims and Disputed Common Stock;

                    n. resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Case, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the confirmation of this Plan for the purpose of determining whether a Claim or Common Stock Interest is discharged hereunder or for any other purpose;

                    o. recover all assets of the Debtor and property of the Estate, wherever located; and

                    p. hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

                          VI. POST-EFFECTIVE FINANCING

          On June 6, 2002, Versatel entered into the Commitment Letter with GE Capital pursuant to which GE Capital has agreed to provide Versatel with the GE Capital Facility in the amount of (euro)150 million, conditioned upon, among other things, satisfactory completion of due diligence, satisfactory documentation, approval by GE Capital senior management and the effectiveness of the Plan and the Dutch Plan. As of the date of this Disclosure Statement, the Commitment Letter will expire on August 15, 2002 unless further extended by both parties. The GE Capital Facility will be used to fund capital expenditures, working capital requirements and other general corporate purposes of Versatel following the consummation of the Plan. No definitive documentation in respect of the GE Capital Facility has been entered into as of the date of this Disclosure Statement. Versatel believes that the financing arrangement contemplated by the Commitment Letter would provide the Company with sufficient liquidity to fully fund its operations.

          The principal terms of the GE Capital Facility are summarized below:

Facility:           A (euro)150 million senior secured facility split into three tranches as follows:

                    Tranche A:
                    Subtranche A-1         (euro) 25 million Term Loan
                    Subtranche A-2         (euro) 25 million Term Loan
                    Tranche B:             (euro) 100 million Term Loan
                    Tranche C:             (euro) 50 million Revolver
                                           converting to a Term Loan at the end
                                           of the Availability Period

                    Drawings under Tranche A, B and C cannot exceed the Facility amount of (euro)150 million.

Borrower:           Versatel SeniorCo to be formed, a wholly owned subsidiary of
                    Versatel with ownership of substantially all of the assets of Versatel.

Guarantors:         Upstream and cross guarantees from all present and future
                    subsidiaries of the Borrower (together with the Borrower, the "Borrowing Group").

Lender: GE Capital Structured Finance Group Limited or its designee(s) or assignee(s) (together "GECC").

Availability
Period:             The Facility will be available for drawing as follows:

                    Tranche A:
                    Subtranche A-1         Until December 31, 2002
                    SubtrancheA-2          Until March 31, 2003
                    Tranches B and C:      Until October 31, 2005

Final
Maturity Date:      Tranche A:             December 31, 2003
                    Tranche B:             December 31, 2007
                    Tranche C:             December 31, 2007

Interest Rate:      EURIBOR plus Mandatory Costs plus a margin, as follows:

                    o         TRANCHE A:  5.00% per annum.

                    o TRANCHES B AND C: Reducing based on a grid of the ratio of Senior Debt to Annualized EBITDA as follows:

                                  Senior Debt/EBITDA         Applicable Margin
                                  ------------------         -----------------

                                        >4.00x                      4.50%
                                        4.00 - 3.50x                4.00%
                                        3.50x - 3.00x               3.50%
                                        <3.00x                      3.00%

Interest
Periods: Borrower may choose, prior to the Closing Date or at the end of any interest period, an interest period of three or six months. For avoidance of doubt, the interest will be payable quarterly irrespective of the interest period.

Warrants:           GECC will also receive detachable warrants (the "GE Capital
                    Warrants") exercisable for up to 3.5% of the shares of the common stock of Versatel outstanding after the Effective
                    Date. The strike price for the GE Capital Warrants shall be the lower of (a) 120% of the average closing price of the Common Stock for the 30 business days immediately preceding the Restructuring Date and (b)(euro)0.75 per share. The GE
                    Capital Warrants will expire, if not exercised, 12 months after the Final Maturity Date of Tranches B and C. The GE
                    Capital Warrants will have customary rights including but not limited to antidilution protection.

Mandatory           Usual and customary for facilities of this nature including
Prepayments/        but not limited to:
Cancellation:
                    (a)       On December 31, 2003 and on or prior to the end of
                              each quarter thereafter, Borrower shall repay the Facility in an amount equal to 50% of the Excess Cash Flow for the previous quarter.

                              Excess Cash Flow is the difference between (a) EBITDA and (b) the sum of (i) cash interest expense, commitment fees and principal payments on all debt, (ii) capital expenditures, (iii) permitted restricted payments and (iv) cash taxes paid.

                    (b) All net asset sale or insurance proceeds in excess of (euro)1 million. Repayment And cancellation of the Facility on change of control.

Security:           All obligations under the Facilities will be secured by:

                    (a) a first fixed and floating charge or similar security over the entire assets and undertakings of the Borrowers and Guarantors, including, without limitation, shares in the Borrower and its subsidiaries; and

                    (b) assignment and subordination of all shareholder loans from Versatel to the Borrowing Group and any other existing third-party debt.

Financial           Usual and customary for facilities of this nature.
Covenants and
Representations and
Warranties:

Events of Default:  Usual and customary for facilities of this nature with usual and customary grace periods.

Conditions          Usual and customary for facilities of this nature.
Precedent to
Initial Drawdown:

Conditions          Usual and customary for facilities of this nature.
Precedent to
All Drawdowns:
                         VII. CAPITAL STOCK OF VERSATEL

A.        SHARE CAPITAL

          As of the date of this Disclosure Statement, the authorized share capital of Versatel is (euro)7,400,000.02, consisting of 175,000,000 Ordinary Shares with a par value of (euro)0.02 each, 20,000,000 preference shares A with a par value of (euro)0.02 each, 175,000,000 preference shares B with a par value of (euro)0.02 each and one priority share with a par value of
(euro)0.02 (collectively, the "Shares"). At a general meeting of shareholders held on May 2, 2002, the shareholders resolved to increase the authorized share capital to (euro)36,400,000.02, subject to a successful capital restructuring. The Articles of Association, attached hereto as Exhibit C, must be amended to effectuate such an increase of the authorized share capital, however, and such amendment will be made only to the extent that the capital restructuring has been successfully completed. The issued and outstanding capital must at all times at least equal 20% of the authorized capital.

          All Shares are fully paid and nonassessable and therefore shareholders are not subject to or liable for any further capital calls by Versatel with respect to the Shares.

B.        ORDINARY SHARES

          Holders of Ordinary Shares are entitled to one vote per share. There are no cumulative voting rights. Holders of Ordinary Shares have pre-emptive rights with respect to an issue of Ordinary Shares in proportion to the total par value of their individual shareholdings, which rights may be restricted or excluded by the corporate body entitled to issue further Shares. All of the Ordinary Shares that will be issued pursuant to the Plan and the Dutch Plan will be acquired by Holders of Notes. Each Ordinary Share is entitled to participate equally in dividends and in the distribution of funds in the event of liquidation or dissolution of Versatel and, in each case, following distributions on preference shares B, preference shares A and the priority share, if issued and outstanding.

          Ordinary Shares may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The Ordinary Shares may, at the option of the shareholder, be in registered form or bearer form. The Ordinary Shares shall, however, be made out to bearer unless the shareholder indicates in writing to Versatel that it wishes to receive an Ordinary Share in registered form. Only Ordinary Shares in bearer form are eligible for trading on the Official Segment of Euronext Amsterdam.

          Ordinary Bearer Shares. Ordinary Shares in bearer form are represented by a single global share certificate which may not be exchanged for single or other multiple physical securities, and which Versatel has lodged with NECIGEF for safe-keeping on behalf of the parties entitled to the underlying Ordinary Shares. The Ordinary Shares may only be transferred through the book-entry system maintained by NECIGEF and in accordance with the Articles of Association of Versatel.

          Ordinary Registered Shares. Holders of Ordinary Shares in registered form are entered in the register of shareholders, which is updated regularly. Although no share certificates are issued, each shareholder may request Versatel to issue an extract from the shareholders' register with respect to its right to one or more registered shares. Versatel is required to do this free of charge. A Holder of an Ordinary Share in registered form may at all times have such shares made out to bearer as further described in the Articles of Association.

          For a description of the amendments to Versatel's issued share capital in the past three (3) years see the "Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2000, 2001 and 1999" on page F-10 of the 2001 Annual Report of Form 20-F, attached hereto as Exhibit D.

          As of July 16, 2002, 91,364,747 Ordinary Shares are issued and outstanding. Upon distribution by the Reorganized Debtor of 365,412,390 Ordinary Shares on or as soon as reasonably practicable after the Effective Date, an aggregate of 456,777,137 Ordinary Shares will be issued and outstanding. In addition, upon successful completion of Versatel's restructuring, an additional 700,000 Ordinary Shares will be issued to Jacmel Ltd. as set forth in Section X.R.6. Furthermore, the exercise of the Warrants as set forth in Sections II.B.2 and VII.K., the exercise of the GE Capital Warrants in connection with the GE Capital Facility as set forth in Article VI, and the exercise of any outstanding options pursuant to the Stock Option Plans as described in Section X.R.9., and the exercise of the High Yield Warrants described in footnote 1 to Section X.R.10., shall cause a further increase of the number of issued and outstanding Ordinary Shares after the Effective Date.

C.        PREFERENCE SHARES A

          As of the date of this Disclosure Statement, no preference shares A are issued or outstanding.

          Holders of preference shares A would be entitled to one vote per share. There are no cumulative voting rights. Preference shares A would be entitled to an annual dividend to be set by the corporate body authorized to issue the preference shares A.

          Preference shares A would be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, and would be entitled to delegate this power to another corporate body. The preference shares A would be in registered form and share certificates would not be issued.

D.        PREFERENCE SHARES B

          As of the date of this Disclosure Statement, no preference shares B are issued or outstanding. See also Section VII.L.1. -- "-- Preference Shares".

          Holders of preference shares B would be entitled to one vote per share. There are no cumulative voting rights. Preference shares B would have no pre-emptive rights. Preference shares B would be entitled to a cumulative annual dividend calculated on the basis of the average interest rate, as may be issued by the European Central Bank from time to time, on the paid-up portion of the nominal value of the preference shares B, to the extent of the distributable profits, prior to any dividend distribution on any of Versatel's other shares being made.

          Preference shares B would be issued pursuant to a resolution passed at a general meeting of shareholders. However, at a general meeting the shareholders are entitled to delegate this power to another corporate body. Notwithstanding this delegation, an issue of preference shares B that would exceed 100% of the number of Versatel's other outstanding shares would require the approval of Versatel's shareholders at a general meeting. The preference shares B would be in registered form and share certificates would not be issued.

E.        PRIORITY SHARE

          As of the date of this Disclosure Statement, the priority share is not issued or outstanding. See also VII.L.2. -- "-- Priority Shares".

          The holder of the priority share would be entitled to one vote. There are no cumulative voting rights. However the priority share would have certain special voting rights as described below. The priority share would have no pre-emptive rights. The priority share would be entitled to a nominal annual dividend of 20% of its nominal value, to the extent of distributable profits.

          The priority share would be issued pursuant to a resolution passed at a general meeting of the shareholders. However, the shareholders at a general meeting are entitled to delegate this power to another corporate body. The priority share would be in registered form and a share certificate would not be issued.

F.        DIVIDENDS

          The profits of Versatel are at the disposal of the shareholders at a general meeting. Dividends shall be paid after the adoption of the annual accounts of Versatel. Versatel may only pay dividends up to the distributable part of its equity. Under Netherlands law, the sum of the called and paid-in capital and certain statutory reserves is not distributable. Subject to the same limitation, the general meeting of shareholders may resolve to pay dividends out of a reserve not required by Netherlands law. Each Ordinary Share is entitled to participate equally in dividends and in the distribution of funds in the event of liquidation or dissolution of Versatel. Preference shares A would be entitled to an annual dividend, to be set by the corporate body authorized to issue such preference shares A, at the occasion of their first issuance. Preference shares B would be paid a cumulative annual dividend, calculated on the basis of a fixed interest rate on the paid-up portion of their nominal value, to the extent of distributable profits. The priority share would be entitled to a nominal annual dividend of 20% of the nominal value, to the extent of distributable profits. The order of preference in respect of dividends is as follows: preference B shares, preference A shares, priority share and finally ordinary shares.

          Under Netherlands law and Versatel's Articles of Association, claims of shareholders for payment of declared dividends expire after five years.

          Versatel has never declared or paid any dividends on its Ordinary Shares.

G.        DELEGATION OF THE POWER TO ISSUE SHARES

          For a period ending on May 14, 2005, the shareholders have approved that the board of management, under prior approval of the supervisory board, will be entitled to issue, and grant rights to subscribe for, Ordinary Shares, preference shares A and B and the priority share, up to the amount of the authorized capital, as well as to restrict or exclude the pre-emptive rights of shareholders.

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H.        REDUCTION OF SHARE CAPITAL

          The general meeting of shareholders may pass a resolution for the reduction of Versatel's issued share capital by (a) redeeming Shares or (b) reducing the par value of the outstanding Shares by amendment of the Articles of Association. Versatel's issued and paid-in capital may not be reduced below the minimum capital prescribed by law at the time of the resolution. A resolution for the reduction of Share capital relating to preference shares A and/or B may only be passed with the prior or simultaneous approval by the meeting of said preference shares A and/or B. If less than 50% of the issued and outstanding Share capital is represented at the general meeting, a resolution for the reduction of share capital will require a majority of at least two-thirds of the votes cast.

I.        CHANGES IN THE RIGHTS OF SHAREHOLDERS

          The rights of shareholders may be changed by amendment of the Articles of Association. A resolution for an amendment of a provision in the Articles of Association whereby holders of preference shares have been granted any right or an amendment whereby any such right will be prejudiced, will only be valid upon approval of the holders of said Shares.

J.        LIMITATIONS ON THE RIGHT TO OWN SHARES

          Neither Versatel's Articles of Association nor Netherlands law impose any limitations on the rights of nonresidents of The Netherlands to own Shares in Versatel, nor do they impose any limitation on the exercise of voting rights on such Shares.

K.        WARRANTS

          Holders of a Warrants are entitled to receive one fully paid and non-assessable share of Common Stock of Versatel at an exercise price of
(euro)1.50 for every 4.8 Warrants exercised by such Holder. Such shares of Common Stock, when issued and paid for, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all liens, charges and security interests. The Warrants will be governed by Netherlands law. Versatel expects to appoint a warrant agent, to administer the exercise of the Warrants, to receive payment of the exercise price on behalf of Versatel and to deliver any shares of Common Stock issuable by Versatel upon exercise of any Warrant to the holder thereof (the "Warrant Agent").

          1.        EXERCISE

          The Warrants will become immediately exercisable upon issuance. Unless earlier exercised, the Warrants will expire two years after the date of issuance. Versatel will give notice of expiration not less than 30 nor more than 60 days prior to such expiration date to the holders of the then outstanding Warrants, by publishing a notice in the Euronext Amsterdam Daily Official List and in the Financieele Dagblad in The Netherlands and the Financial Times in the United Kingdom. If Versatel fails to give such notice, the Warrants will nevertheless expire and become void on the expiration date.

          In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the office of the Warrant Agent the related registered certificate issued by Versatel or a bank

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

deposit statement in form acceptable to Versatel representing the Warrants, with the accompanying form of election to purchase properly completed and executed, and to pay in full the exercise price for each Ordinary Share issuable upon exercise of such Warrants. The exercise price may be paid in cash or by bank check or by wire transfer to an account designated by the trust office on behalf of Versatel for such purpose. Upon surrender of the Warrant certificate or bank deposit statement and payment of the exercise price, Versatel will issue one (1) Ordinary Share for every four and eight-tenths (4.8) Warrants evidenced by such Warrant certificate. Versatel will issue Ordinary Shares only at the end of each month during the exercise period in respect of any Warrants exercised during such month. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants. No fractional Ordinary Shares will be issued upon exercise of the Warrants. No service charge will be made for any exercise of a Warrant upon surrender of any Warrant certificate.

          The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as shareholders of Versatel in respect of any shareholders, meeting for the election of directors of Versatel or any other purpose or to exercise any other rights whatsoever as shareholders of Versatel.

          In the event a bankruptcy or reorganization is commenced against the Reorganized Debtor, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by Versatel or a court-appointed receiver with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

          2.        ADJUSTMENTS

          The exercise price and the number of Ordinary Shares issuable upon exercise of a Warrant will not be subject to any adjustment in the future and the Warrants will not otherwise have the benefit of any anti-dilution provisions, except that in the case of an Ordinary Share split or a consolidation of Ordinary Shares ("reverse share split" or "samenvoeging van aandelen") the number of Ordinary Shares issuable upon exercise of every 4.8 warrants shall be adjusted accordingly.

L.        ANTITAKEOVER PROVISIONS

          The issuance of preference shares and the priority share may have an anti-takeover effect and delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder's best interests, including attempts that might result in a premium over the market price to be paid for the Ordinary Shares.

          1.        PREFERENCE SHARES

          Our management board has obtained from the shareholders at a general meeting the authority to issue, or grant rights to subscribe for, preference shares, subject only to the prior

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

approval of the supervisory board, until May 14, 2005. Our management board has granted a call option on preference shares B, which will not exceed 100% of all our other outstanding shares, to an independent foundation, Stichting Continuiteit Versatel Telecom International, established under Netherlands law. In the event of a threatened hostile takeover bid, the foundation may exercise this option. The minimum amount required to be paid on the preference shares upon issuance is 25% of the nominal amount issued. On March 20, 2002, the Stichting Continuiteit Versatel Telecom International agreed that it will not exercise its call option on the (or otherwise subscribe for) preference shares B until the completion of our financial restructuring or until the termination of the Lock-up Agreement (other than as a result of the completion of our financial restructuring). At the same time, Versatel agreed that during such period it will not issue the preference shares to the Stichting or any other person or entity.

          Notwithstanding any delegation by the shareholders at a general meeting of the power to authorize the issuance of any preference shares, a proposed issuance of preference shares B that would exceed 100% of the number of our other outstanding shares will require the approval of our shareholders at a general meeting. In all instances where preference shares are listed without direct shareholder approval, the management board must explain the reason for the issuance within four weeks at a general meeting of shareholders. Within two years after the first issuance of preference shares, a general meeting of shareholders must be held to vote on whether the preference shares should be repurchased or cancelled.

          2.        PRIORITY SHARE

          Our management board has obtained from the shareholders at a general meeting the authority to issue or grant a right to subscribe for the priority share, subject only to the approval of the supervisory board, until May 14, 2005. Our management board has granted a call option on the priority share to an independent foundation, Stichting Prioriteit Versatel Telecom International, established under Netherlands law. In the event of a threatened hostile takeover bid, the foundation may exercise this option. The priority share can only be transferred with the approval of the management board and the supervisory board. The priority share carries the following special voting rights:

                    a. the right to nominate for an appointment to the management board and supervisory board, which nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital; and

                    b. the exclusive right to propose amendments to our Articles of Association, our merger or de-merger transactions or our dissolution.

          On March 20, 2002, the Stichting Prioriteit Versatel Telecom International agreed that it will not exercise its call option on the priority share (or otherwise subscribe for such priority share) until the completion of our financial restructuring or until the termination of the Lock-up Agreement (other than as a result of the completion of our financial restructuring). At the same time, Versatel agreed that during such period it will not issue such priority share to the Stichting or any other person or entity.

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

M.        AMERICAN DEPOSITARY RECEIPTS

          Each American Depositary Receipt ("ADR") represents an ownership interest in a number of ADSs, each of which represents twelve (12) Ordinary Shares on deposit with a custodian in The Netherlands. Each ADR also represents securities, cash or other property deposited with The Bank of New York ("BoNY") but not distributed to ADR holders. BoNY is the legal owner of the Ordinary Shares represented by the ADRs. Thus, ADR holders must rely on it to exercise the rights of a shareholder of Versatel. The obligations of BoNY are set out in a Deposit Agreement, dated as of July 28, 1999, as amended from time to time (the "Deposit Agreement"), among Versatel, BoNY and holders of the ADRs from time to time. The Deposit Agreement and the ADRs are governed by New York law.

          ADRs may be held either directly or indirectly through a broker or other financial institution. The following description assumes that holders are holding ADRs directly (an "ADR holder"). To the extent a holder holds its ADRs indirectly, such holder must rely on the procedures of its broker or other financial institution to assert the rights of ADR holders described in this section, and must contact its broker or financial institution for such procedures.

          1.        SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

          Pursuant to the Deposit Agreement, BoNY will pay to ADR holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. ADR holders will receive these distributions in proportion to the number of Ordinary Shares its ADSs represent.

                    a. Cash. BoNY will convert any cash dividend or other cash distribution Versatel pays on the Ordinary Shares into U.S. dollars. If it is not possible for BoNY to convert such foreign currency in whole or in part into U.S. dollars, or if any approval or license of any government is needed and cannot be obtained, BoNY may distribute the foreign currency to, or in its discretion may hold the foreign currency uninvested and without liability for interest for the accounts of, ADR holders entitled to receive the same.

                              Before making a distribution, BoNY will deduct any withholding taxes that must be paid under Netherlands law. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

                    b. Ordinary Shares. BoNY may, with the consent of Versatel, and must upon Versatel's request, distribute new ADRs representing any Ordinary Shares Versatel may distribute as a dividend or free distribution. BoNY will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the new proceeds in the same way it does dividends or distributions of cash. If BoNY does not distribute additional ADRs, each ADR will also represent the additional deposited Ordinary Shares.

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

                    c. Rights to Receive Additional Ordinary Shares. If Versatel offers holders of its Ordinary Shares any rights to subscribe for additional Ordinary Shares or any other rights, BoNY may make these rights available to ADR holders. Versatel must first instruct BoNY to do so and furnish it with satisfactory evidence that it is legal to do so. If Versatel does not furnish this evidence and/or give these instructions, or if BoNY determines in its reasonable discretion that it is not lawful and feasible to make such rights available to all or certain owners, BoNY may sell the rights and allocate the new proceeds to owners' accounts. BoNY may allow rights that are not distributed or sold to lapse. In that case, ADR holders will receive no value for them.

                              If BoNY makes rights available to ADR holders, upon instruction from ADR holders it will exercise the rights and purchase the Ordinary Shares on their behalf. BoNY will then deposit the Ordinary Shares and issue ADRs to ADR holders. It will only exercise rights if ADR holders pay it the exercise price and any other charges the rights require ADR holders to pay.

                              U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADRs issued after the exercise of rights. For example, ADR holders may not be able to trade the ADRs freely in the United States. In this case, BoNY may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for changes needed to put the restrictions in place.

                    d. Other Distributions. BoNY will send to ADR holders anything else Versatel distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, BoNY has a choice: it may decide to sell what Versatel distributed and distribute the net proceeds, in the same way as it does with cash, or it may decide to hold what Versatel distributed, in which case ADRs will also represent the newly distributed property.

                              BoNY is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. Versatel has no obligation to register ADRs, shares, rights or other securities under the United States Securities Act of 1933. Versatel also has no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that ADR holders may not receive the distributions Versatel makes on its Ordinary Shares or any value for them if it is illegal or impractical for Versatel to make them available to ADR holders.

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

          2.        DEPOSIT, WITHDRAWAL AND CANCELLATION

          Pursuant to the Deposit Agreement, BoNY will issue ADRs if ADR holders or their brokers deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, BoNY will register the appropriate number of ADRs in the names ADR holders request and will deliver the ADRs at its Corporate Trust Office to the persons ADR holders request.

          ADR holders may turn in their ADRs at the Corporate Trust Office of BoNY's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, BoNY will deliver the deposited securities underlying the ADRs at the office of the custodian, except that BoNY may deliver at its Corporate Trust Office any dividends or distributions with respect to the deposited securities represented by the ADRs, or any proceeds from the sale of any dividends, distributions or rights, which may be held by BoNY. Alternatively, at the request, risk and expense of the ADR holder, BoNY will deliver the deposited securities at its Corporate Trust Office.

          3.        VOTING RIGHTS

          Pursuant to the Deposit Agreement, with respect to a meeting of Shareholders, ADR holders may instruct BoNY to vote the Ordinary Shares underlying their ADRs, but only if Versatel asks BoNY to ask for their instructions; otherwise, ADR holders will not be able to exercise their right to vote unless ADR holders withdraw the Ordinary Shares underlying the ADRs. However, ADR holders may not know about a shareholders' meeting at which ADR holders may be entitled to vote far enough in advance to withdraw the Ordinary Shares.

          If Versatel asks for instructions from the ADR holders, BoNY will notify such ADR holders of the upcoming vote and arrange to deliver voting materials to them. The materials will (1) describe the matters to be voted on and (2) explain how ADR holders, on a certain date, may instruct BoNY to vote the Ordinary Shares or other deposited securities underlying their ADRs. For instructions to be valid, BoNY must receive them on or before the date specified. BoNY will try, as far as practical and subject to Netherlands law and the provisions of Versatel's Articles of Association, to vote or to have its agents vote the Ordinary Shares or other deposited securities as ADR holders instruct. BoNY will only vote or attempt to vote as ADR holders instruct. However, if BoNY does not receive the ADR holders' voting instructions on or before the date specified, it will give a proxy to vote their Ordinary Shares to a person designated by Versatel.

          Versatel cannot assure ADR holders that they will receive the voting materials in time to ensure that they can instruct BoNY to vote their Ordinary Shares. In addition, BoNY and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that ADR holders may not be able to exercise their right to vote and there may be nothing ADR holders can do if their shares are not voted as they requested.

          BoNY shall fix a record date whenever:

                    a. any cash dividend or distribution shall become payable,

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

                    b.        any distribution other than cash shall be made,

                    c. rights shall be issued with respect to the deposited securities, or

                    d. BoNY, for any reason, causes a change in the number of Ordinary Shares or other deposited securities.

          The purpose of fixing a record date is to determine which ADR holders are:

                    a. entitled to receive such dividend, distribution or rights,

                    b. entitled to receive the net proceeds from the sale of such dividend, distribution or rights, and

                    c. entitled to give instructions for the exercise of voting rights at any such shareholders' meeting.

          4.        FEES AND EXPENSES

          Pursuant to the Deposit Agreement, once ADRs have been issued, then

if:                                       ADR holders must pay:
o         an ADR is issued to a holder    o         $5.00 (or less) per 100 ADSs
          as a result of a distribution             (or portion thereof)
          of shares or rights or other
          property

o         an ADR is cancelled, including  o         $5.00 (or less) per 100 ADSs
          if the deposit agreement                  (or portion thereof)
          terminates

o         ADR holders receive any cash    o         $0.02 (or less) per ADS
          payment

o         there is a transfer and         o         registration or transfer
          registration of shares on the             fees
          share register of Versatels's
          registrar or foreign registrar
          from the ADR holder's name to
          the name of BoNY or its agent
          when ADR holders deposit or
          withdraw shares

o         BoNY converts Euro to U.S.      o         expenses of BoNY
          dollars

o         if BoNY sends a cable, telex    o         ADR holders must pay
          or facsimile transmission                 expenses of BoNY (if
                                                    expressly provided in the
                                                    deposit agreement

o         BoNY or the custodian pays      o         ADR holders' proportionate
          taxes and other governmental              shares of those taxes or
          charges on any ADR or                     charges
          underlying shares, such as
          stock
          transfer taxes, stamp duty or
          withholding taxes

          5.        PAYMENT OF TAXES

          Pursuant to the Deposit Agreement, BoNY may deduct the amount of any taxes owed from any payments to be made to ADR holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. ADR holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If BoNY sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to ADR holders any proceeds, or send to ADR holders any property remaining after it has paid the taxes.

          6.        RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

          Pursuant to the Deposit Agreement,

if Versatel:                                                 then:
o         changes the nominal or par    o         the cash, shares or other
          value of its Ordinary Shares            securities received by BoNY
                                                  will become deposited
                                                  securities

o         reclassifies, splits up or    o         each ADR will automatically
          consolidates any of the                 represent its equal share in
          deposited securities                    the new deposited securities

o         recapitalizes, reorganizes,   o         BoNY may with Versatel's
          merges, liquidates, sells all           approval, and will if Versatel
          or substantially all of its             asks it to, execute and
          assets, or takes any similar            deliver additional ADRs or ask
          action                                  ADR holders to surrender their
                                                  outstanding ADRs in exchange
                                                  for new ADRs, identifying the
                                                  new deposited securities

          7.        AMENDMENT AND TERMINATION

          Pursuant to the Deposit Agreement, Versatel may agree with BoNY to amend the Deposit Agreement and the ADRs without the consent of ADR holders for any reason, which amendments shall be binding upon ADR holders. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of BoNY, or prejudices an important right of ADR holders, it will become effective only 30 days after BoNY notifies ADR holders of the amendment. At the time an amendment becomes effective, ADR holders are considered, by continuing to hold their ADR, to agree to the amendment and to be bound by the ADRs and the agreement as amended.

          BoNY will terminate the Deposit Agreement if Versatel asks it to do so. BoNY may also terminate the Deposit Agreement if BoNY has told Versatel that it would like to resign and

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

Versatel has not appointed a new depositary bank within 90 days. In both cases, BoNY must notify ADR holders at least 90 days before termination.

          After termination, BoNY and its agents will be required to do only the following under the Deposit Agreement: (1) collect dividends and distributions on the deposited securities, (2) deliver Ordinary Shares and other deposited securities upon cancellation of ADRs, and shall sell rights as provided in the Deposit Agreement. One year after termination, BoNY may sell any remaining deposited securities by public or private sale. After that, BoNY will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, for the pro rata benefit of the ADR holders that have not surrendered their ADRs. BoNY will not invest the money and has no liability for interest. BoNY's only obligations will be to account for the money and other cash, and with respect to indemnification. After termination, Versatel's only obligations will be with respect to indemnification and to pay certain amounts to BoNY.

          BoNY, upon the written request or with the written approval of Versatel, may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of BoNY. A co-transfer agent may require evidence of an ADR holder's authority and compliance with applicable laws and will be entitled to protection and indemnity to the same extent as BoNY.

          8.        LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

          The Deposit Agreement expressly limits Versatel's obligations and the obligations of BoNY. It also limits Versatel's liability and the liability of BoNY. Versatel and BoNY:

                    a. are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

                    b. are not liable if either is prevented or delayed by law or the articles of association of Versatel, or circumstances beyond their control, from performing their obligations under the Deposit Agreement;

                    c. are not liable if either exercises, or fails to exercise, discretion permitted under the Deposit Agreement;

                    d. have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the Deposit Agreement on behalf of ADR holders or on behalf of any other party; and

                    e. may rely upon any advice of or information from legal counsel, accountants, any person depositing shares, any ADR holder or any other person whom they believe in good faith is competent to give them that advice or information.

          In the Deposit Agreement, Versatel and BoNY agree to indemnify each other under specified circumstances.

          9.        REQUIREMENTS FOR DEPOSITARY ACTIONS

          Pursuant to the Deposit Agreement, before BoNY will issue or register the transfer of an ADR, make a distribution on an ADR, or permit withdrawal of Ordinary Shares, BoNY may require:

                    a. payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities, as well as the fees and expenses of BoNY;

                    b. production of satisfactory proof of the identity of the person presenting Ordinary Shares for deposit or ADRs upon withdrawal, and genuineness of any signature or other information it deems necessary; and

                    c. compliance with laws or regulations relating to ADRs or to the withdrawal of deposited securities and any such reasonable regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

          BoNY may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of BoNY or Versatel are closed or at any time if BoNY or Versatel thinks it advisable to do so.

          ADR holders have the right to cancel ADRs and withdraw the underlying shares at any time except:

                    a. when temporary delays arise because: (1) BoNY or Versatel has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) Versatel is paying a dividend on the shares;

                    b. when ADR holders owe money to pay fees, taxes and similar charges; or

                    c. when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

          This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

          10.       PRERELEASE OF ADRS

          Pursuant to the Deposit Agreement, in certain circumstances described below, subject to the provisions of the Deposit Agreement, BoNY may issue ADRs before deposit of the underlying Ordinary Shares. This act is called a prerelease of the ADRs. BoNY may also deliver Ordinary Shares upon the receipt and cancellation of prereleased ADRs (even if the ADRs are cancelled before the prerelease transaction has been closed out). A prerelease is closed out as soon as the underlying Ordinary Shares are delivered to BoNY. BoNY may


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

receive ADRs instead of Ordinary Shares to close out a prerelease. BoNY may prerelease ADRs only under the following conditions:

                    a. before or at the time of the prerelease, the person to whom the prerelease is being made must represent to BoNY in writing that it or its customer, as the case may be:

                              i.        owns the Ordinary Shares or ADRs to be
                                        remitted;

                              ii. will assign all beneficial rights, title and interest in the ADRs or Ordinary Shares to BoNY and for the benefit of the holders; and

                              iii. will not take any action with respect to the ADRs or Ordinary Shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of BoNY, disposing of the ADRs or shares) other than in satisfaction of the prerelease;

                    b. the prerelease must be fully collateralized with cash or other collateral that BoNY considers appropriate; and

                    c. BoNY must be able to close out the prerelease on not more than five business days' notice.

          In addition, BoNY will limit the number of ADRs that may be outstanding at any time as a result of prerelease, although BoNY may disregard the limit from time to time, if it thinks it is appropriate to do so.

          11.       REPORTS AND OTHER COMMUNICATIONS

          Pursuant to the Deposit Agreement, BoNY will make available for your inspection at its Corporate Trust Office any reports and communications, including any proxy soliciting material, it receives from Versatel, if those reports and communications are both (a) received by BoNY as the holder of the deposited securities and (b) made generally available by Versatel to the holders of the deposited securities. BoNY will also, upon written request, send ADR holders copies of those reports it receives from Versatel. Versatel will provide those reports and communications, including any proxy soliciting material, in English.

          12.       INSPECTION OF TRANSFER BOOKS

          Pursuant to the Deposit Agreement, BoNY will keep books for the registration and transfer of ADRs, which will be open for inspection by ADR holders at all reasonable times. ADR holders will only have the right to inspect those books if the inspection is for the purpose of communicating with other owners of ADRs in connection with the business of Versatel or a matter related to the agreement or the ADRs.



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

                    VIII. VOTING PROCEDURES AND REQUIREMENTS

          This Disclosure Statement (and the exhibits hereto), together with the accompanying ballots (the "Ballots"), master ballot (the "Master Ballot"), proxy for filing claims and voting in the Dutch Proceedings and the related materials delivered together herewith, are being furnished for purposes of soliciting votes on the Plan, to Holders of Claims in Classes 4, 5, 6, 7, 8 and 9 and Common Stock Interests in Class 10 (with respect to the Plan only) whose respective names (or the names of whose Nominees) appear as of the Voting Record Date (as defined below) on the securityholder lists maintained by the Trustees under the respective Indentures, the registrars under the Convertible Notes Agent Agreements or the relevant clearing agencies, as applicable.

          The Holders of Claims in Classes 4, 5, 6, 7, 8 and 9 and Common Stock Interests in Class 10 as of July 30, 2002 (the "Voting Record Date") are entitled to vote on the Plan.

          The Holders of Claims in Classes 4, 5, 6, 7, 8 and 9 as of the July 30, 2002 Voting Record Date and other Ordinary Creditors as of June 19, 2002 are entitled to vote on the Dutch Plan. The Holders of Common Stock Interests in Class 10 are not entitled to vote on the Dutch Plan. For voting procedures in the Dutch Proceeding, see Section IX.C. -- "Dutch Proceeding -- Voting."

A.        BALLOTS

          On July 30, 2002, the Bankruptcy Court entered an order approving certain forms of Ballot and other information to be distributed to Holders of Claims or Common Stock Interests entitled to vote on the Plan. Each Holder of a Claim or Common Stock Interest entitled to vote on the Plan will receive a Ballot to be used for voting to accept or reject the Plan, together with detailed instructions on how to complete the Ballot and a copy of the Disclosure Statement. After carefully reviewing this Disclosure Statement and its exhibits, including the Plan and the Dutch Plan, and related documents, Holders of Claims or Common Stock Interests entitled to vote on the Plan should indicate their acceptance or rejection of the Plan by completing the enclosed Ballot. The Ballots also provide for Holders of Claims or Common Stock Interests entitled to vote on the Plan to indicate their consent to certain releases; each Holder of a Claim or Common Stock Interest entitled to vote on the Plan will be deemed to have consented to the releases provided in Section 10.3 of the Plan unless that Holder checks the box on its Ballot indicating its rejection of such proposed releases. All Ballots should be returned to the Ballot Agent or Nominee as directed in Section VIII.D. -- "Procedures for Voting," below. If you do not receive a Ballot for a certain Claim or Common Stock Interest that you believe you hold and that is in an Impaired Class entitled to vote on the Plan, or if a Ballot is damaged or lost or if you have any questions regarding the procedures for voting on the Plan, you should contact: D.F. King & Co., Inc. at 212-269-5500.

B.        PARTIES ENTITLED TO VOTE ON THE PLAN

          Pursuant to section 1126 of the Bankruptcy Code, each Impaired Class of claims or equity interests that is not deemed to reject a plan of reorganization is entitled to vote on acceptance or rejection of the plan. Any Holder of an Allowed Claim or Common Stock Interest


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

that is in an impaired Class under the Plan, and whose Class is not deemed to reject the Plan, is entitled to vote to accept or reject the Plan.

          A class is "impaired" unless the legal, equitable and contractual rights of the holders of claims or equity interests in that class are left unaltered by a plan of reorganization or if the plan reinstates the claims or equity interests held by members of such class by (1) curing any defaults which exist, (2) reinstating the maturity of such claims or equity interests, (3) compensating the holders of such claims or equity interests for damages which result from the reasonable reliance on any contractual provision or law that allows acceleration of such claims or equity interests and (4) otherwise leaving unaltered any legal, equitable or contractual rights to which the claims or equity interests entitle the holders of such claims or equity interests. Because of their favorable treatment, classes that are not impaired are conclusively presumed to accept a plan of reorganization pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, it is not necessary to solicit votes from Holders of Claims or Common Stock Interests in Classes that are not impaired under the Plan.

          Section 1126(g) of the Bankruptcy Code provides that a class of claims or equity interests is presumed not to have accepted a plan of reorganization if such plan provides that the claims or equity interests in such class do not entitle the holders of such claims or equity interests to receive or retain any property under the plan on account of such claims or equity interests.

          Votes to accept the Plan are being solicited only from Impaired Classes that are not deemed to have rejected the Plan. The following Classes of Claims and Common Stock Interests are impaired under the Plan and Holders of Claims and Common Stock Interests therein are entitled to vote to accept or reject the Plan: Class 4 (13 1/4% High Yield Note Claims), Class 5 (11 7/8% U.S. Dollar High Yield Note Claims), Class 6 (11 7/8% Euro High Yield Note Claims), Class 7 (11 1/4% High Yield Note Claims), Class 8 (2004 Convertible Note Claims), Class 9 (2005 Convertible Note Claims) and Class 10 (Common Stock Interests).

          No other Class is entitled to vote with respect to acceptance or rejection of the Plan.

C.        VOTES REQUIRED FOR CLASS ACCEPTANCE OF THE PLAN

          As a condition to confirmation, the Bankruptcy Code requires that each Impaired Class of Claims or Common Stock Interests that is not deemed to have rejected the Plan, and subject to the exceptions described in Section VIII.E. entitled "Cramdown of the Plan" below, accept the Plan. If a Class of Claims is impaired under the Plan, at least one impaired Class of Claims must accept the Plan determined without including any acceptance of the Plan by any insider, amongst other things, in order for the Plan to be confirmed.

          For a Class of Claims to accept the Plan, section 1126 of the Bankruptcy Code requires acceptance by Holders of Claims that hold at least two-thirds in dollar amount and a majority in number of Allowed Claims of such Class, in both cases counting only those Claims actually voting to accept or reject the Plan. Those Holders of Claims who fail to vote are not counted as either accepting or rejecting the Plan.

          For a Class of Common Stock Interests to accept the Plan, section 1126 of the Bankruptcy Code requires acceptance by Holders of Common Stock Interests that hold at least two-thirds in amount of the allowed Common Stock Interests of such Class, counting only those Common Stock Interests actually voting to accept or reject the Plan. Those Holders of Common Stock Interests who fail to vote are not counted as either accepting or rejecting the Plan.

          If the Plan is confirmed, the Plan will be binding with respect to all Holders of Claims and Common Stock Interests of each Class, including Classes and members of such Classes that did not vote or that voted to reject the Plan.

D.        PROCEDURES FOR VOTING

          All votes to accept or reject the Plan must be cast by using the original Ballot or, in the case of a Nominee holding Notes or shares of Common Stock in its own name on behalf of a benefical holder, the Master Ballot enclosed with this Disclosure Statement (copies of the Ballot will not be accepted). No votes other than ones using such Ballots and Master Ballots will be counted, except to the extent the Bankruptcy Court orders otherwise. Consistent with the provisions of Rule 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), the Bankruptcy Court has fixed 5:00 p.m., prevailing Eastern Time, on the July 30, 2002 Voting Record Date, as the time and date for the determination of Holders of record of Claims and Common Stock Interests that are entitled to (i) receive a copy of this Disclosure Statement and all of the related materials, and (ii) vote to accept or reject the Plan.

          The voting deadline shall be 5:00 p.m., prevailing Eastern Time, on August 30, 2002 (the "Voting Deadline"). Only Ballots and Master Ballots actually received by the Voting Deadline shall be counted unless the Debtor agrees or the Bankruptcy Court orders otherwise.

          1.        BALLOT AGENT

          The Debtor's Ballot Agent is D.F. King & Co., Inc. If you are (i) a beneficial holder and your Notes or shares of Common Stock are registered in your own name, (ii) a Nominee or (iii) a beneficial holder with a pre-validated ballot, you should return your completed Ballots or Master Ballot (as described in Section VIII.D.2 below) to the Ballot Agent in the pre-addressed postage-paid envelope, or as indicated below.

            BY OVERNIGHT COURIER, REGULAR OR CERTIFIED MAIL, OR HAND:

                              D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                            New York, New York 10005
                                Attn: Fran Bekesh
            BY FACSIMILE TRANSMISSION                    CONFIRM BY TELEPHONE:
(WITH ORIGINAL TO BE RECEIVED WITHIN TWO (2) DAYS          (212) 269-5550
               OF VOTING DEADLINE):                        extension # 6831
                  (212) 809-8839

          If you are a beneficial holder but not a record holder and received your Ballot from a Nominee who holds Notes on your behalf, please return your completed Ballot (as described in Section VIII.D.2 below) to your Nominee in accordance with the instructions received with your Ballot.

          2.        VOTING INSTRUCTIONS

          A Ballot to be used for voting to accept or reject the Plan, together with a postage-prepaid return envelope, is enclosed with all copies of this Disclosure Statement. After carefully reviewing the Plan and the Dutch Plan, this Disclosure Statement (including the attached exhibits) and related documents, please indicate your acceptance or rejection of the Plan on the Ballot and return (i) if your Notes or shares of Common Stock are held by a Nominee, to your Nominee pursuant to and by the deadlines set forth in the Ballot sent to you by your Nominee, (ii) if you are a beneficial holder of Notes or shares of Common Stock who also is a record holder, to D.F. King & Co., Inc. before the Voting Deadline or (iii) if you are a beneficial holder of Notes or shares of Common Stock who has received a pre-validated ballot from your Nominee, to D.F. King & Co., Inc. before the Voting Deadline.

          IF YOU ARE, AS OF THE JULY 30, 2002 VOTING RECORD DATE, THE BENEFICIAL HOLDER OF 13 1/4% HIGH YIELD NOTES (CLASS 4), 11 7/8% U.S. DOLLAR HIGH YIELD NOTES (CLASS 5), 11 7/8% EURO HIGH YIELD NOTES (CLASS 6), 11 1/4% HIGH YIELD NOTES (CLASS 7), 2004 CONVERTIBLE NOTES (CLASS 8), 2005 CONVERTIBLE NOTES (CLASS
9) OR SHARES OF COMMON STOCK (CLASS 10):

                    a.        Beneficial Holders Who Are Record Holders

          If the 13 1/4% High Yield Notes (Class 4), 11 7/8% U.S. Dollar High Yield Notes (Class 5), 11 7/8% Euro High Yield Notes (Class 6), 11 1/4% High Yield Notes (Class 7), 2004 Convertible Notes (Class 8), 2005 Convertible Notes (Class 9) or shares of Common Stock (Class 10) are registered in your own name, please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return the Ballot in the enclosed, pre-addressed, postage-paid envelope or as indicated in Section VIII.D.1. above so that it is actually received by the Ballot Agent before the Voting Deadline.

                    b.        Nominees

          If the 13 1/4% High Yield Notes (Class 4), 11 7/8% U.S. Dollar High Yield Notes (Class 5), 11 7/8% Euro High Yield Notes (Class 6), 11 1/4% High Yield Notes (Class 7), 2004 Convertible Notes (Class 8), 2005 Convertible Notes (Class 9) or shares of Common Stock (Class 10) are held by a Nominee or registered in "street name," please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return the Ballot to your Nominee in sufficient time for your Nominee to then forward your vote to the Ballot Agent so that it is actually received by the Ballot Agent before the Voting Deadline.

                    c.        Pre-Validated Ballots

          If the 13 1/4% High Yield Notes (Class 4), 11 7/8% U.S. Dollar High Yield Notes (Class 5), 11 7/8% Euro High Yield Notes (Class 6), 11 1/4% High Yield Notes (Class 7), 2004 Convertible Notes (Class 8), 2005 Convertible Notes (Class 9) or shares of Common Stock (Class 10) are held by a Nominee or registered in "street name," and your Nominee has forwarded to you a pre-validated Ballot, please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return the Ballot in the enclosed, pre-addressed, postage-paid envelope directly to the Ballot Agent so that it is actually received by the Ballot Agent before the Voting Deadline.

          IF YOU ARE THE NOMINEE FOR A BENEFICIAL HOLDER, AS OF THE JULY 30, 2002 VOTING RECORD DATE, OF 13 1/4% HIGH YIELD NOTES (CLASS 4), 11 7/8% U.S. DOLLAR HIGH YIELD NOTES (CLASS 5), 11 7/8% EURO HIGH YIELD NOTES (CLASS 6), 11 1/4% HIGH YIELD NOTES (CLASS 7), 2004 CONVERTIBLE NOTES (CLASS 8), 2005 CONVERTIBLE NOTES (CLASS 9) OR SHARES OF COMMON STOCK (CLASS 10): Please forward a copy of this Disclosure Statement and the appropriate Ballot to each benefical holder of such Notes or shares of Common Stock. All such Ballots must be collected by you, and you should complete the Master Ballot and deliver the completed Master Ballot to the Ballot Agent so that it is actually received by the Ballot Agent before the Voting Deadline unless such Ballots are pre-validated by you before forwarding such Ballots to each benefical holder of such Notes or shares of Common Stock.

          BALLOTS MUST BE RECEIVED ON OR BEFORE 5:00 P.M. PREVAILING EASTERN TIME ON THE AUGUST 30, 2002 VOTING DEADLINE. ANY BALLOT THAT IS NOT EXECUTED BY A DULY AUTHORIZED PERSON SHALL NOT BE COUNTED. THE DEBTOR EXPRESSLY RESERVES THE RIGHT TO EXTEND (ON A DAILY BASIS IF NECESSARY) THE VOTING DEADLINE. IF THE VOTING DEADLINE IS SO EXTENDED, THE PERIOD DURING WHICH BALLOTS AND MASTER BALLOTS WILL BE ACCEPTED WILL TERMINATE AT 5:00 P.M., PREVAILING EASTERN TIME, ON SUCH EXTENDED DATE. EXCEPT TO THE EXTENT PERMITTED BY THE BANKRUPTCY COURT, BALLOTS OR MASTER BALLOTS WHICH ARE RECEIVED AFTER THE VOTING DEADLINE (AS EXTENDED) WILL NOT BE ACCEPTED OR USED IN CONNECTION WITH THE DEBTOR'S REQUEST FOR CONFIRMATION OF THE PLAN (OR ANY PERMITTED MODIFICATION THEREOF). ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM OR COMMON STOCK INTEREST BUT WHICH INDICATES NEITHER AN ACCEPTANCE NOR REJECTION OF THE PLAN, OR INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN, WILL NOT BE COUNTED.

          If you have any questions regarding the procedures for voting on the Plan, please contact the Debtor's Ballot Agent:

                              D.F. King & Co., Inc.
                           77 Water Street, 20th Floor
                               New York, NY 10005
                                Attn: Fran Bekesh

          3. COUNTING OF BALLOTS AND MASTER BALLOTS FOR DETERMINING ACCEPTANCE OF THE PLAN

          The Debtor intends to count all Ballots and Master Ballots received prior to the Voting Deadline for purposes of determining whether each impaired Class that is entitled to vote has


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

accepted or rejected the Plan. Section 1125 of the Bankruptcy Code requires that a plan and a related disclosure statement must be disseminated to substantially all impaired creditors and impaired equity holders and that the disclosure statement for such plan contain "adequate information." "Adequate information" is defined as information of a kind and in sufficient detail as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about a plan of reorganization.

          The Debtor believes that, with respect to the Plan, all the requirements of section 1125 of the Bankruptcy Code will be satisfied. This Disclosure Statement and the Plan, together with all of the accompanying materials, are being transmitted to Holders of Claims and Common Stock Interests entitled to vote on the Plan to solicit their votes to accept or reject the Plan. The solicitation period for voting on the Plan is approximately 20 business days. The Debtor believes that this Disclosure Statement contains sufficient information for all of the Holders of Claims and Common Stock Interests entitled to vote on the Plan to cast informed votes to accept or reject the Plan.

E.        CRAMDOWN OF THE PLAN

          If the Plan is not accepted by all impaired Classes, the Plan may still be confirmed by the Bankruptcy Court pursuant to section 1129(b) of the Bankruptcy Code (the "Cramdown Provisions") if the Plan has been accepted by at least one impaired Class of Claims, without counting the acceptances of any insiders of the Debtor, and the Bankruptcy Court determines, among other things, that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the non-accepting impaired Classes. The Debtor reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or to modify the Plan. See Section XVIII. -- "Confirmation -- Cramdown."

F.        CONFIRMATION HEARING

          The Bankruptcy Court has scheduled a hearing on confirmation of the Plan. At that hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether it is feasible and whether it is in the best interests of the creditors of the Debtor. At that time, the Debtor will submit a report to the Bankruptcy Court concerning the votes for acceptance or rejection of the Plan by the parties entitled to vote thereon.

          Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objection to confirmation of the Plan must be made in writing and specify the specific legal grounds for such objection and the nature and amount of Claim or Common Stock Interest held by such party, and must be filed with the Bankruptcy Court, together with proof of service, and served on all required parties by the objection deadline set by the Bankruptcy Court. Unless an objection to confirmation is timely served and filed, it may not be considered by the Bankruptcy Court.

                              IX. DUTCH PROCEEDING

A.        INTRODUCTION

          On June 19, 2002, the Dutch Court granted Versatel the provisional suspension of payments ("Surseance") and appointed an Administrator and a supervisory judge. Together with the request for the Surseance on June 19, 2002, Versatel filed the Dutch Plan with the Dutch Court, which may, in principle, be amended by Versatel until the voting on the Dutch Plan takes place. A copy of the Dutch Plan, translated into English, is annexed hereto as Exhibit B.

          The Dutch Court ordered that no meeting of creditors will be held to decide on the granting of a final Surseance. Instead, the Dutch Court ordered that all non-preferred and unsecured creditors (including, without limitation, the beneficial holders of the Notes who are holders of claims on the July 30, 2002, Voting Record Date) must submit their claims to the Administrator by August 26, 2002 and that a meeting of creditors to vote on the Dutch Plan (the "Dutch Voting Meeting") will take place on September 9, 2002 at 10 a.m. Central European Time at the Dutch Court, Parnassusweg 220, Amsterdam, The Netherlands. The non-preferred and unsecured creditors can submit their claims after the August 26, 2002 deadline but not later than two (2) days prior to the Dutch Voting Meeting. However, creditors who file claims after August 26, 2002 and not later than two (2) days prior to the Dutch Voting Meeting may be permitted to vote on the Dutch Plan only if they request to be permitted to vote at the Dutch Voting Meeting and neither the Administrator nor any other creditor present at the Dutch Voting Meeting objects thereto. However, foreign (i.e. non-Dutch) creditors who file their claims after August 26, 2002 but not later than two (2) days prior to the Dutch Voting Meeting, will be allowed to file their claims and vote so long as any such creditor demonstrates that its failure to file its claim prior to August 26, 2002 was due to the fact that it was located outside of The Netherlands. To the extent that there is a dispute regarding whether a creditor is entitled to vote on the Dutch Plan, the supervisory judge will decide whether such creditor is entitled to vote. The Dutch Court also ordered that no Note Claims may be filed or voted on in respect of Notes acquired after the Voting Record Date.

          In addition, the Dutch Court also ordered that the Administrator must notify all known creditors of the August 26, 2002 deadline for filing claims and the Dutch Voting Meeting.

B.        EFFECTS OF SURSEANCE

          Surseance affects only the claims of non-preferred and non-secured creditors (the "Ordinary Creditors"). The Dutch Bankruptcy Act emphasizes equality of treatment of creditors and grants priority only to certain specified claims. Types of claims not specified in the law to have priority do not have priority. In this context the most important types of claims to have a right of priority are (i) claims of the tax and social security administrations, (ii) salaries and pension rights of employees and (iii) estate creditors (boedelschulden). Estate creditors come into existence either pursuant to explicit provisions in the Dutch Bankruptcy Act or other law (e.g., certain obligations under lease agreements (huurovereenkomsten) and certain obligations under employment agreements (arbeidsovereenkomsten)) or pursuant to acting or refraining from acting by Versatel and the Administrator jointly.

          The Surseance granted with respect to Versatel has no direct effects on the rights of holders of the Shares.

          In principle, a Surseance does not change the validity or the content of an agreement. If an agreement contains rights and obligations for both parties and neither of them has completely fulfilled its obligations, the counterparty (creditor) of Versatel is entitled to request both Versatel and the Administrator -- in writing -- to declare within a reasonable period of time that they will perform under the agreement. If Versatel and the Administrator fail to reply within a reasonable period of time, they lose their right to demand performance under the agreement. The Dutch Bankruptcy Act provides for specific rules for the termination of leases and labor agreements (huur- en arbeidsovereenkomsten).

C.        VOTING

          On June 19, 2002, in connection with its granting of a provisional Surseance to Versatel, the Dutch Court ordered that only beneficial holders of Notes who are beneficial holders on the Voting Record Date will be allowed to file their claims with the Administrator and to vote in respect of such claims on the Dutch Plan at the Dutch Voting Meeting.

          THE VALID SUBMISSION OF A DULY COMPLETED PROXY FORM TO ACCEPT OR REJECT THE DUTCH PLAN ALSO CONSTITUTES THE FILING OF A PROOF OF CLAIM IN THE DUTCH PROCEEDING, PROVIDED THE PROXY IS RECEIVED ON OR BEFORE AUGUST 26, 2002.

          1.        ORDINARY CREDITORS' CLAIMS

          Upon receipt of claims submitted by the creditors, the Administrator will prepare a list of claims, specifying for each claim whether the Administrator will admit or dispute it. The claims on the list prepared by the Administrator will be in euros. If an interest-bearing claim (rentedragende vordering) is placed on the list of admitted claims, only the interest that was due prior to the commencement of the Surseance will be allowed. A copy of this list will be deposited for inspection at the court registry of the Dutch Court and will remain there for a period of seven days before the Dutch Voting Meeting. The claims list merely serves to determine (i) which creditors will be permitted to vote on the Dutch Plan and (ii) in what amount each claim will be admitted. At the Dutch Voting Meeting the Administrator can still change the list of claims and Versatel and its creditors who appear at the Dutch Voting Meeting can still dispute each claim. If the claim has been disputed by the Administrator, Versatel or other creditors, the supervisory judge decides if, and for which amount, the respective creditor will be admitted to participate in the vote. In short, the Ordinary Creditors who are either recognized by the Administrator (and undisputed by Versatel and/or the other creditors) or admitted to the vote by the supervisory judge are permitted to participate in the vote.

          In the Dutch Proceeding, the following claims, as classified under the Chapter 11 Case, are considered "non-affected" claims and holders of such claims should not vote on the Dutch Plan on account of such claims: claims Class 1 (Secured Claims) and Class 2 (Other Priority Claims). IF HOLDERS OF SUCH NON-AFFECTED CLAIMS NEVERTHELESS FILE THEIR CLAIMS IN THE DUTCH PROCEEDING AND VOTE ON THE DUTCH PLAN,

THEIR SECURITY RIGHTS, PRIORITY OR PREFERENCE WILL BE LOST IN THE DUTCH PROCEEDING AND UNENFORCEABLE UNDER DUTCH LAW. Such claims will then be considered "affected" claims under the Dutch Bankruptcy Act and the creditors of such claims are considered Ordinary Creditors (as defined below).

          The following claims, as classified under the Chapter 11 Case, are affected claims in the Dutch Proceeding and holders of such claims should file their claims and vote on account of such claims in the Dutch Proceeding: Class 3 (General Unsecured Claims), Class 4 (13 1/4% High Yield Note Claims), Class 5 (11 7/8% U.S. Dollar High Yield Note Claims), Class 6 (11 7/8% Euro High Yield Note Claims), Class 7 (11 1/4% High Yield Note Claims), Class 8 (2004 Convertible Notes) and Class 9 (2005 Convertible Notes).

          2.        PROCEDURES FOR VOTING

                    a.        By Proxy

          In order to have your vote to accept or reject the Dutch Plan counted, you may submit a Proxy to enable Stibbe (or any third party) to file your claim on your behalf with the Administrator and to vote on your behalf at the Dutch Voting Meeting. To grant a valid proxy under Netherlands law, complete the Proxy enclosed in your solicitation package, sign it and submit it to Stibbe on or before August 26, 2002 in accordance with the instructions on the Proxy. Proxies must be completed by beneficial holders of Notes and accompanied by proof of beneficial holdership of such Notes (such as an account statement) as of the Voting Record Date to be valid. To facilitate the proof of beneficial holdership requirement, solicitation packages sent to Nominees include a request for Nominees to provide proof of beneficial holdership on behalf of beneficial holders to Stibbe on a confidential basis (unless such information is disputed by any party).

                    b.        Attending Dutch Creditors Meeting

          In the Dutch Voting Meeting, the Administrator (and appointed experts, if any) renders a written report on the Dutch Plan. In the Dutch Voting Meeting, Versatel can clarify and defend the Dutch Plan or modify the Dutch Plan until the voting takes place. The Dutch Court has set September 9, 2002 as the date for the Dutch Voting Meeting.

          In order to have your vote to accept or reject the Dutch Plan counted, if you do not timely submit a valid Proxy as described in Section IX.C.2.a. above, you must submit a claim, accompanied by proof of ownership, such as an account statement, to the Administrator by August 26, 2002 (with certain limited exceptions as set forth in Section IX.A. -- "Dutch Proceeding -- Introduction"). If you have timely submitted your claim with the Administrator, you may vote by attending the Dutch Voting Meeting on September 9, 2002, either by proxy or in person, and submitting your vote there.

          3.        VOTES REQUIRED FOR ACCEPTANCE OF DUTCH PLAN

          In order to be accepted, the Dutch Plan must be approved by two-thirds of the admitted and recognized creditors representing three-fourths of the amount of the admitted and recognized claims. As a consequence of this system, admitted creditors not present or represented at the



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Dutch Voting Meeting or admitted creditors who are present or represented but abstain from voting shall effectively be considered to have voted against acceptance of the Dutch Plan.

          4.        NON-ACCEPTANCE OF DUTCH PLAN

          The concept of "cramdown" does not exist under the Dutch Bankruptcy Act, although if ratified by the Dutch Court, the Dutch Plan will be binding on all creditors that are affected by Surseance, irrespective of whether or not they voted against the Dutch Plan, as explained in Section IX.E. below.

          If the Dutch Plan is not approved (as described above) the Dutch Court may declare Versatel bankrupt. If Versatel is then declared bankrupt, it may not file a second Dutch Plan.

          The holders of Versatel's shares of Common Stock are not entitled to vote on the Dutch Plan.

D.        CONDITIONS OF RATIFICATION OF THE DUTCH PLAN

          At the Dutch Voting Meeting, in the event the Dutch Plan has been approved, the supervisory judge will set a date on which the Dutch Court will consider the ratification (homologatie) of the Dutch Plan. The ratification of the Dutch Plan should take place at least eight (8) and not later than fourteen
(14) days after the Dutch Voting Meeting. The Dutch Court can postpone the date on which it will consider the ratification of the Dutch Plan. Before ratification takes place, the Administrator and the Ordinary Creditors are entitled to notify the supervisory judge of their positions as to the ratification of the Dutch Plan. The supervisory judge or the Dutch Court will render a written report on the Dutch Plan.

          The Dutch Court will refuse to ratify the Dutch Plan if one or more of the following conditions exist:

                    a. the liquidation value of the assets of the estate (baten van de boedel) exceeds the amount agreed to in the Dutch Plan;

                    b. performance of the Dutch Plan is not sufficiently guaranteed;

                    c. the Dutch Plan was reached by means of fraudulent acts or the preference of one or more creditors or by other unfair means, regardless of whether or not Versatel or any party cooperated to that effect; or

                    d. the fees and expenses of the experts and the Administrator have not been paid to the Administrator, or security has not been issued therefor.

          In addition to the foregoing, the Dutch Court may, in its discretion, refuse to ratify the Dutch Plan on other grounds or on its own motion (ambtshalve). The Dutch Court may declare Versatel bankrupt simultaneously with its refusal to ratify the Dutch Plan.

          The Dutch Plan becomes final and binding as soon as the ratification of the Dutch Plan is no longer open to appeal. An appeal of either the decision of the Dutch Court to ratify the Dutch


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Plan or a decision of the Dutch Court to refuse ratification of the Dutch Plan has to be filed within eight (8) days after the respective decision.

E.        LEGAL EFFECT OF RATIFICATION OF THE DUTCH PLAN

          A ratified and final Dutch Plan will be binding on all creditors that were affected by Surseance. This includes the creditors who (i) voted against the Dutch Plan, (ii) abstained from voting or (iii) did not submit their claims with the Administrator.

          As a consequence thereof, creditors with claims that are not submitted with the Administrator can still claim distribution under the Dutch Plan.

          The Dutch Court's final and binding decision on the ratification of the Dutch Plan, together with the minutes of the Dutch Voting Meeting (proces-verbaal van vergadering over het akkoord), forms a writ of execution with respect to the consideration to be distributed according to the Dutch Plan for those creditors who have submitted their claims with the Administrator, have been permitted to vote and are mentioned in the minutes of the Dutch Voting Meeting and whose claims have not been disputed by Versatel. The creditors who have not obtained a writ of execution in this way must initiate regular legal proceedings against Versatel before the competent body in order to obtain a writ of execution in respect of their entitlement under the Dutch Plan.

          Surseance will terminate as soon as the ratification of the Dutch Plan becomes final and nonappealable.

          Each creditor with respect to whom Versatel does not timely fulfill its obligations under the Dutch Plan may request dissolution of the Dutch Plan by the Dutch Court in which case Versatel would be required to prove that it fulfilled its obligations under the Dutch Plan. The Dutch Court may grant Versatel a one-month period in order to fulfill its obligations. If the Dutch Court dissolves the Dutch Plan, the Dutch Court most likely will declare Versatel bankrupt, which would put Versatel into liquidation. See XV.B.2. - "Risk Factors - Certain Dutch Proceeding Considerations - The Debtor's creditors may not approve the Dutch Plan, which may lead to the Debtor's liquidation."

                       X. GENERAL INFORMATION ON VERSATEL

          For more information on the business operations of Versatel, including the financial statements for the year ended December 31, 2001, please see Versatel's annual report on Form 20-F, filed with the SEC on March 29, 2002, and Versatel's quarterly financial report on Form 6-K, filed with the SEC on May 15, 2002, attached hereto as Exhibits D and E, respectively.

A.        THE DEBTOR

          Versatel was incorporated under the laws of The Netherlands on October 10, 1995, as a private company with limited liability, referred to as besloten vennootschap met beperkte aansprakelijkheid or a B.V. Versatel converted its legal structure from a B.V. to a public company with limited liability, referred to as naamloze vennootschap or an N.V., on October 15,


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1998. Versatel has its corporate seat in Amsterdam, The Netherlands and is registered under number 33272606 at the Commercial Register in Amsterdam, The Netherlands. Its principal executive offices are located at Hullenbergweg 101, 1101 CL Amsterdam Zuid-Oost, The Netherlands and its telephone number is +31 20 750 1000. The Articles of Association of Versatel, attached hereto as Exhibit C, were last amended on May 14, 2002. Article 3 of the Articles of Association provides that Versatel has as its corporate object:

          o         to provide telecommunication services;

          o to incorporate, to participate, to manage and to be financially involved in any other way in other companies and enterprises;

          o to provide administrative, technical, financial, economic and management services to other companies, persons and enterprises;

          o to acquire, to dispose of, to manage and to exploit movable and immovable properties and other properties, including but not limited to patents, trademarks, licenses, permits and other industrial ownership rights; and

          o to borrow or lend money, to grant security-rights, to warrant performances by third parties or to undertake joint and several liability for third parties.

          The Versatel Articles of Association can be amended in the manner set forth in article 36 of the Articles of Association attached hereto as Exhibit C.

          Versatel started as a switchless reseller of voice telecommunications services in The Netherlands. In 1998, Versatel started the build-out of its broadband fiber network designed to provide local access to its customers throughout its target market.

          Prior to May 1998, Versatel financed its growth primarily through equity and subordinated loans from its shareholders. Since then, Versatel has raised an aggregate of approximately (euro)2.6 billion in net proceeds in a series of debt and equity offerings. For the three years ended December 31, 2001, Versatel had made capital expenditures of (euro)892.6 million related to the build-out of its network. In addition, Versatel had invested (euro)385.5 million in a series of acquisitions and strategic relationships. Versatel's acquisitions to date have served to expand its product portfolio, primarily in the data and Internet sectors, and expand the geographic reach of its network, primarily in northwest Germany.

B.        THE BUSINESS

          Versatel is a competitive communications network operator and a leading alternative to the former monopoly telecommunications carriers in its target market of the Benelux and northwest Germany. Versatel's objective is to become the leading fully integrated alternative provider of local access, facilities based broadband services, including voice, data and Internet services, to business customers in its target market. Versatel provides high-quality, competitively priced telecommunications, data and Internet services to three targeted market segments:



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          o         Direct Access Services -- high bandwidth business and
                    residential telecommunications subscribers that are directly connected to its network either through its own fiber, DSL technology, other copper access technologies or leased lines;

          o Indirect Access Services -- business and residential telecommunications subscribers that are indirectly connected to its network through carrier preselection or its "1611" carrier select code; and

          o Carrier Services -- other telecommunications, data and Internet service providers.

          In addition to its core business of providing broadband services to business customers in Benelux and northwest Germany, Versatel operates Zon, its residential Internet service provider, to participate in the growing market for residential Internet services in The Netherlands.

          Versatel's network has been designed to pass through all the major business centers in the Benelux and to connect city centers, business parks and buildings along its route. Versatel's network's design consists of three fully integrated elements:

          o Backbone Infrastructure -- multiple, integrated fiber optic rings connecting major population and business centers in its target market;

          o Local Access Infrastructure -- fiber optic business park rings, city rings and "near overlay sections" as well as DSL technology, ISDN infrastructure and points of presence that allow Versatel to cost-effectively connect customers directly to its network utilizing its own fiber, DSL technology and leased lines; and

          o International Infrastructure -- fiber optic rings connecting its network with points of presence in cities, including London, Dusseldorf, Frankfurt and Paris.

          As of March 31, 2002, Versatel had completed construction of approximately 2,029 kilometers of fiber-ready duct for the Benelux overlay sections. Versatel had also completed the construction of 60 business park rings, 28 city rings and 76 "near overlay sections" as of March 31, 2002. Additionally, as of March 31, 2002, Versatel had a total local access extension of 1,554 kilometers in the Benelux and 755 kilometers in Germany. To date, most of the initially planned construction of its backbone infrastructure has been completed. In addition, Versatel has an IRU for approximately 400 kilometers of backbone fiber in the north of The Netherlands and Versatel may continue to expand its backbone and local access networks if attractive business opportunities arise.

          As of March 31, 2002, Versatel had over 79,000 business customers and 1,267 employees. Versatel's revenues grew to (euro)255.7 million for the year ended December 31, 2001 from (euro)181.5 million for the year ended December 31, 2000. For the three months ended March 31, 2002, Versatel's revenues were
(euro)67.5 million.

          Versatel has not entered into agreements pertaining to material future investments, other than in the ordinary course of business.



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C.        BUSINESS STRATEGY

          Versatel's objective is to become the leading fully integrated, alternative provider of local access, facilities-based broadband services, including voice, data and Internet services, to customers in its target market. The principal elements of Versatel's strategy are:

          o CONTINUE TO CONNECT CUSTOMERS TO ITS NETWORK. Versatel intends to continue to seek to directly connect as many customers as possible to its network using its own fiber, DSL technology, leased lines and other technologies to the extent such technologies become effective and available. Versatel believes directly connected customers represent a long-term asset. Versatel further believes that Versatel can better control the quality of its service and the amount and types of services that Versatel provides to directly connected customers as opposed to indirectly connected customers;

          o PROVIDE BUNDLED SERVICES. Versatel intends to continue to expand the number of customers it serves through direct connections to its network and enhance its ability to provide bundled services (voice, data and Internet) over a single connection. Versatel believes providing multiple services over a single connection to a customer provides a competitive advantage in its target markets and allows it to provide additional or enhanced services with limited incremental expenditures;

          o MAINTAIN FOCUS ON TARGETED CUSTOMER SEGMENTS. Historically, Versatel has focused on providing services to small- and medium-sized businesses. However, as Versatel continues to expand its service offering and local access network, Versatel is also able to provide services to large businesses with more sophisticated service requirements, such as the GAK Group and Achmea. Versatel believes it is well positioned to successfully compete in the bidding processes generally conducted for these larger customers as a result of its service capabilities and cost advantages associated with its dense local network. Versatel will continue to pursue the small and medium-sized business market with a bundled service offering to appeal to the general market and generate a large volume of sales. Versatel will also continue to leverage its network to provide services to other credit worthy carriers;

          o LEVERAGE ITS EXISTING NETWORK. Versatel has deployed a network in the Benelux consisting of 2,029 km of backbone network, 1,554 km of local access network and 130 central offices operational for the deployment of DSL infrastructure. Its network in Germany consists of 3,149 km of backbone network, 755 km of local access network and 285 central offices outfitted for ISDN and/or DSL infrastructure. As a result, Versatel believes it is uniquely positioned to cost-effectively deliver local access services to a large segment of the business market in the Benelux and northwest Germany;

          o FOCUS ON SUPERIOR CUSTOMER SERVICE. Versatel strives to maintain a competitive advantage by providing superior customer service in terms of

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                    responsiveness, accuracy and quality. Versatel believes that its target market has historically been underserved by the PTTs and that providing a high level of customer service is a key element to attracting and retaining customers.
                    Versatel intends to continue investing in its customer care and operational support systems to enable it to maintain a competitive advantage; and

          o CONTINUE TO SEEK OPERATIONAL SYNERGIES. Versatel has announced several initiatives since March 2001 in order to create operational synergies as the result of its increased scale. These initiatives include combining certain back office functions of its Versatel Deutschland and Komtel operations and a similar initiative combining its back office functions in Belgium with those in The Netherlands. Versatel has planned and budgeted enhancements of its operating support and billing system to handle the growth in the size and complexity of its business, its customer base and product portfolio. Versatel also expects to continue to deploy capital in the most efficient manner by selecting the appropriate access technology to connect new customers based on their service requirements.

D.        THE VERSATEL NETWORK

          Versatel's high bandwidth network has been designed and built to provide flexible, broadband local access to major business customers and population centers in the Benelux and northwest Germany and to certain international destinations. Versatel's network carries voice, data and Internet traffic and supports all major protocols, including Frame Relay, Asynchronous Transfer Mode ("ATM") and Internet Protocol ("IP"). The network connects with the major Internet exchanges in Amsterdam, Brussels, London, Paris and Frankfurt and Versatel has increased the number and quality of its "peering" arrangements with carriers of IP traffic to enhance its presence in the rapidly expanding European Internet services market.

          Versatel's network consists of the following integrated elements:

          o BACKBONE INFRASTRUCTURE. Versatel's backbone infrastructure carries voice, data and Internet traffic and supports all major protocols, including IP, ATM and Frame Relay. It extends to all major commercial and population centers in the Benelux and northwest Germany, including most interconnection points with PTTs, other telecommunications network operators and major Internet exchanges. As of March 31, 2002, Versatel had completed construction of approximately 2,029 kilometers of fiber-ready duct in the Benelux for the Benelux overlay sections;

          o LOCAL ACCESS INFRASTRUCTURE. Fiber optic business park rings, city rings and "near overlay sections" as well as DSL infrastructure, ISDN infrastructure and points of presence allow Versatel to cost-effectively connect customers directly to its network utilizing its own fiber, DSL technology and leased lines. As of March 31, 2002, Versatel has completed construction of 60 business park rings, 28 city rings and 76 "near overlay sections." Additionally, as of March 31, 2002, Versatel had a total local access extension of 1,554 kilometers in the Benelux and

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

                    755 kilometers in Germany. In addition, as of March 31, 2002, Versatel had 130 operational central office facilities in The Netherlands and 285 in Germany, allowing it to deploy DSL and ISDN based services to end customers in those regions; and

          o INTERNATIONAL INFRASTRUCTURE. Versatel has established a dark fiber based international network extending its backbone infrastructure to the major interconnection and Internet Exchange points in western Europe. Versatel has points of presence in London, Paris, Frankfurt and Dusseldorf with extensive Synchronous Digital Hierarchy ("SDH") and IP connectivity to Amsterdam, Brussels, Dortmund and its high bandwidth network in the Benelux and Germany. Versatel has also extended its network to New York City with capacity on AC-1 and AC-2 transatlantic cable systems to transport interconnect and Internet traffic to and from the United States. Its network reach in Germany has been extended by having SDH capacity from Dusseldorf to eight major cities in Germany (Hamburg, Berlin, Leipzig, Dresden, Nurnberg, Munich, Stuttgart and Cologne).

          1.        SERVICE PLATFORMS

          Versatel's network incorporates service platforms to deliver each of the major service categories Versatel offers or plans to offer. A digital circuit-switching platform delivers voice and ISDN services. A data communications platform based on ATM supports all major data protocols with high quality service. An IP platform supports the Internet services Versatel provides to end users and its offering of outsourced services to Internet service providers ("ISPs") and content providers. An SDH transmission platform provides highly reliable transmission capacity for its other services and for capacity leased to other operators, service providers and customers. In parallel, Versatel has an additional platform of IP equipment connected directly to fiber, which currently supports its Internet and data services, and Versatel intends to eventually support all types of services, including voice. Versatel believes that by integrating the functions of SDH, ATM and circuit switching, this platform will eventually provide a lower cost and a more flexible design than the traditional SDH transmission platform.

          2.        NETWORK MANAGEMENT

          Versatel monitors its network 24 hours a day, seven days a week, at its network operations center. Its network operations center is able to identify network interruptions as soon as they occur and allows it to reroute traffic to ensure high quality service. Its network operations center also has an uninterrupted power supply as well as redundant communications access and computer processors. Versatel controls its own points of presence in the Benelux which allows it immediate access to its equipment and network for rapid service restoration when necessary. Versatel owns its points of presence in Germany and RWE Net AG maintains certain of these points of presence.

          Versatel has a backup network operations center in the event its primary network operations center is forced off-line. Its primary network operations center is located in its headquarters building in Amsterdam.



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E.        VERSATEL INTERNET

          During 2000, Versatel reorganized its Internet activities. Zon, its residential Internet service provider, is now a separate business division. Versatel has integrated its business Internet service providers, Vuurwerk and ITinera, into the Versatel organization.

F.        ZON

          Launched in August 1999, along with its marketing and distribution partners Radio 538, a leading commercial radio station in The Netherlands among 15-to 35-year-olds, and Free Record Shop, a leading music retail chain in The Netherlands, Zon has rapidly become one of the largest residential Internet service providers in The Netherlands. Its number of active subscribers has increased to over 533,000 as of March 31, 2002 from approximately 498,000 as of December 31, 2001. Zon focuses primarily on individual Internet users in The Netherlands. Initially Zon only offered subscribers Internet access and e-mail without registration or subscription fees. These subscribers pay only local dial-in telephone costs. For a further description of the risks associated with the use of the Zon name, see the "Risk Factors" section in the Debtor's 2001 Annual Report on Form 20-F annexed hereto as Exhibit D.

          During 2000 Zon launched a prepaid, flat fee service, payable in advance, to its customers. This service provides the subscriber with a fixed period of Internet access without paying any termination charges. In addition, Zon introduced broadband Internet ("ADSL") during the first quarter of 2001. This gives a subscriber unlimited access to broadband Internet for a monthly flat-rate subscription fee. As of March 31, 2002, Zon had 5,882 registered ADSL customers, of which 1,112 were provisioned by Versatel and 4,770 provisioned by KPN.

G.        PRODUCTS AND SERVICES

          Versatel currently offers a wide range of business and carrier products and services and continually evaluates potential product and service offerings, including competitors' offerings, in order to retain and expand its customer base and to increase revenue per customer. Versatel also offers products and services to residential customers. Its strategy is to bundle multiple voice, data and Internet services over its local access infrastructure to maximize customer satisfaction, revenues and margins.

          1.        BUSINESS PRODUCTS AND SERVICES OFFERINGS

          Versatel currently offers the following products and services to business customers:

          Local and Long Distance Telephony. Versatel offers local, international and national long distance telephony services to business customers in the Benelux and Germany. Versatel's telephony service is offered through its "1611" carrier select code by dial-around and least-cost routing software installed in its customer Private Branch Exchanges ("PBXs") in the Benelux and by carrier pre-selection in the Benelux and Germany.

          ISDN Services. Versatel offers ISDN primary rate services to its customers in the Benelux and ISDN primary rate and basic rate services in Germany. These services are

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principally targeted at the business market with digital PBXs and high volumes of outgoing and incoming traffic.

          LAN to LAN Interconnect Service. Versatel offers high-speed LAN (local area network) to LAN interconnect services for multi-site business customers. These services address business customers that need to interconnect their multiple LANs to share centralized computer data and applications efficiently. Versatel provides end-to-end management of the wide area network, including the routers, at customers' premises.

          Frame Relay and ATM Services. Versatel offers high-speed Frame Relay and ATM services mainly for large business customers. This service addresses business customers that need Wide Area Network capabilities between their multiple sites.

          Dedicated Internet Connectivity. Versatel offers dedicated high-speed Internet access services to business customers. This service provides high bandwidth access to the Internet, domain names, e-mail facilities, news feeds from news groups and web space for hosting websites.

          Remote Access Services. Versatel offers efficient remote access services to business customers, enabling employees to access the corporate LAN from home. These home offices have secure access to the corporate network, data and applications.

          IP-based Electronic Transaction Services. Versatel offers Internet-based, business-to-business transaction services to customers in similar industries that act as comprehensive sources of information, interaction and electronic commerce for their users.

          Dial-in Internet Access Services. Versatel offers dial-in Internet access services for small and medium-sized businesses and packages them with its long distance telephony service.

          Web-Hosting Services. Versatel offers Web-hosting services aimed at the business market. This service consists of an integrated package of a domain name, e-mail accounts, Web space for hosting corporate Websites and online Website statistics.

          Toll-Free (0800) Services. Versatel offers both "on-net" and "off-net" toll-free (0800) services to its business customers. This service is positioned to serve both business customers and internal and external call centers.

          Data Centers and Central Office Facilities. Versatel provides co-location services for businesses that wish to extend and expand their networks by housing their own computing and telecommunications equipment inside its data centers and other central office facilities in the Benelux, northwest Germany, Frankfurt and London.

          Leased Circuit Services. Versatel offers resilient E1, E3, T3 and Synchronous Transport Module ("STM-1") leased lines to business customers within the Benelux. Versatel provides high quality and managed "point-to-point" or "point-to-multipoint" circuits via its fiber and SDH network.



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          2.        CARRIER PRODUCTS AND SERVICES

          Versatel currently offers the following products and services to carrier customers:

          Call Termination Services. Versatel offers switched services to other telecommunications service providers, including international and national call termination services in the Benelux and Germany. As Versatel completes its international network, Versatel will be able to offer competitive call termination services in France and the United Kingdom.

          Data Centers and Central Office Facilities. Versatel provides co-location services for carriers wishing to extend and expand their networks by housing their own computing and telecommunications equipment inside its data centers and access to certain other central office facilities within the Benelux, northwest Germany, Frankfurt and London.

          Network Capacity Facilities. Versatel sells and trades rights-of-way, ducts, dark fiber, wavelength and high bandwidth SDH capacity to other carriers. Versatel also provides tele-housing and interconnect facilities at its selected premises.

          Virtual Point-of-Presence Dial-In Services. Versatel offers virtual point-of-presence services for telecommunications, data and Internet service providers in order to allow cost-efficient dial-in capability and effective remote access capabilities for their customers.

          Internet Transit Services. Versatel offers Internet transit services to telecommunications and Internet service providers seeking transit services between major Internet exchanges.

          Leased Circuit Services. Versatel offers resilient E1, E3, T3 and STM-1, STM-4, STM-16 leased lines to other carriers and services providers within the Benelux. Versatel provides high quality and managed "point-to-point" or "point-to-multipoint" circuits via its fiber and SDH network.

          Carrier Preselect Hosting Services. Versatel provides hosting facilities for carriers that want to offer carrier preselect telephony services.

          ISP Hosting Services. Versatel provides hosting facilities for ISPs which offer residential Internet access services.

          Wholesale DSL Services. Versatel offers Internet access and point-to-point IP connectivity based on ADSL technology.

          3.        RESIDENTIAL PRODUCTS AND SERVICES

          Local and Long Distance Telephony. Versatel offers local, international and national long distance telephony services to residential customers in the Benelux and Germany. Its telephony service is offered through its "1611" carrier select code by dial-around in the Benelux and by carrier preselection in both the Benelux and Germany.

          ISDN Services. Versatel offers ISDN primary rate and basic rate services in The Netherlands and Germany.



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         Internet Access Services. Versatel's subsidiary Zon offers dial-up
Internet access services to residential customers in the Benelux and introduced DSL Internet access service to residential customers in The Netherlands during the first quarter of 2001.

          H.        SALES AND MARKETING

          Versatel believes that it has created a prominent brand name in Versatel's target market that it expects to strengthen through further marketing campaigns and leverage its sales efforts in the Benelux and northwest Germany. Versatel markets the majority of its products and services under the Versatel brand name through several marketing channels, including database marketing, targeted telemarketing, brand and promotional advertising, direct mail and its sales force. In addition, among other brand names, Versatel has established Zon in The Netherlands and continues to leverage the Komtel brand name in Germany, given its strong regional recognition and historical brand equity.

          Versatel's sales force is comprised of direct sales personnel, telemarketers, independent sales agents and systems integrators. As of March 31, 2002, Versatel had 83 sales personnel in The Netherlands, 33 in Belgium and 48 in Germany. In the future, based on its ability to continue to provide customers direct access to its network, Versatel expects to increase the number of its direct sales personnel. Versatel's sales personnel make direct calls to prospective and existing business customers, analyze their usage and service needs and demonstrate how its services may improve a customer's communications capabilities and costs. Each member of Versatel's sales force is required to complete its intensive training program. In addition, Versatel has a telemarketing group that screens prospective customers and monitors existing call volumes to identify prospective customers.

          Versatel's sales force is generally organized in the following three groups to target the primary customer segments with a focused product portfolio that matches the needs of these customer segments:

          Corporate Services. Versatel's corporate services sales force targets high-end corporate customers along its network and throughout its target market in the Benelux and northwest Germany. The customers targeted by this group access Versatel's network directly through its own fiber, DSL technology or leased lines and are offered a high bandwidth service package consisting of voice, data and Internet products. Given the size and service requirements of these customers, Versatel generally custom tailors its product set to meet the needs of the service request which leads to larger contract amounts than its traditional small and medium-sized business customer base, and also longer sales cycles and higher capital expenditures to connect these customers to its network and provision services.

          Business Services. Versatel's business services sales force targets business customers throughout its target market. The customers targeted by this group access its network both directly through its own fiber, DSL technology, other copper access technologies or leased lines and indirectly through carrier preselection or its "1611" carrier select code. While Versatel does custom tailor its product set for business services customers, Versatel focuses its sales effort on existing product sets in order to limit sales cycles and generate large volumes of sales.



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          Carrier Services. Versatel's carrier services sales force markets its product portfolio to other telecommunications, data and Internet service providers in its target market and the countries reached by its international network. The customers targeted by this group access Versatel's network both directly and indirectly.

I.        CUSTOMERS

          Versatel markets its services on a retail basis to business and certain selected residential customers and on a wholesale basis to other carriers and service providers.

          Business Customers. Versatel's target customers are primarily business customers requiring voice and high bandwidth data services. Versatel focuses particularly on business and industry segments that have required significant amounts of bundled voice, data and Internet services such as financial services and information technology sectors. Although Versatel has historically sought to take advantage of opportunities in underserved business segments like the small and medium-sized business segment, with the density of its high bandwidth network and the strength of its brand name, Versatel began, in 1999, to address the large corporate market as well.

          Carrier Customers. Versatel's carrier customers are global and regional network operators, ISPs and switchless resellers serving specific market segments in the Benelux region and Germany. Versatel focuses primarily on high-capacity and high-volume customers. Versatel believes that both alternative carriers and foreign PTTs that provide voice, data or Internet services in the Benelux region and Germany will require quality carrier services and high bandwidth services to develop their market position. As its network has expanded, Versatel has increased its marketing efforts in the carrier services segment to increase the use of its network and to capture additional revenues. Because many of the service providers to whom Versatel provides carrier services have experienced financial difficulties, Versatel actively monitors its credit exposure to other carriers and Versatel has actively taken steps to reduce this risk. Versatel currently provides such services as leased lines, transmission, IP uplink, co-location and voice origination to other such service providers as COLT Telecom and Worldcom.

          Residential Customers. Versatel's residential customers in The Netherlands are primarily subscribers to its ISP Zon. Zon offers dial-up Internet access services, e-mail and certain Web-hosting services to residential subscribers, as well as general information content. Zon receives fees from KPN Telecom that are based on the local call traffic generated by subscribers and generates advertising revenues from banner advertisements. Versatel has also launched prepaid flat-fee dial-in services and broadband ADSL services for Zon customers. Historically, in the Benelux, Versatel has approached the residential market for voice services by providing such carrier services such as carrier select hosting to resellers, who themselves target the residential market. Recently, Versatel limited the services Versatel provides to other telecommunications service providers which solely focus on the voice resale market. This is, a result of recent financial difficulties experienced by certain of these service providers. In Germany, Versatel believes market dynamics, including the high penetration of ISDN services, justify offering services directly to the residential market in selected situations. The companies Versatel acquired in Germany have residential customers among their customer base and this has resulted in a substantial increase in its residential customer base.



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

J.        CUSTOMER SERVICE

          Versatel's goal is to maintain an advantage over its competitors in its target markets by providing superior customer service. Versatel believes that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. Versatel has dedicated customer service representatives who initiate contact with its customers on a routine basis to ensure customer satisfaction and market new products. Customer service representatives are available 24 hours a day, 365 days a year. In addition, Versatel provides detailed monthly billing statements and monthly call management reports which identify savings to customers and enable them to manage their telecommunications expenditures more effectively.

          Versatel also believes that technology plays an important role in customer satisfaction. Advanced technological equipment is crucial to enabling the provision of high quality service to its customers. Versatel seeks to reduce technical risks as much as possible by buying proven products from leaders in the applicable technology. Versatel has installed sophisticated status-monitoring and diagnostic equipment at its network operations center and plans to install similar units on its SDH equipment and in its new network operations center. This equipment allows Versatel to identify and remedy network problems before they are detected by customers. Versatel believes that by providing superior customer service and through the effective use of technology, it can maintain a competitive advantage in its target markets.

K.        BILLING AND INFORMATION SYSTEMS

          During 1999 and 2000, Versatel replaced its billing, customer care and sales support systems. Sophisticated billing and information systems are vital to its growth and its ability to provide services, to bill and to receive payments from customers, to reduce its credit exposure and to monitor costs. Although Versatel experienced multiple delays in the replacement of its old billing system with a billing system designed by Saville Systems, the implementation of its new billing system was completed in March 2000. Versatel has planned and budgeted enhancements to its operational support and billing systems to handle the growth in the size and complexity of its business, its customer base and its product portfolio. An additional enhancement to its operational support system ("OSS") will be the upgrade of ADC/Saville's convergent billing platform ("CBP") to Single View. Versatel believes that this will provide an upgrade path to support future IP products and services.

L.        COMPETITION

          Until recently, the telecommunications market in each EU Member State was dominated by its PTT. Starting with the implementation of a series of European Commission directives in the early 1990s, the EU Member States have liberalized their respective telecommunications markets, permitting alternative telecommunications providers to enter the market. Liberalization has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant PTTs, as well as a number of new market entrants. As a result of the current capital market conditions and the inability of a number of smaller alternative service providers to secure needed financing, the number of competitors has declined since 2000. Competition in the European long distance telecommunications industry is driven by numerous


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

factors, including price, customer service, type and quality of services and customer relationships.

          In The Netherlands, Belgium and Germany, Versatel competes primarily with the national PTTs. As the former monopoly providers of telecommunications services in these countries, the PTTs have an established market presence, fully built networks and financial and other resources that are substantially greater than Versatel's. In addition, the national PTTs own and operate significant portions of the infrastructure, which Versatel must currently access to provide its services. Versatel estimates that in each of these countries the national PTT still controls the vast majority of the telecommunications market, including the market with respect to DSL-based services.

          In addition, various new providers of telecommunications services have entered the market in each of these countries, targeting various segments of the market. Such companies as British Telecom, Global One Communications, Worldcom and Energis compete with KPN Telecom for contracts with large multinational companies in The Netherlands. Worldcom, British Telecom, AT&T, TeleNet, France Telecom, COLT Telecom, Unisource, a subsidiary of KPN Telecom, and Energis compete with Belgacom for contracts with large multinational companies in Belgium.

          The following table sets forth the important competitors in the areas of voice, data, Internet, carrier and DSL-based services:

                MARKET                       THE NETHERLANDS              BELGIUM                     GERMANY

                                         KPN Telecom              Belgacom                 Deutsche Telekom
Voice.................................
                                         COLT Telecom             COLT Telecom             Worldcom
                                         Worldcom                 KPN Telecom              Mobilcom
                                         BT Ignite                Telenet                  Vodafone/Mannesmann
                                                                  Worldcom                 BT Ignite
                                                                  BT Ignite

Data and Business Internet............   KPN Telecom              Belgacom-Skynet          Deutsche Telekom
                                         COLT Telecom             COLT Telecom             Worldcom
                                         Equant                   BT Ignite                COLT Telecom
                                         BT Ignite                KPN Telecom              Vodafone/Mannesmann
                                                                  Codenet                  AOL Bertelsmann
                                                                  Telenet

Residential Internet..................   Planet Internet          Mobistar                 T-Online
                                         Het Net                  Belgacom-Skynet          AOL
                                         Tiscali                  Telenet                  Tiscali
                                         Wannadoo
                                         Freeler

Carrier Services......................   KPN Telecom              Belgacom                 Deutsche Telekom
                                         COLT Telecom             UUNET                    Worldcom


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

                MARKET                       THE NETHERLANDS              BELGIUM                     GERMANY

                                         BT Ignite                Worldcom                 Vodafone/Mannesmann
                                         Worldcom                 COLT Telecom             BT Ignite
                                         Level 3                  KPN Telecom
                                                                  Codenet

 DSL-Based Services...................   KPN Telecom              Belgacom                 Deutsche Telekom
                                         BBNed                    Easynet                  QSC
                                         Novaxess                 Wannadoo
                                         COLT Telecom             Eunet
                                         Inovarra                 COLT Telecom


M.        REGULATION

          In Europe, the traditional system of monopoly PTTs ensured the development of broad access to telecommunications services. However, it also restricted the growth of high-quality and competitively priced voice and data services. The liberalization of the European telecommunications market was intended to address these market deficiencies by ending PTTs' monopolies, allowing new telecommunications service providers to enter the market and increasing competition within the European telecommunications market.

          The current regulatory framework in the EU and, in particular, in the countries in which Versatel provides its services is briefly described below. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect upon Versatel, that national or international regulators or third parties will not raise material issues with regard to its compliance or noncompliance with applicable regulations, or that any changes in applicable laws or regulations will not have a material adverse effect on Versatel.

          1.        EUROPEAN UNION

          Starting in 1987, the EC Green Paper on the development of the common market for telecommunication services and equipment charted the course for the current changes in the EU telecommunications industry by advancing such principles as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly infrastructure networks and the liberalization of services. These principles have been established in EU law via a number of directives.

          The Open Network Provision ("ONP") Framework Directive of 1990 established the conditions under which competitors and users could gain cost-oriented access to the PTTs' public networks. In the same year, the EC Services Directive abolished the existing monopolies on, and permitted the competitive provision of, all telecommunications services, with the exception of voice telephony. In 1992, the EC approved the ONP Leased Line Directive, which required all telecommunications companies with significant market power on the relevant market to lease lines to competitors and end-users, and to establish cost accounting systems for those products by the end of 1993. The national regulatory authorities were to use this cost information to set cost-oriented tariffs for leased lines.



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

         In 1996, the EC issued the Full Competition Directive, which requires EU Member States to permit alternative infrastructure providers, such as existing networks of cable companies, railroads, electric and other utility companies, to resell capacity on these networks for the provision of services other than voice telephony from July 1996. The Full Competition Directive also established January 1, 1998 as the date by which the EU Member States had to establish a legal framework, which removes all remaining restrictions on the provision of telecommunications services, including voice telephony.

         The Licensing Directive of 1997 established a common framework for general authorizations and individual licenses in the field of telecommunication services. In the same year, the Interconnection Directive was adopted, which governs the manner in which alternative network operators and service providers are permitted to interconnect with public telecommunications networks, including the PTTs' public networks. Furthermore, the Interconnection Directive requires that parties with significant market power ensure that interconnection is provided for at cost-oriented rates in a nondiscriminatory and transparent manner. Under the Interconnection Directive, the national regulatory authorities have the power to force suppliers of public telecommunications networks or services to interconnect and, in doing so, can determine the underlying conditions of such interconnection. The Numbering Directive, together with the amended Interconnection Directive, provided for carrier selection (ensuring that end-users can select the long distance or international carrier of their choice on a call-by-call basis) as of January 1, 1998, and carrier preselection (ensuring that end-users can select the long distance or international carrier of their choice prior to the time calls are made) and number portability (the ability of end-users to keep their numbers when changing operators) by January 1, 2000.

          The implementation, interpretation and enforcement of these EC directives differ among the EU Member States. While some EU Member States have embraced the liberalization process and at present have achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

          In 1999, the European Commission embarked on a major review process of the various instruments of the European Union regarding telecommunications. The draft directives resulting from this review seek a higher level of harmonization and more focus on sustainable competition. Versatel is actively participating in discussions on these drafts and has filed position papers together with various other new entrants to the European telecommunications market. Versatel has no certainty of the outcome of this process, which is expected to lead to a new framework in 2002 or 2003.

          In December 2000, the European Parliament and the Council adopted a Regulation on Unbundled Access to the Local Loop, which has direct effect in the Member States. It provides a basis for unbundling the local loop, which is controlled by the national PTTs and emphasizes the importance of access to foster competition in the local loop for the provision of (broadband) Internet access.

          There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. Government authorities and agencies are considering laws and regulations that address such issues as user privacy, pricing, on-line content regulation and

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

taxation of on-line products and services. In November 1995, the EC adopted a general directive regarding certain privacy rights of citizens of EU Member States, and in December 1997, the EU adopted another directive designed to specifically address privacy rights in the area of telecommunications services. These directives impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing.

          An overview of the regulatory framework in the individual markets where Versatel operates is described below. This discussion is intended to provide a general outline, rather than a comprehensive discussion of the more relevant regulations and current regulatory posture of these jurisdictions. Versatel requires licenses, authorizations or registrations to provide its services in all countries in which Versatel operates. Licenses, authorizations and/or registrations have been obtained in The Netherlands, Belgium and Germany, and Versatel has received an International Facilities License in the United Kingdom. Versatel also obtained licenses in France and Luxembourg in 2000.

          2.        THE NETHERLANDS

          The current regulatory framework in The Netherlands is provided by the Telecommunications Act of 1998. The Telecommunications Act became effective on December 15, 1998, and remedied the old legislative and regulatory patchwork that had existed as a result of the implementation of a series of EC directives. The Telecommunications Act contains provisions that give registered telecommunications service or network providers rights-of-way, subject to certain conditions, thereby facilitating the construction of the Versatel network. As part of the liberalization of the telecommunications market in The Netherlands, a new independent supervisory authority, OPTA, was established by the Ministry of Traffic and Waterways. OPTA's main tasks include ensuring compliance with the telecommunications laws and regulations in The Netherlands, granting licenses for telecommunications activities, and resolving disputes among market participants, such as disputes regarding interconnection rates. OPTA's performance and position have been reviewed, and its role as the Dutch regulatory authority has been extended for an additional four years.

          In August 1997, Versatel obtained one of the first Netherlands registrations to operate as a telecommunications service provider of public voice telephony (other than KPN Telecom). In September 1997, Versatel obtained an infrastructure license with rights-of-way for the construction and operation of telecommunications facilities in a limited geographic area. In December 1998, Versatel obtained the first authorizations under the new Telecommunications Act to operate as a public telecommunications services provider and network operator. Although Versatel participated in the auction of licenses to provide third-generation UMTS technology mobile telecommunications licenses in The Netherlands, it was not able to obtain a license. Versatel has various legal procedures currently pending which may lead to an annulment or a declaration of wrongful execution of the UMTS frequency auction.

          Versatel was one of the first voice telephony competitors in The Netherlands to interconnect with KPN Telecom and to implement a carrier select code in all of KPN Telecom's telephone switches. The introduction of carrier pre-selection in The Netherlands, introduced on

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

January 1, 2000, provides customers with the option of pre-selecting a carrier other than KPN Telecom for all their international and domestic long distance calls.

          In March 2001, OPTA granted Versatel's request for an operator-controlled model. Its efforts to obtain lower interconnection rates from KPN Telecom are ongoing. The terms and conditions of interconnection have had, and will continue to have, a material effect on Versatel's competitive position. When OPTA initially implemented the bottom-up long run incremental cost ("BULRIC") model for interconnection rates, the result was a set of lower interconnection rates for the 2001-2002 time frame. Versatel also tries to prevent interconnection price levels that lead to unfair price squeezes between wholesale and retail rates and saw OPTA develop and apply a test to prevent such behavior by KPN Telecom.

          Since its founding in October 1995, Versatel has adopted a proactive regulatory strategy. For example, in December 1998, Versatel filed a complaint with OPTA asserting that the limited access provided by KPN Telecom to the KPN Telecom network hampered Versatel's growth. Versatel's customers often experienced busy signals when they tried to dial into the Versatel Network through its access code. Other Netherlands telecommunications services providers expressed similar complaints. As a result, OPTA determined that KPN Telecom was required to allow Versatel access to their entire interconnection network. However, if KPN Telecom would not be able to comply with this directive due to scarcity, OPTA ruled that KPN Telecom should in that case supply the requested capacity to Versatel in an alternative manner.

          In March 1999, OPTA issued a ruling requiring KPN Telecom to offer unbundled access to local customer access lines at the MDF in KPN Telecom's central exchange offices. Unbundled local access enables Versatel to offer high-speed access to end-users that are not directly connected to its network. VersaPoint's complaint of July 2000 regarding denial of a sufficient number of central office sites, among other matters, led to a March 2001 decision by OPTA which was very favorable for Versatel. In February 2002, OPTA decided in a follow-on complaint of Versapoint, that the tariffs charged in the past by KPN for its collocation facilities were too high.

          Since the end of 2000, Versatel, Telfort, Worldcom, Energis and Priority have cooperated in the informal Association of Competitive Telecom Operators ("ACT"). The parties take regulatory actions with respect to issues of common interest and seek to contribute to providing regulatory incentives to increase the competition in the telecommunications market.

          3.        BELGIUM

          Belgium started the liberalization of its telecommunications market in 1991 with an amendment to the Belgian public post and telecommunications act. At the same time a new regulatory body was introduced, the Belgium Institute for Post and Telecommunications (Belgisch Instituut voor Post en Telecommunicatie) ("BIPT"), under the Ministry of Economy and Telecommunications. The Belgian public post and telecommunications act was further amended by the Belgian Parliament in December 1997. The current legislative process is headed towards a new single regulatory framework, which includes reforms to and extensions of BIPT's powers by increasing its independence from the Minister that is also responsible for state

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

enterprises (such as Belgacom). The implementation of the new legislation is expected no later than the end of 2002.

          Versatel was the first alternative telecommunications services provider to obtain a definitive license for the provision of voice services under the amended telecommunications act. Versatel has also obtained an infrastructure license in Belgium and thereby obtained rights-of-way for all of Belgium. For marketing purposes, Versatel has reserved the same carrier select code, "1611," that Versatel currently uses in The Netherlands.

          Pursuant to the Numbering Directive, Belgacom was required to introduce number portability, carrier selection and carrier pre-selection for all services, beginning January 1, 2000. In accordance with a ruling of the BIPT, carrier selection and carrier pre-selection were to occur on a gradual basis after January 17, 2000, the result of which was the implementation of the last carrier pre-selection services (for fixed-to-mobile calls and local calls) in November 2000. Unfortunately, operators have experienced operational problems as a result of the complex and cumbersome procedures imposed by Belgacom.

          In September 1999, Belgacom introduced a number of new discount schemes which Versatel deemed to be anticompetitive. Belgacom granted discounts on combined revenues of its customers for local and long distance calls, whereas, at that time, carrier pre-select and carrier select services were not open to local calls. Versatel filed a complaint with the Belgian Competition court requesting suspension of the discount schemes. The case was dropped in 2000 after Belgacom and Versatel reached an amicable settlement.

          In 1999, Versatel and other alternative operators filed another complaint with the Competition Council alleging that Belgacom abused its dominant position by imposing new interconnection and retail tariff conditions for a new Internet access scheme via nongeographic numbers, accompanied by lower retail tariffs and lower interconnection rates to be paid by Belgacom to the alternative providers of telecommunication services transporting Internet traffic for Belgacom's customers. The new access scheme was not upheld by the court, which held that Belgacom engaged in impermissible discrimination by applying different retail rates and interconnection rates for Internet access via geographic or nongeographic numbers. Unlike with geographic dial-in numbers, alternative operators do not receive termination revenues from Belgacom for Internet access via non-geographic numbers (i.e., 0-800 or 0-900). A different but somewhat similar scheme was launched by Belgacom in 2000 but was again rejected by the courts after the scheme was challenged by Versatel and the other operators in November 2000. Belgacom has subsequently introduced two special Internet packages, which according to the alternative providers of telecommunication services, were in violation of the previous judgment, and resulted in the commencement of enforcement procedures in respect of such judgment. Belgacom has opposed these enforcement procedures (Belgacom lost one case, which it is currently appealing, and their opposition to the other is ongoing). There are continuing discussions between Belgacom, the other alternative operators and the BIPT regarding the implementation of the "collecting model," which is designed to remedy Belgacom's efforts to decrease retail rates on the back of the alternative providers of telecommunication services.

          In July 2000, Versatel filed a complaint with the European Commission competition authorities in connection with Belgacom's refusal to provide Versatel with access to its local

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

loop following a request from Versatel on March 1, 2000. In November 2000, in anticipation of an imminent EC Regulation mandating full and shared access to local loops across Europe as of January 1, 2001, Belgacom extended a "commercial raw copper offer" which, although non-compliant with the draft text of the anticipated EC Regulation (for example, it excluded shared access and DSL), led to an agreement in December 2000 between Belgacom and Versatel that allowed for a gradual ramp-up of Versatel's DSL roll-out.

          As the result of the European Commission's adoption of new regulations, along with a consultation process with BIPT, Belgacom was ordered to make numerous amendments to its initial reference offer. Belgacom is now required to provide full and shared access to its central office facilities without limitation as to the technologies that can be offered (i.e., DSL). The BIPT ruling also considerably reduced the roll-out and provisioning timing limitations imposed by Belgacom under its initial commercial raw copper offer. After steps taken by Versatel and COLT Telecom, BIPT approved "co-mingling" as a cheaper and faster co-location method, thus allowing the alternative providers of telecommunication services to share Belgacom's infrastructure for the installation of their DSL equipment. The terms, conditions and pricing of co-mingling are currently under discussion by BIPT, the alternative operators and Belgacom.

          4.        GERMANY

          The German Telecommunications Act of July 25, 1996, ended the legal monopoly of Deutsche Telekom AG for the provision of voice telephony and of public telecommunications networks, and immediately liberalized all telecommunications activities, but postponed effective liberalization of voice telephony until January 1, 1998. Since January 1, 1998, the German telecommunications market has been completely open to competition and a new regulatory authority, the Regulierungsbehorde fur Telekommunikation und Post ("RTP"), was installed.

          Under the German regulatory scheme, the RTP can grant licenses in fits license classes. A license is required for operation of transmission lines that extend beyond the limits of a property and that are used to provide telecommunications services for the general public. The licenses required for the operation of transmission lines are divided into three infrastructure license classes: mobile telecommunications (license class 1); satellite (license class 2); and telecommunications services for the general public (license class
3). In addition to the infrastructure licenses, an additional license is required for operation of voice telephony services on the basis of self-operated telecommunications networks (license class 4). A class 4 license does not include the right to operate transmission lines. Versatel obtained both a class 3 license and a class 4 license for the whole of Germany in 2000.

          The RTP has approved, among other things, distance-based interconnection rates which Deutsche Telekom can charge alternative network operators to interconnect their network and route their traffic through the network of Deutsche Telekom. The RTP has extended the current rate regime, which expired on December 31, 1999, for an interim period until a new regime receives the RTP's approval. Although a new interconnection regime containing element-based rates instead of distance-based rates could be beneficial to its operations, Versatel is not expecting these to be implemented in the near future. However, the RTP has indicated that it might not consider Deutsche Telekom as a market-dominating carrier in all segments of the

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

market. These segments would fall outside the scope of the rate regulation regime and Deutsche Telekom would no longer be obliged to request prior approval of its rates from the RTP.

          In the local loop, the market position of Deutsche Telekom is still extremely strong and only a limited number of competitors are currently operating. These alternative carriers primarily focus on business customers in the metropolitan areas. With the allocation of Wireless Local Loop point-to-multipoint frequencies to alternative carriers in the fall of 1999, it is expected that competition in the local loop will increase in the near future. In addition, Deutsche Telekom is in the process of selling its broadcasting cable network, which has been split for this purpose into nine regions. The broadcasting network is considered after further investments by the new owners as the second alternative network in the local loop. These networks are expected to compete in the future with Versatel Deutschland's network.

N.        INTELLECTUAL PROPERTY

          Versatel has registered the trademark "Versatel" with the Benelux trademark bureau (Benelux Merkenbureau). Applications for similar registrations are pending in several other European Countries. Versatel has obtained rights to the Internet domain name "www.versatel.com" and several related domain names and initiated formal registration procedures with Internic, the European Union domain registration authority.

          Versatel has been operating its residential Internet service under the Zon name since September 1999 and has applied for trademark registration of the Zon name and logo. Sun Microsystems has contested its use of the Zon name, and Versatel is currently in discussion with it on this matter. Versatel is not certain that it will reach a satisfactory agreement with Sun Microsystems, enabling it to continue to use the Zon name, that its applications will be successful, that the Zon name and logo will not be successfully attacked by third parties alleging prior rights or that the trademark is otherwise valid. For a further description of the risks associated with the use of the Zon name, see the "Risk Factors" section in the Debtor's 2001 Annual Report on Form 20-F annexed hereto as Exhibit D.

          Versatel did not incur or capitalize any costs for research and development, patents and licensing during 2001. We purchase the technology required for our network from independent third-party suppliers.

O.        LEGAL PROCEEDINGS

          In October 2000, Versatel was informed by the public prosecutor in The Netherlands of potential fiscal and criminal liabilities relating to certain employee stock options granted prior to its initial public offering in July 1999. Although Versatel consulted with its Dutch tax advisors and the Dutch tax authorities prior to issuing these options and it believes the tax treatment of these options was correct, Versatel has agreed with the public prosecutor to a payment of (euro)3.0 million that was made in the fourth quarter of 2001, whereby all criminal charges were dropped, without any admission of guilt by Versatel. In June 2002, Versatel received an additional tax assessment of
(euro)14.6 million. Versatel has filed a notice of objection against this tax assessment. Versatel challenges, among other things, the views of the Dutch tax authorities regarding the valuation of the aforementioned employee stock options. Versatel has not made any provision

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for the additional potential tax exposure, which, in a worst-case scenario, could amount to up to approximately (euro)15.0 million. Should Versatel be successful in its case with the Dutch tax authorities, Versatel intends to attempt to reclaim all or part of the potential settlement that has been reached with the public prosecutor.

          On November 19, 2001, a class action complaint was filed in the Southern District of New York against Versatel, certain of its officers and directors and certain underwriters of Versatel's initial public offering, alleging violations of Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The complaint alleges that Versatel's prospectus was false or misleading in that it failed to disclose (i) that the underwriters allegedly were paid excessive commissions by certain customers in return for receiving shares in the initial public offering and (ii) that certain of the underwriters' customers allegedly agreed to purchase additional shares of Versatel in the aftermarket in return for an allocation of shares in the initial public offering. The plaintiff contends that, as a result of those omissions from the prospectus, the price of Versatel's stock was artificially inflated between July 23, 1999 and December 6, 2000 and that the defendants are liable for unspecified damages to those persons who purchased stock during that period. Hundreds of cases against numerous other issuers and their underwriters that make similar allegations involving the initial public offerings of those issuers were consolidated before a single judge on August 9, 2001 for purposes of pretrial motions and discovery only. The action against Versatel was consolidated along with those cases. On June 12, 2002, plaintiffs voluntarily dismissed the class action case without prejudice.

          As part of its regulatory strategy, Versatel has filed complaints in the past with the European Commission, with OPTA, with the Minister of Transport and Waterways in The Netherlands and in Belgium, and with BIPT. Versatel also makes routine filings with the regulatory agencies and governmental authorities in the countries in which Versatel operates or intends to operate.

          Versatel is from time to time involved in routine litigation in the ordinary course of business. Versatel believes that no currently pending litigation to which Versatel is a party will have a material adverse effect on its financial position or results of operations.

P.        ORGANIZATIONAL STRUCTURE

          Versatel Telecom International N.V. is a holding company that conducts its business operations through its subsidiaries.

          Versatel's major direct and indirectly held subsidiaries are as follows:

                                                                                             PERCENTAGE OF
                            NAME                               COUNTRY OF INCORPORATION        OWNERSHIP
    Versatel Nederland B.V...............................    The Netherlands                     100%
    Versatel Finance B.V.................................    The Netherlands                     100%
    Versatel Belgium N.V.................................    Belgium                             100%
    Versatel Deutschland GmbH & Co. KG...................    Germany                             100%


                                                                COUNTRY OF            PERCENTAGE OF
                     NAME                                     INCORPORATION             OWNERSHIP
    ----------------------------------------------------- ------------------------- -----------------
    Komtel Gesellschaft fur Kommunikations-
    und Informationsdienste mbH ("Komtel")...............    Germany                       92.5%
    Komtel GmbH..........................................    Germany                        100%
    Zon Nederland N.V....................................    The Netherlands                 92%

Q.        PROPERTY, PLANT AND EQUIPMENT

          1.        NETWORK INFRASTRUCTURE

          As of March 31, 2002, Versatel had completed construction of approximately 2,029 kilometers of fiber-ready duct for the Benelux overlay sections. As of March 31, 2002, Versatel had also completed the construction of 60 business park rings, 28 city rings and 76 "near overlay sections". Additionally, as of March 31, 2002, Versatel had a total local access extension of 1,554 kilometers in the Benelux and 755 kilometers in Germany. To date, most of the initially planned construction of Versatel's backbone network has been completed. In addition, Versatel has negotiated an IRU for approximately 400 kilometers of backbone fiber in the north of The Netherlands, and it may continue to expand its backbone network if attractive business opportunities arise.

          2.        PROPERTIES

          Versatel has leased office space in 26 buildings in The Netherlands (41,026m2), 13 buildings in Belgium (15,388m2) and six buildings in Germany (9,877m2). Versatel uses these locations primarily as office space and for technical support to its network. Lease contracts for these buildings have expiration dates varying between 2002 and 2010.

          Its country head offices are located at the following addresses:

                                                                                      EXPIRATION OF
                           ADDRESS                                        AREA M2         LEASE
    ------------------------------------------------------------------ ------------- ---------------
    Hullenbergweg 101, 1101 CL
    Amsterdam Zuid-Oost, The Netherlands.............................      13,100    March 2010
    Koningin Astridlaan 166,
    Wemmel, Belgium..................................................       3,807    April 2009
    Nordstrasse 2, 24937 Flensburg, Germany..........................       3,619    August 2009
    Unterste Wilms Strasse 29, 44143
    Dortmund, Germany................................................       5,172    December 2002

R.        MANAGEMENT

          The members of the supervisory board and the management board of Versatel and other executive officers of Versatel and their respective ages and positions as of the date of this Disclosure Statement, are set forth below. On the Effective Date, the members of the supervisory board and the management board of Versatel and other executive officers of Versatel will be the same as those set forth below. In accordance with section 1129(a)(5) of the

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

Bankruptcy Code, to the extent not already set forth herein, the Debtor will file on or prior to the confirmation of the Plan a supplemental pleading or pleadings that will satisfy the disclosure requirements of section 1129(a)(5)(A) concerning the identity and affiliations of any individual proposed to serve, after the confirmation of the Plan, as a director, officer, or voting trustee (to the extent one exists) of the Debtor, and the disclosure requirements of section 1129(a)(5)(B) concerning the identity of, and nature and compensation for, any insider that will be employed or retained by the Debtor.

          After the Effective Date, reorganized Versatel will call a meeting of the shareholders to install the new members of the supervisory board in accordance with the terms and conditions of the Lock-up Agreement. Versatel has agreed that, following the financial restructuring, it will hold an extraordinary meeting of shareholders at which it will nominate as the members of the new supervisory board four (4) individuals designated by the Noteholders who signed the Lock-up Agreement and no more than three (3) individuals designated by Versatel. The identity of the proposed nominees to the supervisory board will be disclosed by Versatel no later than fifteen (15) days prior to such extraordinary meeting of shareholders in accordance with Versatel's Articles of Association.

          1.        MANAGEMENT BOARD

          Raj M. Raithatha is the sole managing director (statutair directeur) of Versatel.

          2.        SUPERVISORY BOARD

                    NAME                        AGE               DATE OF APPOINTMENT             POSITION
    -------------------------------------- --------------- --------------------------------- --------------------
    R. Gary Mesch..........................      49         September 29, 2000                Chairman
    Leo W. A. M. van Doorne................      42         December 1, 1995                  Vice Chairman
    Johan G. Wackwitz......................      47         August 14, 1998                   Member
    James R. Meadows.......................      49         August 14, 1998                   Member
    Sander van Brummelen...................      60         July 23, 1999                     Member
    H.S. Jorg Mohaupt......................      35         May 12, 2000                      Member

          3.        EXECUTIVE BOARD

          The members of the executive board are employed by the Dutch operating subsidiary Versatel Nederland B.V.

                                                            DATE OF
                   NAME                     AGE           APPOINTMENT                  POSITION
    ------------------------------------ --------- ---------------------- --------------------------------------
    Raj M. Raithatha.....................   39        September 29, 2000   Managing Director and Chief
                                                                           Executive Officer
    Mark R. Lazar........................   28        January 1, 2002      Chief Financial Officer
                                                                           June 6, 1998
    Marc A. J. M. van der                                                  Chief Regulatory Officer and
     Heijden.............................   43                             Vice President Public Affairs
    Aad T. Beekhuis......................   55        March 1, 2000        Chief Operations Officer

                                                            DATE OF
                   NAME                     AGE           APPOINTMENT                  POSITION
    ------------------------------------ --------- ---------------------- --------------------------------------
    Jan A. van Berne.....................   39        September 1, 2000    General Counsel and Chief
                                                                           Development Officer

          4.        BIOGRAPHIES

          R. GARY MESCH has served as Chairman of the Supervisory Board since September 2000. Prior to his appointment to the Supervisory Board, he served as Managing Director of Versatel individually or through his position as President of Open Skies International Inc. ("Open Skies") since October 1995. In 1991 he founded and became President of Open Skies, a telecommunications consultancy with operations based in Amsterdam, which provided consulting for early-stage development of competitive European telecommunications businesses. From 1991 to 1995, Open Skies advised such clients as Unisource, PTT Telecom International, Inmarsat, NEC and Eurocontrol. In 1984 he founded, and until 1990 he managed, the commercial operations of NovaNet, a Denver-based provider of satellite-based data communications networks. NovaNet was acquired by ICG Communications in 1993. From 1981 to 1983, he served as director of sales for Otrona Advanced Systems, a Colorado-based manufacturer of high-performance computer systems. From 1975 to 1981 he served as a senior systems engineer with Westinghouse Electric. Mr. Mesch holds a B.S. in Electrical Engineering from the University of Colorado and an M.B.A. from Denver University.

          On March 21, 2002, Mr. Mesch announced that, upon successful completion of Versatel's financial restructuring, he will resign from the Supervisory Board.

          LEO W. A. M. VAN DOORNE has served as a member of the Supervisory Board of Versatel since December 1995, and since October 2000 in the capacity of Chairman. Mr. Van Doorne is the Executive Vice President of OTB Group B.V., a company involved in the development and supply of optical disc production equipment. From September 1996 to December 2001, he served as the Managing Director of NeSBIC Groep B.V., a venture capital company and a subsidiary of Fortis. From 1994 to 1996, he served as Managing Director of NeSBIC Venture Management B.V. From 1990 to 1994, he was Regional Director of Banque de Suez Nederland N.V. Mr. Van Doorne serves as a member of the supervisory board of various other companies. Mr. Van Doorne holds a degree in law from the University of Utrecht.

          JOHAN G. WACKWITZ has served as a member of the Supervisory Board of Versatel since August 1998. Mr. Wackwitz is a member of the management boards of COBEPA S.A. and Paribas Deelnemingen N.V. From 1991 to 1993 he was employed by Paribas in its capital markets division and responsible for the Benelux within the investment-banking group. From 1979 to 1991 he served at various management positions at Bankers Trust Company. Mr. Wackwitz serves as a member of the supervisory board of various other companies. Mr. Wackwitz holds a degree in economics from the University of Groningen and an MBA from Columbia University.

          JAMES R. MEADOWS has served as a member of the Supervisory Board of Versatel since August 1998. Mr. Meadows is a member of the Board of Directors of AshleyLaurent, a supplier of security software for the Internet. He is the founder of Direct International, Inc., a telecommunications company, and the co-founder and former President and CEO (from 1997 until 2000) of PrimeTec International, a U.S.-based telecommunications services provider. From 1989 to 1997 he served as Director of Government Affairs at Capital Network System, Inc. (CNSI), a telecommunications services provider. Mr. Meadows is a member of the Board of Directors of Lone Star 2000, a public policy foundation. Mr. Meadows holds a degree in history from the University of Texas at Austin.

          SANDER VAN BRUMMELEN has served as a member of the Supervisory Board of Versatel since July 1999. Mr. Van Brummelen was a member of the Executive Board of PinkRoccade, an information and communication technology company, from the end of 2000 until June 2002. Prior to this appointment, he served as Managing Director of GAK Holding beginning in 1996. From 1992 to 1996 he served as a principal director of GAK, and from 1982 to 1992 he served as IT director of GAK. From 1979 to 1982 he served in managing positions at KPN Telecom. Mr. Van Brummelen serves as a member of the supervisory boards of two other companies, CC Drive and M&I Partners. Mr. Van Brummelen holds a degree in technical engineering from the University of Delft.

          H.S. JORG MOHAUPT has served as a member of the Supervisory Board of Versatel since May 2000. Mr. Mohaupt is Managing Director and founder of Continuum Group Limited, a telecommunications infrastructure investment firm. From 1999 to 2000 he served as Executive Director in the Telecom Group at Morgan Stanley Dean Witter in London. From 1997 to 1999 he worked at Lehman Brothers in New York and London as Vice-President and later Director in the Telecom Group. From 1996 to 1997 he worked at Cowen & Company in New York. From 1994 to 1996 he worked as Senior Advisor for Internal Business Development at KPN. From 1993 to 1994 he worked as a consultant at Coopers & Lybrand in the telecommunications group and from 1992 to 1993 he worked as a business development manager at Cable & Wireless. Mr. Mohaupt holds a degree in communications science from the University of Amsterdam.

          RAJ M. RAITHATHA has served as Chief Executive officer and Managing Director of Versatel since September 2000. From April 1998 to September 2000 he served as Vice President for Finance and Chief Financial Officer of Versatel. From 1994 to April 1998 he served as Chief Financial Officer and Director of Business Development of ACC Corp.'s European Operations. From 1992 to 1994 he served as Finance Director of Bay Trading Company. From 1989 to 1992 he served as divisional finance director at Securiguard Group plc and from 1987 to 1989 he was financial controller at Harrison Willis. From 1983 to 1987 he was employed by KPMG Peat Marwick. Mr. Raithatha is a member of the Carley Europe Venture Partners (CEVP) Advisory Board. Mr. Raithatha holds a degree in economics and mathematics from the University of Cardiff, Wales.

          MARK R. LAZAR has served as Chief Financial Officer since January 1, 2002. Mr. Lazar has been with Versatel since early 1999, most recently serving as Vice President of Finance, with responsibility for corporate finance and investor relations. Prior to joining Versatel, Mr. Lazar was an associate with a San Francisco-based private equity investment firm, Gryphon Investors, and a member of the telecommunications Investment Banking group of Lehman Brothers in New York. Mr. Lazar holds a degree in business administration from the University of California at Berkeley.

          MARC A.J.M. VAN DER HEIJDEN, co-founder of Versatel became Versatel's Chief Regulatory Officer and Vice President Public Affairs in 1998. From 1995 to the end of 1998 he served as outside regulatory counsel to Versatel on matters of telecommunications and regulatory policy. Prior to 1995 he was an independent consultant specializing in Telecommunications law and advisor to the European Commission and the governments of both The Netherlands and the United Kingdom. He also advised various other telecommunications companies such as France Telecom and KPN Telecom as well as such financial institutions as ABN AMRO and the Nederlandse Investerings Bank. He worked as an expert for KPMG Peat Marwick on bidding processes for mobile telephony and sale of cable companies. Mr. Van der Heijden holds a degree in law from the Vrije Universiteit of Amsterdam.

          AAD T. BEEKHUIS has served as Chief Operations Officer since March 2000. From April 1999 to March 2000 Mr. Beekhuis served as Project Director of KPN Telecom, responsible for the strategy and rollout program for the ADSL network. From July 1998 to March 1999 he served as Project Director with Nokia, where he was responsible for launch of the BEN mobile network in The Netherlands. From 1995 to 1998 Mr. Beekhuis served as a Project Manager responsible for the rollout of the fixed communications network, and later as an interim manager responsible for TelFort's rollout of its mobile network. From 1993 to 1995 Mr. Beekhuis served as a Managing Director with RAM Mobile Data C.V. From 1973 to 1993, he worked in strategic marketing, sales and other positions at KPN Telecom. Mr. Beekhuis holds a degree in Theoretic Electricity Sciences from the Technical University of Delft and a Bachelors degree in Economics from the Erasmus University of Rotterdam.

          JAN A. VAN BERNE was appointed to Versatel's Executive Board in September 2000 and currently holds the position of General Counsel and Chief Development Officer. Mr. Van Berne has been responsible for Versatel's corporate legal affairs since December 1998. As of March 2001, he also assumed responsibility for corporate development. Prior to joining Versatel in December 1998, he worked at SAIT-Radio Holland N.V. in Belgium from 1991 to 1998 holding various positions: from January 1998 to December 1998 as program manager Y2K of SAIT-Radio Holland N.V. and from 1997 to 1998 as manager of legal affairs of SAIT-Radio Holland N.V. in Brussels. From 1994 to 1995 he was legal counsel of Radio Holland's subsidiary, Debitel Nederland. Mr. Van Berne holds a degree in law from the Vrije Universiteit of Amsterdam.

          None of the members of the executive, management or supervisory board of Versatel (1) has been declared bankrupt, (2) has been granted suspension of payments, (3) has had the debt rescheduling arrangement (schuldsaneringsregeling) applied to him, (4) has served on the management or supervisory board of companies that have been declared bankrupt or that have been granted suspension of payments in the five (5) years preceding the listing of the New Common Stock and the Warrants and (5) has been prosecuted for violations of the Economic Offences Act (Wet Economische Delicten), except for Mr. Van Berne who was a supervisory director of Internet Ventures Group B.V. (Hot Orange), in which Versatel formerly held a 9% interest and which was declared bankrupt in September 2001, Mr. Van Brummelen, who was a director of PinkRoccade Australia, which is currently under suspension of payments, and Mr. Wackwitz who was a supervisory director of Information Innovation B.V., which was declared bankrupt in 2001.

          5.        BOARD PRACTICES

          a.        SUPERVISORY BOARD

          Under Netherlands law and the Articles of Association of Versatel, the management of Versatel is entrusted to the management board (statutaire directie) under the supervision of the supervisory board (Raad van Commissarissen). Under the laws of The Netherlands, supervisory directors cannot at the same time be managing directors of the same company. The primary responsibility of the supervisory board is to supervise the policies pursued by the management board and the general affairs of Versatel and its business. In fulfilling their duties, the members of the supervisory board are required to act in the best interests of Versatel and its business.

          Pursuant to the Articles of Association, the supervisory board consists of such number of members as may be determined by the general meeting of shareholders, with a minimum of three members. The members of the supervisory board are appointed at the general meeting of shareholders. The holder of the priority share, if any, may make a binding nomination for the appointment of members to the supervisory board. Resolutions of the supervisory board require the approval of a majority of the members. The supervisory board meets each time a meeting is deemed necessary by one of its members. Every retiring supervisory director may be re-appointed. According to the Articles of Association, a supervisory director must resign no later than at the end of the general meeting of shareholders at which the annual accounts are considered in the financial year in which he reaches the age of 72.

          A member of the supervisory board may at any time be suspended or dismissed by the general meeting of shareholders. The members of the supervisory board will receive such remuneration as determined by the general meeting of shareholders.

          None of the members of the supervisory board of Versatel has an employment agreement with the Company; such agreements are not permitted under Dutch law.

          b.        MANAGEMENT BOARD

          The management of Versatel is entrusted to the management board under the supervision of the supervisory board. The Articles of Association provide that the management board may adopt further rules and regulations with respect to its procedures and internal organization. These rules require the prior approval of the supervisory board. In addition, our Articles of Association list certain actions which require prior approval of the supervisory board. Such actions include, among other things, the issuance of shares against payment in kind.

          The management board consists of such number of members as may be determined by the general meeting of shareholders. In addition, the general meeting of shareholders appoints the members of the management board.

          The general meeting of shareholders has the power to suspend or dismiss members of the management board. The supervisory board also has the power to suspend members of the management board. If a member of the management board is temporarily prevented from acting, the remaining members of the management board shall temporarily be responsible for the management of Versatel. If all members of the management board are prevented from acting, a person appointed by the supervisory board (who may be a member of the supervisory board) will be temporarily responsible for the management of Versatel. The compensation and other terms and conditions of employment of the members of the management board are determined by the supervisory board.

          Mr. Raj Raithatha was appointed to the management board of Versatel in September 2000 and is currently the sole member of the management board. Mr. Raithatha has been appointed for an indefinite term.

          c.        POTENTIAL APPLICATION OF RULES ON LARGE COMPANIES; WORKS
                    COUNCIL

          Under Netherlands law, we would be required to modify our system of corporate governance upon (i) the filing of a statement with the trade register, as required by law, that we meet the criteria under Netherlands corporate law for large companies (the "Large Company Rules") and (ii) the presence of such statement on file at the trade register for an uninterrupted period of three years. The Large Company Rules mandatorily shift authority from the shareholders to our supervisory board and grant employees a degree of codetermination of our affairs.

          Under the Large Company Rules, members of our supervisory board would no longer be elected by the shareholders at the general meeting of shareholders, but would be appointed by the supervisory board itself. Each of the general meeting of shareholders and the employees, through a works council, would have the right to:

          (i) make nonbinding recommendations for members of the supervisory board, and

          (ii) object to proposed appointments of members of the supervisory board, but such appointments would still take place if the objections were declared unfounded by the Enterprise Chamber of the Amsterdam Court of Appeal. The general meeting of shareholders and the works council must also be informed by the supervisory board of the names of the persons to be appointed to the supervisory board before such appointments become final.

          In addition, under the Large Company Rules the supervisory board appoints, and can suspend and dismiss, members of the management board. The supervisory board, however, cannot dismiss members of the management board before the general meeting of shareholders has been consulted. Currently, the general meeting of shareholders appoints the members of our management board. The supervisory board would also adopt the annual accounts of the company under the Large Company Rules, but the general meeting of shareholders has the right to approve or not approve the annual accounts of the company. Furthermore, certain corporate actions, including the issuance of debt or equity, certain investments, the termination of a large number of employees and far-reaching changes in the working conditions of a large number of employees, require supervisory board approval under the Large Company Rules.

         One of the criteria of the Large Company Rules referred to above is the existence of a works council (at our level or at the level of one of our subsidiaries). Since May 2002, we have had a works council at the Dutch operating company, Versatel Nederland B.V. We, as a holding company with no operations apart from engaging in financing activities, would be exempt from the Large Company Rules, if, among other things, the majority of our employees and those of our subsidiaries are employed outside The Netherlands. As of the date of this Disclosure Statement, approximately 54% of our full-time employees were employed in The Netherlands.

          A works council is a representative body of the employees of a Dutch company elected by the employees. The management board of any company with a works council must seek the non-binding advice of the works council before making certain decisions, such as those related to a major restructuring or a change of control. However, in certain of those cases, if the decision is not in line with the advice of the works council, the implementation of the relevant decision must be suspended for one month, during which period the works council may appeal the decision with the Enterprise Chamber (Ondernemingskamer) of the Court of Appeal in Amsterdam. Other decisions directly involving employment matters which apply either to all employees, or certain groups of employees, such as those affecting employee compensation systems, or pension or profit-sharing plans, may only be made with the works council's approval. Absent such prior approval, the decision may nonetheless be made with the prior approval of the Cantonal Court (Kantongerecht). A works council may recommend a candidate for the supervisory board and may also object to the appointment of a proposed candidate to the supervisory board.

          d.        BOARD COMMITTEES

          Audit Committee. During the Supervisory Board Meeting of December 11, 2000, an Audit Committee was established. The Audit Committee consists of Messrs. Leo van Doorne, Sander van Brummelen and Jorg Mohaupt. The Audit Committee reviews the operating results with the Chief Financial Officer and independent auditors, considers the adequacy of internal controls and audit procedures and reviews non-audit services that are provided by the external auditors.

          Remuneration Committee. During the Supervisory Board Meeting of December 11, 2000, a Remuneration Committee was established. The Remuneration Committee consists of Messrs. Gary Mesch, James Meadows and Hans Wackwitz. The Remuneration Committee makes recommendations to the supervisory board concerning salaries and incentive compensation for our employees and consultants, including all executive officers and the Managing Director, including the assessment of the Versatel stock option plans.

          Financial Committee. During the Supervisory Board Meeting of December 11, 2000, a Financial Committee was appointed. The Financial Committee consists of Messrs. Gary Mesch, Jorg Mohaupt and Mark Lazar. The Financial Committee makes recommendations to the supervisory board regarding Versatel's financial situation.

          6. TRANSACTIONS WITH MEMBERS OF THE SUPERVISORY BOARD, THE EXECUTIVE BOARD AND THE MANAGEMENT BOARD

          Versatel has not entered into transactions which represent a value of
(euro)60,000 or more (other than employment contracts) with one or more members of its executive, management or supervisory board or their family members (which are for Euronext Rules and Regulations purposes considered to be husbands, registered spouses, persons having a durable common household with and family members in the second degree) or companies in which they hold, directly or indirectly, a share interest of five percent or more, except for the transactions described below.

          Versatel has loaned (euro)265,792 to Mr. Aad Beekhuis, one of its executive officers, of which (euro)152,347 was outstanding as of January 2002, in connection with stock options granted to Mr. Beekhuis. The loan bears an annual interest of 4.5% for the year 2002 (the percentage is set every year to follow market conditions), which is in accordance with comparable market rates. As of the date of this Disclosure Statement, no other loans were outstanding from Versatel to any of its supervisory directors or executive officers.

          Versatel has entered into a consultancy agreement with Jacmel Ltd. ("Jacmel"), a company controlled by Mr. Jorg Mohaupt, a member of the supervisory board, for consultancy services relating to Versatel's financial restructuring. Under the agreement, Jacmel has been paid (euro)27,500 per month for the period from September 15, 2001 up to March 15, 2002. As of March 15, 2002, Jacmel will receive (euro)1,375 per day for services rendered, if services are rendered for more than five days per month. No fee will be due for the first five days per month. In addition, a success fee consisting of 700,000 Ordinary Shares (the "Jacmel Shares") of Versatel will be paid to Jacmel upon successful completion of Versatel's restructuring in accordance with the terms and conditions of the Plan. These monthly and daily fees, as well as the success fee, are in accordance with comparable market rates. The Ordinary Shares issued and outstanding as of the Effective Date will be subject to further dilution after the Effective Date by the issuance of the Jacmel Shares.

          7.        COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

          The total aggregate compensation for the Versatel Supervisory Board as a group for 2001 was (euro)0.1 million. The total aggregate compensation (including amounts paid pursuant to management and consulting agreements) of all executive officers (including the Managing Director) of Versatel as a group for 2001 was (euro)2.0 million. During 2001, an aggregate of 122,000 options to purchase 122,000 Ordinary Shares were granted to executive officers under the 2000 Stock Option Plan and 100,000 to purchase under the 2001 Stock Option Plan described in XI.R.9. The options under the 2000 Stock Option Plan have an exercise price of (euro)0.02, and the options under the 2001 Stock Option Plan have an exercise price of (euro)4.27. All these options expire in seven years from the date the options were granted. No options have been granted to any of our supervisory board members.

          8.        SHARE OWNERSHIP

          The following table sets forth the number of shares and options beneficially held by, or granted to, the members of our supervisory board, management board and executive officers as of July 16, 2002.

                                                              SHARES        OPTIONS (1)
                                                          --------------- ----------------

Supervisory Board
R. Gary Mesch.........................................      3,429,894                -
Leo W. A. M. van Doorne...............................              -                -
Johan G. Wackwitz.....................................              -                -
James R. Meadows......................................              -                -
Sander van Brummelen..................................              -                -
H.S. Jorg Mohaupt.....................................              -                -

Executive Officers
Raj M. Raithatha......................................      1,150,908          247,000
Other Executive Officers .............................        694,238         1,055,000

________________

(1) Each option entitles the holder thereof to acquire one Ordinary Share of the company.


          The number of shares held by all Supervisory Board members and Executive Officers as a group is 5,275,040.

          As of July 16, 2002, the aggregate number of options issued and outstanding to the executive officers as a group amounted to 1,302,000. During 1998, an aggregate of 550,000 options were granted to the current executive officers under the 1998 Stock Option Plan. These options have an exercise price of (euro)1.16 and expire in June 2003. During 1999, an aggregate of 230,000 options were granted to the current executive officers. Of these, 160,000 options have an exercise price of (euro)1.16 and an expiration date of June 2003 and the remaining 70,000 options have an exercise price of (euro)3.40 and an expiration date of May 2004. During 2000, an aggregate of 350,000 options were granted to the current executive officers. These options have an exercise price of (euro)0.02 and expire in June 2007. During 2001, an aggregate of 172,000 options were granted to the current executive officers. Of these, 47,000 options have an exercise price of (euro)0.02 and an expiry date of January 2008 and the remaining 125,000 options have an exercise price of (euro)4.27 and an expiration date of June 2008.

          The issuance of the aforementioned options held by members of the supervisory, executive or management board of Versatel has not resulted in, and it will not, in the opinion of Versatel, result in, a conflict of interest between Versatel and the beneficiaries.

          None of the aforementioned shares held by members of the supervisory, executive or management board of Versatel have been encumbered (bezwaard met een beperkt recht).

          9.        STOCK OPTION PLANS

          Versatel has established the following stock option plans: the 1997 Stock Option Plan (the "1997 Plan"), the 1998 Stock Option Plan (the "1998 Plan"), the 1999 Stock Option Plan (the "1999 Plan"), the 2000 Stock Option Plan (the "2000 Plan") and the 2001 Stock Option Plan (the "2001 Plan") (collectively, the "Stock Option Plans").

          a.        1997 STOCK OPTION PLAN

          In December 1996, Versatel's shareholders approved the 1997 Plan. The 1997 Plan provides for the grant of options to certain key employees of Versatel to purchase Ordinary Shares of Versatel. Under the 1997 Plan, no options have been granted with an expiration date of more than five years after the granting of the option. The option exercise price is determined in the particular grant of the option.

          As of the date of this Disclosure Statement, 398,000 options to purchase 398,000 Ordinary Shares had been granted under the 1997 Plan. As of the date of this Disclosure Statement, 348,000 options granted under the 1997 Plan had been exercised for a total of 348,000 shares. The remaining options that were granted under the 1997 Plan have been cancelled, in most cases upon the termination of the employment of the recipient of the options. No options are outstanding under the 1997 Plan.

          b.        1998 STOCK OPTION PLAN

          In March 1998, Versatel's shareholders approved the 1998 Plan. The 1998 Plan allows Versatel to grant options to employees to purchase Ordinary Shares of Versatel. The option period will commence at the date of the grant and will last five years. The option exercise price is determined in the particular grant of the option.

          As of the date of this Disclosure Statement, 5,000,000 options to purchase 5,000,000 Ordinary Shares had been granted under the 1998 Plan. As of the date of this Disclosure Statement, 4,263,766 options granted under the 1998 Plan had been exercised for a total of 4,263,766 Ordinary Shares, and 689,334 options are still outstanding under the 1998 Plan. The remaining options that were granted under the 1998 Plan have been cancelled, in most cases upon the termination of the employment of the recipient of the options.

          c.        1999 STOCK OPTION PLAN

          In January 1999, Versatel's shareholders approved the 1999 Plan. The 1999 Plan allows Versatel to grant options to employees to purchase Ordinary Shares of Versatel. The option period will commence at the date of the grant and will last five years. The option exercise price is determined in the particular grant of the option.

          As of the date of this Disclosure Statement, 1,908,500 options to purchase 1,908,500 Ordinary Shares had been granted under the 1999 Plan. As of the date of this Disclosure Statement, 410,493 options granted under the 1999 Plan had been exercised for a total of 410,493 Ordinary Shares, and 891,475 options are still outstanding under the 1999 Plan. The remaining options that were granted under the 1999 Plan have been cancelled, in most cases upon the termination of the employment of the recipient of the options.

          d.        2000 STOCK OPTION PLAN

          In December 1999, Versatel's supervisory board approved the 2000 Plan. The 2000 Plan allows Versatel to grant options to employees to purchase Ordinary Shares of Versatel. The option period will commence two years (except for an aggregate of 100,000 options, which were immediately exercisable) after the date of the grant and will last five years. The option exercise price is determined in the particular grant of the option.

          As of the date of this Disclosure Statement, 2,688,850 options to purchase 2,688,850 Ordinary Shares had been granted under the 2000 Plan. As of the date of this Disclosure Statement, 100,000 options granted under the 2000 Plan had been exercised for a total of 100,000 shares, and 682,600 options are still outstanding under the 2000 Plan. The remaining options that were granted under the 2000 Plan have been cancelled, in most cases upon the termination of the employment of the recipient of the options.

          e.        2001 STOCK OPTION PLAN

          In May 2001, Versatel's supervisory board approved the 2001 Plan. The 2001 Plan allows Versatel to grant options to employees to purchase Ordinary Shares of Versatel. The option period will commence two years after the date of the grant and will last five years. The option exercise price is determined in the particular grant of the option.

          As of the date of this Disclosure Statement, 1,055,900 options to purchase 1,055,900 Ordinary Shares had been granted under the 2001 Plan. As of the date of this Disclosure Statement, 799,900 options are still outstanding under the 2001 Plan. The remaining options that were granted under the 2001 Plan have been cancelled, in most cases upon the termination of the employment of the recipient of the options.

          10.       MAJOR SHAREHOLDERS AND OBLIGATIONS TO DISCLOSE HOLDINGS

          a.        MAJOR SHAREHOLDERS

          As of July 16, 2002, 91,364,747 Ordinary Shares were issued and outstanding. On this date, none of the preference shares or the priority shares were issued and outstanding. As of this date, 126,174 ADSs representing 1,514,088 Ordinary Shares were issued and held by twelve (12) registered holders. The following table sets forth information regarding the beneficial ownership of the Ordinary Shares of Versatel as of July 16, 2002, by each benefical holder of 5.0% or more of the Ordinary Shares. All holders of Ordinary Shares are entitled to one vote per share. There are no cumulative voting rights. It also sets forth the beneficial ownership of our Ordinary Shares that will be held by those benefical holders after giving effect to the Plan, assuming we issue 365,412,390 Ordinary Shares in exchange for 100% in initial principal amount of notes currently outstanding.

                                                                                             Percentage of Shares
                                                     Number of       Percent of Shares       Outstanding Adjusted
Name of Benefical Holder                               Shares         Outstanding(1)            for the Plan(2)
------------------------                            ------------      --------------         --------------------

NeSBIC Venture Fund C.V.(3)......................    12,357,521            13.5%                    2.7%
Paribas Deelnemingen N.V.........................     5,934,992             6.5%                    1.3%

_________________
(1) Percentages do not give effect to dilution from the exercise of the High Yield Warrants covering 708,502 ordinary shares, which became exercisable upon completion of Versatel's initial public offering in July 1999, and which have not been exercised as of July 16, 2002 or to options outstanding to employees covering 3,063,309 ordinary shares (all as adjusted to give effect to the 2-for-1 stock split on April 13, 1999).
(2) Does not give effect to dilution from the exercise of, Warrants that will be issued to shareholders pursuant to the Plan, the GE Capital Warrants, to the extent issued, the High Yield Warrants, or the Options pursuant to the Stock Option Plans, or the Jacmel Shares.
(3) Includes 1,038,705 ordinary shares held by NeSBIC Groep B.V., an affiliate of NeSBIC Venture Fund C.V.

          b.        OBLIGATIONS OF SHAREHOLDERS TO DISCLOSE HOLDINGS

          The 1996 Act on Disclosure of Holdings in Listed Companies applicable in The Netherlands (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) provides that any person who, directly or indirectly, acquires or disposes of an interest in the capital and/or the voting rights of a public limited liability company incorporated under Dutch law with an official listing on a stock exchange within the European Economic Area must give written notice of such acquisition or disposal, if as a result of such acquisition or disposal the percentage of capital interest or voting rights held by such person falls within another percentage range as compared to the percentage range held by such person prior to such acquisition or disposal. The percentage ranges referred to in the Disclosure of Holdings Act are 0% to 5%; 5% to 10%; 10% to 25%; 25% to 50%; 50% to 66 2/3%; and over 66 2/3%.

          Non-compliance with the obligations to the Disclosure of Holdings Act is an economic offense and can lead to criminal prosecution. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies in accordance with the Disclosure of Holdings Act. The company or one or more holders of shares who alone or together with others represent at least 5% of the issued share capital can institute a claim requiring that these measures be imposed. The measures that the civil court may impose include:

                    i. a court order requiring the person violating the Disclosure of Holdings Act to make disclosure in accordance with the Act;

                    ii. suspension of voting rights in respect of such person's shares for a period of up to three years as determined by the court;

                    iii. nullification of a resolution adopted by the company's general meeting of shareholders, if it is determined that the resolution would not have been adopted but for the exercise of the voting rights of the person who is obliged to notify, or suspension of a resolution until such time as the company's general meeting of shareholders has had an opportunity to make such a determination; and

                    iv. an order to the person violating the Disclosure of Holdings Act to refrain, during a period of up to five years, as determined by the court, from acquiring shares in the capital of the company and/or voting rights.

          The Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995) contains provisions regarding insider trading and provides, among other things, for an additional notification duty for shareholders holding, directly or indirectly, a capital interest of more than 25% in a listed company. Such shareholders are obliged to notify the Securities Board of The Netherlands of any and all transactions that they carry out or cause to be carried out in securities issued by the company in which they would hold an interest of over 25%. If a shareholder holding in excess of 25% of the shares is a legal entity and not an individual, the obligation is extended to the managing directors and supervisory directors of the legal entity.

          Furthermore, the Securities Board of The Netherlands has authority to impose administrative penalties (bestuurlijke boetes en dwangsommen) in the event of a violation of the Disclosure of Holdings Act and of the insider trading rules. Violation of insider trading rules can also lead to criminal sanctions.

          11.       IPO LOCK-UP AGREEMENTS

          At the time of our initial public offering, and pursuant to Rules and Regulations of Euronext Amsterdam then in effect, our shareholders and the members of our supervisory board and management board entered into lock-up agreements with ING Bank, our listing agent (the "IPO Lock-up Agreements"). The Rules and Regulations of Euronext Amsterdam at that time prohibited any member of our supervisory board or management board, subject to the exception described below, from disposing, after the date of the initial public offering on July 23, 1999, of any ordinary shares acquired by such member before the date of the initial public offering. In addition, under such Euronext regulations, any holder of 5% or more of our outstanding share capital before the date of the initial public offering could not, for three years after the date of the initial public offering, sell (collectively with all other holders of 5% or more of our outstanding share capital acquired before the date of the initial public offering) in the aggregate more than 25% of the number of our ordinary shares outstanding before the date of the initial public offering. If we report a profit, this lock-up requirement also allows such shareholders to dispose collectively of a maximum up to (i) 50% of the shares issued and outstanding before the date of the initial public offering if a profit was made for one year or (ii) 75% of the shares issued and outstanding before the date of the initial public offering if a profit was made for two years.

          Under Rules and Regulations of Euronext Amsterdam at the time of our initial public offering, holders of 5% or more of our outstanding share capital could dispose of their remaining interest if such disposition (i) was completed through a public secondary offering involving a due diligence investigation and the issuance of a prospectus, (ii) complied with the listing rules of the Official Segment of Euronext Amsterdam and (iii) occurred at least one year after the date of the initial public offering. In addition, Management Lock-up Agreements do not prohibit any member of our supervisory board or management board from disposing of any ordinary shares acquired after the date of the initial public offering pursuant to the exercise of options which were granted under our stock option plans prior to the initial public offering.

          The IPO Lock-up Agreements entered into by our shareholders at the time of the initial public offering expired on July 24, 2002. The IPO Lock-up Agreements entered into by the supervisory board and the management board, each as it was constituted at the time of the IPO, will expire on July 24, 2003.

          In November 2000, however, the Official Segment of Euronext Amsterdam adopted new lock-up regulations, which provide a substantial relaxation of the old regime. Under the new lock-up regulations, lock-up agreements for shareholders and members of the supervisory board and management board may expire one year after the date of the initial public offering. In the opinion of Versatel, these new regulations may provide a relaxation of the existing IPO Lock-up Agreements for the members of the supervisory and management boards. Euronext Amsterdam, however, is of the opinion that the new regulations do not provide for such relaxtion.

          R. Gary Mesch has informed Versatel that he entered into a share management agreement in May 2001 with Mees Pierson N.V. for the management and sale of his 1.1 million Ordinary Shares (the "Mesch Shares"). Pursuant to such agreement, Mees Pierson N.V. has sole discretion in managing the Mesch Shares and Mr. Mesch is not permitted to give any instructions or otherwise exercise any influence over how, when or whether any Mesch Shares will be sold. The agreement contains a written formula specifying the price limits below which no Mesch Shares may be sold under the agreement. Mr. Mesch may reset these limits once a year, but only during the five (5) business days following the announcement of Versatel's annual results. During the period from May 14, 2001 through June 12, 2001, all of the Mesch Shares were sold.

          None of the members of the supervisory, executive or management board of Versatel, or companies in which one or more of them hold, directly or indirectly, a share interest of five percent or more, has, in the two months period preceding the listing of the New Common Stock and the Warrants, been a party to transactions which (1) resulted in, or might result in, directly or indirectly, a transfer, in whole or in part, to third parties of their share interest (as owner and/or beneficiary), if any, in Versatel, or (2) has, in any way, fixed, limited or transferred, upwards or downwards, the price risk (prijsrisico) of such share interest, if any.

S.        EMPLOYEES

          On December 31, 2001, Versatel had 1,382 full-time employees, 30 temporary employees and 27 full-time consultants. On December 31, 2000, Versatel had 1,760 full-time employees, 51 temporary employees, and 91 full-time consultants. None of our employees is represented by a labor union or covered by a collective bargaining agreement, and we have never experienced a work stoppage. A works council was established in May 2002 at the level of Versatel Nederland B.V., our Dutch operating company. We consider our employee relations to be good. On March 31, 2002, Versatel had 1,267 full-time employees.

          The following table sets forth the number of full-time employees on a country basis at the end of 2001, 2000 and 1999.

                                                              1999                 2000                 2001
                                                         ----------------    -----------------    ------------------

  The Netherlands..................................              545               875                    750
  Belgium..........................................              134               293                    153
  Germany..........................................              223               587                    479
  France...........................................                -                 3                      -
  United Kingdom...................................                -                 2                      -
                                                                ----             -----                  -----
     Total.........................................              902             1,760                  1,382
                                                                ====             =====                  =====

                       XI. MARKET AND TRADING INFORMATION

A.        SHARE PRICE INFORMATION

          The 2004 Convertible Notes are convertible into Ordinary Shares of Versatel at a share price of (euro)43.40. The 2005 Convertible Notes are convertible into Ordinary Shares of Versatel at a conversion price per share of
(euro)60.76. Pursuant to the Plan, on the Effective Date, the Convertible Notes will be cancelled. Since July 23, 1999, the date of our initial public offering, our Ordinary Shares and ADSs have been traded on the Official Segment of the Stock Market of Euronext Amsterdam and, until June 27, 2002, on the Nasdaq National Market, under the symbol "VRSA." The ADSs were delisted from the Nasdaq National Market on June 27, 2002. Since that date the ADSs have been traded in the United States on over-the-counter markets.

          We presently do not intend to seek relisting of our ADSs on the Nasdaq National Market.

          The following table sets forth, for the periods indicated, the high and low closing bid prices per Ordinary Share in euro as reported on the Official Segment of Euronext Amsterdam.

                                                                      HIGH                         LOW
                                                                      ----                         ---
                                                                     (EURO)                      (EURO)
1999
Third quarter (1)....................................                14.75                        10.15
Fourth quarter.......................................                41.20                        10.10
2000
First quarter........................................                80.35                        28.60
Second quarter.......................................                48.72                        24.50
Third quarter........................................                45.00                        26.65
Fourth quarter.......................................                26.05                         8.45
2001
First quarter........................................                17.85                         5.37
Second quarter.......................................                 6.66                         2.93
Third quarter........................................                 3.14                         0.48
Fourth quarter.......................................                 1.37                         0.60
2002
First quarter........................................                 1.08                         0.41
Second quarter.......................................                 0.46                         0.23
January..............................................                 1.08                         0.87
February.............................................                 0.85                         0.53
March................................................                 0.75                         0.41
April................................................                 0.46                         0.38
May..................................................                 0.42                         0.29
June.................................................                 0.30                         0.23
July (through July 16)...............................                 0.27                         0.24

________________
(1)   Since July 23, 1999, the date of our initial public offering.

          The closing bid price for our Ordinary Shares as reported on the Official Segment of Euronext Amsterdam on July 16, 2002 was (euro)0.25.

          The following table sets forth, for the periods indicated, the high and low closing bid prices per ADS as reported on the Nasdaq National Market until their delisting on June 27, 2002.

                                                                      HIGH                         LOW
                                                                      ----                         ---
                                                                        $                           $
1999
Third quarter (1)....................................                15.31                        10.56
Fourth quarter.......................................                37.50                        10.56
2000
First quarter........................................                76.56                        29.75
Second quarter.......................................                48.13                        22.50
Third quarter........................................                43.34                        22.63
Fourth quarter.......................................                22.69                         7.50
2001
First quarter........................................                16.88                         4.72
Second quarter.......................................                 5.99                         2.50
Third quarter........................................                 2.68                         0.42
Fourth quarter.......................................                 1.20                         0.50
2002
First quarter........................................                 0.97                         0.40
Second quarter.......................................                 0.48                         0.19
January .............................................                 0.97                         0.80
February ............................................                 0.76                         0.51
March................................................                 0.66                         0.40
April................................................                 0.48                         0.35
May..................................................                 0.43(2)                      0.30(2)
June (through June 26)...............................                 0.33(2)                      0.19(2)

_______________
(1)      Since July 23, 1999, the date of our initial public offering.
(2) Since May 15, 2002, each ADS represents twelve Ordinary Shares. Prices do not represent this 12:1 consolidation.

          The closing bid price for ADSs as reported on the over-the-counter markets on July 16, 2002 was $0.25.

B.        MARKET PRICES OF THE NOTES

          The High Yield Notes are traded in the U.S. inter-dealer market. The Convertible Notes and the (euro)300,000,000 11 1/4% High Yield Notes due 2010 are listed and traded on the Official Segment of Euronext Amsterdam. The 13 1/4% High Yield Notes due 2008, the $150,000,000 13 1/4% High Yield Notes due 2008, the $180,000,000 11 7/8% U.S. Dollar High Yield Notes due 2009 and the
(euro)120,000,000 11 7/8% Euro High Yield Notes due 2009 are listed, but not regularly traded, on the Luxembourg Stock Exchange, which posts a price for the Notes not more frequently than monthly. The following table sets forth, for the periods indicated, the high and low bid prices of each series of the Notes in the U.S. inter-dealer market, expressed as a percentage of initial face amount:

                                                               $180,000,000 11 7/8%
                    $225,000,000 13 1/4%  $150,000,000 13 1/4%  U.S. Dollar High  (Euro)120,000,000 11 7/8%(Euro)300,000,000 11 1/4%
                      High Yield Notes    High Yield Notes        Yield Notes       Euro High Yield Notes    High Yield Notes
                        Due 2008              Due 2008             Due 2009               Due 2009              Due 2010
                    ---------------------------------------------------------------------------------------------------------------
                     High      Low        High       Low        High       Low        High       Low        High       Low
                     ----      ---        ----       ---        ----       ---        ----       ---        ----       ---
1999
First quarter .....  105.250   99.000    105.250     99.000      n.a..       n.a.       n.a.       n.a.       n.a.       n.a.
Second quarter.....  108.000  103.000    108.000    103.000       n.a.       n.a.       n.a.       n.a.       n.a.       n.a.
Third quarter......  105.500   98.500    105.500     98.500     99.250     95.000     99.250     92.500       n.a.       n.a.
Fourth quarter.....  107.000   98.000    107.000     98.000    102.500     92.000    106.500     92.500       n.a.       n.a.

First quarter......  108.500  102.500    108.500    102.500    104.500     98.000    109.500    101.250     98.537     97.500
Second quarter.....  102.500   93.500    102.500     93.500     98.500     87.000    102.000     88.000     98.500     82.000
Third quarter......  103.000   90.000    103.000     90.000    100.000     88.000     97.500     88.000     96.000     86.000
Fourth quarter.....   90.000   61.000     90.000     61.000     88.000     60.000     88.000     58.000     86.000     57.500
2001
First quarter......   86.500   61.000     86.500     61.000     83.000     59.000     86.000     58.000     83.500     58.000
Second quarter.....   61.000   34.000     61.000     34.000     61.000     34.000     58.000     35.000     59.000     35.000
Third quarter......   39.000   24.000     39.000     24.000     37.000     22.000     39.000     22.000     38.000     22.000
Fourth quarter.....   38.500   24.000     38.500     24.000     37.500     22.000     37.500     22.000     37.500     22.000
2002
First quarter......   34.000   25.250     34.000     25.250     33.000     24.750     33.000     24.750     33.000     24.250
Second quarter.....   28.000   25.250     28.000     25.250     27.500     24.750     27.500     24.750     27.000     24.250
Third quarter
(through July 16)..   26.000   26.000     26.000     26.000     25.500     25.500     25.500     25.500     25.000     25.000

         The last bid price of each series of the High Yield Notes as set forth above as reported on the U.S. inter-dealer market on July 16, 2002, expressed as a percentage of initial face amount, was 26.0%, 26.0%, 25.5%, 25.5% and 25.0%, respectively.

                                              (Euro) 300,000,000 4% Senior      (Euro) 360,000,000 4% Senior
                                                 Convertible Notes                   Convertible Notes
                                                      Due 2004                           Due 2005
                                            --------------------------------- ----------------------------------
                                                 High             Low              High              Low
                                                 ----             ---              ----              ---
1999
First quarter ............................      n.a.               n.a.             n.a.              n.a.
Second quarter............................      n.a.               n.a.             n.a.              n.a.
Third quarter.............................      n.a.               n.a.             n.a.              n.a.
Fourth quarter............................      115.338           97.000            n.a.              n.a.
2000
First quarter.............................      192.000           93.000          115.000          100.000
Second quarter............................      126.500           80.750          104.250           74.000
Third quarter.............................      117.250           86.500           94.250           80.125
Fourth quarter............................       87.125           55.000           80.000           52.500
2001
First quarter.............................       73.375           51.000           69.625           50.000
Second quarter............................       52.000           27.000           50.500           27.000
Third quarter ............................       28.500           17.000           27.500           15.000
Fourth quarter ...........................       26.500           18.000           26.500           17.500
2002
First quarter ............................       26.340           20.140           26.300           20.420
Second quarter............................       22.140           18.000           22.150           18.080
Third quarter (through July 16)...........       20.060           19.500           19.940           19.470

          The last bid price of each series of the Convertible Notes as set forth above as reported on the U.S. inter-dealer market on July 16, 2002, expressed as a percentage of initial face amount, was 20.03% and 19.91%, respectively. In the case of the Convertible Notes, the initial face amount is not equal to the current accreted principal amount for such Notes.

                           XII. FINANCIAL INFORMATION

A.        SELECTED CONSOLIDATED FINANCIAL INFORMATION

          The following selected financial data of Versatel as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of Versatel, which have been audited by Arthur Andersen, independent public accountants.

          Andersen Accountants ("Andersen") did not audit the financial statements of VEW Telnet GmbH as of and for the year ended December 31, 1999, and did not audit the financial statements of Komtel Gesellschaft fur Kommunikations- und Informationsdienste mbH as of and for the year ended December 31, 2000. Andersen based its opinion, insofar as it relates to the amounts included for those entities, solely on the reports of the other auditors, namely BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprufungsgesellschaft and BDO Nordwestdeutsche Treuhand Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft. Andersen also did not audit the consolidated financial statements of Versatel Deutschland Holding GmbH, the consolidated financial statements of Komtel Gesellschaft fur Kommunikations- und Informationsdienste mbH and the financial statements of Versatel Deutschland GmbH & Co. KG as of and for the year ended December 31, 2001. Andersen based its opinion, insofar as it relates to the amounts included for those entities, solely on the report of the other auditor, namely BDO Nordwestdeutsche Treuhand Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

          The financial statements of Komtel Gesellschaft fur Kommunikations-und Informationsdienste mbH as of December 31, 2001 and as of December 31, 2000 have been audited by BDO Nordwestdeutsche Treuhand Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft, offices located at Dr. Todsenstrasse 7,24937 Flensburg, Germany, the financial statements of VEW Telnet Gesellschaft fur Telekommunikations und Netzdienste mbH as of December 31, 1999 have been audited by BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprufungsgesellschaft, offices located at Berliner Allee 59, 40212 Dusseldorf, Germany.

          For further information see Article X. -- "General Information on Versatel."

          The annual report for the fiscal year ended December 31, 2001 and the quarterly financial information for the quarter ended March 31, 2002 are attached hereto as Exhibits D and E, respectively.

          As of January 1, 2000, we have published our financial statements in euro. Prior to that date we published our financial statements in Dutch guilders. We have restated the financial statements and other financial data presented herein for the periods prior to January 1, 2000 in euro using the fixed conversion rate of NLG 2.20371 per (euro)1.00. The following selected financial data reported in euro depict the same trend as would have been presented if Versatel had continued to present financial statements in NLG. The selected financial data for the years ended December 31, 1999, 1998 and 1997 will not be comparable to the financial statements of other companies that report in euro and that restated amounts in a currency other than Dutch Guilders.

                                                                         Year Ended December 31,
                                                       -----------------------------------------------------------------
                                                          1997          1998         1999         2000         2001
                                                       ------------ ------------ ------------ ------------ -------------
                                                         (Euro)        (Euro)       (Euro)       (Euro)       (Euro)
                                                                 (in thousands, except per share amounts)
Statement of Operations Data:
Operating revenue (1).............................         8,574        17,952       58,537      181,469      255,733
Operating expenses:
Cost of revenue, excluding depreciation and
amortization (2)..................................         7,898        14,439       45,657      133,565      154,399
Selling, general and administrative...............         7,953        21,660       70,250      206,360      165,614
Stock-based compensation..........................             -             -       12,557        7,034        5,695
Tax penalties.....................................             -             -            -            -        2,978
Restructuring expense.............................             -             -            -            -       11,240
Depreciation and amortization.....................         1,469         2,937       26,412       91,518      138,592
                                                       ---------     ---------    ---------    ---------    ---------
Total operating expenses..........................        17,320        39,036      154,876      438,477      478,518
                                                       ---------     ---------    ---------    ---------    ---------
Operating loss....................................       (8,746)      (21,084)     (96,339)    (257,008)    (222,785)
Interest expense, net.............................           242        11,712       58,512      111,132      138,637
Results from investing activities.................             -             -            -        3,131         (21)
Other expenses (3)................................             -             -            -       18,214            -
Foreign currency exchange (losses) gains, net.....          (24)         2,335     (43,684)     (32,695)     (30,192)

                                                       ---------     ---------    ---------    ---------    ---------
Loss before income taxes, minority interest and
   extraordinary item ............................       (9,012)      (30,461)    (198,535)    (422,180)    (391,593)
                                                       ---------     ---------    ---------    ---------    ---------

Credit from (provision for) income taxes..........             -           (3)          437           41            -
                                                       ---------     ---------    ---------    ---------    ---------
Net loss before minority interest and
   extraordinary item.............................       (9,012)      (30,464)    (198,098)    (422,139)    (391,593)
Minority interest.................................             -             -          168          792            -
                                                       ---------     ---------    ---------    ---------    ---------
Net loss before extraordinary item................       (9,012)      (30,464)    (197,930)    (421,347)    (391,593)
Extraordinary item(4).............................             -             -            -            -       13,032
Net loss..........................................       (9,012)      (30,464)    (197,930)    (421,347)    (378,561)
                                                       ---------     ---------    ---------    ---------    ---------
Net loss per share before extraordinary item basic
and diluted ......................................        (0.50)        (0.93)       (3.89)       (4.92)       (4.17)
Net loss per share after extraordinary item basic
and diluted.......................................        (0.50)        (0.93)       (3.89)       (4.92)       (4.17)
Weighted average number of basic shares
outstanding (5)...................................        18,084        32,622       50,929       85,661       90,872

Financial Data:
Adjusted EBITDA (6)...............................       (7,277)      (18,147)     (57,370)    (158,456)     (64,280)
Capital expenditures..............................         6,587        35,057      173,804      466,884      274,927
Dividends per share...............................             -             -            -            -            -


                                                                         Year Ended December 31,
                                                       -----------------------------------------------------------------
                                                          1997          1998         1999         2000         2001
                                                       ------------ ------------ ------------ ------------ -------------
                                                         (Euro)        (Euro)       (Euro)       (Euro)       (Euro)
                                                                 (in thousands, except per share amounts)

Balance Sheet Data At Period End:
Cash, restricted cash and marketable securities...           678       264,813    1,050,831    1,203,876      722,105
Working capital  (excluding  cash,  restricted cash
   and marketable securities).....................      (11,242)      (21,260)    (103,419)    (216,157)    (194,831)
Capitalized finance cost, net.....................             -        13,046       28,255       41,435       33,486
Property, plant and equipment, net................         6,180        17,520      232,694      591,391      814,240
Construction in progress..........................             -        20,882       81,803      175,766      125,656
Goodwill, net.....................................             -         2,067      196,973      245,663      217,939
Total assets......................................         8,772       328,263    1,663,120    2,417,640    2,056,270
Total  long-term  obligations   (including  current
   portion).......................................         3,854       312,562    1,008,678    1,712,993    1,754,417
Total shareholders' equity (deficit)..............       (8,266)      (15,462)      507,669      341,318     (26,694)

Cash Flow Data:
Net cash provided by (used in) operating
activities .......................................         2,616      (16,932)     (70,093)    (191,039)    (206,982)
Net cash used in (from) investing activities......       (6,587)      (50,839)    (632,996)  (1,516,187)    (621,794)
Net cash provided by financing activities.........         2,635       235,969    1,358,591      944,529        3,369

_____________

(1) In March 2000, we acquired Komtel in Germany. Until March 31, 2001, we accounted for the fees from certain premium dial-in services offered by Komtel on a gross basis. Gross billings (including all fee amounts received for the premium dial-in services offered by Komtel) for the year ended December 31, 2001 amounted to (euro)274.4 million.

(2) Total costs relating to gross billings for the year ended December 31, 2001 amounted to(euro)173.1 million.

(3) Consists of asset impairments of (euro)12.8 million relating to VersaPoint and other write-offs for a total amount of (euro)5.4 million.

(4) Represents the extraordinary gain related to the repurchase of high yield notes.

(5)   As adjusted to give effect to a 2-for 1 stock split on April 13, 1999.

(6) Adjusted EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization, restructuring expense, tax penalties, deferred compensation and foreign exchange gain (loss). Adjusted EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service its indebtedness. Adjusted EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of our results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA contained herein may not be comparable to other similarly titled measures of other companies. Please note that the definition of Adjusted EBITDA as applied in the audited financial statements for the years 1997, 1998, 1999 and 2000 is different from the above definition. In the new definition for adjusted EBITDA, deferred compensation, tax penalties and restructuring expenses are excluded.

B.        CAPITALIZATION

          The following table sets forth our historical cash position and capitalization as of December 31, 2001. The information set forth in the following table should be read in conjunction with our financial statements included elsewhere in this Disclosure Statement. The pro forma column gives effect to the Plan, resulting in all outstanding Notes as of December 31, 2001 being cancelled. As a result, the pro forma column also gives effect to the issuance of 365,412,390 new ordinary shares and a reduction in cash of
(euro)412.4 million. Unless noted otherwise, all U.S. dollar amounts have been translated to euro using an exchange rate of $0.8901 per (euro)1.00, the noon buying rate on December 31, 2001. The (euro)0.25 share price used in this calculation is the closing bid price of our Ordinary Shares as reported on the Official Segment of Euronext Amsterdam on July 16, 2002.

                                                                               As of December 31, 2001
                                                                 -----------------------------------------------------
                                                                      Actual          Adjustments        Pro Forma
                                                                      (Euro)            (Euro)            (Euro)
                                                                 (in thousands, except for share and per share amounts)
                                                                 ------------------ ----------------- ----------------
Cash, cash equivalents and marketable securities..............    722,105             (412,367)          309,738

Current maturities of long-term debt..........................      1,080                     -            1,080
Notes:

   $225,000,000 13 1/4% senior notes due 2008.................    240,391             (240,391)              -
   $150,000,000 13 1/4% senior notes due 2008.................    163,220             (163,220)              -
   $180,000,000 11 7/8% senior notes due 2009.................    197,761             (197,761)              -
   (euro)120,000,000 11 7/8% senior notes due 2009............    112,379             (112,379)              -
   (euro)300,000,000 11 1/4% senior notes due 2010............    296,382             (296,382)              -
   (euro)300,000,000 4% senior convertible notes due 2004.....    329,106             (329,106)              -
   (euro)360,000,000 4% senior convertible notes due 2005.....    389,636             (389,636)              -
                                                               ------------        ------------        ---------
      Total notes.............................................  1,728,875           (1,728,875)              -
Capital lease obligations, net of current portion.............     12,612                     -           12,612
Long-term debt (less current portion).........................     11,850                     -           11,850
                                                               ------------        ------------        ---------
   Total debt.................................................  1,754,417           (1,728,875)           25,542
Total shareholders' equity....................................    (26,694)           1,114,516         1,087,822
Total capitalization..........................................  1,727,723             (614,359)        1,113,364
                                                               ============        ============        =========

          There has been no material change in our capitalization since December 31, 2001, other than our continuing operating losses and the possible impairment of goodwill upon the adoption of SFAS No. 142.

C.        USE OF PROCEEDS

          We will not receive any cash proceeds from the issuance of the New Ordinary Shares and the Warrants other than as described in Article XVII.B.2. -- "Dutch Tax Considerations -- Netherlands Taxation of Versatel." However, to the extent Warrants issued to our shareholders concurrently with this Plan and the Dutch Plan are exercised, Versatel will receive proceeds of (euro)28.5 million.

                            XIII. VALUATION ANALYSIS

          In order to comply with the "best interests" test, as well as to determine the relative Distributions to parties in interest under the Plan, an estimated transaction value (the "Transaction Value") and reorganization equity value (the "Reorganization Equity Value") have been prepared by the Debtor. The estimated Transaction Value and Reorganized Equity Value are based on an assumed Effective Date of September 30, 2002, giving effect to the implementation of the Plan.

          The Transaction Value, including the value of the reorganized equity, is estimated to equal approximately (euro)1,388.5 million, after dilution due to the full exercise of all of the Warrants. The Transaction Value is comprised of both a cash and equity component. The cash and equity components are estimated to equal approximately (euro)347.1 million and (euro)1,041.4 million, respectively. The basis of the equity component is described below.*

          Based on the assumed reorganization, the estimated Reorganization Equity Value of Versatel, which includes Versatel and all of its operating subsidiaries, is estimated to be approximately (euro)1,356.0 million. The foregoing estimated Reorganization Equity Value (calculated as of the date of this Disclosure Statement) reflects, among other things, factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of Versatel's business plan.

          Based on the assumed estimated Reorganization Equity Value set forth above, the value of the 365,412,390 Ordinary Shares to be issued to Holders of 13 1/4% High Yield Note Claims (Class 4), 11 7/8% U.S. Dollar High Yield Note Claims (Class 5), 11 7/8% Euro High Yield Note Claims (Class 6), 11 1/4% High Yield Note Claims (Class 7), 2004 Convertible Note Claims (Class 8) and 2005 Convertible Note Claims (Class 9) is estimated to be approximately (euro)1,041.4 million, or (euro)2.85 per share, after giving effect to the full exercise of all of the Warrants.

          In preparing the estimated Reorganization Equity Value, the Company relied upon projections based upon Versatel's business plan as per Versatel's revised guidance published on December 13, 2001 and filed with the SEC on Form 425 on that date. Versatel determined the estimated Reorganization Equity Value by using the estimated value of its future cash flows. In preparing the estimated Reorganization Equity Value, the Company considered and reviewed recent transactions, comparable company trading levels, and existing market conditions for communications companies. Due to the lack of directly comparable companies and the recent volatility in the market, the Company relied upon a discounted analysis of long-term future cash flows to determine the value of its reorganized equity.

          The estimated Reorganization Equity Value and values based thereon do not purport to be appraisals, and they do not necessarily reflect the values that might be realized if Versatel's assets were sold. The estimated Reorganization Equity Value and values based thereon prepared herein assume a successful reorganization of Versatel and the continuation of the business as a going concern. Such estimates were developed solely for the purposes of the formulation of the restructuring and the analysis of implied relative recoveries to creditors and equity holders. Such estimates were derived through the application of valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market values that may be realized through the sale of any securities to be issued as part of this restructuring.

          Such estimates were based on projections that have been prepared exclusively by Versatel's management. These projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Versatel's control. No representations can be made as to the accuracy of these financial projections or to Versatel's ability to achieve the projected results. Some assumptions inevitably will not

 _____________________________

* In this Article XIII, U.S. dollar amounts have been converted into euro using an exhange rage of $0.9513 per (euro)1.00, as of June 18, 2002.

materialize. Further, events and circumstances occurring subsequent to the date on which these projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a material and possibly adverse manner. The projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur.

          Neither Versatel's independent auditors, any other independent accountants nor Versatel's financial advisors has compiled, examined or performed any procedures with respect to the prospective financial information contained herein, and none has expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

          In addition, under the terms of the restructuring a substantial amount of new Ordinary Shares and Warrants will be issued. The valuation of newly issued securities is subject to uncertainties and contingencies that are difficult to predict. Market prices of newly issued securities will depend upon, among other things, conditions in the financial market, the number of creditors that liquidate shareholdings after the distribution, and the underlying performance of the business. Actual market prices of such securities may be affected by factors not possible to predict. As such, the estimated Reorganization Equity Value purports to reflect the value that may be achieved in the public or private markets.

                           XIV. LIQUIDATION ANALYSIS

          The liquidation analysis set forth below is based on the Debtor's unaudited projected balance sheet as of September 30, 2002 (the "Liquidation Analysis"). Management of the Debtor does not believe that more historical information or projected information would vary significantly. However, this analysis is subject to change due to the Debtor's continued operation since that date.

          A plan of reorganization cannot be confirmed unless the Bankruptcy Court finds that the plan is in the "best interests" of holders of claims against, and equity interests in, the debtor subject to such plan. The "best interests" test is satisfied if a plan provides to each dissenting or non-voting member of each impaired class a recovery not less than the recovery such member would receive if all of the debtor's assets were sold and the debtor were liquidated in a hypothetical case under chapter 7 of the Bankruptcy Code by a chapter 7 trustee. The Debtor believes that the Holders of impaired Allowed Claims and Common Stock Interests will receive under the Plan not less than they would receive under a chapter 7 liquidation.

          The following Liquidation Analysis of the Debtor is based on an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtor's assets, consisting of stock of its subsidiaries, commencing on October 1, 2002. These values have not been subject to any review, compilation or audit by any independent accounting firm. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although considered reasonable by the Debtor, are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtor or a chapter 7 trustee. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtor's assets will result in an accurate estimate of the proceeds that would be realized were the Debtor to undergo an actual liquidation. The Liquidation Analysis does not purport to be a valuation of the Debtor's assets and is not necessarily indicative of the values that may be realized in an actual liquidation and could, therefore, vary materially from the estimates provided herein.

          The Liquidation Analysis provided in this Disclosure Statement has been prepared exclusively by our management for the purposes of this Disclosure Statement. Neither Versatel's accountants nor its financial advisor takes any responsibility for the Liquidation Analysis. In addition, the Liquidation Analysis relies upon certain financial projections, in relation to which you should consult Section XIV.D. -- "Liquidation Analysis -- Management's Projections".

          This chapter 7 liquidation period is assumed to average six months following the appointment of a chapter 7 trustee. While certain assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months.

A.        SUMMARY COMPARATIVE RECOVERY RATES CHART

          Versatel believes that the value of the distributions from the liquidation proceeds to each Class of Allowed Claims in a chapter 7 case would be the same or less than the value of distributions under the plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that a distribution of the proceeds of the liquidation could be delayed for one year or more after the completion of such liquidation, in order to resolve the claims and prepare for distributions. In the event litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

                      Summary Comparative Recovery Rates(1)

                                                          Liquidation
                                          ---------------------------------------------
                                              Low Case                High Case         Plan of Reorganization(2)
                                           --------------         ----------------      -------------------------
                                                         ($ in millions, except for percentages)
High Yield Notes
($225 million 13 1/4% due 2008):
Allowed Claimed Amount................          217.6                   217.6                      217.6
Estimated Distributable Proceeds                 56.1                    63.9                      185.4
Implied Percentage Recovery...........          25.8%                   29.4%                      85.2%
High Yield Notes
($150 million 13 1/4% due 2008):
Allowed Claimed Amount................          151.8                   151.8                      151.8
Estimated Distributable Proceeds......           39.1                    44.6                      129.3
Implied Percentage Recovery...........          25.8%                   29.4%                      85.2%
High Yield Notes
($180 million 11 7/8?% due 2009):
Allowed Claimed Amount................          185.9                   185.9                      185.9
Estimated Distributable Proceeds......           47.9                    54.6                      156.8

                                                          Liquidation
                                          ---------------------------------------------
                                              Low Case                High Case         Plan of Reorganization(2)
                                           --------------         ----------------      -------------------------
                                                         ($ in millions, except for percentages)
Implied Percentage Recovery...........          25.8%                   29.4%                      84.3%
High Yield Notes
((euro)120 million 11 7/8% due 2009):
Allowed Claimed Amount................          118.7                   118.7                      118.7
Estimated Distributable Proceeds......           30.6                    34.9                       94.0
Implied Percentage Recovery...........          25.8%                   29.4%                      79.2%
High Yield Notes
((euro)300 million 11 1/4% due 2010):
Allowed Claimed Amount................          307.3                   307.3                      307.3
Estimated Distributable Proceeds......           79.2                    90.3                      240.7
Implied Percentage Recovery...........          25.8%                   29.4%                      78.3%
Convertible Notes
((euro)300 million 4% due 2004):
Allowed Claimed Amount................          334.2                   334.2                      334.2
Estimated Distributable Proceeds......           86.1                    98.2                      255.6
Implied Percentage Recovery...........          25.8%                   29.4%                      76.5%
Convertible Notes
((euro)360 million 4% due 2005):
Allowed Claimed Amount................          396.9                   396.9                      396.9
Estimated Distributable Proceeds......          102.2                   116.6                      302.6
Implied Percentage Recovery...........          25.8%                   29.4%                      76.2%
Shareholders:
Implied Percentage Recovery...........           0.0%                    0.0%                         NA

______________
(1)   Analysis assuming 100% acceptance of bondholders.
(2) Translations of U.S. dollar amounts into euros have been made at(euro)1.00 per $0.9513 as of June 18, 2002. For illustrative purposes, an intrinsic value per share of(euro)2.85 is used in the analysis.

B.       ESTIMATE OF PROCEEDS ANALYSIS

         For the purpose of this liquidation analysis Versatel's management has projected a range of potential proceeds available for unsecured creditors. Estimated proceeds equal the balance of existing cash plus cash from the sale of existing assets less liabilities to secured creditors.

                                                                                     Low Case             High Case(1)
                                                                                ------------------    -------------------
                                                                                        ((Euro) in Millions)(5)
Proceeds From liquidation/disposal of operating subsidiaries(2)........                       65.0                  116.1
Cash(3)................................................................                      469.0                  469.0
                                                                                ------------------    -------------------
Gross Proceeds                                                                               534.0                  585.1
                                                                                ------------------    -------------------
Allocation to Senior Creditors.........................................
Versatel Telecom International N.v. Severance Costs(2).................                     (15.3)                 (15.3)
Transaction Costs(2)...................................................                     (19.4)                 (19.4)
                                                                                ------------------    -------------------
Total..................................................................                     (34.7)                 (34.7)

                                                                                     Low Case             High Case(1)
                                                                                ------------------    -------------------
                                                                                        ((Euro) in Millions)(5)
                                                                                ------------------    -------------------
Cash Available for Unsecured Claims                                                          499.3                  550.4

______________

(1)   High Case assumes disposition of Versatel Nederland as a business.

(2)   Discounted to September 30, 2002 at a rate of 12%.

(3) Estimated cash balance as of September 30, 2002 assuming no interest payments subsequent to June 30, 2002.

(4) Claim by other unsecured creditors includes trade accounts payable, accrued other, and Versapoint obligation.

(5) U.S. dollar amounts have been converted into euros using an exchange rate of $0.9513 per (euro)1.00, as of June 18, 2002.

         1.  NOTES TO ESTIMATE OF PROCEEDS ANALYSIS

         Significant assumptions used in determining the estimated proceeds are as follows:

             a.  Liquidation/disposal recovery assumptions

            Asset/Business                             Assumption
--------------------------------------------------------------------------------
Business...............................   Adjusted market-based valuations,
                                          relevant to Versatel Nederland in the
                                          High Case only

Completed network......................   Versatel Nederland (Low Case): 10% of
                                          book value; Versatel Belgium, Komtel
                                          and Versatel Deutschland: 1-3% of book
                                          value

Construction in progress...............  Versatel Nederland (Low Case): 10% of
                                          book value; Versatel Belgium, Komtel
                                          and Versatel Deutschland: 1-3% of book
                                          value

Goodwill...............................   0%

Other fixed assets.....................   0%

Accounts receivable....................   50%

Inventory..............................   10%


             b.  Process assumptions

                    Variable                                 Assumption
--------------------------------------------------------------------------------
    Professional fees...........................   (euro)20.0 million for
                                                   Versatel Telecom
                                                   International N.V. and
                                                   (euro)1.0 million per
                                                   operating entity

    Wind-down costs.............................   One quarter (Q4, 2002) of
                                                   SG&A less compensation cost
                                                   (already included in
                                                   severance costs), marketing
                                                   and capitalized SG&A

    Capital gains taxes.........................   None - Capital gains offset
                                                   by existing NOL

    Date of last interest payment for publicly
    outstanding notes...........................   June 18, 2001

    Timing of disposal..........................   December 31, 2002 in all
                                                   cases

    Date through which subsidiaries are
    supported...................................   December 31, 2002 in case of
                                                   sale, September 30, 2002 in
                                                   case of liquidation

    Hypothetical date for determination of
    liquidation vs. reorganization.............    September 30, 2002


             c.  Repayment ratios

                Liability                                   Assumption
--------------------------------------------------------------------------------
    Secured creditors...........................   100% up to collateral value,
                                                   pro rata for balance (if any)
                                                   with unsecured creditors

    Employee wages & benefits...................   Preferential treatment (6
                                                   months for head office,
                                                   Germany and Belgium, 3 months
                                                   for Netherlands)

    Taxes.......................................   Preferential treatment

    Trade creditors & other unsecured creditors.   Pro rata with other unsecured
                                                   creditors

    Lease commitments...........................   0% (assets returned to
                                                   lessors)


             d.  Versatel Telecom International N.V. Commitments

                 Liability                                  Assumption
-------------------------------------------------------------------------------

    Intercompany Loans & Receivables...........    All intercompany loans are
                                                   unsecured

                                                   Intercompany loans extended
                                                   to Versatel Nederland and
                                                   Versatel Belgium are pari
                                                   passu with other unsecured
                                                   creditors

                                                   Intercompany loans extended
                                                   to Komtel and Versatel
                                                   Deutschland are subordinated
                                                   to all other creditors

    Guarantees.................................    Pari passu with other
                                                   creditors at subsidiary
                                                   levels with recourse for any
                                                   unpaid claims to Versatel
                                                   Telecom International N.V.

                                                   Guarantees are not secured
                                                   and therefore rank pari passu
                                                   with other unsecured
                                                   creditors at Versatel Telecom
                                                   International N.V.


C.        DISTRIBUTION ANALYSIS

          After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors as compared to a Chapter 11 Case (the "Distribution Analysis"), including the assumptions outlined herein, Versatel has determined, as summarized on the following chart, that confirmation of the Plan will provide each creditor and equity holder with a recovery that is greater than it would receive pursuant to a liquidation of the Debtor under chapter 7 of the U.S. Bankruptcy Code.

                                                          Low Case                            High Case
                                               --------------------------------- -----------------------------------
                                                              %                     Book          %
                                                Book Value Recovery   Proceeds      Value      Recovery   Proceeds
                                               ----------- --------  ---------  ------------  ---------- ----------
                                                                      ((euro)in millions, except for percentages)(2)

Unsecured Claims
  Operating Subsidiaries                           178.5    25.8%        46.0        113.3      29.4%       33.3
  Claim by Other Unsecured Creditors(1)             19.0    25.8%         4.9         19.0      29.4%        5.6
  Notes
      Convertible Notes                            731.1    25.8%       188.3        731.1      29.4%      214.8
      High Yield Notes                           1,009.8    25.8%       260.1      1,009.8      29.4%      296.7

  Total Notes                                    1,740.9    25.8%       448.4      1,740.7      29.4%      511.5

  Proceeds to equity holders                                                    0                                         0

______________

(1) Claim by other unsecured creditors includes trade accounts payable, accrued other, and Versapoint obligation.

(2) U.S. dollar amounts have been converted into euros using an exchange rate of $0.9513 per (euro)1.00, as of June 18, 2002.



          Additional information concerning the assumptions underlying the Distribution Analysis is as follows:

          1.        GENERAL ASSUMPTIONS

          A general summary of the assumptions used by our management in preparing the Liquidation Analysis follows.

                    a.        Estimate of net proceeds

         Estimates were made of the cash proceeds that might be realized from the liquidation of the Debtor's assets. The chapter 7 liquidation period is assumed to commence on October 1, 2002 and to conclude on December 31, 2002. While some assets may be liquidated in a shorter period, some assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than this period.

                    b.        Estimate of costs

         Versatel's costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those that might be payable to attorneys and other professionals that the trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by Versatel during the Chapter 11 Case and allowed in the chapter 7 case, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the U.S. Bankruptcy Code and any other committee so appointed.

                    c. Distribution of net proceeds under the absolute priority rule

          The foregoing post-petition claims, costs, expenses, fees and such other claims that may arise in a chapter 7 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority or unsecured claims. Under the absolute priority rule, no junior creditor may receive any distribution until all senior creditors are paid in full with interest, and no equity holder would receive any distribution until all creditors are paid in full.

                    d.        Further assumptions

          The analysis is based on Versatel's business plan as per Versatel's revised financial guidance published on December 13, 2001. The analysis assumes that Versatel operates business as usual until September 30, 2002, with all subsidiaries funded as needed. At that date, an administrator will decide on the proper course of action for each of Versatel's subsidiaries. It is also assumed that disposal proceeds will be realized on December 31, 2002.

D.        MANAGEMENT'S PROJECTIONS

          For the purpose of this Liquidation Analysis, Versatel's management has prepared certain projections assuming a hypothetical chapter 7 liquidation as of October 1, 2002. These projections are based upon Versatel's business plan as per Versatel's revised guidance published on December 13, 2001 and filed with the SEC on Form 425 on that date.

          The projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the projections set forth herein, in the business plan filed with the SEC on Form 425, and the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Versatel's annual report on Form 20-F for the fiscal year ended December 31, 2000, annexed hereto as Exhibit D. The projections were prepared in good faith using assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the business after the assumed Effective Date which are utilized in the projections are based, in part, on economic, competitive, and general business conditions prevailing at the time they were prepared. While, as of the date hereof, such conditions have not materially changed, any future changes in these conditions may materially impact Versatel's ability to achieve the projections. Versatel's management has prepared the prospective financial information set forth below to comply with the requirements of the U.S. Bankruptcy Code. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information. Accordingly, Versatel does not intend, and disclaims any obligation, to (a) furnish updated projections to Holders of Claims or Common Stock Interests prior to the Effective Date or to new Holders of equity in Versatel or any other party after such Effective Date, (b) include such updated information in any documents that may be required to be filed with the SEC or
(c) otherwise make such updated information publicly available.

          The projections provided herein have been prepared exclusively by Versatel's management. These projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Versatel's control.

No representations can be made as to the accuracy of these financial projections or to Versatel's ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which these projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a material and possibly adverse manner. The projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur.

          Neither Versatel's independent auditors, any other independent accountants, nor Versatel's financial advisors has compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

          The financial projections for the operating subsidiaries prepared by management are as follows:

                   ASSET PROJECTIONS AS OF SEPTEMBER 30, 2002
                              ((EURO) IN MILLIONS)

ASSETS
PP&E                                                     727.5
Construction in Progress                                 152.0
Investments                                                0.0
Goodwill                                                  25.4
Other Long-term Assets                                     6.4
Product Inventory                                         16.3
Accounts Receivable                                       72.5
Other Current Assets                                      31.5
Cash                                                       5.6
TOTAL ASSETS                                           1,037.2


          Assumptions used by Versatel's management in preparing the projected figures above are as set out in the guidance filed with the SEC on Form 425 on December 13, 2001, and in particular, are as follows:

          o Consolidated balance sheet as of September 30, 2002 is prorated according to subsidiaries' share in consolidated balance sheet as of December 31, 2001;

          o Intercompany loans are used as the balancing item in each operating entity's projected balance sheet; and

          o Accrued wages are projected as a percentage of total accrued liabilities as of December 31, 2001.

                                XV. RISK FACTORS

A.        CERTAIN U.S. BANKRUPTCY LAW CONSIDERATIONS

          1.        NEGATIVE PUBLIC PERCEPTION

          Regardless of whether this restructuring is successful, the public perception of the Debtor may be negatively impacted by the proposed restructuring. If, due to negative press articles or otherwise, the Debtor's and its operating subsidiaries' current and potential customers and suppliers perceive it as a company with financial difficulties, they may decide not to purchase its products and services, or suppliers may decide to no longer supply it with their products or services or to supply these products and services to the Debtor on less favorable terms. In particular, the Debtor's ability to procure contracts with larger customers, including government related entities, which are usually awarded through bidding processes, may be compromised. Negative public perception could also adversely impact the Debtor's future access to additional capital, make it more difficult to hire and retain key employees and have other material adverse effects on its business, results of operations and financial condition.

          2.        CLASSIFICATION AND TREATMENT OF CLAIMS AND COMMON STOCK
                    INTERESTS

          Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify claims against, and equity interests in, the Debtor. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim or equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests of such class. The Debtor believes that all Claims and Common Stock Interests have been appropriately classified in the Plan. The Debtor has classified together the $225,000,000 13 1/4% Senior Notes due 2008 and the $150,000,000 13 1/4% Senior
Notes due 2008 (Class 4 - 13 1/4% High Yield Note Claims) because each Class is composed of Holders of Notes which have identical coupons and that will receive the same consideration pursuant to the Plan. To the extent that the Bankruptcy Court finds that a different classification is required for Claims in Class 4 or any of the Debtor's other Classes in order for the Plan to be confirmed, the Debtor presently anticipates that it would seek (i) to modify the Plan to provide for whatever reasonable classification might be required for Confirmation and (ii) to use the acceptances received from any creditor or equity holder pursuant to this Solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor or equity holder ultimately is deemed to be a member. Any such reclassification of creditors or equity holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor or equity holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. The Debtor believes that, under the Bankruptcy Rules, the Debtor would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the Claim of any creditor or equity security holder. See Section V.J.2. -- "The Plan -- Other Provisions -- Modification of the Plan; Revocation or Withdrawal of the Plan."

          The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or equity interest of a particular class unless the holder of a particular claim or equity interest agrees to a less favorable treatment of its claim or equity interest. The Debtor believes that it has complied with the requirement of equal treatment in the Plan. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan.

          Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.

          3.        METHODS OF SOLICITATION

          The Debtor believes that the use of the Disclosure Statement and of Ballots and Master Ballots for the purpose of obtaining acceptances of the Plan and the Solicitation is in compliance with the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will decide that the Solicitation meets the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the Solicitation does not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Debtor may seek to resolicit acceptances, and, in such event, confirmation of the Plan could be delayed and possibly jeopardized.

          4.        FAILURE TO SATISFY VOTING REQUIREMENT

          If the Debtor obtains the requisite votes to accept the Plan from Holders of Claims in Class 4 (13 1/4% High Yield Note Claims), Class 5 (11 7/8% U.S. Dollar High Yield Note Claims), Class 6 (11 7/8% Euro High Yield Note Claims), Class 7 (11 1/4% High Yield Note Claims), Class 8 (2004 Convertible Note Claims) and Class 9 (2005 Convertible Note Claims), and Holders of Common Stock Interests in Class 10 (Common Stock Interests), in accordance with the requirements of the Bankruptcy Code, the Debtor intends to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes in favor of the Plan are not received, the Debtor may seek to accomplish an alternative restructuring of its capitalization and its obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to Holders of such Claims and Common Stock Interests, or other creditors and equity holders, as those proposed in the Plan.

          5.        NON-CONFIRMATION OR DELAY OF CONFIRMATION OF THE PLAN

          It is possible that the Chapter 11 Case could evolve into a lengthy and contested Chapter 11 Case, the results of which cannot be predicted.

          Even if the requisite acceptances are received under the Bankruptcy Code and the Plan is uncontested in the Debtor's Chapter 11 Case, it is estimated that the Plan will not be confirmed for at least 12 weeks after the Chapter 11 Case is commenced. Moreover, regardless of whether all Classes of Claims and Common Stock Interests accept or are presumed to have accepted the Plan, the Plan still may not be confirmed by the Bankruptcy Court, which sits as a court of equity and may exercise substantial discretion. For example, a dissenting or non-accepting creditor or equity holder of the Debtor might challenge the terms of the Plan as not being in compliance with the Bankruptcy Code and the Bankruptcy Court might rule in favor of the dissenting or non-accepting creditor's or equity holder's objections. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of a plan of reorganization likely will not be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting impaired classes of claims and equity interests be not less than the value of distributions such impaired classes of claims and equity interests would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtor believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion. Additionally, even if the required acceptances of each Class are received, the Bankruptcy Court may find that Holders of Claims of Common Stock Interests have not validly accepted the Plan if the Bankruptcy Court finds that the Debtor's solicitation of acceptances for the Plan did not comply with the requirements of section 1126(b) of the Bankruptcy Code. In such event, the Debtor may seek to resolicit acceptances. Nonetheless, confirmation of the Plan could be delayed and possibly jeopardized. Additionally, the Debtor cannot assure you that the Plan will not require significant modifications for confirmation of the Plan, or that such modifications would not require a resolicitation of acceptances.

          6.        NONCONSENSUAL CONFIRMATION -- "CRAMDOWN"

          In the event a Class of Claims or Common Stock Interests, such as Class 10 (Common Stock Interests), does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtor's request if, as to such a non-accepting impaired Class of Claims or Common Stock Interests, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each such non-accepting impaired Class of Claims or Common Stock Interests. Although the Debtor believes that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion. Under section 1129(b)(2)(C) of the Bankruptcy Code, the condition that the Plan be "fair and equitable" with respect to a class of claims or equity interests includes the requirement that the holder of any claim or equity interest that is junior to the equity interests of such class will not receive or retain under a plan of reorganization on account of such junior claim or equity interest any property. The Debtor believes that the Plan satisfies these requirements.

          7.        RISK OF NONOCCURRENCE OF THE EFFECTIVE DATE

          The Effective Date cannot occur until all conditions to the effectiveness of the Dutch Plan have been satisfied or waived, which likely will occur at least four weeks after the Plan is confirmed. Although the Debtor believes that the Effective Date will occur generally within this time frame, there can be no assurance as to such timing.

          8.        CERTAIN RISKS OF NON-CONFIRMATION

          Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A dissenting or non-accepting creditor or equity holder of the Debtor might challenge the adequacy of the disclosure, the solicitation procedures and results, or the terms of the Plan as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the solicitation procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting classes and that the confirmation of a plan of reorganization is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting impaired classes of claims and equity interests will not be less than the value of distributions such impaired classes of claims and equity interests would receive if the relevant Debtor were liquidated under chapter 7 of the Bankruptcy Code. See Section XVIII.D.1. -- "Confirmation -- Plan Meets Requirements for Confirmation -- Best Interests of Creditors - Liquidation Analysis." While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtor believes that the Plan will not be followed by a liquidation or the need for further financial reorganization and that non-accepting Holders of Claims and Common Stock Interests in impaired Classes will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code. See Section XVIII.D. -- "Confirmation -- Plan Meets Requirements for Confirmation."

          THE PLAN PROVIDES FOR RELEASES AND COVENANTS NOT TO SUE BY (A) HOLDERS OF CLAIMS AND COMMON STOCK INTERESTS, THE DEBTOR AND THE REORGANIZED DEBTOR WITH RESPECT TO ALL RIGHTS AND CAUSES OF ACTION AND CLAIMS AGAINST ANY D&O RELEASEE, MEMBERS OF THE AD HOC COMMITTEE AND MEMBERS OF THE VOTING AGREEMENT GROUP, AND
(B) EACH D&O RELEASEE WITH RESPECT TO ALL RIGHTS, CAUSES OF ACTION AND CLAIMS AGAINST THE DEBTOR, THE REORGANIZED DEBTOR, THE AD HOC COMMITTEE, THE VOTING AGREEMENT GROUP AND ANY HOLDER OF A CLAIM OR COMMON STOCK INTEREST. WHILE THE DEBTOR BELIEVES THAT THESE PROVISIONS IN THE PLAN ARE PERMISSIBLE UNDER THE BANKRUPTCY CODE, ARGUMENTS EXIST THAT CERTAIN CASE LAW WOULD PERMIT A CONTRARY CONCLUSION, WHICH, IF ACCEPTED BY THE BANKRUPTCY COURT, COULD RESULT IN THE PLAN NOT BEING CONFIRMED. SEE SECTION 10.3 OF THE PLAN.

          The Plan also provides that the Debtor, Reorganized Debtor, the members of the Ad Hoc Committee, and members of the Voting Agreement Group, and any of their respective current or former members, partners, officers, directors, employees, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) will be exculpated from any liability to any Holder of any Claim or Common Stock Interest for any act or omission in connection with or arising out of the Debtor's restructuring, the Plan, the Chapter 11 Case, the Disclosure Statement, the Dutch Plan, the Plan Documents, the Lock-up Agreement, the Supplemental Agreement, the Voting Agreement, the solicitation of votes for, and the pursuit of confirmation of the Plan and ratification of the Dutch Plan, the consummation of the Plan and the Dutch Plan, the administration of the Plan and the Dutch Plan or the property to be distributed under the Plan and the Dutch Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to promulgation and confirmation of the Plan and ratification of the Dutch Plan, except for any act or omission that is determined to have constituted willful misconduct or gross negligence, as determined by a Final Order of the Bankruptcy Court. While the Debtor believes that these provisions in the Plan are permissible under the Bankruptcy Code, arguments exist that certain case law would permit a contrary conclusion, which, if accepted by the Bankruptcy Court, may result in the Plan not being confirmed. See Section 10.5 of the Plan.

          The confirmation and consummation of the Plan and the confirmation and ratification of the Dutch Plan are also subject to certain other conditions. See
Section V.F. -- "The Plan -- Conditions Precedent to Confirmation and Consummation of the Plan." No assurance can be given that these conditions will be satisfied or if not satisfied that the Debtor could or would waive such conditions.

          If the Plan, or a plan determined not to require resolicitation of any Classes by the Bankruptcy Court, were not to be confirmed in a timely manner, it is unclear whether the restructuring could be implemented and what Holders of Claims and Common Stock Interests would ultimately receive with respect to their Claims and Common Stock Interests. If an alternative reorganization could not be agreed to in a timely manner, it is possible that the Debtor would have to liquidate its assets, in which case it is likely that Holders of Claims and Common Stock Interests would receive less than they would have received pursuant to the Plan. See Section XVIII.E.1. -- "Confirmation -- Alternatives to Confirmation and Consummation of the Plan -- Liquidation Under Chapter 7 or Chapter 11."

          9.        ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

          If the Plan is not confirmed by the Bankruptcy Court and consummated thereafter, the alternatives include (i) liquidation of the Debtor under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code and (iii) dismissal of the Chapter 11 Case. The Debtor believes the Plan is significantly more attractive than these alternatives because it could, among other things, minimize disputes during such other proceedings, significantly shorten the time required to accomplish the reorganization, reduce the expenses of a case under chapter 11 of the Bankruptcy Code, minimize the disruption to the Debtor's business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 of the Bankruptcy Code. See Section XVIII.E. -- "Confirmation -- Alternatives to Confirmation and Consummation of the Plan."

         10.      DISCREPANCIES BETWEEN BANKRUPTCY COURT AND DUTCH PROCEEDING

         In proposing the Plan and the Dutch Plan, the Debtor is trying to ensure, to the extent possible under the Bankruptcy Code and Netherlands law, that the economic effect of the Plan and the Dutch Plan will be materially the same. Distributions under both the Plan and the Dutch Plan will be coordinated. However, as the Bankruptcy Code governs the Plan and Netherlands law governs the Dutch Plan, the applicable proceedings may not run parallel and, consequently, there may be discrepancies.

B.       CERTAIN DUTCH PROCEEDING CONSIDERATIONS

          1. IT IS UNCERTAIN HOW THE DUTCH COURT WILL APPLY THE DUTCH BANKRUPTCY ACT TO THE DEBTOR

          As the Dutch Bankruptcy Act dates from 1896 (although it has been amended from time to time), it does not contain provisions that fully take into account economic developments since that time. In the event the Dutch Bankruptcy Act does not specifically provide a solution for a legal issue, the outcome is left to the discretion of the supervisory judge and the Dutch courts. Some of the issues in this case are issues for which the Dutch Bankruptcy Act does not provide a resolution. The outcome of these issues is difficult to predict. Furthermore, the Dutch Bankruptcy Act gives the supervisory judge and the Dutch courts a great deal of discretion to make decisions in insolvency proceedings.

          2. THE DEBTOR'S CREDITORS MAY NOT APPROVE THE DUTCH PLAN, WHICH MAY LEAD TO THE DEBTOR'S LIQUIDATION

          In order to be accepted, the Dutch Plan must be approved by at least two-thirds in number of the Debtor's admitted and recognized Ordinary Creditors representing three-fourths of the amount of the admitted and recognized claims. As a consequence of the Dutch Bankruptcy Act, admitted and recognized creditors not present or represented by proxy at the creditors' meeting, or admitted or recognized creditors who are present at such meeting but abstain from voting, shall effectively be considered to have voted against the Dutch Plan. In the event the Debtor's creditors do not accept the Dutch Plan, the Dutch Court may, at its discretion, declare the Debtor bankrupt. Such a declaration would put the Debtor into liquidation. If the Debtor's creditors do not accept the Dutch Plan and the Dutch Court does not declare the Debtor bankrupt, the Surseance will terminate. The Debtor may then be put in bankruptcy at the request of a creditor in respect of claims that are due and payable.

          3. THE DUTCH COURT MAY DECIDE NOT TO RATIFY THE DUTCH PLAN, WHICH MAY LEAD TO THE DEBTOR'S LIQUIDATION

          Even if the Debtor's creditors approve the Dutch Plan, the Dutch Court may decide not to ratify the Dutch Plan. At the Dutch Voting Meeting, the supervisory judge will set a date at which the court will consider ratification (homologatie) of the Dutch Plan. This date should be between eight and fourteen days after the Dutch Voting Meeting. However, the Dutch Court can postpone the date on which it will consider ratification of the Dutch Plan. Before ratification takes place, the Administrator and the Ordinary Creditors are entitled to notify the Dutch Court of their positions as to the ratification of the Dutch Plan, and the supervisory judge will render a written report on the Dutch Plan.

          The Dutch Court must refuse to ratify the Dutch Plan if one or more of the following conditions exist:

          o the liquidation value of the Debtor's assets (baten van de boedel) exceeds the amount agreed to be paid pursuant to the Dutch Plan;

          o the performance of the Dutch Plan is not sufficiently guaranteed;

          o the Dutch Plan was reached by means of a fraudulent act or the preferential treatment of one or more creditors or by other unfair means, regardless of whether or not the Debtor or any party cooperated to that effect; or

          o the fees and expenses of the experts and the Administrator have not been paid to the Administrator, or security has not been issued for them.

          In addition, the Dutch Court may also on other grounds or at its discretion (ambtshalve) refuse to ratify the Dutch Plan. It may, for example, decide that the type and amount of consideration offered is inadequate. The Dutch Court may also, at its discretion, declare the Debtor bankrupt simultaneously with its refusal to ratify the Dutch Plan. Such a declaration would put the Debtor into bankruptcy. If the Dutch Court does not ratify the Dutch Plan and does not declare the Debtor bankrupt, the Surseance will terminate. The Debtor may then be put in bankruptcy at the request of a creditor in respect of claims that are due and payable.

          As a consequence of Dutch bankruptcy law a debtor is only allowed to offer a Dutch plan once. If the Dutch Plan is not accepted in the Surseance procedures, no Dutch plan can be offered in any ensuing subsequent bankruptcy proceeding.

          4. THE DUTCH PLAN MAY BE DELAYED AND/OR JEOPARDIZED IF ANY OF THE DEBTOR'S CREDITORS APPEAL AGAINST RATIFICATION OF THE DUTCH PLAN OR IF THE DEBTOR APPEALS AGAINST A REFUSAL BY THE DUTCH COURT TO RATIFY THE DUTCH PLAN

          The ratification of the Dutch Plan is open to appeal to the Dutch Court of Appeal by the Debtor's creditors who voted against the Dutch Plan at the creditors' meeting or by creditors that were not present at such meeting within eight days after the date of the ruling (beschikking) on the ratification by the Dutch Court. In the event that the Dutch Court refuses ratification, both the Debtor and the creditors that voted in favor of the Dutch Plan at the creditors' meeting may appeal against the ruling of the Dutch Court within eight days after such ruling. The subsequent ruling of the Dutch Court of Appeal is open to appeal (cassatie) in the same way and within the same term after the ruling of the Dutch Court of Appeal.

          5. SOME OF THE DEBTOR'S CREDITORS MAY REQUEST DISSOLUTION OF THE DUTCH PLAN, WHICH MAY LEAD TO THE DEBTOR'S BANKRUPTCY

          Each creditor towards whom the Debtor does not timely fulfill its obligations under the ratified Dutch Plan may request dissolution of the Dutch Plan by the Dutch Court. In that case, the Debtor would be required to prove that it had fulfilled its obligations under the Dutch Plan. The Dutch Court may grant the Debtor a postponement of one month in order to fulfill its obligations. If the Dutch Court dissolves the Dutch Plan, the Dutch Court will declare the Debtor bankrupt. Such a declaration would put the Debtor into liquidation.



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C.        FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE
          PLAN

          1. AN INVESTMENT IN SHARES INVOLVES SIGNIFICANTLY DIFFERENT RISKS FROM AN INVESTMENT IN NOTES

          If the Debtor receives sufficient votes in favor of the Plan and the Bankruptcy Court confirms the Plan, you will receive shares in addition to a cash payment. An investment in shares involves significantly different risks than an investment in notes. If the Reorganized Debtor is unable to successfully pursue its business objectives following completion of the restructuring, the value of its shares could decline significantly. Moreover, if in the future it is unable to finance its business operations or refinance its debt as it becomes due, or it chooses to enter into, or is forced into, liquidation, the rights of holders of its shares will be junior in ranking to the rights of its creditors.

          2.        THE PRICE OF THE DEBTOR'S SHARES IS LIKELY TO BE VERY
                    VOLATILE

          Completion of this restructuring will have a significant impact on the Debtor's existing capital structure and result in substantial dilution for Holders of its currently outstanding Ordinary Shares. If this restructuring is successful, all outstanding Notes will be cancelled and former Holders of Notes immediately following the completion of the restructuring will hold approximately 80% of the Debtor's Ordinary Shares. The Debtor cannot predict how the capital markets will perceive the prospects for its business operations following the restructuring and, therefore, what the effect will be on the trading price of its shares. Moreover, participants in the restructuring may seek to liquidate their holdings of shares, which could have a negative effect on the trading price of the shares.

          In addition, stock markets in the United States and Europe have experienced significant price and volume fluctuations in recent years, and the market prices of securities of telecommunications service providers and technology companies in particular have been highly volatile. Investors in such securities may lose all or part of their investment. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation in the United States has often been instituted against such a company. The institution of such litigation against the Debtor could result in substantial costs and a diversion of the Debtor's management's attention and resources, which could materially adversely affect its business, results of operations and financial condition.

          3. THE DEBTOR'S NEGATIVE EQUITY STATUS COULD AFFECT TRADING PRICES OF ITS SHARES

          As of December 31, 2001, the Debtor had a negative equity of
(euro)26.7 million ((euro)114.3 million as of March 31, 2002). Under the Rules and Regulations of Euronext Amsterdam, the Debtor was required to give notice regarding its negative equity position and, as a result, it was put on the "penalty bench" (strafbankje) as an indicator to investors and potential investors of its negative equity position. Euronext Amsterdam has confirmed to the Debtor that while the penalty bench serves as a warning sign to investors that the Debtor has a negative equity position, this will not in itself result in the Debtor being delisted from the Official Segment of Euronext Amsterdam. However, the stigma surrounding the penalty bench in The Netherlands could have a material adverse affect on the trading price of the Debtor's Ordinary Shares.



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          4.        THE PRICE OF THE DEBTOR'S ORDINARY SHARES MAY BE DEPRESSED
                    UPON THE EXPIRATION OF LOCK-UP AGREEMENTS THAT IT HAS WITH SOME OF ITS SHAREHOLDERS

          On July 24, 2002, lock-up agreements that the Debtor has entered into with some of its shareholders expired. Pursuant to these agreements these shareholders agreed not to sell 100% of their shares. These lock-up agreements covered approximately 30% of the Debtor's currently outstanding shares. Following the expiration of such lock-up agreements, the price of the Debtor's shares could be depressed if these holders seek to liquidate their holdings.

          5. THE FILING OF THE CHAPTER 11 CASE BY THE DEBTOR WITH THE BANKRUPTCY COURT MAY RESULT IN A SUSPENSION OF TRADING OF ITS ORDINARY SHARES AND/OR A DELISTING OF ITS ADSS

          The filing of the Chapter 11 Case by the Debtor with the Bankruptcy Court may result in a suspension of trading of its Ordinary Shares from the Official Segment of Euronext Amsterdam and a delisting of its ADSs from the Nasdaq National Market.

          6.        ANTITAKEOVER PROVISIONS COULD DELAY OR PREVENT A CHANGE IN
                    CONTROL

          The Debtor's Articles of Association provide for the possible issuance of preference shares A, preference shares B and one priority share. Such shares may be issued pursuant to a resolution of the general meeting of shareholders. However, the general meeting of shareholders granted, and the Debtor's supervisory board approved, the management board's right to issue preference shares and the priority share, subject to the prior approval of the supervisory board. The issuance of preference shares or the priority share may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for the Debtor's ordinary shares.

          Preference shares A and preference shares B. The Debtor's management board has obtained authority from the general meeting of shareholders to issue, or grant rights to subscribe for, preference shares A and B, subject to prior approval of the supervisory board, until May 14, 2005. The Debtor's management board has granted, and the Debtor's supervisory board has approved, a call option on preference shares B, which will not exceed 100% of all the Debtor's other outstanding Shares, to an independent foundation, Stichting Continuiteit Versatel Telecom International, established under Dutch law. In the event of a threatened hostile take-over bid, this foundation may exercise its option. The issuance of preference shares B could in such event prevent or hinder a change of control. However, on March 20, 2002, the Stichting Continuiteit Versatel Telecom International agreed not to exercise its call option on the preference shares until the earlier of the completion of the Debtor's restructuring or the expiration of the Lock-up Agreements with the Ad Hoc Committee (other than as a result of the completion of the restructuring).

          Priority share. The Debtor's management board has obtained authority from the general meeting of shareholders to issue, or grant a right to subscribe for, the priority share, subject to prior approval of the supervisory board, until May 14, 2005. The Debtor's management board has granted, and the Debtor's supervisory board has approved, a call option on the priority share to an independent foundation, Stichting Prioriteit Versatel Telecom International, established


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under Dutch law. In the event of a threatened hostile take-over bid, this foundation may exercise its option. The issuance of the priority share could in such event prevent or hinder a change of control. However, on March 20, 2002, the Stichting Prioriteit Versatel Telecom International agreed not to exercise its call option on the priority share until the earlier of the completion of the Debtor's restructuring or the expiration of the Lock-up Agreements with the Ad Hoc Committee (other than as a result of the completion of the restructuring).

          7. UNDER NETHERLANDS CORPORATE LAW THE DEBTOR MAY BE REQUIRED TO REMOVE ITS SHAREHOLDERS' RIGHT TO ELECT ITS SUPERVISORY BOARD

          Under Netherlands law, the Debtor would be required to modify its system of corporate governance upon (a) the filing of a statement with the trade register, as required by law, that it meets the criteria under Netherlands corporate law for large companies (the "Large Company Rules") and (b) the presence of such statement on file at the trade register for an uninterrupted period of three years. The Large Company Rules mandatorily shift authority from the shareholders to the Debtor's supervisory board and grant employees a degree of codetermination of the Debtor's affairs.

          One of the criteria of the Large Company Rules referred to above is the existence of a works council (at the level of the Debtor or at the level of one of its subsidiaries). Since May 2002, the Debtor has installed a works council at the level of Versatel Nederland B.V., its Dutch operating company. The Debtor, as a holding company with no operations apart from engaging in financing activities, would be exempt from the Large Company Rules if, among other things, the majority of its employees and those of its subsidiaries were employed outside The Netherlands. As of December 31, 2001, over 54% of its employees were employed in The Netherlands. Under the Large Company Rules, members of the Debtor's supervisory board would no longer be elected by the shareholders at the general meeting of shareholders, but would be appointed by the supervisory board itself. Each of the general meeting of shareholders and the employees, acting through a works council, would have the right to:

          o make non-binding recommendations for members of the supervisory board; and

          o object to proposed appointments of members of the supervisory board, but such appointment would still take place if the objection were declared unfounded by the Enterprise Chamber of the Amsterdam Court of Appeal. The general meeting of shareholders and the works council also must be informed by the supervisory board of the names of the persons to be appointed to the supervisory board before such appointments become final.

          Accordingly, if the Debtor became subject to the Large Company Rules, its shareholders would lose the ability to elect and remove members of the Debtor's supervisory board. In addition, under the Large Company Rules the supervisory board appoints, and can suspend and dismiss, members of the management board. The supervisory board, however, cannot dismiss members of the management board until the general meeting of shareholders has been consulted. Currently, shareholders at the general meeting of shareholders appoint and dismiss the members of the Debtor's management board.



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          8.        THE DEBTOR'S SHAREHOLDERS HAVE DELEGATED THEIR AUTHORITY TO
                    ISSUE ADDITIONAL SHARES TO THE DEBTOR'S MANAGEMENT BOARD UNTIL MAY 14, 2005, WHICH COULD RESULT IN A DILUTION OF YOUR INTEREST IN THE DEBTOR

          The Debtor's shareholders have delegated their authority to issue, and to grant rights to subscribe for, Ordinary Shares, as well as preference shares A and B and the priority share, to the Debtor's management board, under prior approval of the Debtor's supervisory board, until May 14, 2005. Therefore, it is possible that if this restructuring is successful, your interest in the Debtor will be diluted in the future, without the approval of a general shareholders' meeting, if the Debtor's management board, after approval of the Debtor's supervisory board, uses its authority to issue or grant rights to subscribe for additional shares (up to the maximum authorized share capital under the Debtor's Articles of Association).

          9.        IT IS UNLIKELY THAT DIVIDENDS WILL BE PAID IN THE
                    FORESEEABLE FUTURE

          The Debtor has never declared or paid any cash dividends on its Ordinary Shares. The Debtor currently intends to retain any future earnings to finance operations, expand its network, repay outstanding obligations and finance future acquisitions. Therefore, the Debtor does not expect to pay any dividends in the foreseeable future. In addition, the Debtor is generally prohibited by law from paying dividends except from retained earnings or other distributable reserves.

          10. THE DEBTOR WILL NEED TO OBTAIN ADDITIONAL CAPITAL IN ORDER TO FUND ITS OPERATIONS AND TO EXPAND ITS OPERATIONS TO TAKE ADVANTAGE OF BUSINESS OPPORTUNITIES

          If the Debtor completes this restructuring, its existing cash balances will be substantially reduced. Upon completion of this restructuring, the Debtor expects that its remaining cash balance, together with anticipated cash flows from operations will provide it with sufficient capital to fund its operations to at least the beginning of the second quarter of 2003. In addition, the Debtor believes that it will still have an additional funding requirement of up to
(euro)50.0 million. To finance this funding requirement and if the Debtor wishes to expand its local access network in order to take advantage of attractive business opportunities, the Debtor will require additional capital. A failure to acquire additional capital on acceptable terms may seriously and adversely affect the growth of the Debtor's business and may have an adverse effect on the valuation of its tangible and intangible fixed assets and its ability to function as a going concern. Additional capital that the Debtor may raise is likely to include debt, preferred shares and/or other financing that ranks senior to its Ordinary Shares. You should be aware that, if the Debtor completes this restructuring, its ability to incur additional indebtedness will no longer be constrained by the restrictive covenants in its Indentures.

          11. IF THE DEBTOR SUCCESSFULLY COMPLETES THIS RESTRUCTURING, IT WILL HAVE TO PAY CORPORATE INCOME TAX SOONER THAN IF IT HAD NOT COMPLETED THIS RESTRUCTURING

          Although this restructuring would result in a significant non-recurring net gain for accounting purposes and tax purposes (consisting primarily of an extraordinary gain resulting from the extinguishment of the High Yield Notes and a one time charge to interest expense as a


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result of the induced conversion related to the Convertible Notes), the Debtor expects to continue to make losses in the future. The Debtor believes that it will have sufficient current and future operating losses and other tax losses that could be used to offset the gain. As a result, the Debtor does not expect that the exchange or cancellation of the Notes will result in a net cash payment in respect of Netherlands corporate income tax at this time. However, the use of tax losses to offset the gain will result in the Debtor having to pay corporate income tax sooner, in the event that it achieves profitability in the future, than if it had not completed this restructuring. Moreover, as part of the Debtor's tax planning in connection with this restructuring it will incur "temporary" tax losses resulting in a deferred tax liability. As a result, the gains sheltered by the temporary tax losses will be recognized as taxable gains in future years, which will lead to increased tax payments to the extent that the Debtor does not generate sufficient tax losses to shelter such gains. In addition, Netherlands tax authorities could challenge the amount of such present and future tax losses in any audit of the Debtor's tax returns.

D.        RISKS RELATING TO THE DEBTOR

          1.        GENERAL

          For Risks related to the Debtor in general, you should read the "Risk Factors" section in the Debtor's 2001 Annual Report on Form 20-F annexed hereto as Exhibit D.

                    XVI. CERTAIN OTHER LEGAL CONSIDERATIONS

A.        SECTION 1145 OF THE BANKRUPTCY CODE

          The shares of Common Stock and Warrants of Versatel will be distributed pursuant to the Plan without registration under the Securities Act or any state securities laws pursuant to exemptions from such registration contained in section 1145(a) of the Bankruptcy Code. With certain exceptions for "ordinary trading transactions" by certain persons, in the event that a holder of securities offered and sold under the Plan is deemed to be an "underwriter" with respect to such securities or an "affiliate" of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and securities laws pursuant to section 1145 of the Bankruptcy Code and, accordingly, could be effected only pursuant to an effective registration statement or a reliance on another applicable exemption from such registration requirements.

                        XVII. CERTAIN TAX CONSIDERATIONS

A.        U.S. FEDERAL INCOME TAX CONSIDERATIONS

          1.        UNITED STATES TAXATION

          The following discussion is a summary of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Plan. The summary deals only with notes, shares and warrants held as capital assets (generally, property held for investment) and is based on Dutch and U.S. tax laws, as applicable, the United States-Netherlands Income Tax Treaty currently in force, and U.S. Internal Revenue Service practice, including the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations



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promulgated thereunder, rulings, judicial decisions and administrative pronouncements, all as in effect on the date hereof, and all of which are subject to change or changes in interpretation, possibly on a retroactive basis.

          This summary is intended for general information only and, as such, does not address all of the tax considerations that may be relevant to the specific circumstances of a particular holder of notes or shares (including, for example, the potential application of the alternative minimum tax). Moreover, it does not apply to investors that may be subject to special tax treatment, including U.S. expatriates, insurance companies, tax-exempt organizations, financial institutions, securities broker-dealers, persons holding notes as part of a straddle, hedging transaction or conversion transaction, persons owning (directly, indirectly or by attribution) 10% or more of the outstanding share capital of Versatel, or other "substantial interest" as defined under Section XVII.B.1.a. -- "Netherlands Taxation -- Substantial Interest -- Dutch Tax Considerations," and persons having a functional currency other than the U.S. dollar. Such holders may be subject to U.S. federal income tax consequences different from those set forth below. If a partnership holds the notes or shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If a U.S. holder is a partner in a partnership that holds notes or shares, the holder is urged to consult his own tax advisor regarding the specific tax consequences of the Plan.

          As used herein, a U.S. holder is a benefical holder of notes or shares that is, for U.S. federal income tax purposes, a citizen or individual resident of the United States; a corporation or certain other entities created or organized in or under the laws of the United States or of any state thereof; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust. In addition, this discussion applies only to a U.S. holder who is eligible for benefits under the tax convention between the United States and The Netherlands (the "US/NL Income Tax Treaty"). Each U.S. holder is urged to consult his own tax advisor concerning whether the U.S. holder is eligible for benefits under the United States-Netherlands Income Tax Treaty.

          In general, for U.S. federal income tax purposes, U.S. holders of American depositary receipts evidencing ADSs will be treated as the owners of the shares represented by the ADSs. Accordingly, references herein to "shares" or "ordinary shares" shall be deemed to include a reference to ADSs, unless the context specifically requires otherwise.

          ALL PERSONS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC DUTCH AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN AND OF THE OWNERSHIP AND DISPOSITION OF NOTES, SHARES AND WARRANTS IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.



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          2.        THE PLAN

Exchange of Notes

          It is anticipated that the exchange of notes (except possibly with respect to the "euro OID notes," as defined below) for shares pursuant to the Plan and the Dutch Plan will be treated as a "recapitalization" for U.S. federal income tax purposes. As a consequence, a U.S. holder of U.S. dollar denominated senior notes ("dollar notes" and "dollar OID notes," as defined below) realizing gain on the exchange generally will recognize such gain only to the extent of the amount of any cash received in the exchange, and will not be entitled to recognize any loss on the exchange of dollar notes or dollar OID notes for cash and shares.

          A U.S. holder of euro denominated senior notes ("euro notes" and "euro OID notes," as defined below) will be subject to special rules regarding gain or loss on foreign currency transactions. As a consequence, a U.S. holder of these notes will be required to recognize foreign currency gain or loss on the exchange, as described in greater detail below, notwithstanding
"recapitalization" treatment.

          A U.S. holder that receives ordinary shares in exchange for notes pursuant to the Plan and the Dutch Plan generally will have a tax basis in the shares received equal to the U.S. holder's tax basis in the notes exchanged, decreased by the amount of any cash received pursuant to the Plan and the amount of any loss recognized on the exchange and increased by the amount of any gain recognized on the exchange.

Receipt of Warrants

          A U.S. holder of shares that receives warrants as part of the Plan generally should not recognize any gain or loss on the receipt of such warrants, and a U.S. holder of shares may be required to allocate a portion of the tax basis in its shares to the warrants received, based upon the relative fair market values of the shares and warrants. For a more detailed discussion of the tax consequences of the receipt, ownership, exercise and disposition of the warrants, please refer to the section "Warrants" below.

          a. SENIOR U.S. DOLLAR NOTES (WITHOUT OID) ($225,000,000 13 1/4% SENIOR U.S. DOLLAR NOTES DUE 2008 AND $180,000,000 11 7/8% SENIOR U.S. DOLLAR NOTES DUE 2009)

          A U.S. holder's tax basis in a U.S. dollar denominated senior note without original issue discount (a "dollar note") generally will be the purchase price of the dollar note, increased by any market discount (as defined below) previously included in the holder's income, and decreased by any bond premium previously amortized and any principal payments previously received.

Exchange of Dollar Notes

          Upon the exchange of a dollar note pursuant to the Plan, a U.S. holder generally will realize capital gain equal to the sum of the excess of the amount of cash and the fair market value of the ordinary shares received in the exchange (except to the extent such amount is attributable


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to accrued unpaid interest and, unless nonrecognition treatment prevents its recognition, accrued market discount not previously included in income, which will be taxable as ordinary income in accordance with the holder's method of tax accounting) over the holder's tax basis in the note, and will recognize such gain only to the extent of the amount of cash received in the exchange. A U.S. holder will not be entitled to recognize any loss realized on the exchange. Such gain generally will be treated as U.S. source gain, and will be treated as long-term capital gain if the dollar note has been held for more than one year at the time of the exchange. If the U.S. holder is an individual, any long-term capital gain generally will be subject to U.S. federal income tax at preferential rates.

Market Discount

          If a U.S. holder purchased a dollar note for an amount that is less than the "stated redemption price at maturity" of such dollar note, the amount of the difference will be treated as "market discount" for U.S. federal income purposes, unless the difference is less than a specified de minimis amount. The "stated redemption price at maturity" of a dollar note generally will equal the sum of all payments provided by the dollar note other than interest payments. A U.S. holder will be required to treat any principal payment on, or any gain on the sale, retirement or other disposition of a dollar note (including any gain recognized on the exchange of dollar notes pursuant to the Plan) as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. If a U.S. holder makes a gift of a dollar note, accrued market discount, if any, will be recognized as if the U.S. holder has sold such dollar note for a price equal to its fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the dollar note or, in certain circumstances, the earlier disposition of the dollar note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the dollar note. Under regulations that are to be issued, gain attributable to accrued market discount would not be recognized in connection with certain nonrecognition transactions, including a recapitalization. Instead, accrued market discount would be carried forward and recognized in connection with a future taxable transaction. To date, specific regulations implementing this Internal Revenue Code rule have not been issued. U.S. holders of notes with market discount are urged to consult their own tax advisors with respect to the possible application of these rules in the context of the Plan.

          Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the dollar note, unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder of a dollar note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.



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Bond Premium

          A U.S. holder who purchased a dollar note for an amount greater than the principal amount payable at its maturity will be considered to have purchased the note with "bond premium" equal to the excess, and may elect (in accordance with applicable Internal Revenue Code provisions) to amortize the bond premium on a constant yield method over the remaining term of the dollar note. If no election to amortize bond premium on a dollar note is made, the bond premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the dollar note.

          b. SENIOR U.S. DOLLAR OID NOTES ($150,000,000 13 1/4% SENIOR U.S. DOLLAR NOTES DUE 2008)

          A U.S. holder's tax basis in a U.S. dollar denominated senior note with original issue discount (a "dollar OID note") generally will be the purchase price of the dollar OID note, increased by any original issue discount ("OID") previously included in the holder's gross income and any market discount previously included in the holder's income, and reduced by any acquisition premium (as defined below) previously amortized and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

Exchange of Dollar OID Notes

          Upon the exchange of a dollar OID note pursuant to the Plan, a U.S. holder generally will realize capital gain equal to the excess of the sum of the amount of cash and the fair market value of the ordinary shares received in the exchange (except to the extent such amount is attributable to OID, accrued unpaid interest and, unless nonrecognition treatment prevents its recognition, accrued market discount not previously included in income, which will be taxable as ordinary income) over the holder's tax basis in the note, and will recognize such gain only to the extent of the amount of cash received in the exchange. A U.S. holder will not be entitled to recognize any loss realized on the exchange. Such gain generally will be treated as U.S. source gain, and will be treated as long-term capital gain if the dollar OID note has been held for more than one year at the time of the exchange. If the U.S. holder is an individual, any long-term capital gain generally will be subject to U.S. federal income tax at preferential rates.

Market Discount

          If a U.S. holder purchased a dollar OID note for an amount that is less than the "revised issue price" at the time of purchase, the amount of the difference will be treated as "market discount" for U.S. federal income purposes, unless the difference is less than a specified de minimis amount. The "revised issue price" of a dollar OID note generally will equal the sum of its issue price and the total amount of OID includable in the gross income of all holders for periods before the acquisition of the debt obligation by the current holder (without regard to any reduction in OID income resulting from acquisition premium) and less any cash payments made in respect of the debt obligation (other than qualified stated interest). Under the OID regulations, a U.S. holder will be required to treat any principal payment on, or any gain on the sale, retirement or other disposition of a dollar OID note, including any gain recognized on the exchange of dollar OID notes pursuant to the Plan, as ordinary income to the extent of the market


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discount that has not previously been included in income and is treated as having accrued on the note at the time of payment or disposition. If a U.S. holder makes a gift of a dollar OID note, accrued market discount, if any, will be recognized as if the U.S. holder has sold the dollar OID note for a price equal to its fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the dollar OID note or, in certain circumstances, the earlier disposition of the dollar OID note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note. Under regulations that are to be issued, gain attributable to accrued market discount would not be recognized in connection with certain nonrecognition transactions, including a recapitalization. Instead, accrued market discount would be carried forward and recognized in connection with a future taxable transaction. To date, specific regulations implementing this Internal Revenue Code rule have not been issued. U.S. holders of notes with market discount are urged to consult their own tax advisors with respect to the possible application of these rules in the context of the Plan.

          Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the dollar OID note, unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder of a dollar OID note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Acquisition Premium

          A U.S. holder who purchased a dollar OID note for an amount that is greater than the adjusted issue price of the dollar OID note, but that is less than or equal to the sum of all amounts payable on the dollar OID note after the purchase date (other than payments of qualified stated interest), will be considered to have purchased the note at an "acquisition premium." Under the acquisition premium rules of the Internal Revenue Code and the OID regulations, the amount of OID that the U.S. holder must include in its gross income with respect to the dollar OID note for any taxable year will be reduced for each accrual period by an amount equal to the product of (1) the amount of OID otherwise includable for the period and (2) a fraction, the numerator of which is the acquisition premium and the denominator of which is the OID remaining from the date the note was purchased to its maturity date.

          C. SENIOR EURO NOTES (WITHOUT OID) ((EURO)120,000,000 11 7/8% SENIOR NOTES DUE 2009 AND(EURO)300,000,000 11 1/4% SENIOR NOTES DUE 2010)

          A U.S. holder's adjusted tax basis in a euro denominated senior note without OID (a "euro note") generally will equal the U.S. dollar value of the foreign currency amount paid for the note determined on the date of purchase increased by any market discount previously included in the U.S. holder's gross income, and decreased by any bond premium previously amortized and any principal payments previously received. Because the euro notes are traded on an established securities market, a cash-basis U.S. holder (or an accrual-basis U.S. holder that


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

makes a special election) will determine the U.S. dollar value of the cost of a euro note by translating the amount of the foreign currency paid for the euro note at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of the foreign currency to purchase a euro note generally will not result in taxable gain or loss for a U.S. holder.

Exchange of Euro Notes

          Upon the exchange of a euro note pursuant to the Plan, a U.S. holder generally will realize gain or loss in an amount equal to the excess of the sum of the amount of cash and the fair market value of the ordinary shares received in the exchange (other than amounts attributable to accrued and unpaid interest and, unless nonrecognition treatment prevents its recognition, accrued market discount not previously included in income, which will be taxable as ordinary income in accordance with the U.S. holder's method of tax accounting) over the U.S. holder's adjusted tax basis in the euro note. A U.S. holder will (except as discussed below with regard to foreign currency gain or loss) recognize such gain only to the extent of the amount of cash received and will not (except as discussed below with regard to foreign currency gain or loss) be entitled to recognize any loss on the exchange. Because the notes are traded on an established securities market, a cash basis taxpayer (and if it elects, an accrual basis taxpayer) will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the settlement date of the sale. If an accrual method taxpayer makes such an election, the election must be applied consistently to all debt instruments from year to year and may not be changed without the consent of the Internal Revenue Service. A non-electing accrual basis taxpayer will determine the U.S. dollar value of the amount on the date of disposition.

          A U.S. holder generally will recognize foreign currency gain or loss on the principal amount of the euro note to which prior receipts of payments have not been attributed equal to the difference between (i) the U.S. dollar value of the holder's purchase price for the euro note at the spot rate on the date of sale and (ii) the U.S. dollar value of the holder's purchase price for the euro note at the spot rate on the date the holder acquired the euro note. This foreign currency gain or loss will be taxable as U.S. source ordinary income or loss, and will be recognized regardless of otherwise applicable nonrecognition provisions in respect of the exchange (such as the provisions relating to recapitalizations in general), but only to the extent of the total gain or loss realized on the exchange. Foreign currency gain or loss generally is not treated as interest income or expense.

          Except as discussed above with respect to foreign currency gain or loss, gain recognized upon the exchange of a euro note by a U.S. holder will be U.S. source capital gain, and generally will be treated as long-term capital gain if the euro note has been held for more than one year at the time of the sale. If the U.S. holder is an individual, any long-term capital gain generally will be subject to U.S. federal income tax at preferential rates.

Market Discount

          In the case of a euro note with market discount, market discount will be determined in euros and taxable as ordinary income in accordance with the general market discount rules discussed above in Subsection 2.1. of this Section XVII.A. under the heading "Senior U.S.

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Dollar Notes (without OID) -- Market Discount." Accrued market discount (other than in the case of a holder that has elected to include market discount in income currently) taken into account upon the receipt of any partial principal payment or upon the sale, retirement or other disposition of the euro note will be translated into U.S. dollars at the spot rate on the date of the payment or disposition. No part of the accrued market discount will be treated as foreign currency gain or loss.

          In the case of a U.S. holder that has elected to include market discount in current income for any accrual period, the accrued market discount will be translated into U.S. dollars at the average exchange rate in effect during each interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate (or other rate elected by the U.S. holder) for the partial period within the taxable year. Foreign currency gain or loss with respect to the accrued market discount will be determined upon the receipt of any partial principal payment or upon the sale, retirement or other disposition of the euro note in accordance with the rules discussed above relating to accrued income (see "Payments of Interest"). Under regulations that are to be issued, gain attributable to accrued market discount would not be recognized in connection with certain nonrecognition transactions, including a recapitalization. Instead, accrued market discount would be carried forward and recognized in connection with a future taxable transaction. To date, specific regulations implementing this Internal Revenue Code rule have not been issued. U.S. holders of notes with market discount are urged to consult their own tax advisors with respect to the possible application of these rules in the context of the Plan.

Bond Premium

          In the case of a euro note acquired with bond premium, the premium will be determined in euros and will reduce interest income in euro. A U.S. holder who elects to amortize bond premium will recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium with respect to a given period, determined on the date the interest attributable to the period is received, and the U.S. dollar value of the bond premium amortized during the period, determined on the date of the acquisition of the euro note. In the case of a U.S. Holder that does not elect to amortize bond premium, the bond premium will be taken into account in computing overall gain or loss on the note in connection with its sale, retirement or other disposition.

          d. SENIOR EURO OID NOTES ((EURO)300,000,000 4% SENIOR CONVERTIBLE NOTES DUE 2004 AND(EURO)360,000,000 4% SENIOR CONVERTIBLE NOTES DUE 2005)

          A U.S. holder's adjusted tax basis in a euro denominated note with OID (a "euro OID note") generally will equal the U.S. dollar value of the foreign currency amount paid for the note determined on the date of purchase, increased by any OID previously included in the holder's gross income and any market discount previously included in the holder's gross income, and decreased by any acquisition premium previously amortized, any principal payments previously received and any payments of stated interest that are not payments of qualified stated interest. Because the euro OID notes are traded on an established securities market, a cash-basis U.S. holder (or an accrual-basis U.S. holder that makes a special election) will determine the U.S. dollar value of the cost of a euro OID note by translating the amount of the foreign currency paid



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for the euro OID note at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of the foreign currency to purchase a euro OID note generally will not result in taxable gain or loss for a U.S. holder.

Exchange of Euro OID Notes

          Given the terms of the euro OID notes, it is likely that they do not qualify as "securities" and that their exchange for cash and ordinary shares pursuant to the Plan does not constitute a "recapitalization" for U.S. federal income tax purposes. The following discussion assumes this to be the case. As a result, upon the exchange of a euro OID note pursuant to the Plan, a U.S. holder generally will recognize gain or loss in an amount equal to the excess of the sum of the amount of cash and the fair market value of the ordinary shares received in the exchange (other than amounts attributable to accrued unpaid interest and OID, and accrued market discount not previously included in income, which will be taxable as ordinary income in accordance with the U.S. holder's method of tax accounting) over the U.S. holder's adjusted tax basis in the euro OID note. Because the notes are traded on an established securities market, a cash-basis taxpayer (and if it elects, an accrual-basis taxpayer) will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the settlement date of the sale. If an accrual-method taxpayer makes such an election, the election must be applied consistently to all debt instruments from year to year and may not be changed without the consent of the Internal Revenue Service. A non-electing accrual-basis taxpayer will determine the U.S. dollar value of the amount on the date of disposition.

          A U.S. holder generally will recognize foreign currency gain or loss on the principal amount of the euro OID note to which prior receipts of payments have not been attributed equal to the difference between (i) the U.S. dollar value of the holder's purchase price of the euro OID note at the spot rate on the date of sale and (ii) the U.S. dollar value of the holder's purchase price of the euro OID note at the spot rate on the date the U.S. holder acquired the euro OID note. This foreign currency exchange gain or loss will be taxable as U.S. source ordinary income or loss, and will be recognized only to the extent of the total gain or loss realized on the exchange. Foreign currency gain or loss generally is not treated as interest income or expense.

          A U.S. holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

          Except as discussed above with respect to any foreign currency gain or loss and with respect to any market discount (as discussed below), gain or loss recognized upon the exchange of a euro OID note by a U.S. holder will be U.S. source capital gain or loss, and generally will be treated as long-term capital gain or loss if the euro OID note has been held for more than one year at the time of the sale. If the U.S. holder is an individual, any long-term capital gain generally will be subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations. U.S. holders should consult their own tax advisors as to the possibility that the Plan could be treated as a "recapitalization" for U.S. tax purposes, in which case the recognition of gain (other than foreign currency gain) generally



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

would be limited to the amount of cash received under the Plan and loss (other than foreign currency loss) would not be recognized.

Market Discount

          In the case of a euro OID note, any market discount will be determined in euro and taxable as ordinary income in accordance with the general market discount rules discussed above under the heading "Senior U.S. Dollar OID Note -- Market Discount." Accrued market discount (other than in the case of a holder that has elected to include market discount in current income) taken into account upon the receipt of any partial principal payment or upon the sale, retirement or other disposition of the euro OID note will be translated into U.S. dollars at the spot rate on the date of the payment or disposition. No part of the accrued market discount will be treated as foreign currency gain or loss.

          In the case of a U.S. holder that has elected to include market discount in current income for any accrual period, the accrued market discount will be translated into U.S. dollars at the average exchange rate in effect during each interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate (or other rate elected by the U.S. holder) for the partial period within the taxable year. Foreign currency gain or loss with respect to the accrued market discount will be determined upon the receipt of any partial principal payment or upon the sale, retirement or other disposition of the euro OID note in accordance with the rules discussed above relating to accrued interest income (see "Payments of Stated Interest and OID").

          3.        ACQUISITION PREMIUM

          In the case of a euro OID note acquired with acquisition premium, the amount of the premium will be determined in euro and will offset OID in euro in a manner similar to that described above under the heading "Senior U.S. Dollar OID Notes -- Acquisition Premium."

SHARES

Distributions

          Except as otherwise noted in the passive foreign investment company ("PFIC") discussion below, the gross amount of any distribution by Versatel of cash or property (including any amounts withheld in respect of Netherlands withholding tax, but not including certain distributions, if any, of shares distributed pro rata to all shareholders of Versatel) with respect to shares will be includable in income by a U.S. holder as a dividend and taxable as ordinary income when received by its holder, to the extent that distribution is paid out of the current or accumulated earnings and profits of Versatel as determined under U.S. federal income tax principles. Such a dividend will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by Versatel exceeds Versatel's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in the U.S. holder's adjusted tax basis in the ordinary shares and thereafter as capital gain. Consequently, distributions in excess of Versatel's current and accumulated earnings and profits would not give rise to foreign source income and a U.S. holder would not be able to use


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

the foreign tax credit arising from any Netherlands withholding tax imposed on such distribution unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax purposes.

          Distributions paid in euro (including the amount of any Netherlands withholding tax thereon) will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the euro calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the euro are converted into U.S. dollars. If the euro are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the distribution. If the euro received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the euro equal to their U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the euro will be treated as ordinary income or loss.

          Dividends received by a U.S. holder with respect to shares will be treated as foreign source income, which may be relevant in calculating that holder's foreign tax credit limitation. Subject to certain conditions and limitations, the U.S. dollar value of Netherlands tax withheld on dividends may be deducted from taxable income or credited against a U.S. holder's U.S. federal income tax liability. However, with respect to any withholding tax that may be imposed by The Netherlands, because Netherlands tax law may not require Versatel to remit the full amount of such withholding tax to The Netherlands tax authorities, U.S. holders may be limited in their ability to deduct or credit such Netherlands withholding tax for U.S. federal income tax purposes. The limitation on foreign tax eligible for the United States foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Versatel generally will constitute "passive income" or, in the case of certain U.S. holders, "financial services income." Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). The foreign tax credit rules are complex and holders are urged to consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

          A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on distributions received on shares, unless that income is effectively connected with the conduct by that non-U.S. holder of a trade or business in the United States.

Sale or Exchange of Shares

          Except as otherwise noted in the PFIC discussion below, a U.S. holder generally will recognize capital gain or loss on the sale or other disposition (including a redemption) of shares equal to the difference between the amount realized on that sale or other disposition and the U.S. holder's adjusted tax basis in the shares. Such gain generally will be treated as U.S. source gain, and will be long-term capital gain if the shares have been held for more than one year. If the U.S. holder is an individual, any long-term capital gain generally will be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.



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

          A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of shares unless that gain is effectively connected with the conduct by that non-U.S. holder of a trade or business in the United States.

Passive Foreign Investment Company Status

          In general, a foreign corporation will be classified as a PFIC with respect to a U.S. holder if, for any taxable year in which the U.S. holder held ordinary shares, either (i) at least 75% of its gross income for the taxable year consists of passive income or (ii) at least 50% of the average value of the corporation's assets (determined as of the close of each quarter) in a taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived from the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. Because a determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, it cannot at present be determined with certainty whether Versatel will become a PFIC in the current taxable year or in future taxable years. This will depend on the sources of Versatel's income and the relative values of Versatel's passive assets such as cash and its non-passive assets, including goodwill. Furthermore, since the goodwill of a publicly traded corporation such as Versatel is largely a function of the trading price of its shares, the valuation of that goodwill is subject to significant change throughout the year. Therefore, it is possible that Versatel may become a PFIC due to changes in the nature of its income or its assets, or as the result of a decrease in the trading price of its shares. In addition, the consummation of the Plan and the resulting reduction of Versatel's outstanding liabilities may significantly affect the relative values of Versatel's passive and active assets for PFIC purposes, due to the specific mechanics of the PFIC calculation. However, as noted above, there can be no certainty in this regard until the close of the 2002 taxable year. Versatel will notify holders of its shares within 90 days of the close of its taxable year in the event that it determines that it is a PFIC.

          If Versatel were to become a PFIC in any taxable year, a special tax regime would apply to both (a) any "excess distribution" by Versatel (generally, the U.S. holder's ratable share of distributions in any year that are greater than 125% of the average annual distributions received by such U.S. holder in the three preceding years or its holding period, if shorter) and (b) any gain realized on the sale or other disposition (including a pledge) of the shares or warrants. Under this regime, any excess distribution and realized gain would be treated as ordinary income and would be subject to tax as if (a) the excess distribution or gain had been realized ratably over the U.S. holder's holding period, (b) the amount deemed realized had been subject to tax in each year of that holding period at the highest applicable tax rate in effect for that year, and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years.

          In addition, certain classes of investors, such as regulated investment companies, may be subject to special rules and should consult their own tax advisors concerning the application of U.S. federal income tax rules governing PFICs in their particular circumstances.

          A U.S. holder of shares could elect, provided Versatel complies with certain reporting requirements, to have Versatel treated, with respect to that U.S. holder's shares, as a "qualified


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

electing fund" ("QEF"). If such an election is made in the first taxable year that a U.S. holder holds or is deemed to hold Versatel's stock and for which Versatel is determined to be a PFIC, such electing U.S. holder would include annually in gross income (but only for each year that Versatel actually meets the PFIC income or asset test) its pro rata share of Versatel's annual earnings and annual net capital gains (at ordinary and capital gain rates, respectively), whether or not such amounts are actually distributed to the U.S. holder. These amounts would be included in income by an electing U.S. holder for its taxable year in which or with which Versatel's taxable year ends. A U.S. holder's basis in the shares of a QEF would be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed would result in a corresponding reduction of basis in the shares and would not be taxed again as a distribution to the U.S. holder.

          The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. Versatel will supply the PFIC annual information statement to all shareholders for each year, if any, in which it determines that it is a PFIC.

          To date, Versatel has not had positive net earnings for any taxable year. The consummation of the Plan, however, would give rise to substantial "cancellation of indebtedness" income for purposes of calculating Versatel's earnings for U.S. federal income tax and QEF purposes for 2002. If Versatel were a PFIC in 2002 and this income was recognized, significant adverse U.S. tax consequences could result if a U.S. shareholder had made a QEF election with respect to Versatel that was effective for 2002. Accordingly, all holders of Versatel shares are strongly cautioned to consult their tax advisors regarding the advisability and consequences of making a QEF election with respect to Versatel shares that is effective for 2002, and any existing holders of Versatel shares with such an election in place should consult their tax advisors as to the potential consequences to them of the consummation of the Plan.

          Under certain circumstances, a U.S. holder may also obtain treatment similar to that afforded a QEF by making a QEF election in a year subsequent to the first year that a corporation qualifies as a PFIC and making an election to treat such holder's interest in the corporation as subject to a deemed sale in such subsequent year, recognizing gain but not loss on such deemed sale in accordance with the general PFIC rules (including the interest change provisions) described above and thereafter treating such interest in the corporation as an interest in a QEF. This could permit a U.S. holder to avoid the potential adverse consequences of a QEF election in 2002 if Versatel were a PFIC for that year and were to recognize substantial net earnings in the form of cancellation of indebtedness income as a result of the Plan. U.S. holders are urged to consult their tax advisors regarding the advisability and consequences of making such an election.

          As an alternative to the QEF election, a so-called mark-to-market election may be made by a U.S. person who owns marketable stock in a passive foreign investment company at the close of such person's taxable year, in which case such person would generally be required to include as ordinary income or, to the extent described in the next sentence, be allowed an ordinary loss deduction in an amount equal to the difference between the fair market value of such stock as of the close of such taxable year or the amount realized from a sale or other disposition and its adjusted basis, and certain additional rules would apply. An ordinary loss deduction will be allowed only to the extent that ordinary income was previously included under



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

the mark-to-market election and was not substantially offset by ordinary loss deductions. The mark-to-market election is made with respect to marketable stock in a passive foreign investment company on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the Internal Revenue Service. The shares will be treated as marketable stock for these purposes provided that the shares continue to be traded on the Official Segment of Euronext Amsterdam or NASDAQ exchanges. U.S. holders are urged to consult their tax advisors regarding the consequences and advisability of making such an election.

          A U.S. holder that has not made a QEF or mark-to-market election (as described above) may elect to make a "purging" election pursuant to which the holder is treated as having sold his shares in the foreign corporation (subject to the interest charge regime described above) on the last day of the taxable year in which the corporation qualified as a PFIC. U.S. holders of shares are urged to consult their tax advisors regarding the consequences and advisability of making such an election.

          A shareholder in a PFIC who is a U.S. person is required to file a completed Form 8621 in each year that he owns shares in the PFIC, with both such shareholder's tax return and with the Internal Revenue Center in Philadelphia.

          U.S. HOLDERS OF ORDINARY SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE PFIC RULES (INCLUDING THE ADVISABILITY AND TIMING OF MAKING ANY ELECTION IN CONNECTION WITH PFIC STATUS).

          4.        WARRANTS

          a.        RECEIPT OF WARRANTS

          A U.S. holder of shares that receives warrants as part of the Plan generally should not recognize any gain or loss on the receipt of such warrants, and a U.S. holder of shares may be required to allocate a portion of the tax basis in its shares to the warrants received, based upon the relative fair market values of the shares and warrants.

          b.        EXERCISE OF WARRANTS

          Upon the exercise of a warrant, a U.S. holder will not recognize gain or loss (except to the extent of cash, if any, received in lieu of the issuance of fractional shares) and will have an adjusted tax basis in the shares acquired pursuant to such exercise equal to such U.S. holder's tax basis in the warrant plus the exercise price of the warrant. The holding period for such shares so acquired will commence on the date after the date of exercise of the warrant. If any cash is received in lieu of fractional shares, the U.S. holder will recognize gain or loss in an amount and of the same character that such U.S. holder would have recognized if such U.S. holder had received such fractional shares and then immediately sold them for cash back to Versatel.

          c.        SALE, EXCHANGE OR OTHER DISPOSITION OF WARRANTS

          Subject to the discussion under the heading "Passive Foreign Investment Company Status" above, the sale, exchange or other disposition of a warrant will generally result in the recognition of capital gain or loss to a U.S. holder in an amount equal to the difference between



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the amount realized and such U.S. holder's tax basis in the warrant. As a result of certain limitations under the foreign tax credit provisions of the Internal Revenue Code, a U.S. holder may be unable to claim a foreign tax credit for Netherlands withholding taxes, if any, imposed on the proceeds received upon a sale, exchange or other disposition of warrants.

          d.        LAPSE

          If a warrant expires unexercised, a U.S. holder will recognize a capital loss equal to such U.S. holder's tax basis in the warrant. Such capital loss may, subject to certain limitations, be used to offset capital gains, if any, otherwise realized by a U.S. holder.

          e.        ADJUSTMENTS

          Under Section 305 of the Internal Revenue Code, adjustments to the exercise price or conversion ratio of the warrants which occur under certain circumstances, or the failure to make such adjustments, may result in the receipt of taxable constructive dividends by a U.S. holder to the extent of Versatel's current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property, if such change has the effect of increasing the holder's proportionate interest in the earnings and profits or assets of Versatel. In general, typical anti-dilution adjustments are not treated as resulting in taxable constructive dividends.

          f.        U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING

          Payments of interest (including OID) on and proceeds from the sale, retirement or other disposition of the notes may be subject to information reporting to the Internal Revenue Service and backup withholding at a current rate of 30% on the gross proceeds received. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. persons who are required to establish their exempt status generally must provide Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification). A Substitute Form W-9 is enclosed for the convenience of those tendering U.S. holders who may be subject to backup withholding. Persons in doubt as to the necessity of furnishing this form should consult their own tax advisors. Non-U.S. holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally on Internal Revenue Service Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

          Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.



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B.        DUTCH TAX CONSIDERATIONS

          1.        NETHERLANDS TAXATION

          The following discussion, subject to the limitations set forth therein, describes the material Netherlands tax consequences of the exchange of the notes pursuant to the Plan and the Dutch Plan (together, "the Plans") and the acquisition, ownership and disposition of the shares and/or warrants by the holders and is the opinion of Deloitte & Touche Belastingadviseurs, special Netherlands tax counsel (belastingadviseurs) to Versatel. This opinion represents Deloitte & Touche Belastingadviseurs' interpretation of existing law and jurisprudence. No assurance can be given that tax authorities or courts in The Netherlands will agree with such interpretation. This opinion does not address the income taxes imposed by any political subdivision of The Netherlands or any tax imposed by any other jurisdiction. This opinion does not discuss all the tax consequences that may be relevant to the holders in light of their particular circumstances or to holders that are subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Changes in Versatel's organizational structure or the manner in which Versatel conducts its business may invalidate this opinion. The laws upon which this opinion is based are subject to change, sometimes with retroactive effect. Changes in the applicable laws may invalidate this opinion and this opinion will not be updated to reflect such subsequent changes. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THEIR EXCHANGE OF THE NOTES PURSUANT TO THE PLANS AND THEIR ACQUIRING, OWNING AND DISPOSING OF THE SHARES AND/OR WARRANTS.

          a.        SUBSTANTIAL INTEREST

          A shareholder that owns, either via shares, warrants, conversion rights or options, directly or indirectly 5% or more of any class of shares, or 5% or more of the total issued share capital of a company (a "substantial interest"), is subject to special rules. Profit participation rights which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a nonrecognition basis. With respect to individuals, attribution rules exist in determining the presence of a Substantial Interest.

          In the situation that a holder has or is deemed to have a substantial interest in Versatel, then, inter alia, all the shares and/or warrants such holder holds will form a part of this substantial interest.

          Unless indicated otherwise, the term "holder," as used herein, includes individuals and entities as defined under Netherlands tax law holding the shares, warrants and/or notes but does not include any such person having a substantial interest in Versatel.



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          b.        INCOME TAX CONSEQUENCES FOR RESIDENTS OR DEEMED RESIDENTS OF
                    THE NETHERLANDS OF THE EXCHANGE OF NOTES

Individual Income Tax

          The individual resident or deemed resident holder will be taxed on a deemed income from savings and investments (sparen en beleggen), unless:

          o the notes are attributable to a trade or business carried on by the individual holder; or

          o         form part of a substantial interest; or

          o the capital gains realized from the exchange of the notes and/or the income derived from the notes qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages (belastbaar resultant uit overige werkzaamheden).

          The deemed income from savings and investments amounts to 4% of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the year and the individual's yield basis at the end of the year, insofar this average exceeds a certain threshold. The (net) yield basis consists of the fair market value of certain assets and liabilities of the individual.

          The income from savings and investments is taxed annually at a flat rate of 30%, regardless whether any interest is received, capital gains are realized or capital losses are suffered.

          Capital gains/losses realized from the exchange of the notes by an individual resident shareholder are subject to tax on a net income basis at the progressive income tax rates, if the notes are attributable to a trade or business carried on by the individual shareholder, or the capital gains/losses qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages.

          c.        CORPORATE INCOME TAX

          Capital gains/losses realized from the exchange of the notes by a corporate shareholder that resides, or is deemed to reside, in The Netherlands are subject to Netherlands corporation tax on a net basis, generally if the notes are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder.

          If the notes are held by a qualifying pension fund, capital gains/losses realized from the exchange of the notes are exempt from Netherlands corporation tax.

          d. INCOME TAX CONSEQUENCES FOR NON-RESIDENTS OF THE NETHERLANDS OF THE EXCHANGE OF NOTES

          A non-resident holder of notes will not be subject to Netherlands income tax on capital gains/losses derived from the exchange or disposition of the notes provided such holder:



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          o         does not carry on and has not carried on a business in The
                    Netherlands through a permanent establishment or a permanent representative to which the notes are attributable;

          o does not hold and has not held a substantial interest in Versatel's share capital or, in the event the non-resident holder holds or has held a substantial interest in Versatel, such holder is not an individual and such interest is or was a business asset in the hands of the holder;

          o does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned notes;

          o does not carry out and has not carried out any activities which can be qualified as taxable income from one or more activities which do not generate taxable profit or taxable wages (belastbaar resultaat uit overige werkzaamheden) to which the holding of the notes was connected;

          o does not carry out and has not carried out employment activities in The Netherlands or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Netherlands public entity with which the holding of the notes is or was connected; and

          o is not an individual that has opted to be taxed as a resident of The Netherlands.

          Under most Netherlands tax treaties, the right to tax capital gains realized by a non-resident holder from the exchange of notes is in many cases allocated to the holder's country of residence.

          e. INCOME TAX CONSEQUENCES FOR EXISTING SHAREHOLDERS UPON THE RECEIPT OF THE WARRANTS

          The receipt of the warrants pursuant to the Plans by the existing shareholders, whether resident of The Netherlands or not, will not be treated as a taxable event for Netherlands tax purposes. For the income tax consequences for resident and deemed resident holders or non-resident holders of the owning and disposing of the warrants, refer to the respective paragraphs below.

          f. INCOME TAX CONSEQUENCES FOR RESIDENTS OR DEEMED RESIDENTS OF THE NETHERLANDS OF THE ACQUIRING, OWNING AND DISPOSING OF THE SHARES AND THE OWNING AND DISPOSING OF THE WARRANTS

Individual Income Tax

          The individual resident or deemed resident holder will be taxed on a deemed income from "savings and investments" (sparen en beleggen), unless:



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          o         the shares and/or warrants are attributable to a trade or
                    business carried on by the individual shareholder; or

          o         form part of a substantial interest; or

          o the capital gains realized from the notes exchange of the notes and/or warrants and/or the income derived from the notes qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages (belastbaar resultaat uit overige werkzaamheden).

          The deemed income from savings and investments amounts to 4% of the average of the individual's yield basis (rendementsgrondslag) at the beginning of the year and the individual's yield basis at the end of the year, insofar this average exceeds a certain threshold. The (net) yield basis consists of the fair market value of certain assets and liabilities of the individual.

          The income from savings and investments is taxed annually at a flat rate of 30%, regardless of whether any dividend is received, capital gains are realized or capital losses are suffered.

          Capital gains realized from the sale or exchange of the shares and/or warrants and income derived from the shares by an individual resident shareholder are subject to tax on a net income basis at the progressive income tax rates if the shares and/or warrants are attributable to a trade or business carried on by the individual shareholder, or the income and/or capital gains qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages.

          Income derived from the shares and capital gains realized from the sale or exchange of the shares and/or warrants by an individual resident shareholder that holds a substantial interest are generally subject to income tax at a rate of 25% on a net basis.

Corporate Income Tax

          Dividends received from the shares and capital gains realized from the sale or exchange of the shares by a corporate shareholder that resides, or is deemed to reside, in The Netherlands are subject to Netherlands corporation tax on a net basis, generally if the shares are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder, unless that shareholding qualifies for the participation exemption.

          To qualify for the participation exemption, the shareholder must generally hold at least 5% of our nominal paid-in capital and meet other requirements.

          Capital gains realized from the sale or exchange of the warrants by a corporate holder that resides, or is deemed to reside, in The Netherlands are subject to Netherlands corporation tax on a net basis, generally if the warrants are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder.



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          If the shares and/or warrants are held by a qualifying pension fund, income derived from the shares and capital gains realized from the sale or exchange of the shares and/or warrants are exempt from Netherlands corporation tax.

          g. INCOME TAX CONSEQUENCES FOR NON-RESIDENTS OF THE NETHERLANDS OF THE ACQUIRING, OWNING AND DISPOSING OF THE SHARES AND THE OWNING AND DISPOSING OF THE WARRANTS

          A non-resident holder of shares and/or warrants will not be subject to Netherlands income tax on income received from the shares or capital gains derived from the sale, exchange or disposition of the shares and/or warrants provided such holder:

          o does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the shares and/or warrants are attributable;

          o does not hold and has not held a substantial interest in Versatel's share capital or, in the event the non-resident holder holds or has held a substantial interest in Versatel, such interest is or was a business asset in the hands of the holder;

          o does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned shares and/or warrants;

          o does not carry out and has not carried out any activities which can be qualified as taxable income from one or more activities which do not generate taxable profit or taxable wages (belastbaar resultaat uit overige werkzaamheden) to which the holding of the shares and/or warrants was connected;

          o does not carry out and has not carried out employment activities in The Netherlands or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Netherlands public entity with which the holding of the shares and/or warrants is or was connected; and

          o is not an individual that has opted to be taxed as a resident of The Netherlands.

          Income derived from shares or capital gains derived from the sale or disposition of shares by a non-resident corporate shareholder carrying on a business through a permanent establishment in The Netherlands are not subject to Netherlands corporation tax, provided that:

          o         The Netherlands participation exemption applies; and

          o the shares are attributable to the business carried out in The Netherlands.

          To qualify for the participation exemption, the shareholder must generally hold at least 5% of our nominal paid-in capital and meet other requirements.



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         Under most Netherlands tax treaties, the right to tax capital gains realized by a non-resident holder from the sale or exchange of shares and/or warrants is in many cases allocated to the holder's country of residence.

          h.        DIVIDEND WITHHOLDING TAX

          Dividends that Versatel distributes are subject to withholding tax at a rate of 25%, unless;

          o the participation exemption applies and the shares are attributable to the business carried out in The Netherlands; or

          o dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive; or

          o         the rate is reduced by treaty; or

          o Surtax (as defined below) was due on the dividend distribution and the recipient is a resident of The Netherlands, The Netherlands Antilles or Aruba, a Member State of the European Union or a country with which The Netherlands has concluded a treaty for the avoidance of double taxation.

          Dividends may include:

          o         distributions of cash;

          o         distributions of property in kind;

          o         constructive dividends;

          o         hidden dividends;

          o liquidation proceeds in excess of our recognized paid-in capital;

          o consideration for the repurchase of the shares by Versatel (including a repurchase by a direct or indirect subsidiary of Versatel) in excess of our recognized average paid-in capital, unless such repurchase is for temporary investment, or exempt on the basis of article 4c of the Dividend Tax Act 1965;

          o consideration for the repurchase of the warrants by Versatel (including a repurchase by a direct or indirect subsidiary of Versatel);

          o proceeds from the redemption of the shares in excess of our recognized paid-in capital;

          o stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium); and

          o         the repayment of paid-in capital not recognized as capital.



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          The term "recognized paid-in capital" or "share premium" relates to our paid-in capital or share premium as recognized for Netherlands tax purposes.

          Generally, a shareholder that resides, or is deemed to reside, in The Netherlands will be allowed a credit against Netherlands income tax or corporation tax for the tax withheld on dividends paid on the shares. A legal entity resident in The Netherlands that is not subject to Netherlands corporate income tax may, under certain conditions, request that a refund of the tax withheld.

          According to new legislation regarding anti-dividend stripping -- approved by Dutch parliament on July 9, 2002, with retroactive effect as of April 27, 2001 -- no exemption from, or refund of, Netherlands withholding tax is granted if the recipient of dividend paid by Versatel is not considered to be the beneficial owner of such dividend. Such recipient is not considered to be the beneficial owner if such recipient paid a consideration (in cash or in kind) in connection with the dividend and such payment forms part of a sequence of transactions, and if it is likely that (i) an individual or company (other than the holder of the dividend coupon) benefitted, in whole or in part, directly or indirectly from the dividend and such individual or company would be entitled to a less favorable exemption from, or refund of, Netherlands withholding tax than the recipient of the dividend and (ii) such individual or company, directly or indirectly, retains or acquires a position in the shares that is comparable with his/her or its position in similar shares that he/she or it had before the sequence of transaction began. The expression "sequence of transactions" as used herein includes the sole acquisition of one or more dividend coupons and the establishment of short term rights of enjoyment on shares, while the transferor retains the ownership of the shares. The treaty in effect between The Netherlands and the United States provides for a divergent definition of the beneficial owner that generally will overrule the proposed definition of the beneficial owner under the laws of The Netherlands.

          Dividends Versatel pays to a resident corporate shareholder that qualifies for the "participation exemption" (as defined in article 13 of The Netherlands Corporation Tax Act 1969 (the "Corporation Tax Act")) will not be subject to the dividend withholding tax if the ordinary shares and/or ADSs are attributable to the shareholder's business carried out in The Netherlands. A resident corporate shareholder will generally qualify for the participation exemption if, among other things, the resident shareholder owns at least 5% of the nominal paid-in capital.

          A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder's country of residence and The Netherlands. Under most Netherlands income tax treaties, the withholding tax rate is reduced to 15% or less, provided that:

          o the recipient shareholder does not have a permanent establishment in The Netherlands to which the shares are attributable; and

          o the recipient shareholder is the beneficial owner of the dividends.

          Residents of the United States that qualify for, and comply with the procedures for claiming benefits under the US/NL Income Tax Treaty, generally are eligible for a reduction of Netherlands withholding tax on dividend income to 15%, which rate may under certain



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conditions be reduced to 5% if the beneficial owner is a company which holds directly at least 10% of the voting power of Versatel. Generally, a holder of the shares will qualify for benefits under the US/NL Income Tax Treaty (subject to compliance with the procedures for claiming benefits) if the holder:

          o         is the beneficial owner of the dividends paid;

          o is resident in the United States according to the US/NL Income Tax Treaty;

          o does not hold the shares in connection with the conduct of business in The Netherlands;

          o is an individual, an estate, a trust, a company and any other body of persons as defined in the US/NL Income Tax Treaty; and

          o qualifies under article 26 of the US/NL Income Tax Treaty (Limitation on Benefits).

          The US/NL Income Tax Treaty provides a complete exemption for dividends received by exempt pension trusts and exempt organizations, under the conditions as defined therein.

          The withholding of tax on dividend distributions on shares to a non-resident corporate shareholder carrying on a business through a Netherlands permanent establishment is not required as long as:

          o         The Netherlands participation exemption applies; and

          o the shares form a part of the permanent establishment's business assets.

          To qualify for the participation exemption, this entity should generally hold at least 5% of our nominal paid-in capital and meet other requirements.

          i.        SURTAX

          As a result of a major tax reform effective as of January 1, 2001, Versatel will be subject to 20% corporate income tax on "excessive" dividends distributed by Versatel in the period from January 1, 2001 up to and including December 31, 2005 ("Surtax").

          Dividends (to be understood in the widest sense, like distributions in cash, liquidation proceeds and proceeds at the event of repurchase) are considered to be excessive if in a certain calendar year the total amount of distributed dividends exceeds the highest of the following amounts:

          o 4% of the fair market value of the issued shares in Versatel at the beginning of that certain calendar year;



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

          o twice the amount of the average annual amount of dividends regularly distributed, as indicated in the "surtax" legislation, by Versatel during the three calendar years immediately preceding January 1, 2001; and

          o Versatel's result of the preceding book year (exclusive of certain results as indicated in the "surtax" legislation).

          The surtax is reduced pro rata to the extent that Versatel can demonstrate that at the time of the distribution, the shares were held, for an uninterrupted period of three years, by individuals or entities holding at least 5% of Versatel's nominal paid-in capital and that these shareholders are residents of The Netherlands, The Netherlands Antilles or Aruba, a Member State of the European Union or a country with which The Netherlands has entered into a treaty for the avoidance of double taxation. Ordinary shareholders holding 5% of the shares on September 14, 1999 are deemed to hold the shares for three years.

          The preceding paragraph does not apply to investment institutions (beleggingsinstellingen) as defined in the Corporate Income Tax Act 1969.

          The distribution tax is not levied to the extent that the distributions by Versatel exceed the retained earnings and silent reserves present on December 31, 2000.

          j.        NET WEALTH TAX

         The net wealth tax has been abolished.

          k.        GIFT TAX AND INHERITANCE TAX

Residents or Deemed Residents of The Netherlands

          Netherlands gift tax or inheritance tax will be due with respect to a gift or inheritance of shares and/or warrants from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Netherlands tax will be due in the case of a gift of shares and/or warrants by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, if such individual dies within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. A Netherlands national is deemed to have been resident in The Netherlands if he or she was a resident in The Netherlands at any time during the ten years preceding the date of the gift or the date of his or her death.

          For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12 months proceeding the date of the gift. The ten-year and 12-month residency rules may be modified by treaty.

          Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and his or her heir(s). Exemptions may apply under specific circumstances.



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

Non-Residents of The Netherlands

          A gift or inheritance of shares and/or warrants from a non-resident shareholder will not be subject to Netherlands gift tax or inheritance tax in the hands of the donee or heir provided the non-resident holder was not:

          o a Netherlands national who has been resident in The Netherlands at any time during the ten (10) years preceding the date of gift or the date of death or, in the event the or she was resident in The Netherlands during such period, the non-resident holder was not a Netherlands national at the time of gift or death;

          o solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift (however, in case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, tax will be due);

          o engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets shares and/or warrants; and

          o shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned shares and/or warrants.

          2.        NETHERLANDS TAXATION OF VERSATEL

          Pursuant to the Plan and/or the Dutch Plan Versatel will realize a significant non-recurring net gain. Versatel believes that it will have sufficient current and future operating losses and other tax losses that could be used to offset the gain, and that a successful financial restructuring through the Plan and/or the Dutch Plan will not result in any net cash payment in respect of Netherlands corporate income tax at this time as a result of the available and future losses carry forward.

          However, the use of the tax losses to offset the gain will result in Versatel having to pay corporate income tax sooner, in the event that Versatel achieves profitability in the future, than without completion of the Plan and/or the Dutch Plan. Moreover, as part of Versatel's tax planning in connection with these plans it will incur "temporary" tax losses resulting in a deferred tax liability. As a result, the gains sheltered by the temporary tax losses will have to be recognized as taxable gains in the future years, which will lead to increased tax payments to the extent that Versatel does not generate sufficient tax losses to shelter such gains. In addition, Netherlands tax authorities could challenge the amount of such present and future tax losses in any audit of Versatel's tax returns.

          In the event Versatel is declared bankrupt, it cannot be ruled out that the tax authorities will immediately issue a (preliminary) tax assessment in order to protect their position in bankruptcy.



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          The issuance of shares by Versatel will be subject to 0.55% capital tax on the fair market value of the contribution on these shares.

                              XVIII. CONFIRMATION

          The Debtor has sought a "first day order" scheduling the Disclosure Statement Hearing, at which the Debtor will seek approval of this Disclosure Statement and the scheduling of a Confirmation Hearing at which the Debtor will seek confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code.

A.        CONFIRMATION HEARING

          Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

          The Confirmation Hearing Notice will be provided to all Holders of Claims and Common Stock Interests or their representatives. Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the Confirmation Hearing Notice and are governed by Bankruptcy Rules 3020(b) and 9014, and local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.        REQUIREMENTS FOR CONFIRMATION

          At the Confirmation Hearing, the Bankruptcy Court will determine whether the provisions of section 1129 of the Bankruptcy Code have been satisfied. If all of the provisions of section 1129 of the Bankruptcy Code are met, the Bankruptcy Court may enter an order confirming the Plan. The Debtor believes that all the requirements of section 1129 of the Bankruptcy Code will be satisfied.

          The Debtor believes that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, that they have complied or will have complied with all of the requirements of chapter 11, and that the Plan have been proposed and are made in good faith.

C.        CRAMDOWN

          A court may confirm a plan of reorganization, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims and the plan meets the "cramdown" requirements set forth in section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code requires that the court find that a plan of reorganization is "fair and equitable" and does not "discriminate unfairly" with respect to each non-accepting impaired class of claims or interests. With respect to a dissenting class of interests, the "fair and equitable" standard requires that the plan contain one of two elements. It must provide either (i) that each holder of an interest in the class receive or retain property having a value, as of the effective date, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, or the value of such interests or (ii) that no holder of an interest in any junior class receive or retain any property on account of such interests. The strict



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requirement of the allocation of full value to dissenting classes before junior classes can receive a distribution is known as the "absolute priority rule."

          In the event that any impaired Class shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or modify the Plan in accordance with the terms thereof.

D.        PLAN MEETS REQUIREMENTS FOR CONFIRMATION

          1.        BEST INTERESTS OF CREDITORS -- LIQUIDATION ANALYSIS

          Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, that is, that the Plan is in the best interests of each Holder of a Claim or Common Stock Interest in an impaired Class that has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each Holder in such impaired Class a recovery on account of the Holder's Claim or Common Stock Interest that has a value at least equal to the value of the distribution that each such Holder would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code.

          In the opinion of the Debtor, confirmation of the Plan is in the best interests of the Holders of Claims and Common Stock Interests because it provides to Holders of impaired Claims and Common Stock Interests Distributions having a present value as of the Effective Date of not less than the value such Holders would likely receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. See Article XIV. -- "Liquidation Analysis."

          To estimate what members of each impaired Class of Claims or Common Stock Interests would receive if the Debtor were liquidated pursuant to chapter 7 of the Bankruptcy Code, the Debtor must first determine the aggregate dollar amount that would be available if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the Debtor's assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of the Debtor would consist of the net proceeds from the disposition of assets of the Debtor, augmented by any Cash held by the Debtor.

          In summary, the Debtor believes that chapter 7 liquidation would result in a diminution in the value to be realized by Holders of Claims and Common Stock Interests due to, among other factors, (i) the failure to realize the maximum going-concern value of the Debtor's assets, (ii) additional costs and expenses involved in the appointment of a chapter 7 trustee and attorneys, accountants and other professionals to assist such trustee in the chapter 7 case, (iii) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation, and (iv) the substantial time that would elapse before creditors would receive any distribution in respect of their Claims. Consequently, the Debtor believes that the Plan, which provides for the continuation of the Debtor's business, will provide a greater ultimate return to Holders of Claims than would a chapter 7 liquidation.



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          At the Confirmation Hearing, the Bankruptcy Court will determine whether the Holders of Claims and Common Stock Interests in impaired Classes would receive a Distribution under the Plan that is at least as great as the distribution that such Holders would receive upon a liquidation of the Debtor pursuant to chapter 7 of the Bankruptcy Code.

          2.        FEASIBILITY OF THE PLAN

          On the Effective Date, based upon the Debtor's current cash balance, the Debtor believes that there will be Cash sufficient to satisfy, pursuant to the terms of the Plan, all Allowed and Disputed Claims (to the extent that such Claims are Allowed before, on, or subsequent to, the Effective Date).

          The Debtor also believes that confirmation of the Plan is not likely to be followed by a liquidation of the Reorganized Debtor or a need for a further financial reorganization of the Reorganized Debtor. The Debtor believes that with the GE Capital Facility in place it will have sufficient cash to fund its operations. In addition, the Debtor believes that the Plan as proposed, among other things, will significantly improve the Debtor's capital structure by cancelling all of the Debtor's long-term debt. With an improved capital structure, the Debtor believes it will be able to raise additional capital in the future, to the extent necessary. Therefore, the Debtor believes that the Plan as proposed by the Debtor is feasible and that the Debtor will be financially viable after confirmation of the Plan.

E.        ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

          If the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives include (i) liquidation of the Debtor under chapter 7 or chapter 11 of the Bankruptcy Code and (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code.

          If the Plan is not confirmed, the Debtor will decide which alternative to pursue by weighing each of the available options and choosing the alternative or alternatives that are in the best interests of the Debtor, its creditors and other parties in interest.

          1.        LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

          If no plan of reorganization is confirmed (and in certain other circumstances), the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtor for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of Holders of Claims and Common Stock Interests and a comparison of the effects of the Plan and a hypothetical chapter 7 liquidation are set forth under Article
XIV. -- "Liquidation Analysis." In a liquidation, the assets of the Debtor would be sold in exchange for cash, securities or other property, which would then be distributed to creditors. In contrast to the Plan (or an alternative reorganization under chapter 11 of the Bankruptcy Code), in which creditors would receive debt or equity securities of the Debtor and would be subject to the risks associated with holding such securities, in a liquidation creditors might receive cash or other assets which are not subject to those risks. See
Section XV.A. -- "Risk Factors -- Certain Bankruptcy Law Considerations."

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However, the Debtor believes that liquidation under chapter 7 would result in smaller distributions (and, as to certain Classes, no distributions) as compared to those provided for in the Plan because of, among other things, (i) failure to realize the greater going-concern value of the Debtor's assets and the erosion in value of assets in a chapter 7 case due to the expeditious liquidation required and the "forced sale" atmosphere that would prevail, (ii) additional administrative expenses involved in the appointment of a trustee and professional advisors to such trustee, and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation. In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors. In the event of a chapter 7 liquidation, the Debtor believes that there would not be sufficient assets to make any distribution to any unsecured creditors.

          In a liquidation under chapter 11, the Debtor's assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, potentially resulting in somewhat greater (but indeterminate) recoveries. Although preferable to a chapter 7 liquidation, Versatel believes that a liquidation under chapter 11 would still not realize the full going-concern value of the Debtor's assets. In this regard, going-concern value is predicated upon the Debtor continuing in operation. In contrast, liquidation value assumes that the Debtor would be unable to continue functioning as a going-concern and its assets would be sold separately. Consequently, the Debtor believes that a liquidation under chapter 11 is a less attractive alternative to creditors than the Plan because of the likelihood of a greater recovery provided for by the Plan. See Article V. -- "The Plan"; Article XIV. -- "Liquidation Analysis."

          2.        ALTERNATIVE PLANS OF REORGANIZATION

          If the Plan is not confirmed, the Debtor (or, if the exclusive period in which to file a plan of reorganization has expired or is terminated by the Bankruptcy Court, any other party in interest) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtor's business or an orderly liquidation of their assets.

          The Debtor believes that the Plan is a significantly more attractive alternative than these alternatives, because it could, among other things, minimize disputes during such a proceeding concerning the reorganization of the Debtor, significantly shorten the time required to accomplish the reorganization, reduce the expenses of cases under chapter 11 of the Bankruptcy Code, minimize the disruption of the Debtor's business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 or chapter 11 of the Bankruptcy Code.

F.        RATIFICATION -- DUTCH PROCEEDING

          At the Dutch Voting Meeting, in the event the Dutch Plan has been approved, the supervisory judge will set a date on which the Dutch Court will consider the ratification (homologatie) of the Dutch Plan. The ratification of the Dutch Plan should take place at least eight (8) and not later than fourteen
(14) days after the Dutch Voting Meeting. The Dutch Court can postpone the date on which it will consider the ratification of the Dutch Plan. Before


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ratification takes place, the Administrator and the Ordinary Creditors are entitled to notify the supervisory judge of their positions as to the ratification of the Dutch Plan. The supervisory judge or the Dutch Court will render a written report on the Dutch Plan.

          The Dutch Court will refuse to ratify the Dutch Plan if one or more of the following conditions exist:

          a. the liquidation value of the assets of the estate (baten van de boedel) exceeds the amount agreed to in the Dutch Plan;

          b. performance of the Dutch Plan is not sufficiently guaranteed;

          c. the Dutch Plan was reached by means of a fraudulent acts or the preference of one or more creditors or by other unfair means, regardless of whether or not Versatel or any party cooperated to that effect; or

          d. the fees and expenses of the experts and the Administrator have not been paid to the Administrator, or security has not been issued therefor.

In addition to the foregoing, the Dutch Court may, in its discretion, refuse to ratify the Dutch Plan on other grounds or on its own motion (ambtshalve). The Dutch Court may declare Versatel bankrupt simultaneously with its refusal to ratify the Dutch Plan.

          The Dutch Plan becomes final and binding as soon as the ratification of the Dutch Plan is no longer open to appeal. An appeal of either the decision of the Dutch Court to ratify the Dutch Plan or a decision of the Dutch Court to refuse ratification of the Dutch Plan has to be filed within eight (8) days after the respective decision.

          A ratified and final Dutch Plan will be binding on all creditors that were affected by the Surseance. This includes the creditors who (i) voted against the Dutch Plan, (ii) abstained from voting, or (iii) did not submit their claims with the Administrator.

          As a consequence thereof, creditors with claims that are not submitted with the Administrator can still claim distribution under the Dutch Plan.

          The Dutch Court's decision on the ratification of the Dutch Plan, together with the minutes of the Dutch Voting Meeting (proces-verbaal van vergadering over het akkoord), form a writ of execution with respect to the consideration to be distributed according to the Dutch Plan for those creditors who have submitted their claims with the Administrator, have been permitted to vote and are mentioned in the minutes of the Dutch Voting Meeting and whose claims have not been disputed by Versatel. The creditors who have not obtained a writ of execution in this way must initiate regular legal proceedings against Versatel before the competent body in order to obtain a writ of execution in respect of their entitlement under the Dutch Plan. The Dutch Plan must provide for reservations in respect of disputed claims.

          Surseance will terminate as soon as the ratification of the Dutch Plan becomes final and nonappealable.



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          Each creditor with respect to whom Versatel does not timely fulfill its obligations under the Dutch Plan may request dissolution of the Dutch Plan by the Dutch Court, in which case, Versatel would be required to prove that it has fulfilled its obligations under the Dutch Plan. The Dutch Court may grant Versatel a one-month period in order to fulfill its obligations. If the Dutch Court dissolves the Dutch Plan, the Dutch Court most likely will declare Versatel bankrupt.

          If in the Dutch Voting Meeting the Dutch Plan is not approved or if the ratification is refused by the Dutch Court, Versatel may not propose a new composition. Furthermore, the Dutch Court may, in both events, declare Versatel bankrupt.

                             XIX. OTHER INFORMATION

A.        GENERAL LISTING INFORMATION

          The increase of our authorized share capital and the issuance of the New Common Stock and Warrants to be issued under this Plan and the Dutch Plan has been approved at a meeting of our shareholders on May 2, 2002, subject to a successful capital restructuring. All other consents, approvals, authorizations or other formalities required under Netherlands law to be obtained or satisfied in connection with these offerings have been obtained or satisfied, other than as may be described in Sections IV, VI, IX, X, XVI and XIX of this Disclosure Statement.

          The latest audited financial information for Versatel is as of and for the year ended December 31, 2001 and attached to this Disclosure Statement as Exhibit D. To the best of our knowledge, since that date, there has been no material adverse change to our financial condition that has not been disclosed in this Disclosure Statement.

          Versatel's outstanding ordinary shares and ADSs have been traded on the Official Segment of the Stock Market of Euronext Amsterdam and the Nasdaq National Market, respectively, under the symbol "VRSA" since July 23, 1999. The ADSs have been delisted from the Nasdaq National Market since June 27, 2002. Since that date the ADSs have been traded in the United States on over-the-counter markets.

          We have taken appropriate measures to comply with the regulations on insider trading pursuant to the Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995).

          Our audited consolidated financial statements as of and for the years ended December 31, 2001, 2000 and 1999 are available in English and our Articles of Association will be available in Dutch and in English, in each case free of charge, at our head office, located in Hullenbergweg 101, 1101 CL
Amsterdam-Zuidoost, The Netherlands.

          In the Netherlands, ING Bank N.V., located at Bijlmerplein 888, 1102 MG Amsterdam-Zuidoost, has been designated as dividend paying agent for the New Common Stock.

          The estimated aggregate costs, including discounts, commissions and expenses with respect to the Plan and the Dutch Plan, are approximately (euro)25 million.



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B.        EXPERTS

          The audited consolidated financial statements of Versatel Telecom International N.V. as of December 31, 2001, attached to this Disclosure Statement have been audited by Andersen, independent public accountants, as set forth in its report as independent public accountant. Andersen is located at Prof. W.H. Keesomlaan 8, 1183 DJ Amstelveen, The Netherlands.

          In their report as independent public accountant, Andersen states that they did not audit the financial statements of VEW Telnet GmbH as of and for the year ended December 31, 1999 and that they did not audit the financial statements of Komtel Gesellschaft fur Kommunikations-und Informationsdienste mbH as of and for the year ended December 31, 2000. Andersen based their opinion, insofar as it relates to the amounts included for those entities, solely on the reports of the other auditors, namely BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprufungsgesellschaft and BDO Nordwestdeutsche Treuhand Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft. In their report as independent public accountant, Andersen also states that they did not audit the consolidated financial statements of Versatel Deutschland Holding GmbH, the consolidated financial statements of Komtel Gesellschaft fur Kommunikations-und Informationsdienste mbH and the financial statements of Versatel Deutschland GmbH & Co. KG as of and for the year ended December 31, 2001. Andersen based their opinion insofar as it relates to the amounts included for those entities, solely on the report of the other auditor, namely BDO Nordwestdeutsche Treuhand Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

          The financial statements of Komtel Gesellschaft fur Kommunikations-und Informationsdienste mbH as of December 31, 2001 and as of December 31, 2000 have been audited by BDO Nordwestdeutsche Treuhand Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft, offices located at Dr. Todsenstrasse 7, 24937 Flensburg, Germany. The financial statements of VEW Telnet Gesellschaft fur Telekommunikations und Netzdienste mbH as of December 31, 1999 have been audited by BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprufungsgesellschaft, offices located at Berliner Allee 59, 40212 Dusseldorf, Germany.

          As of June 1, 2002 the Netherlands partnership Deloitte & Touche Accountants has acquired certain assets and liabilities only of the Netherlands partnership of Andersen. Deloitte & Touche Accountants is a firm of independent public accountants. No professional services, including the audit of financial statements and the review of unaudited financial statements, have been provided by Andersen to Versatel Telecom International N.V. since May 15, 2002, nor will such services be provided by Andersen in the future. As of June 19, 2002 Deloitte & Touche Accontants became the auditors of Versatel.

          The current auditors of Versatel are Deloitte & Touche Accountants: at Prof. W.H. Keesomlaan 8, 1183 DJ Amstelveen, The Netherlands.





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                          RECOMMENDATION AND CONCLUSION

          The Debtor believes that confirmation of the Plan and ratification of the Dutch Plan is in the best interests of creditors and equity holders and that the Plan should be confirmed and the Dutch Plan should be ratified. The Debtor also believes that confirmation of the Plan and the ratification of the Dutch Plan is preferable to any of the available alternatives because it will provide the greatest recoveries to Holders of Claims and Common Stock Interests. The Debtor strongly recommends that all Holders of Claims and Common Stock Interests that are entitled to vote on the Plan and the Dutch Plan vote to accept the Plan and the Dutch Plan.

                                Respectfully Submitted,

                                VERSATEL TELECOM INTERNATIONAL N.V.


                                By:      /s/ Raj M. Raithatha
                                        ----------------------------
                                Name:    Raj M. Raithatha
                                Title:   Managing Director and
                                                  Chief Executive Officer